AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 18, 1998

                                                     REGISTRATION NO. 333-38065

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                      NEW MANORCARE HEALTH SERVICES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                           8051                   52-2053999
  (STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)

                             11555 DARNESTOWN ROAD
                          GAITHERSBURG, MD 20878-3200
                                (301) 979-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                JAMES H. REMPE
                            SENIOR VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                      NEW MANORCARE HEALTH SERVICES, INC.
                             11555 DARNESTOWN ROAD
                          GAITHERSBURG, MD 20878-3200
                                (301) 979-4000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
                               J. MICHAEL SCHELL
                                 MARK C. SMITH
                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               919 THIRD AVENUE
                              NEW YORK, NY 10022
                                (212) 735-3000

                                ---------------

  THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                      PROSPECTUS AND CONSENT SOLICITATION

             (SUBJECT TO COMPLETION, DATED FEBRUARY 18, 1998)

                                  $150,000,000

                     NEW MANORCARE HEALTH SERVICES, INC.
                (TO BE RENAMED MANORCARE HEALTH SERVICES, INC.)

                               OFFER TO EXCHANGE

  $150,000,000 7 1/2% SENIOR NOTES OF NEW MANORCARE HEALTH SERVICES, INC. DUE JUNE 15, 2006 FOR ANY AND ALL 7 1/2% SENIOR NOTES OF MANOR CARE, INC. DUE JUNE
                                    15, 2006

                                      AND

                                MANOR CARE, INC.
                              CONSENT SOLICITATION

                                  ----------

  New ManorCare Health Services, Inc. ("ManorCare Health Services"), a newly formed wholly owned subsidiary of Manor Care, Inc. ("Manor Care"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and Consent Solicitation (the "Prospectus") and in the accompanying Letter of Transmittal and Consent (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 7 1/2% Senior Notes due June 15, 2006 (the "New MCHS Senior Notes") for each $1,000 principal amount of 7 1/2% Senior Notes due June 15, 2006 of Manor Care (the "Old Senior Notes") properly
tendered. As of        , 1998, there were $150,000,000 aggregate principal
amount of Old Senior Notes outstanding.

  Concurrently with the Exchange Offer, Manor Care is soliciting (the "Solicitation") consents ("Consents") from the holders of Old Senior Notes to certain amendments (the "Proposed Amendments") to the Indenture dated as of June 4, 1996, as supplemented by the Supplemental Indenture thereto dated as of June 4, 1996 between Manor Care and Wilmington Trust Company, as trustee (the "Old Indenture") pursuant to which the Old Senior Notes were issued. The Proposed Amendments would, among other things, eliminate the covenants in the Old Indenture that restrict (i) the creation, incurrence or assumption of liens, (ii) sale leaseback transactions and (iii) transactions with affiliates. See "The Proposed Amendments." Holders of Old Senior Notes who tender into the Exchange Offer will be deemed, as a condition to a valid tender, to have given their consent to the Proposed Amendments. The proper completion, execution and delivery of a Letter of Transmittal with respect to Old Senior Notes will constitute the giving of a Consent to the Proposed Amendments with respect to such Old Senior Notes. See "The Exchange Offer--The Solicitation."

 THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON      ,
 1998, UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERS OF OLD SENIOR NOTES MAY
 BE WITHDRAWN ONLY IF THE EXPIRATION DATE IS AFTER 12:01 A.M. ON        , 1998.
 WITHDRAWAL OF TENDERED OLD SENIOR NOTES WILL BE DEEMED A REVOCATION OF THE CONSENT TO WHICH SUCH TENDERED OLD SENIOR NOTES RELATE.
                                   ----------

SEE "RISK FACTORS" COMMENCING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE EXCHANGE OFFER AND SOLICITATION.

THESE SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR
          ADEQUACY OF THIS PROSPECTUS AND CONSENT SOLICITATION. ANY
              REPRESENTATION TO THE CONTRARY IS CRIMINAL OFFENSE.

                                  ----------

  Please handle this matter through your bank or broker. You may direct any questions concerning the Exchange Offer to your bank or broker. To tender Old Senior Notes and for further information relating to the Exchange Offer, please call the Dealer Managers at the telephone numbers set forth on the back cover page of this Prospectus. To obtain copies of this Prospectus and Consent Solicitation, please contact the Information Agent.

                                  ----------

        The Dealer Managers for the Exchange Offer and Solicitation are:

CHASE SECURITIES INC.                               SBC WARBURG DILLON READ INC.


        , 1998

(continuation of cover page)

  The Exchange Offer is being made in connection with the contribution by Manor Care to ManorCare Health Services of (i) all of the assets relating to the assisted living business previously conducted by Manor Care and (ii) all of Manor Care's stock in Vitalink Pharmacy Services, Inc. ("Vitalink") and In Home Health, Inc. ("In Home Health"), following which Manor Care will distribute on a pro rata basis 100% of the outstanding Common Stock, par value $.01 per share, of ManorCare Health Services to the holders of Manor Care's outstanding Common Stock, par value $.01 per share (the "Distribution"). As a result of the Distribution, Manor Care will have separated into two independent publicly traded companies: Manor Care Realty and ManorCare Health Services. Manor Care Realty will (i) be a health care real estate company focused on the ownership, construction, development and acquisition of health care properties, including skilled nursing and assisted living facilities and
(ii) own Mesquite Community Hospital ("Mesquite Hospital") in Mesquite, Texas. ManorCare Health Services will (i) own all the business and assets of, and subject to certain exceptions, be responsible for the liabilities associated with, Manor Care's assisted living business (the "Assisted Living Business"),
(ii) operate Manor Care's skilled nursing facilities, (iii) own a 50% joint venture interest in three additional skilled nursing facilities (the "Joint Venture Interests"), and (iv) own all of Manor Care's stock in Vitalink and In Home Health. Following the Distribution, Manor Care will change its name to Manor Care Realty, Inc. ("Manor Care Realty") and New ManorCare Health Services, Inc. will change its name to ManorCare Health Services, Inc. The Distribution is conditioned upon, among other things, consummation of the Exchange Offer, the closing of the Credit Facilities (as herein defined) and the consummation of the Debt Offering.

  Consummation of the Exchange Offer is conditioned on, among other things, acceptance of the Exchange Offer by holders of at least a majority in principal amount of the outstanding Old Senior Notes (the "Minimum Tender Condition"). ManorCare Health Services may in its reasonable discretion waive the Minimum Tender Condition and any other condition and accept for exchange any Old Senior Notes properly tendered.

  New MCHS Senior Notes will be exchanged for Old Senior Notes promptly following the Expiration Date and contemporaneously with or following the Distribution (the "Exchange Date"). Interest on the New MCHS Senior Notes issued in exchange for the Old Senior Notes will accrue from, and including, the Exchange Date at the applicable interest rate on such New MCHS Senior Notes. Interest on Old Senior Notes exchanged in the Exchange Offer will continue to accrue up to, but not including, the Exchange Date and will be paid in cash to exchanging holders concurrently with the delivery of New MCHS Senior Notes to such holders.

  The New MCHS Senior Notes will be senior unsecured obligations of ManorCare Health Services and will rank pari passu in right of payment with all senior debt of ManorCare Health Services, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed. After giving pro forma effect to the Distribution and related transactions as if they occurred on November 30, 1997, (and assuming that 100% of the Old Senior Notes accept the Exchange Offer), ManorCare Health Services aggregate outstanding indebtedness would have consisted of approximately: (i) $195.1 million of Manor Care Realty's indebtedness consisting of $149.5 million of the New MCHS Senior Notes and $45.6 million of facility-specific mortgages that will rank higher in priority to the New MCHS Senior Notes; (ii) liabilities of Manor Care relating to benefits and workers' compensation of approximately $56.0 million;
(iii) current liabilities of the skilled nursing facilities of approximately $46.6 million, and (iv) deferred tax liabilities of approximately $40.7 million. The terms of the New MCHS Senior Notes will be identical in all material respects to the terms of the Old Senior Notes prior to the implementation of the Proposed Amendments except that the New MCHS Senior Notes (i) will be issued by ManorCare Health Services and (ii) will except from the Limitation on Affiliate Transactions covenant certain additional transactions, including the Distribution and related transactions as well as certain other transactions after the Distribution between Manor Care Realty and ManorCare Health Services. See "Description of New MCHS Senior Notes" and "Risk Factors--Certain Considerations Relating to New MCHS Senior Notes."

  The Proposed Amendments cannot become effective unless and until the holders of at least a majority in principal amount of the outstanding Old Senior Notes have given Consents (the "Requisite Consents") and the Exchange Offer has been consummated. The proper tender of Old Senior Notes will constitute the giving of a Consent with respect to such Old Senior Notes. If the Exchange Offer is consummated, then, unless the Requisite

Consents have not been received, the Proposed Amendments will become effective as to the Old Senior Notes and each non-exchanging holder of such Old Senior Notes will be bound by the Proposed Amendments even through such holder did not consent to the Proposed Amendments. The proper completion, execution and delivery of a Letter of Transmittal will constitute the giving of a Consent to the Proposed Amendments with respect to such Old Senior Notes. See "The Exchange Offer--The Solicitation."

  Consummation of the Exchange Offer and adoption of the Proposed Amendments with respect to the Old Senior Notes may have certain consequences for holders of such Old Senior Notes who elect not to tender in the Exchange Offer, including the following: (i) the Old Indenture will be amended to delete the principal restrictive covenants therein; (ii) upon consummation of the Distribution the outstanding Old Senior Notes will continue to be senior unsecured obligations of Manor Care Realty and will rank pari passu in right of payment with all existing and future senior debt of Manor Care Realty, whose senior debt securities will have a lower debt rating than that of (x) the Old Senior Notes prior to the Distribution and (y) ManorCare Health Services after the Distribution, and will be effectively subordinated to all creditors of Manor Care Realty's subsidiaries including the holders of the Manor Care Real Estate Notes (as herein defined) and the lenders under the Credit Facilities (as herein defined) and (iii) the trading market for such Old Senior Notes could become more limited, which may adversely affect the market price of such Old Senior Notes. After giving pro forma effect to the Debt Offering and the use of proceeds thereof, the Distribution and related transactions (and assuming that 100% of the Old Senior Notes accept the Exchange Offer), as of November 30, 1997, Manor Care Realty's aggregate outstanding indebtedness would have been approximately $776 million, including approximately $176 million of secured borrowings that will rank higher in priority to the Old Senior Notes that are not exchanged. Any unexchanged Old Senior Notes will also effectively rank lower in priority to $350 million of Manor Care Real Estate Notes. The Old Senior Notes are currently rated Baa2 by Moody's Investors Services, Inc. ("Moody's") and BBB by Standard & Poors
Corporation ("Standard & Poors"). The New MCHS Senior Notes will be rated   by
Moody's and BB+ by Standard & Poors. Old Senior Notes that do not accept the Exchange Offer and remain obligations of Manor Care Realty following the
Distribution will be rated   by Moody's and BB by Standard & Poors. See "Risk
Factors--Certain Considerations Relating to Holders Not Tendering in the Exchange Offer" and "The Exchange Offer--The Solicitation."

  No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Registration Statement and, if given or made, such information or representation may not be relied upon as having been authorized by Manor Care, ManorCare Health Services or the Dealer Managers. Neither the delivery of this Registration Statement nor any sale hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof, or that there has been no change in the affairs of Manor Care or ManorCare Health Services as of such date.

                             AVAILABLE INFORMATION

  ManorCare Health Services has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the New MCHS Senior Notes offered hereby (together with all amendments thereto, the "Registration Statement"). This Prospectus does not contain all of the information set forth in such Registration Statement and the exhibits and schedules thereto. For further information with respect to Manor Care, ManorCare Health Services and the New MCHS Senior Notes, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement and each such statement is qualified in all respects by such reference.

  Manor Care is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Following consummation of the Distribution, ManorCare Health Services will be subject to the information requirements of the Exchange Act, and, in accordance therewith, will file periodic reports and other information with the Commission.

  The Registration Statement, and exhibits thereto, and the proxy statements and reports of Manor Care can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwestern Artium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained by mail from the public reference branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a Web site containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. The address for such Web site is http://www.sec.gov. Certain of Manor Care's securities are listed on the New York Stock Exchange. Reports, proxy statements and other information concerning Manor Care may also be inspected at the offices of the New York Stock Exchange, Inc. located at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by Manor Care with the Commission (File No. 1-8195) pursuant to the Exchange Act are incorporated by reference and shall be deemed a part hereof:

    (a) Manor Care's Annual Report on Form 10-K for the fiscal year ended May 31, 1997;

    (b) Manor Care's Current Report on Form 8-K dated September 15, 1997 as amended by Manor Care's Current Report on Form 8-K/A dated February , 1998;

    (c) Manor Care's Quarterly Report on Form 10-Q for the period ended August 31, 1997, as amended by Manor Care's Quarterly Report on Form 10-Q/A
  dated       , 1998;

    (d) Manor Care's Quarterly Report on Form 10-Q for the three month period ended November 30, 1997, as amended by Manor Care's Quarterly Report on
  Form 10-Q/A dated      , 1998; and

    (e) All other reports filed by Manor Care pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and Consent Solicitation and prior to the termination of the offering of the securities offered hereby.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and Consent Solicitation to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and Consent Solicitation. Subject to the foregoing, all information appearing in this Prospectus and Consent Solicitation is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

  This Prospectus and Consent Solicitation incorporates documents by reference with respect to Manor Care that are not presented herein or delivered herewith. These documents are available without charge to any person, including any beneficial owner, to whom this Prospectus and Consent Solicitation is delivered, upon written or oral request to Secretary, Manor Care, Inc., 11555 Darnestown Road, Gaithersburg, Maryland 20878-3200, telephone: (301) 979-4000. To ensure timely delivery of the documents, any
request should be made by      , 1998.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................  ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................ iii
SUMMARY....................................................................   1
RISK FACTORS...............................................................  15
MANORCARE HEALTH SERVICES PRO FORMA CAPITALIZATION.........................  40
MANOR CARE REALTY PRO FORMA CAPITALIZATION.................................  41
DESCRIPTION OF THE TRANSACTIONS............................................  42
THE EXCHANGE OFFER.........................................................  47
  Introduction.............................................................  47
  Terms of the Exchange Offer..............................................  47
  The Solicitation.........................................................  48
  Expiration Date; Extensions; Termination; Amendments.....................  48
  Effect of Tender.........................................................  49
  Acceptance of Old Senior Notes Tendered for Exchange; Delivery of New
   MCHS Senior Notes.......................................................  49
  Procedures for Tendering Old Senior Notes and Giving Consents............  50
  Conditions to the Exchange Offer.........................................  51
  Withdrawal Rights........................................................  52
  Exchange Agent...........................................................  53
  Dealer Manager...........................................................  53
  Other Fees and Expenses..................................................  53
THE PROPOSED AMENDMENTS....................................................  54
DESCRIPTION OF NEW MCHS SENIOR NOTES.......................................  55
BUSINESS OF MANORCARE HEALTH SERVICES AFTER THE DISTRIBUTION...............  64
MANORCARE HEALTH SERVICES PRO FORMA FINANCIAL DATA.........................  85
SELECTED HISTORICAL FINANCIAL DATA.........................................  91
MANAGEMENT'S DISCUSSION AND ANALYSIS OF MANOR CARE'S RESULTS OF OPERATIONS
 AND FINANCIAL CONDITION...................................................  92
DESCRIPTION OF CERTAIN INDEBTEDNESS OF MANORCARE HEALTH SERVICES........... 101
MANAGEMENT OF MANORCARE HEALTH SERVICES.................................... 102
THE BOARD OF DIRECTORS OF MANORCARE HEALTH SERVICES........................ 110
CERTAIN RELATIONSHIPS AND TRANSACTIONS..................................... 113
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF MANORCARE HEALTH
 SERVICES.................................................................. 114
BENEFICIAL OWNERSHIP OF MANAGEMENT......................................... 116
BUSINESS OF MANOR CARE REALTY AFTER THE DISTRIBUTION....................... 118
MANOR CARE REALTY PRO FORMA FINANCIAL DATA................................. 134
MANAGEMENT OF MANOR CARE REALTY AFTER THE DISTRIBUTION..................... 140
DESCRIPTION OF CERTAIN INDEBTEDNESS OF MANOR CARE REALTY................... 142
RELATIONSHIP BETWEEN MANOR CARE REALTY AND MANORCARE HEALTH SERVICES AFTER
 THE DISTRIBUTION.......................................................... 145
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.................................. 159
LEGAL MATTERS.............................................................. 161
EXPERTS.................................................................... 161
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS MANOR CARE, INC. ............... F-1

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto set forth elsewhere in this Prospectus and Consent Solicitation. As used herein, "Manor Care" refers to Manor Care, Inc. and its subsidiaries prior to the Distribution, "Manor Care Realty" refers to Manor Care, Inc. and its subsidiaries after the Distribution and "ManorCare Health Services," refers to New ManorCare Health Services, Inc. and its subsidiaries after the Distribution. As used herein, "Distribution" means, collectively, the Contribution of Assets, the Assumption of Liabilities, the Capital Contribution, and the distribution of capital stock of ManorCare Health Services to Manor Care's shareholders. See "Risk Factors" for a discussion of certain factors that should be considered in connection with the Exchange Offer and Solicitation.

GENERAL

  The Exchange Offer is being made in connection with the pro rata distribution by Manor Care to its stockholders of 100% of the outstanding stock of ManorCare Health Services, a newly formed wholly owned subsidiary of Manor Care. As a result of the Distribution, Manor Care will have separated into two independent publicly traded companies: Manor Care Realty and ManorCare Health Services. Manor Care Realty will (i) be a health care real estate company focused on the ownership, construction, development and acquisition of health care properties, including skilled nursing and assisted living facilities and (ii) own Mesquite Community Hospital ("Mesquite Hospital") in Mesquite, Texas. ManorCare Health Services will (i) own all the business and assets of, and subject to certain exceptions, be responsible for the liabilities associated with, Manor Care's assisted living business (the "Assisted Living Business"), (ii) operate Manor Care's skilled nursing facilities, (iii) own a 50% joint venture interest in three additional skilled nursing facilities (the "Joint Venture Interests"), and (iv) own all of Manor Care's stock in Vitalink Pharmacy Services, Inc. ("Vitalink") and In Home Health, Inc. ("In Home Health"). See "The Distribution."

MANORCARE HEALTH SERVICES

  ManorCare Health Services was incorporated in the State of Delaware on August 29, 1997 and is currently a wholly owned subsidiary of Manor Care. ManorCare Health Services was formed for the purpose of consummating the Distribution and currently conducts no business other than that related to consummating the Distribution. Following the Distribution, ManorCare Health Services will (i) own all of the business and assets of, and, subject to certain exceptions, be responsible for the liabilities associated with, the Assisted Living Business currently conducted by Manor Care, (ii) operate the 168 skilled nursing facilities owned by Manor Care Realty the ("Skilled Nursing Facilities,"),
(iii) own the Joint Venture Interests, (iv) own approximately 51% of Vitalink, a public company that operates institutional pharmacies, and (v) own approximately 64% of the voting stock of In Home Health, a public company that provides health care services to clients in their homes. See "Business of ManorCare Health Services After the Distribution," "Description of The Transactions" and "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution." ManorCare Health Services' principal executive offices are located at 11555 Darnestown Road, Gaithersburg, Maryland 20878-3200 and its telephone number is: (301) 979-4000.

MANOR CARE REALTY

  Manor Care Realty will own 168 Skilled Nursing Facilities in 28 states and will be a health care real estate company focused on the ownership, construction, development and acquisition of health care properties, including skilled nursing and assisted living facilities. Manor Care Realty will also own and operate Mesquite

Hospital, a 172 licensed bed medical/surgical acute care hospital located in Mesquite, Texas. At or prior to the Distribution, Manor Care Realty will enter into a series of agreements with ManorCare Health Services pursuant to which ManorCare Health Services will lease and operate all of Manor Care Realty's 168 Skilled Nursing Facilities and Manor Care Realty will develop assisted living facilities for sale to ManorCare Health Services. Manor Care and its predecessor companies have been engaged in the development, construction and acquisition of health care properties since 1959. See "Business of Manor Care Realty After the Distribution," "Description of The Transactions" and "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution."

  Manor Care was incorporated in August 1981 in the State of Delaware. Manor Care's principal executive offices are located at 11555 Darnestown Road, Gaithersburg, Maryland 20878-3200 and its telephone number is: (301) 979-4000.

DESCRIPTION OF TRANSACTIONS

  The principal transactions related to the Distribution are:

  . The Contribution of Assets and the Assumption of Liabilities. Manor Care will effect the Contribution of Assets (as defined below) and Manor Care will assign to ManorCare Health Services and ManorCare Health Services will assume certain liabilities.

  .  The Financing Transactions.

    . Manor Care Real Estate will enter into the Credit Facilities (as defined below). The closing of the Credit Facilities will be conditioned on the simultaneous consummation of the Distribution. ManorCare Health Services will close on its five-year $100 million revolving credit facility which closing will be conditioned on the simultaneous consummation of the Distribution.

    .  Manor Care Real Estate is offering (the "Debt Offering") $350 million
       aggregate principal of   % Senior Notes due 2008 (the "Manor Care
       Real Estate Notes"). See "--Concurrent Financings."

  . The Exchange Offer. ManorCare Health Services will consummate the Exchange Offer. The Distribution is conditioned on the consummation of the Exchange Offer.

  . The Capital Contribution. Manor Care Realty will use the proceeds of the Debt Offering together with borrowings under the Credit Facilities to make the cash portion of the Capital Contribution and will cause Manor Care Real Estate to issue the intercompany note (the "Real Estate Note") to New ManorCare Health Services.

  . Related Party Agreements. Concurrently with the Distribution, Manor Care Realty and New ManorCare Health Services will execute the related party agreements. See "--Related Party Agreements."

  . The Distribution. Manor Care Realty will distribute to its stockholders the stock of New ManorCare Health Services. The Distribution is conditioned on the consummation of the Exchange Offer, the closing of the Debt Offering and the consummation of the Credit Facilities.

  It is anticipated that all of the above transactions will close simultaneously.

  Pursuant to the Distribution Agreement to be entered into between Manor Care and ManorCare Health Services (the "Distribution Agreement"), on or prior to the date the Distribution is effected (the "Effective Date"), Manor Care will convey or cause to be conveyed to ManorCare Health Services all of the right, title and interest of Manor Care and its subsidiaries in: (i) all of the business and assets of the Assisted Living Business; (ii) the shares of Common Stock of Vitalink owned by Manor Care; (iii) the shares of Common and Preferred Stock of In Home Health owned by Manor Care; and (iv) the Joint Venture Interests (collectively, the "Contribution of Assets").

  Manor Care will assign to ManorCare Health Services and ManorCare Health Services will assume certain liabilities, including, subject to certain exceptions, all liabilities arising from (i) the operation of the Assisted Living Business or the ownership or use of assets or other activities in connection therewith arising after the Effective Date, (ii) the operation of the Skilled Nursing Facilities after the Effective Date, and (iii) the ownership of stock in Vitalink and In Home Health whether arising before, on or after the Distribution (collectively, the "Assumption of Liabilities").

  At or prior to the Distribution, Manor Care will make or cause to be made a capital contribution (the "Capital Contribution") to ManorCare Health Services consisting of (i) approximately $250 million in cash and (ii) an inter-company senior note in an aggregate principal amount of up to $250 million (the "Real Estate Note") of ManorCare Health Services, Inc., Manor Care's principal operating subsidiary ("Old ManorCare Health Services"), which will change its name to Manor Care Real Estate Corp. ("Manor Care Real Estate"). The Real Estate Note will be issued by Manor Care Real Estate and will have the same general terms (including interest rate and maturity and parent and subsidiary guarantees) as the Notes, except that Manor Care Real Estate may redeem the Real Estate Note after three years at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest. Manor Care may determine to reduce the principal amount of the Real Estate Note prior to issuance or to reduce the amount of the cash portion of the Capital Contribution to the extent that Old Senior Notes remain outstanding upon consummation of the Exchange Offer. See "Description of Certain Indebtedness of Manor Care Realty--The Real Estate Note."

  Following the Contribution of Assets, the Assumption of Liabilities and the Capital Contribution, Manor Care will distribute to the holders of record of Manor Care's common stock, par value $.01 per share ("Manor Care Common Stock"), one share of the common stock, par value $.01 per share, of ManorCare Health Services for every share of Manor Care Common Stock. Following the Distribution, Manor Care will change its name to Manor Care Realty, Inc.

CONCURRENT FINANCINGS

  Concurrently with the Exchange Offer made hereby, Manor Care Real Estate is offering $350 million aggregate principal amount of the Manor Care Real Estate Notes. The Manor Care Real Estate Notes will be fully and unconditionally guaranteed (the "Guarantees") by Manor Care Realty and substantially all of Manor Care Real Estate's present and future subsidiaries, other than certain unrestricted subsidiaries.

  In addition, Manor Care, on behalf of Manor Care Real Estate, is negotiating a commitment letter from The Chase Manhattan Bank ("Chase") and Chase Securities Inc. ("CSI") relating to an eight-year $150 million term loan facility, subject to earlier maturity under certain circumstances, (the "Term Facility") and a five-year $300 million revolving credit facility (the "Revolving Facility") (collectively, the "Credit Facilities").

  The Real Estate Note will contain substantially the same terms as the Manor Care Real Estate Notes. Manor Care Realty may redeem the Real Estate Note after three years at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest. In addition, ManorCare Health Services has agreed not to transfer the Real Estate Note on or prior to the six-month anniversary of the issuance thereof. After such date, ManorCare Health Services may transfer the Real Estate Note without restriction subject to Manor Care Realty's right to redeem the Real Estate Note. On or after the third anniversary of the issuance of the Real Estate Note, ManorCare Health Services may request that Manor Care Realty redeem the Real Estate Note. For a description of the Real Estate Note, see "Description of the Transactions--The Real Estate Note."

  In addition, ManorCare Health Services is negotiating a commitment letter with Chase and CSI relating to a five-year $100 million revolving credit facility. ManorCare Health Services anticipates using borrowings under the revolving credit facility for general corporate purposes, including funding its working capital requirements. For a description of the Manor Care Real Estate Notes, the anticipated terms of the Credit Facilities and the Real Estate Note, see "Description of Certain Indebtedness of Manor Care Realty." For a description of the anticipated terms of the MCHS Credit Facility, see "Description of Certain Indebtedness of ManorCare Health Services."

RELATED PARTY AGREEMENTS

  Following the Distribution, Manor Care Realty will have a continuing relationship with ManorCare Health Services as a result of the agreements being entered into in connection with the Distribution, including the Lease Agreements, the Development Agreement, the Non-Competition Agreement, the Assisted Living Facility Management Agreement, the Distribution Agreement, the Tax Sharing Agreement, the Tax Administration Agreement, the Employee Benefits and Other Employment Matters Allocation Agreement, the Employee Benefits Administration Agreement, the Office Sublease Agreement, the Corporate Services Agreement, the Trademark Agreement, the License Agreement, the Design Services Agreement, the Cash Management Agreement, and the Risk Management Consulting Services Agreement. See "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution."

  Pursuant to the Lease Agreements, Manor Care Realty will lease to ManorCare Health Services the 168 Skilled Nursing Facilities owned by Manor Care Realty and Manor Care Realty will grant to ManorCare Health Services the right to operate the Skilled Nursing Facilities. The Lease Agreements provide that Manor Care Realty will receive annual lease payments equal to the greater of 10% of the value of each facility (as agreed to by Manor Care Realty and ManorCare Health Services) or 77% of the Net Operating Profit (as defined herein) of each facility. Pursuant to the Development Agreement, Manor Care Realty will develop assisted living facilities for sale to ManorCare Health Services. If at any time during the two-year period following the time a particular facility opens occupancy reaches 75% for a period of five days, ManorCare Health Services will be obligated to purchase the facility at a 12-37% premium to total approved development costs of Manor Care Realty, based on the number of months elapsed since the opening of the facility. If ManorCare Health Services does not acquire a facility within the two-year stabilization period, Manor Care Realty will have the right to sell the facility to a third party. Total approved development costs include expenses incurred in connection with the development and construction of the facilities, but do not include operating losses incurred during the two-year stabilization period. The premium to total approved development costs is intended to compensate Manor Care Realty for the increasing value of its investment over time as well as for the risks it takes in connection with developing assisted living facilities, including the risks inherent in operating the facilities during the two year stabilization period. Prior to purchase by ManorCare Health Services, ManorCare Health Services will manage the assisted living facilities for Manor Care Realty for a fixed monthly fee pursuant to the terms of the Assisted Living Facility Management Agreement. The Non-Competition Agreement will impose certain non-competition restrictions on each of ManorCare Health Services and Manor Care Realty in connection with each entity's ability to participate in the skilled nursing business and the assisted living business. See "Risk Factors" and "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution" for a more detailed description of the relationship between ManorCare Health Services and Manor Care Realty after the Distribution and of the terms of the Lease Agreements, the Development Agreement and the other agreements referred to above.

  Set forth below is a chart which illustrates the corporate structure of Manor Care prior to the Distribution and the corporate structure of Manor Care Realty and ManorCare Health Services after giving effect to the Distribution and related transactions:



[CHART OF MANOR CARE CORPORATE STRUCTURE PRIOR TO THE DISTRIBUTION AND OF MANOR CARE REALTY AND MANORCARE HEALTH SERVICES AFTER THE DISTRIBUTION APPEARS HERE]

                      THE EXCHANGE OFFER AND SOLICITATION

The Exchange Offer..........  ManorCare Health Services is offering to exchange
                              $1,000 principal amount of its 7 1/2% Senior
                              Notes due June 15, 2006 (i.e., the New MCHS
                              Senior Notes) in exchange for each $1,000 principal amount of 7 1/2% Senior Notes due June 15, 2006 of Manor Care properly tendered (i.e., the Old Senior Notes).

                              The terms of the New MCHS Senior Notes will be identical in all material respects to the terms of the Old Senior Notes prior to the Proposed Amendments, except that the New MCHS Senior Notes
                              (i) will be issued by ManorCare Health Services and, (ii) will except from the Limitation on Affiliate Transactions covenant certain additional transactions, including the Distribution and related transactions as well as certain other transactions after the Distribution between Manor Care Realty and ManorCare Health Services. See "The Exchange Offer--Terms of the Exchange Offer" and "Description of New MCHS Senior Notes."

Interest on New MCHS Senior
 Notes; Accrued Interest on
 Old Senior Notes...........
                              Interest on the New MCHS Senior Notes issued in exchange for the Old Senior Notes will accrue from, and include, the Exchange Date at the applicable interest rate on the New MCHS Senior Notes. Interest on the Old Senior Notes exchanged in the Exchange Offer will continue to accrue up to, but not include, the Exchange Date and will be paid in cash to exchanging holders concurrently with the delivery of New MCHS Senior Notes to such holders. See "The Exchange Offer-- Acceptance of Old Senior Notes Tendered for Exchange; Delivery of New MCHS Senior Notes."

Conditions of the Exchange    Consummation of the Exchange Offer is conditioned
Offer.......................  upon, among other things, acceptance of the
                              Exchange Offer by holders of at least a majority in principal amount of the Old Senior Notes
                              (i.e., the Minimum Tender Condition). ManorCare
                              Health Services may in its reasonable discretion waive any such conditions and accept for exchange any Old Senior Notes properly tendered. See "The
                              Exchange Offer--Conditions to the Exchange Offer" and "Certain Federal Income Tax Considerations."

Solicitation................  Concurrently with the Exchange Offer, Manor Care is soliciting Consents from the holders of the Old Senior Notes to the Proposed Amendments to the Old Indenture. The Proposed Amendments would, among other things, eliminate the covenants in the Old Indenture that restrict (i) the creation, incurrence or assumption of liens, (ii) sale leaseback transactions and (iii) transactions with affiliates. If Consents are received from the holders of at least a majority in principal amount of the Old Senior Notes (i.e., the Requisite Consents), the Old Indenture will be amended in accordance with the Proposed Amendments. Manor Care is soliciting the Consents to the Proposed Amendments to (i) facilitate the financing being sought in connection with the Distribution, and (ii) encourage holders of Old Senior Notes to tender into the Exchange Offer. See "The Exchange Offer--The Solicitation" and "The Proposed Amendments."

                              Manor Care and Wilmington Trust Company, as trustee (the "Old Trustee"), will execute a supplemental indenture (the "Supplemental Indenture") implementing the Proposed Amendments to the Old Indenture after certification to the Old Trustee that the Requisite Consents have been received. The Proposed Amendments will become operative only upon consummation of the Exchange Offer. If the Exchange Offer is consummated, then, unless the Requisite Consents have not been obtained, the Proposed Amendments will become effective and each non-exchanging holder of the Old Senior Notes will be bound by such amendment even though such holder did not consent to the Proposed Amendments. See "The Exchange Offer-- Terms of the Exchange Offer--The Solicitation" and "The Proposed Amendments." All references herein to the Exchange Offer shall be deemed to include the Solicitation unless otherwise specified.

                              Holders of Old Senior Notes who tender into the Exchange Offer will be required, as a condition to valid tender, to have given their Consent to the Proposed Amendments. The proper completion, execution and delivery of a Letter of Transmittal with respect to particular Old Senior Notes will constitute the giving of a Consent to the Proposed Amendments with respect to such Old Senior Notes. Withdrawal of tendered Old Senior Notes will be deemed a revocation of the Consent to which such Old Senior Notes relate.

Expiration Date.............  The Exchange Offer will expire at 12:00 midnight,
                              New York City time, on        , 1998 or at any
                              later time and date to which the Exchange Offer may be extended by ManorCare Health Services pursuant to the procedures described herein (i.e., the Expiration Date). See "The Exchange Offer--Expiration Date; Extensions; Termination; Amendments."

Certain Consequences to
 Holders Tendering in the     Holders of Old Senior Notes who participate in
 Exchange Offer.............  the Exchange Offer will receive New MCHS Senior
                              Notes. The New MCHS Senior Notes will be unsubordinated and unsecured senior obligations of ManorCare Health Services and will rank pari passu with all existing and future unsecured and unsubordinated indebtedness of ManorCare Health
                              Services. The indenture pursuant to which the New
                              MCHS Senior Notes will be issued (the "New
                              Indenture") will be identical in all material respects to the Old Indenture prior to implementation of the Proposed Amendments except
                              (i) the New MCHS Senior Notes will be issued by ManorCare Health Services and (ii) the New MCHS
                              Senior Notes will except from the Limitation on Affiliate Transactions covenant certain additional transactions, including the
                              Distribution and related transactions as well as certain other transactions after the Distribution between Manor Care Realty and
                              ManorCare Health Services. After giving pro forma effect to the debt offering, the use of proceeds thereof, the Distribution and related transactions (and assuming that 100% of the Old
                              Senior Notes accept the Exchange Offer), as of November 30, 1997, ManorCare Health Services' aggregate outstanding indebtedness would have been $296 million, including approximately $46 million of secured borrowings. See "Description of New MCHS Senior Notes" and "Risk Factors--
                              Certain Considerations Relating to New MCHS
                              Senior Notes."

Certain Consequences to
 Holders Not Tendering in
 the Exchange Offer.........  Consummation of the Exchange Offer and the
                              adoption of the Proposed Amendments will have certain consequences to holders of the Old Senior Notes who elect not to tender in the Exchange Offer, including the following: (i) the Old Indenture will be amended to delete the principal restrictive covenants therein, see "The Proposed Amendments," (ii) upon consummation of the Exchange Offer, the unexchanged Old Senior Notes will continue to be senior unsecured obligations of Manor Care Realty, which securities will have a lower debt rating than the Old Senior Notes prior to the Distribution and the New MCHS Senior Notes after the Distribution, and will be effectively subordinated to all creditors of Manor Care Realty's subsidiaries including the holders of the Manor Care Real Estate Notes and the lenders under the Credit Facilities and (iii) the trading market for unexchanged Old Senior Notes could become more limited, which may adversely affect the market price of Old Senior Notes. The Old Senior Notes are currently rated Baa2 by Moody's and BBB by Standard & Poors. The New MCHS Senior Notes will be rated Baa3 by Moody's and BB+ by Standard & Poors. Old Senior Notes that do not accept the Exchange Offer and remain obligations of Manor Care Realty following the Distribution will be rated BB by Standard and Poors and will be reviewed by Moody's for further downgrade. See "Risk Factors--Certain Considerations Relating to Holders Not Tendering in the Exchange Offer."

Procedure for Tendering Old
 Senior Notes and Giving
 Consents...................  A holder of Old Senior Notes held with The
                              Depository Trust Company ("DTC") must follow the following instructions to tender Old Senior Notes in the Exchange Offer: (i) call such holder's broker and inform such broker of such holder's interest in tendering such holder's Old Senior Notes pursuant to the Exchange Offer, (ii) instruct such broker to effect a book-entry transfer of all Old Senior Notes to be tendered in the Exchange Offer by such holder into the
                              account of        (the "Exchange Agent") at DTC,
                              (iii) instruct such broker to complete and sign the Letter of Transmittal in accordance with the instructions set forth therein, and (iv) instruct such broker to deliver the properly completed and executed Letter of Transmittal (or a facsimile thereof) to the Exchange Agent on or prior to 12:00 midnight, New York City time, on the Expiration

                              Date. The proper completion, execution and delivery of the Letter of Transmittal will constitute the giving of a Consent to the Proposed Amendments. See "Exchange Offer-- Procedures For Tendering Old Senior Notes and Giving Consents."

                              LETTERS OF TRANSMITTAL MUST BE SENT ONLY TO THE EXCHANGE AGENT. DO NOT SEND LETTERS OF TRANSMITTAL TO MANORCARE HEALTH SERVICES, THE INFORMATION AGENT, THE OLD TRUSTEE OR THE DEALER MANAGERS.

Acceptance of Old Senior
 Notes and Delivery of New
 MCHS Senior Notes..........
                              Upon satisfaction or waiver of the conditions to the Exchange Offer, ManorCare Health Services will accept for exchange (and thereby acquire) any and all Old Senior Notes that are properly tendered in the Exchange Offer and not withdrawn on or before 12:00 midnight, New York City time, on the Expiration Date, and ManorCare Health Services will (i) deliver the New MCHS Senior Notes and (ii) pay accrued interest in cash on the Old Senior Notes surrendered. See "The Exchange Offer--Acceptance of Old Senior Notes Tendered for Exchange; Delivery of New MCHS Senior Notes."

Withdrawal Rights and
 Revocation of Consents.....  Tenders of Old Senior Notes may be withdrawn by delivering a written notice of withdrawal to the Exchange Agent only if the Expiration Date is
                              after 12:01 a.m.    , 1998. Withdrawal of
                              tendered Old Senior Notes will be deemed a revocation of the consent with respect to such Old Senior Notes. Any Old Senior Notes not accepted for exchange for any reason will be returned to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer--Withdrawal Rights."

Certain Federal Income Tax
 Considerations.............  A holder of Old Senior Notes that exchanges Old
                              Senior Notes for New MCHS Senior Notes pursuant to the Exchange Offer should recognize gain or loss equal to the difference between (i) the fair market value of the New MCHS Senior Notes and
                              (ii) the holder's adjusted tax basis in the Old Senior Notes. A holder of Old Senior Notes who does not exchange Old Senior Notes for New MCHS Senior Notes pursuant to the Exchange Offer should not, as a result of the adoption of the Proposed Amendments, be treated as if such holder engaged in a constructive exchange of Old Senior Notes. If, however, the Proposed Amendments were to cause such a constructive exchange, a holder of Old Senior Notes would not recognize gain or loss because the constructive exchange would qualify as a tax-free recapitalization. See "Certain Federal Income Tax Considerations."

No Dissenters' Rights.......  Holders of Old Senior Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Old Indenture in connection with the Exchange Offer.

Aggregate Principal Amount
 of Old Senior Notes........  As of      , 1998, there were $150,000,000
                              aggregate principal amount of Old Senior Notes outstanding.

Exchange Agent..............
                              The Wilmington Trust Company

Dealer Managers.............  Chase Securities Inc. and SBC Warburg Dillon Read
                              Inc. (the "Dealer Managers"). The addresses and phone numbers of the Dealer Managers are set forth on the back cover page of this Prospectus.

Toll Free Information         Questions concerning the terms of the Exchange
Numbers.....................  Offer should be directed to the Dealer Managers:
                              Chase Securities Inc. at 1-800-523-9736 or SBC
                              Warburg Dillon Read Inc. at [       ].

TERMS OF NEW MCHS SENIOR NOTES

  The terms of the New MCHS Senior Notes will be identical in all material respects to the terms of the corresponding series of Old Senior Notes prior to the implementation of the Proposed Amendments except that (i) the New MCHS Senior Notes will be issued by ManorCare Health Services, and (ii) the New Indenture will except from the Limitation on Affiliate Transactions covenant certain additional transactions, including the Distribution and related transactions as well as certain other transactions after the Distribution between Manor Care Realty and ManorCare Health Services. After giving pro forma effect to the debt offering, the use of proceeds thereof, the Distribution and related transactions (and assuming that 100% of the Old Senior Notes accept the Exchange Offer), as of November 30, 1997, ManorCare Health Services' aggregate outstanding indebtedness would have been $296 million, including approximately $46 million of secured borrowings.

Issuer......................  New ManorCare Health Services, Inc. (to be
                              renamed ManorCare Health Services, Inc.)

Ranking.....................  The New MCHS Senior Notes will be senior unsecured obligations of ManorCare Health
                              Services and will rank pari passu in right of payment with all senior debt of ManorCare Health Services whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed.

                               MATURITY      INTEREST      INTEREST
                                 DATE          RATE      PAYMENT DATES
                               --------      --------    -------------
New MCHS Senior Notes.......   June 15, 2006  7 1/2%     payable semi-annually
                                                         on June 15 and
                                                         December 15 each year,
                                                         commencing       , 1998

Optional Redemption.........  The New MCHS Senior Notes will be redeemable, at the option of ManorCare Health Services, in whole at any time or in part from time to time, on at least 30 days but not more than 60 days prior notice mailed to the registered address of each holder of New MCHS Senior Notes to be so redeemed, at a redemption price equal to the greater of (i) 100% of their principal amount and
                              (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined herein), plus 15 basis points, plus accrued interest thereon to the date of redemption.

Certain Covenants...........  The New Indenture will contain substantially identical covenants to those contained in the Old Indenture prior to implementation of the Proposed Amendments, except that (i) the New MCHS Senior Notes will be issued by ManorCare Health Services and (ii) the New Indenture will except from the Limitation on Affiliate transactions covenant certain additional transactions including: (w) transactions pursuant to existing agreements; (x) the Distribution and the related transactions;
                              (y) any transaction between ManorCare Health
                              Services and Manor Care Realty in the ordinary course of business or approved by a majority of the Independent Directors (as defined herein) of ManorCare Health Services; and (z) post-Distribution transactions contemplated by the agreements to be entered into by ManorCare Health Services and Manor Care Realty in connection with the Distribution.

  For more detailed information regarding the New MCHS Senior Notes, see "Description of New MCHS Senior Notes."

  Due to the fact that the majority of the current Manor Care operations will be transferred to ManorCare Health Services in connection with the Distribution, the Distribution will be reported for accounting purposes as a "reverse spin-off." Accordingly, Manor Care, Inc. will continue to present consolidated results (with no discontinued operations treatment) up to the date of the Distribution. After the Distribution, ManorCare Health Services will present Manor Care, Inc.'s historical consolidated results for periods prior to the Distribution and Manor Care Realty will present the historical results of Mesquite Hospital, Manor Care Realty's accounting predecessor, for periods prior to the Distribution.

  SUMMARY HISTORICAL FINANCIAL DATA OF MANOR CARE AND PRO FORMA FINANCIAL DATA

                       OF MANORCARE HEALTH SERVICES

  The following table sets forth a summary of selected historical financial data of Manor Care and pro forma financial data for ManorCare Health Services. The historical financial data are not necessarily indicative of the results of operations or financial position that would have been obtained if ManorCare Health Services had been a separate, independent company during the periods shown nor necessarily indicative of ManorCare Health Services' future performance as an independent company. See "Risk Factors--Operating History and Future Prospects." The historical statements of income data for the fiscal years ended May 31, 1995, 1996 and 1997 and the historical balance sheet data as of May 31, 1996 and 1997 are derived from the audited financial statements of Manor Care. The historical statements of income data for the six month periods ended November 30, 1996 and 1997 and the historical balance sheet data as of November 30, 1997 are derived from the unaudited consolidated financial statements of Manor Care. The historical financial data set forth below should be read in conjunction with Manor Care's Consolidated Financial Statements and the notes thereto found elsewhere in this Registration Statement.

  The consolidated balance sheet as of November 30, 1997, the consolidated statements of income and the consolidated statements of cash flows for the six months ended November 30, 1997 and 1996, have been prepared by Manor Care, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows at November 30, 1997 and for all periods presented have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with Manor Care's audited consolidated financial statements and notes thereto found elsewhere in this Registration Statement. The results of operations and cash flows for the six month periods ended November 30, 1997 and 1996 are not necessarily indicative of the operating results or cash flows for the full year.

  The summary pro forma financial data for the fiscal year ended May 31, 1997 and the six month period ended November 30, 1997 make adjustments to the historical balance sheet and the historical statements of income, as if the Distribution had occurred on November 30, 1997 for purposes of the pro forma balance sheet, and on June 1, 1996 and June 1, 1997, respectively for purposes of the pro forma statements of income. See "Pro Forma Financial Data of ManorCare Health Services" and the accompanying footnotes for a discussion of the principal adjustments made in the preparation of the pro forma financial information. The pro forma financial statements of ManorCare Health Services may not reflect the future results of operations or financial position of ManorCare Health Services or what the results of operations would have been if ManorCare Health Services had been a separate, independent company during such period. The pro forma adjustments reflect the impact of the Distribution, Lease Agreements, Assisted Living Facility Management Agreements, net additional costs associated with general corporate functions, TeamCare (as defined herein) operations from June 1, 1996 to January 31, 1997 (the portion of the fiscal year prior to the TeamCare merger (as defined herein)), and the related income tax effects of these adjustments. See "Pro Forma Financial Data of ManorCare Health Services."

                                  FISCAL YEARS ENDED MAY 31,              SIX MONTHS ENDED NOVEMBER 30,
                          ----------------------------------------------  -----------------------------------
                                                              PRO FORMA                         PRO FORMA
                             1995        1996        1997        1997       1996       1997        1997
                          ----------  ----------  ----------  ----------  ---------  ---------  -------------
                                                    (DOLLARS IN THOUSANDS)
                                                                              (UNAUDITED)
STATEMENTS OF INCOME
 DATA:
Revenues................  $1,019,458  $1,248,197  $1,527,247  $1,681,966  $ 688,064  $ 885,623  $ 860,286
Expenses:
 Operating expenses.....     769,998     963,081   1,202,836   1,494,809    541,482    723,244    781,267
 Depreciation and
  amortization..........      54,374      68,086      80,378      27,797     36,877     47,818     14,600
 General corporate and
  other.................      63,197      72,322      68,563      70,592     31,873     28,208     32,134
 Provision for asset
  impairment and
  restructuring.........         --       26,300         --        6,950        --         --       6,950
                          ----------  ----------  ----------  ----------  ---------  ---------  ---------
   Total expenses.......     887,569   1,129,789   1,351,777   1,600,148    610,232    799,270    834,951
                          ----------  ----------  ----------  ----------  ---------  ---------  ---------
Income from continuing
 operations before other
 income and (expenses)
 and income taxes.......     131,889     118,408     175,470      81,818     77,832     86,353     25,335
Other income and
 (expenses):
 Interest income from
  advances to
  discontinued lodging
  segment...............      15,492      19,673      21,221         --      10,157      4,994        --
 Gain on issuance of
  Vitalink stock........         --          --       50,271      50,271        --         --         --
 Interest expense.......     (22,769)    (30,338)    (41,831)    (25,113)   (19,168)   (22,073)   (10,941)
 Interest income and
  other.................       5,219       3,728       4,682      15,590      4,879     11,984     18,897
                          ----------  ----------  ----------  ----------  ---------  ---------  ---------
Income from continuing
 operations before
 income taxes...........     129,831     111,471     209,813     122,566     73,700     81,258     33,291
Income taxes............      52,156      46,000      84,700      52,856     29,400     35,692     16,721
                          ----------  ----------  ----------  ----------  ---------  ---------  ---------
Income from continuing
 operations.............  $   77,675  $   65,471  $  125,113  $   69,710  $  44,300  $  45,566  $  16,570
                          ==========  ==========  ==========  ==========  =========  =========  =========

                                         AS OF MAY 31,      AS OF NOVEMBER 30,
                                     --------------------- ---------------------
                                                                      PRO FORMA
                                        1996       1997       1997       1997
                                     ---------- ---------- ---------- ----------
                                               (DOLLARS IN THOUSANDS)
                                                                (UNAUDITED)
BALANCE SHEET DATA:
Total assets........................ $1,681,840 $1,979,704 $1,995,264 $1,420,861
Long-term debt......................    490,575    596,473    559,063    295,707
Shareholders' equity................    707,769    690,431    729,023    695,298

                                FISCAL YEARS ENDED MAY 31,           SIX MONTHS ENDED NOVEMBER 30,
                          ------------------------------------------ ---------------------------------------
                                                           PRO FORMA                           PRO FORMA
                            1995       1996       1997       1997      1996         1997          1997
                          ---------  ---------  ---------  --------- -----------  -----------  -------------
                                                  (DOLLARS IN THOUSANDS)
                                                                         (UNAUDITED)
OTHER FINANCIAL DATA:
Cash provided by
 continuing operating
 activities.............  $ 120,760  $ 199,307  $  80,151     N/A    $    28,925  $    51,367        N/A
Cash (used in) provided
 by continuing investing
 activities.............   (191,713)  (259,118)  (209,235)    N/A        (90,060)      12,726        N/A
Cash provided by (used
 in) continuing
 financing activities...     80,037    122,644     87,604     N/A         38,337      (43,943)       N/A
Investment in property
 and equipment and
 systems development....     91,900    136,332    183,469     N/A         83,713      110,720        N/A

           SUMMARY PRO FORMA FINANCIAL DATA OF MANOR CARE REALTY

  The following table sets forth a summary of selected pro forma financial data of Manor Care Realty. The summary pro forma financial data make adjustments to the historical balance sheet and the historical statements of income, as if the Distribution and related transactions (including the Exchange Offer) had occurred on November 30, 1997 for purposes of the pro forma balance sheet, and on June 1, 1996 and June 1, 1997, respectively, for purposes of the pro forma statements of income. The pro forma financial statements of Manor Care Realty may not reflect the future results of operations or financial position of Manor Care Realty or what the results of operations would have been if Manor Care Realty had been a separate company during such period. The pro forma adjustments reflect the impact of the Distribution and related transactions, including the Credit Facilities and the Realty Note, the Lease Agreements, the Assisted Living Facility Management Agreements, net additional costs associated with general corporate functions, the consummation of the Exchange Offer, the Offering and the use of proceeds thereof, and the related income tax effects of these adjustments. See "Pro Forma Financial Data" and the accompanying footnotes for a discussion of the principal adjustments made in the preparation of the pro forma financial information.

                                                    FISCAL YEAR SIX MONTHS
                                                       ENDED       ENDED
                                                      MAY 31    NOVEMBER 30
                                                    ----------- -----------
                                                     PRO FORMA   PRO FORMA
                                                       1997        1997
                                                    ----------- -----------
                                                          (UNAUDITED)
                                                    (DOLLARS IN THOUSANDS)
   Statements of Income Data:
   Revenues........................................  $222,122    $122,650
   Expenses:
    Operating......................................    64,003      37,173
    Depreciation and amortization..................    60,608      33,218
    Provision for restructuring charge.............     6,450       6,450
                                                     --------    --------
      Total expenses...............................   131,061      76,841
                                                     --------    --------
   Income from continuing operations before other
    income and (expenses)                              91,061      45,809
    and income taxes...............................  --------    --------
    Interest income from advances to discontinued
     lodging segment...............................    21,221       4,994
    Interest expense...............................   (50,116)    (23,507)
    Interest income and other......................     6,400       3,712
                                                     --------    --------
   Income from continuing operations before income
    taxes..........................................    68,566      31,008
   Income taxes....................................    27,679      12,264
                                                     --------    --------
   Net income......................................  $ 40,887    $ 18,744
                                                     ========    ========

                                                            AS OF NOVEMBER 30
                                                          ----------------------
                                                                PRO FORMA
                                                                   1997
                                                          ----------------------
                                                               (UNAUDITED)
                                                          (DOLLARS IN THOUSANDS)
   Balance Sheet Data:
   Working capital.......................................       $   60,336
   Total assets..........................................        1,182,774
   Long-term debt........................................          776,415
   Total equity..........................................           20,325

                                 RISK FACTORS

  The following factors and other information described elsewhere herein should be carefully considered by each prospective investor before deciding whether to tender Old Senior Notes pursuant to the Exchange Offer.

              CERTAIN CONSIDERATIONS RELATING TO OLD SENIOR NOTES

THE PROPOSED AMENDMENTS

  The Proposed Amendments would, among other things, delete the principal restrictive covenants therein. The Proposed Amendments would eliminate the covenants in the Old Indenture that restrict: (i) the creation, incurrence or assumption of liens; (ii) sale leaseback transactions; and (iii) transactions with affiliates. Consummation of the Exchange Offer and the adoption of the Proposed Amendments will have certain consequences to holders of Old Senior Notes who elect not to tender in the Exchange Offer, including the following:
(i) the Old Indenture will be amended to delete the restrictive covenants therein, (ii) upon consummation of the Exchange Offer, the unexchanged Old Senior Notes will continue to be senior unsecured obligations of Manor Care Realty and will be effectively subordinated to all creditors of Manor Care Realty's subsidiaries including the holders of the Manor Care Real Estate Notes and the lenders under the Credit Facilities, and (iii) the trading market for unexchanged Old Senior Notes could become more limited, which may adversely affect the market price of the Old Senior Notes. If the Proposed Amendments become operative, the holders of the Old Senior Notes will be bound thereby regardless of whether they consented to the Proposed Amendments.

MANOR CARE REALTY'S INDEBTEDNESS AND DEBT RATING OF UNEXCHANGED OLD SENIOR
NOTES

  Upon consummation of the Distribution, unexchanged Old Senior Notes will remain obligations of Manor Care Realty. After giving pro forma effect to the Debt Offering and the use of proceeds thereof, the Distribution and related transactions (and assuming that 100% of the Old Senior Notes accept the Exchange Offer), as of August 31, 1997, Manor Care Realty's aggregate outstanding indebtedness would have been approximately $805 million, including approximately $205 million of secured borrowings. See "--Substantial Leverage; Ability to Service Indebtedness." The unexchanged Old Senior Notes will have a debt rating lower than the Old Senior Notes' current debt rating and the New MCHS Senior Notes. The Old Senior Notes are currently rated Baa2 by Moody's and BBB by Standard & Poor's. The New MCHS Senior Notes will be rated Baa3 by Moody's and BB+ by Standard & Poors. Old Senior Notes that do not accept the Exchange Offer and remain obligations of Manor Care Realty following the Distribution will be rated BB by Standard & Poor's and will remain under review by Moody's for further downgrade. The ratings reflect only the views of these organizations, and an explanation of the significance of each such rating may be obtained from Standard & Poor's Corporation, 25 Broadway, New York, New York 10004 and Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007. There is no assurance that such ratings will continue for any given period of time or that they will not be revised downward or withdrawn entirely by such rating agencies if, in their judgment, circumstances so warrant. A downward change in or withdrawal of such ratings may have an adverse effect on the market price of the Old Senior Notes.

REDUCED LIQUIDITY OF OLD SENIOR NOTES

  The trading market for unexchanged Old Senior Notes could become more limited due to the reduction in the amount of Old Senior Notes outstanding after the Exchange Offer, which might adversely affect the liquidity and market price of such Old Senior Notes. There is no assurance that an active market in the unexchanged Old Senior Notes will develop and no assurance as to the prices at which the unexchanged Old Senior Notes may be traded.

FORWARD-LOOKING INFORMATION; HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  This Registration Statement contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. When used in this document, the words "anticipate," "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. All of these forward-looking statements are based on estimates and assumptions made by management of Manor Care Realty which, although believed by management of Manor Care Realty to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon such estimates and statements. No assurance can be given that any of such estimates will be realized and it is likely that actual results will differ materially from those contemplated by such forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected.

  Among the key factors that may have a direct bearing on Manor Care Realty's operating results is Manor Care Realty's ability to implement its plan to construct, develop, acquire or sell skilled nursing and assisted living facilities. In addition, actual future results and trends may differ materially depending on a variety of factors discussed in this "Risk Factors" section and elsewhere in this Registration Statement. Factors that may affect such plans or results include, without limitation, (i) Manor Care Realty's success in implementing its business strategy, including its success in arranging financing where required, (ii) the nature and extent of future competition, (iii) the extent of future health care reform and regulation, including cost containment measures, (iv) ManorCare Health Services' ability to operate the Skilled Nursing Facilities, (v) the loss or retirement of key members of management or significant changes in the shareholder bases of Manor Care Realty or ManorCare Health Services, (vi) increases in Manor Care Realty's cost of borrowing, (vii) any costs associated with Manor Care Realty's transition to an independent public company; (viii) changes in the mix of payment sources for patient services provided by ManorCare Health Services, including any decrease in the amount and percentage of revenues derived from private payors, (ix) the ability of ManorCare Health Services to continue to deliver high quality care and to attract private pay residents, and (x) changes in general economic conditions and/or in the markets in which Manor Care Realty may, from time to time, compete. Many of such factors are beyond the control of Manor Care Realty and its management. Because Manor Care Realty will be dependent to a large extent on ManorCare Health Services, Manor Care Realty will also be affected adversely to the extent that any of the above factors affect ManorCare Health Services.

  The historical financial statements and data of Manor Care included, or incorporated by reference herein, do not give effect to the Distribution and related transactions. Manor Care, prior to the Distribution, had different management, revenue base and cost structures, as well as significantly different capitalization. In addition, Manor Care Realty did not operate as a separate company during such periods. Consequently, the historical financial statements and data included herein do not indicate the results of operations or financial condition of Manor Care Realty that would have been reported for the periods indicated. In addition, the pro forma financial statements and data, which give effect to the Distribution and related transactions, are included herein for informational purposes and, while management believes that they may be helpful in understanding the operations of Manor Care Realty, on such a pro forma basis, undue reliance should not be placed thereon. Such pro forma financial statements and data do not reflect the future results of Manor Care Realty.

NO OPERATING HISTORY AS AN INDEPENDENT PUBLIC COMPANY AND UNCERTAINTY OF FUTURE PROSPECTS

  Manor Care Realty does not have an operating history as an independent public company, and therefore, there are no historical financial results of Manor Care Realty for investors to evaluate. However, Manor Care Realty will own and conduct the operations of Manor Care's real estate development business and Mesquite Hospital. These businesses were previously conducted by Manor Care as divisions of a large public company with greater financial strength. In addition, the division of Manor Care may result in some temporary dislocation and inefficiencies to the business operations, as well as to the organizational and personnel structure. There can be no assurance that Manor Care Realty's operations will be profitable in 1998 or in future years.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

  As a result of the Distribution, Manor Care Realty will be highly leveraged, with indebtedness that is substantial in relation to its stockholders' equity. After giving pro forma effect to the Offering, the use of proceeds thereof, the Distribution and related transactions (and assuming the holders of 100% of the outstanding Old Senior Notes accept the Exchange Offer), as of November 30, 1997, Manor Care Realty's aggregate outstanding indebtedness would have been $776 million and Manor Care Realty's stockholders' equity would have been $20.3 million. The indebtedness consists of the following: (i) $350 million of Manor Care Real Estate Notes, (ii) the Real Estate Note in an aggregate principal amount of $250 million, (iii) $150 million drawn under the term loan portion of the Credit Facilities, which bear interest at either LIBOR or Chase's base rate plus a variable margin (the term loan portion of the Credit Facilities amortizes in years six through eight), and (iv) $26 million of facility-specific mortgage bond indebtedness with maturities and interest rates ranging from one to twenty-six years, and 4% to 12%, respectively. The $350 million aggregate principal amount of indebtedness offered hereby and the $250 million Real Estate Note will mature in 2008. The $150 million drawn under the Term Facility will be subject to quarterly amortization payments as follows: $1 million for 1998, 1999, 2000, 2001, 2002 and 2003 and $72 million in each of 2004 and 2005. Manor Care Realty expects that the Credit Facilities and the indenture relating to the Manor Care Real Estate Notes will permit Manor Care Realty to incur additional indebtedness, subject to certain limitations. Manor Care Realty will need to incur additional indebtedness over the next five years to fund the planned development of skilled nursing and assisted living facilities over the next five years, and it is expected that this will be funded principally through the Revolving Credit Facility. The Credit Facilities will be subject for mandatory repayment in certain circumstances. See "Description of Certain Indebtedness of Manor Care Realty."

  The degree to which Manor Care Realty is leveraged could have important consequences, including the following: (i) Manor Care Realty's ability to obtain additional financing in the future to fund construction of facilities, for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of Manor Care Realty's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to Manor Care Realty for its operations; (iii) certain of Manor Care Realty's borrowings will be at variable rates of interest, which will cause Manor Care Realty to be vulnerable to increases in interest rates and (iv) Manor Care Realty's substantial leverage may make it more vulnerable to cost increases and adverse economic conditions and limit its ability to withstand competitive pressures or take advantage of business opportunities.

  Manor Care Realty's ability to repay the indebtedness to be incurred in connection with the Distribution at its scheduled maturity is expected to be dependent in whole or in part on its obtaining additional debt and/or equity financing or, alternatively, the disposition of assets. The Credit Facilities are expected to be secured by substantially all of the assets of Manor Care Realty and Manor Care Real Estate, by certain assets of Manor Care Realty's other subsidiaries and by a pledge of the capital stock of Manor Care Real Estate and Manor Care Realty's other subsidiaries and by an assignment of certain agreements with ManorCare Health Services, including the Lease Agreements and the Development Agreement. No assurances can be given as to Manor Care Realty's ability to repay other indebtedness with a combination of operating cash flow and refinancings or seek additional financing, which ability may be impaired as a result of such security. However, based on current management expectations and assuming no material change in general economic conditions, Manor Care Realty believes that it will be able to repay its maturing indebtedness with a combination of operating cash flow and refinancings in the capital and bank markets, as applicable, as it is currently scheduled to become due. In the event Manor Care Realty is unable to obtain the necessary funds to repay its indebtedness, Manor Care Realty would be in default under the terms of its indebtedness. Such a default could result in, among other things, a foreclosure or other actions by creditors against collateral securing such indebtedness, and in cross defaults to other indebtedness resulting in the acceleration of the maturity of all principal and interest of indebtedness subject to such cross defaults. In the event of such a default and a resulting foreclosure on the skilled nursing facilities, Manor Care Realty would not receive any further lease payments from ManorCare Health Services under the terms of the Lease Agreements. The loss of lease payments payable to Manor Care Realty under the Lease Agreements would have a material adverse effect on Manor Care Realty's revenues and results of operations.

  Manor Care Realty's business is capital intensive and Manor Care Realty will continue to have significant capital requirements in the future. As a highly leveraged corporation, any new financings and refinancings by

Manor Care Realty of its existing debt may be at higher interest rates and on less advantageous terms than would have been the case had the Distribution not taken place. Manor Care Realty's ability to meet certain financial tests in the Credit Facilities will be dependent upon its ability to reduce its leverage over the next three to five years. Such reductions may require Manor Care Realty to raise additional equity, which will be dependent upon conditions then prevailing in the United States equity capital markets. See "Description of Certain Indebtedness of Manor Care Realty--The Credit Facilities."

  Manor Care Realty's ability to make scheduled principal payments or to refinance its obligations with respect to its indebtedness depends primarily on the financial and operating performance of ManorCare Health Services, which, in turn, is subject to prevailing economic conditions and to financial, business, industry and other factors which are beyond its control. See "-- Forward-Looking Information; Historical and Pro Forma Financial Information" for a description of certain factors that may affect Manor Care Realty's and ManorCare Health Service's financial and operating performance. There can be no assurance that Manor Care Realty's operating results will be sufficient for payment of Manor Care Realty's indebtedness.

  Manor Care Realty currently anticipates investing between $1.5 billion and $1.9 billion over the next five years in the development of skilled nursing and assisted living facilities. This includes acquisitions of existing skilled nursing facilities and includes capital improvements for new and existing facilities. The amount of additional indebtedness required to fund this capital requirement currently is anticipated to be approximates $250 million and it is expected that this will be funded principally through the Revolving Credit Facility. The balance is currently expected to be funded from the proceeds from the sales of assisted living facilities to ManorCare Health Services, an equity offering expected to occur in late fiscal year 1998, and from cash provided from operating activities. There can be no assurances that Manor Care Realty will be able to obtain debt or equity financing on terms acceptable to it or that the proceeds of such financings will be available or sufficient to fund assisted living and skilled nursing development over the next five years.

HOLDING COMPANY STRUCTURE; STRUCTURAL SUBORDINATION

  Manor Care Realty is a holding company with no material business operations, sources of income or assets of its own other than the shares of its subsidiaries. Because substantially all of Manor Care Realty's operations are conducted through subsidiaries, Manor Care Realty's cash flow and, consequently, its ability to meet its debt service obligations, including payment of principal, premium, if any, and interest on the Old Senior Notes, is dependent upon the cash flow of its subsidiaries and the payment of funds by those subsidiaries to Manor Care Realty in the form of loans, dividends, fees or otherwise. The subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Old Senior Notes or to make any funds available therefor, whether in the form of loans, dividends or otherwise. See "--Fraudulent Transfer Considerations, Legal Dividend Requirements." Any right of Manor Care Realty to receive assets of any of its subsidiaries upon its liquidation or reorganization (and the consequent right of the holders of the Old Senior Notes to participate in the distribution of proceeds from those assets) will be effectively subordinated to the claims of such subsidiary's creditors (including holders of the Manor Care Real Estate Notes, tax authorities, trade creditors, and the lenders under the Credit Facilities, subject to the considerations described under "--Fraudulent Transfer Considerations; Legal Dividend Requirements" and so long as the Guarantees have not been released as well as other lenders to those subsidiaries), except to the extent that Manor Care Realty or Manor Care Real Estate, as the case may be, is itself a creditor of such subsidiary, in which case such entity's claims would still be subordinated to any security interest in the assets of such subsidiary and indebtedness of such subsidiary senior to that held by such entity. See "-- Asset Encumbrances." The terms of the Indenture relating to the Manor Care Real Estate Notes will provide for the automatic release of a Subsidiary Guarantor's Guarantee under the Indenture in the event such Subsidiary Guarantor is not an obligor under the Credit Facilities and the lenders under such Credit Facilities may require such releases of a Subsidiary Guarantor's Guarantee even after a Default or Event of Default occurs under the Notes. Accordingly, there can be no assurance that the Guarantees of the Subsidiary Guarantors will be in effect following a Default or Event of Default under the Indenture or a default under the Credit Facilities. In such event such Subsidiary Guarantors will have no obligation with respect to the repayment of principal and the interest on the Notes. Moreover, because Manor Care Realty anticipates that the stock of such Subsidiary Guarantors will be pledged to secure indebtedness outstanding under the Credit Facilities, should the lenders under the Credit Facilities require releases of the Subsidiary Guarantors' Guarantees, the net asset values of such Subsidiary Guarantors may be claimed by the lenders under the Credit Facilities as pledgees of the stock of the Subsidiary Guarantors and may become available to repay the Notes only after the indebtedness of Manor Care Real Estate under the Credit Facilities is fully satisfied. In addition, although the indenture relating to the Manor Care Real Estate Notes limits the ability of Manor Care Realty's subsidiaries to incur additional indebtedness and to enter into agreements that restrict the ability of each subsidiary to pay dividends or make or repay loans or other payments to Manor Care Realty, Manor Care Realty's subsidiaries may nevertheless be able to incur substantial additional indebtedness. See "Description of Certain Indebtedness of Manor Care Realty--The Manor Care Real Estate Notes."

ASSET ENCUMBRANCES

  The Notes and the Guarantees will be effectively subordinated to any secured Indebtedness of Manor Care Real Estate and the Guarantors, respectively, to the extent of the assets securing such Indebtedness. It is expected that the Credit Facilities will be secured (i) by a pledge of the capital stock of Manor Care Real Estate and Manor Care Realty's other subsidiaries, (ii) by substantially all of the assets directly owned by Manor Care Realty and Manor Care Real Estate and by certain assets of Manor Care Realty's other subsidiaries, and (iii) by an assignment of certain agreements between Manor Care Real Estate or a subsidiary of Manor Care Real Estate on the one hand, and ManorCare Health Services or a subsidiary of ManorCare Health Services on the other hand, including the Lease Agreements and the Development Agreement. The Lease Agreements and the Development Agreement are expected to generate substantially all of the revenues and cash flow of Manor Care Real Estate. On a pro forma basis after giving effect to the Distribution and related transactions (and assuming the holders of 100% of the outstanding Old Senior Notes accept the Exchange Offer), as of November 30, 1997, Manor Care Realty would have had approximately $176 million of secured borrowings (including $150 million of indebtedness under the Credit Facilities and $26 million of mortgage bond indebtedness), and unused commitments under the Credit Facilities of $300 million. The Indenture will permit Manor Care Realty, Manor Care Real Estate and the Restricted Subsidiaries to incur additional secured Indebtedness, subject to certain limitations.

RESTRICTIONS IMPOSED BY TERMS OF MANOR CARE REALTY'S INDEBTEDNESS

  The Indenture relating to the Manor Care Real Estate Notes will restrict, among other things, the ability of Manor Care Realty and its subsidiaries other than the unrestricted subsidiaries, to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments. In addition, Manor Care Realty anticipates that the Credit Facilities will impose upon Manor Care Realty certain financial and operating covenants, including, among others, requirements that Manor Care Realty maintain certain financial ratios and satisfy certain financial tests, limitations on capital expenditures, and restrictions on the ability of Manor Care Realty and its subsidiaries to incur debt, pay dividends, or take certain other corporate actions, all of which may restrict Manor Care Realty's ability to expand or to pursue its business strategies. The terms of the Indenture will provide for the automatic release of a Subsidiary Guarantor's Guarantee under the indenture relating to the Manor Care Real Estate Notes in the event such Subsidiary Guarantor is not an obligor under the Credit Facilities and the lenders under such Credit Facilities may require such releases of Subsidiary Guarantor's Guarantee even after a Default or Event of Default occurs under the Notes. Accordingly, there can be no assurance that the Guarantees of the Subsidiary Guarantors will be in effect following a Default or Event of Default under the Indenture or a default under the Credit Facilities. In such event Subsidiary Guarantors will have no obligation with respect to the repayment of principal and the interest on the Notes. Moreover, because Manor Care Realty anticipates that the stock of such Subsidiary Guarantors will be pledged to secure indebtedness outstanding under the Credit Facilities should the lenders under the Credit Facilities require releases of the Subsidiary Guarantor's Guarantees, the net asset values of such Subsidiary Guarantors may be claimed by the lenders under the Credit Facilities as pledgees of the stock of the Subsidiary Guarantors and may become available to repay the Notes only after the indebtedness of Manor Care Real Estate under the Credit Facilities is fully satisfied. There can be no assurance that Manor Care Realty will be able to comply with the covenants contained in the Indenture and the Credit Facilities and in addition, changes in economic or business conditions, results of operations or other factors could in the future cause a violation of one or more covenants in Manor Care Realty's debt instruments. Failure by Manor Care Realty to comply with such covenants may result in an event of default which, if not cured or waived, could have a material adverse effect on Manor Care Realty. See "--Substantial Leverage; Ability to Service Indebtedness," "-- Holding Company Structure; Structural Subordination," "Asset Encumbrances," and "Description of Certain Indebtedness of Manor Care Realty."

FRAUDULENT TRANSFER CONSIDERATIONS; LEGAL DIVIDEND REQUIREMENTS

  It is a condition to the consummation of the Distribution that each of Manor Care Realty and ManorCare Health Services shall have received an opinion satisfactory to Manor Care's Board of Directors regarding the solvency of Manor Care Realty and ManorCare Health Services and the permissibility of the Contribution of Assets, the Capital Contribution, the Assumption of Liabilities, and the Distribution under Section 170 of the Delaware General Corporation Law (the "DGCL"). Manor Care's Board of Directors does not intend to consummate the Distribution unless it is satisfied regarding the permissibility of the Distribution under Section 170 of DGCL and the solvency of Manor Care and ManorCare Health Services as of the declaration by Manor Care of the distribution of the capital stock of ManorCare Health Services to Manor Care's shareholders and as of the consummation of the Distribution. There is no certainty, however, that a court would reach the same conclusions set forth in such opinion in determining whether Manor Care Real Estate, Manor Care Realty or ManorCare Health Services was insolvent at the time of, or after giving effect to, the Contribution of Assets, the Capital Contribution, the Assumption Liabilities, and the Distribution.

  If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that at the time Manor Care effected the Distribution and issued the Notes, Manor Care, Manor Care Real Estate or any of the Guarantors (i) (a) was insolvent, (b) was rendered insolvent by reason of the Distribution or the incurrence of the indebtedness represented by the Notes and the Guarantees, (c) was engaged in a business or transaction for which its remaining assets, as the case may be, constituted unreasonably small capital, or (d) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts matured and received less than fair consideration or reasonably equivalent value or (ii) made the Distribution, issued the Notes or guaranteed the Notes with actual intent to hinder, delay or defraud existing or future creditors of Manor Care, Manor Care Real Estate or the Guarantors, such court may be asked to void the Distribution (in whole or in part), the Manor Care Real Estate Notes and/or the Guarantees as fraudulent conveyances. If a court finds that the Distribution or the Offering and use of proceeds thereof constituted a fraudulent conveyance of assets of Manor Care, Manor Care Real Estate or the Guarantors, such court may void or subordinate the obligations of the Manor Care Real Estate Notes and/or the Guarantees. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, Manor Care, Manor Care Real Estate or a Subsidiary Guarantor would be considered insolvent if the fair value of its assets were less than the amount of its liabilities or if it incurred debt beyond its ability to repay such debt as it matures. In determining the debts of Manor Care, Manor Care Real Estate or a Subsidiary Guarantor for such purpose, a court may disregard, in whole or in part, the effect of the Assumption of Liabilities by ManorCare Health Services if it finds that ManorCare Health Services was at the time of the Assumption of Liabilities unable to pay assumed debts.

  After giving pro forma effect to the Distribution and related transactions as if they occurred on November 30, 1997, (and assuming the holders of 100% of the Old Senior Notes accept the Exchange Offer), ManorCare Health Services would have assumed approximately (i) $195.1 million of Manor Care Realty's indebtedness, (ii) liabilities of Manor Care relating to benefits and workers' compensation of approximately $56.0 million, (iii) current liabilities of the skilled nursing facilities of approximately $46.6 million, and (iv) deferred tax liabilities of approximately $40.7 million. In addition, pursuant to the Distribution Agreement, ManorCare Health Services will assume certain contingent liabilities of Manor Care. If, applying the foregoing standards, ManorCare Health

Services is found to have effected a fraudulent conveyance in assuming debts of Manor Care pursuant to the Assumption of Liabilities, a court in a suit by an unpaid creditor or representative of creditors may void the Assumption of Liabilities (in whole or in part) with the result that Manor Care Realty may be required to pay all or part of such liabilities.

  Manor Care's Board of Directors and management believe that, in accordance with the solvency opinion rendered in connection with the Distribution, both prior to and immediately following the consummation of the Distribution, (i) Manor Care, Manor Care Realty and ManorCare Health Services each (a) will be solvent (in accordance with the foregoing definitions), (b) will be able to repay its debts as they mature, and (c) will have sufficient capital to carry on its businesses and (ii) the Distribution will be made entirely out of Manor Care's surplus, as required under Section 170 of the Delaware General Corporation Law. Manor Care's Board of Directors and management further believe that neither Manor Care nor ManorCare Health Services is entering into the Distribution with any actual intent to hinder, delay or defraud existing or future creditors of Manor Care Realty or ManorCare Health Services. Therefore, the Notes should not be voided as a fraudulent conveyance. The Board is not expected to receive an opinion, however, with respect to the solvency of each Subsidiary Guarantor.

  The ability of Manor Care Real Estate, Manor Care Realty and the Subsidiary Guarantors to honor their obligations under the Manor Care Real Estate Notes may depend, in part, on the continued payment of rentals under one or more leases entered into between Manor Care Real Estate or a subsidiary thereof as lessor and ManorCare Health Services or a subsidiary thereof as lessee. However, in the event that ManorCare Health Services becomes the subject of bankruptcy proceedings, a trustee in bankruptcy for ManorCare Health Services, or ManorCare Health Services as "debtor in possession," may elect to reject such leases, with the result that rental payments under such leases may terminate. Pending assumption or rejection of leases, Manor Care Realty may be subjected to delay in receiving rental payments. Although, in the event of such a rejection of leases. Manor Care Realty may be able to assert claims for damages against ManorCare Health Services, the permissible amount of such claims may be limited by provisions of bankruptcy law, and no assurance can be given as to the ranking of Manor Care Realty's claims. In addition, in the event of a ManorCare Health Services bankruptcy, no assurance can be given that Manor Care Real Estate will be permitted to reduce its liability to ManorCare Health Services under the Real Estate Note by setting off liabilities owed to it by ManorCare Health Services, whether arising from the rejection or termination of leases or otherwise. Further, the benefit of any such offset may be claimed by the secured lenders. Manor Care Realty and Manor Care Real Estate may be deemed "insiders" of ManorCare Health Services for purposes of the preferential transfer provisions of the federal bankruptcy law. As a result, it is possible that payments made by ManorCare Health Services to or for the benefit of Manor Care Realty or Manor Care Real Estate on account of pre-existing debts within one year of the commencement of bankruptcy proceedings for ManorCare Health Services may be voided and recovered from Manor Care Realty as preferential transfers. Payments made by ManorCare Health Services to third parties under the Assumption of Liabilities may be deemed payments for the benefit of Manor Care Realty for this purpose, and as a result, such payments, if made within one year of the commencement of bankruptcy proceedings, may be recoverable from Manor Care Realty.

DEPENDENCE UPON MANORCARE HEALTH SERVICES

  ManorCare Health Services will account for the vast majority of Manor Care Realty's revenues over at least the first five years after the Distribution. Following the Distribution, Manor Care Realty's principal sources of revenue will arise from payments pursuant to the lease of the Skilled Nursing Facilities to ManorCare Health Services, the proceeds of the sale to ManorCare Health Services of assisted living facilities developed by Manor Care Realty and revenues derived from Mesquite Hospital. In addition, pursuant to the terms of the Non-Competition Agreement, Manor Care Realty may not, subject to certain exceptions, enter into management agreements with third parties with respect to acquired or developed skilled nursing facilities properties unless ManorCare Health Services has declined to manage such facilities. The Non-Competition Agreement imposes other restrictions on Manor Care Realty. See "Relationship between Manor Care Realty and ManorCare Health Services after the Distribution-- Non-Competition Agreement." Accordingly, Manor Care Realty's financial and operating performance will depend primarily on the financial and operating performance of ManorCare Health Services. Poor performance of the Skilled Nursing Facilities operated by ManorCare Health Services or the assisted living facilities developed for ManorCare Health Services would have a material adverse effect on Manor Care Realty or render Manor Care Realty unable to meet its debt service requirements. Although Manor Care Realty will consider, subject to capital constraints and the terms of the Non-Competition Agreement, diversifying its business, there can be no assurance that it will be able to do so or, if able, to be successful in this effort. In the event that Manor Care Realty pursues its strategy to diversify its business, Manor Care Realty may require substantial additional capital resources. See "Business of Manor Care Realty after the Distribution."

DEPENDENCE BY MANOR CARE REALTY ON RELATED PARTY AGREEMENTS WITH MANORCARE HEALTH SERVICES; FAILURE TO ACHIEVE OCCUPANCY RATES AT NEWLY DEVELOPED ASSISTED LIVING FACILITIES

  In connection with the Distribution, Manor Care Realty will enter into agreements with ManorCare Health Services, including the Development Agreement, the Lease Agreements and the Assisted Living Management Agreement. Pursuant to the Development Agreement, Manor Care Realty will develop assisted living facilities for ManorCare Health Services. ManorCare Health Services will be obligated to purchase such facility if at any time during the two-year period measured from the time a particular facility opens, occupancy reaches 75% for a period of five days. Such purchases shall be at fixed prices based upon a stated premium to approved construction costs as determined under the Development Agreement. Total approved development costs include expenses incurred in connection with the development and construction of the facilities, but do not include operating losses incurred during the two-year stabilization period. The premium to total approved development costs is intended to compensate Manor Care Realty for the increasing value of its investment over time as well as for the risks it takes in connection with developing assisted living facilities, including the risks inherent in operating the facilities during the two year stabilization period. Pursuant to the Assisted Living Facility Management Agreement, ManorCare Health Services will manage assisted living facilities for Manor Care Realty for a fixed monthly fee during the two-year stabilization period under the Development Agreement. See "Relationship between Manor Care Realty and ManorCare Health Services after the Distribution--Development Agreement."

  The 16 Arden Courts facilities, including five mature facilities (facilities that have been operated by Manor Care for a minimum of two years) and eleven start-up facilities, had an average occupancy of 79% as of February 1, 1998. Twelve of the Arden Courts attained occupancy of 75% or greater as of February 1, 1998. For the 12 facilities that have reached 75% occupancy, the 75% occupancy level was achieved on average in 11 months. The average occupancy of these facilities on February 1, 1998 was 93%. With the five most recent openings, Manor Care has intensified pre-marketing efforts in an attempt to shorten the time period required to reach full occupancy.

  The 21 Springhouse senior residences, including 19 mature facilities and two start-up facilities, had an average occupancy of 86% as of February 1, 1998. Eighteen of the Springhouse senior residences were acquired and two were built in the late 1980's. Manor Care recently developed a prototypical design for the future development of its Springhouse product and opened the first such facility in February, 1997 in Tucson, Arizona. The Tucson Springhouse facility had an occupancy of 60% as of February 1, 1998.

  If ManorCare Health Services does not acquire a facility within such two-year period, Manor Care Realty will have the right to sell the facility to a third party. ManorCare Health Services will retain the rights to the Arden Courts and Springhouse brand names in the event of a third-party sale. Accordingly, the risks related to construction and the initial occupancy and operation of the assisted living facilities developed by Manor Care Realty will be borne by Manor Care Realty. There can be no assurance that the requisite occupancy levels will be achieved at a particular facility. In such event there can be no assurance that Manor Care Realty would be able to sell the facility to a third party on attractive terms.

  Pursuant to the Lease Agreements, Manor Care Realty will lease to ManorCare Health Services all of its Skilled Nursing Facilities, and Manor Care Realty will grant to ManorCare Health Services, pursuant to the Lease Agreements or by separate agreement, the right to manage all of Manor Care Realty's current and future skilled nursing facilities. Under the Lease Agreements, Manor Care Realty will, in effect, bear the economic and other costs associated with the operation of the Skilled Nursing Facilities and share in a portion of the operating profit of each such facility. Lease payments payable to Manor Care Realty under the Lease Agreements are, in effect, subordinated to operating expenses and certain management fees payable to ManorCare Health Services under the Lease Agreements. Manor Care Realty's revenues will be dependent on the fees generated by the Lease Agreements and revenues derived from Mesquite Hospital as well as on any proceeds received from the sale of assisted living facilities to ManorCare Health Services under the Development Agreement; however, ManorCare Realty will, in effect, bear the risks that the Skilled Nursing Facilities cannot be operated profitably and that the assisted living facilities will not be developed within their budget or will not reach 75% occupancy within two years of their opening. Pursuant to the Distribution Agreement, Manor Care Realty (and not ManorCare Health Services) will remain liable for certain pre-Distribution liabilities (other than certain tax liabilities which are the subject of the Tax Sharing Agreement)). However, the assumption of such liabilities will not release Manor Care Realty therefrom if ManorCare Health Services should fail for any reason to perform its obligations pursuant to such assumed liabilities. See "Relationship Between Manor Care Realty and ManorCare Health Services after the Distribution."

  The financial terms of the Lease Agreements were structured by Manor Care's management under the general direction of Manor Care's Board of Directors to create a risk/reward sharing arrangement at each of the Skilled Nursing Facilities pursuant to which each of the companies would be fairly and reasonably compensated for the contributions it made and the risks it assumed. Manor Care did not seek proposals from unaffiliated third parties. Such a solicitation would not have been practical in view of the proposed relationship and make-up of the two companies to be parties to the Lease Agreements. However, after the terms of the Lease Agreements were finalized, Manor Care's Board of Directors reviewed them in light of the objectives listed above taking into account that alternative third party proposals were not solicited. Similarly, the financial terms of the Development Agreement and the Assisted Living Facility Management Agreements were structured to achieve the following objectives: (i) Manor Care Realty should receive a fair return on its capital invested in developing new assisted living facilities; (ii) ManorCare Health Services should be required to purchase a facility immediately upon its achievement of a profitable occupancy level; and (iii) each party should receive returns based on the magnitude and duration of risks assumed by that party pursuant to the Development Agreement and Assisted Living Facility Management Agreement. After the terms of the Development Agreement and the Assisted Living Facility Management Agreements were finalized, Manor Care's Board of Directors reviewed them in light of the objectives listed above taking into account that Manor Care Realty would be functioning substantially as ManorCare Health Services' developer of assisted living facilities. Based on the Board of Directors' review, the Board concurred with management's judgment that the transactions contemplated by the Distribution Agreement, including the Distribution, the Capital Contribution, the execution, delivery and performance of the Lease Agreements, the Development Agreement and the Assisted Living Facility Management Agreement and the transactions contemplated thereby, when considered as a whole, are no less favorable to either Manor Care Realty or ManorCare Health Services than would be available from an unaffiliated third party.

NEED FOR ADDITIONAL FINANCING TO FUND DEVELOPMENT OF ASSISTED LIVING
FACILITIES

  During the first five years after the Distribution, Manor Care Realty plans to develop approximately 200 new facilities for ManorCare Health Services. The estimated cost to complete these facilities is approximately $1.4 billion. Manor Care Realty's ability to achieve its development goals will depend upon a variety of factors, many of which are beyond Manor Care Realty's control. Manor Care Realty plans to finance this development with borrowings under the Credit Facilities, proceeds from sales of assisted living facilities to ManorCare Health Services pursuant to the terms of the Development Agreement, cash flow from operations and proceeds from additional debt and/or equity financings. In this regard, within one year of the consummation of the Distribution, Manor Care Realty plans to raise approximately $100 to $150 million in equity and may use the proceeds of such offering to reduce indebtedness and/or to fund the development of assisted living facilities. Such equity financing will be dependent upon conditions then prevailing in the United States equity capital markets. There can be no assurance that any such additional financings will be available at all, or if available, on terms acceptable to Manor Care Realty. In addition, Manor Care Realty expects that its ability to borrow under the Credit Facilities will be subject to Manor Care Realty's compliance with certain covenants and other conditions and that the obligation of ManorCare Health Services to purchase assisted living facilities pursuant to the Development Agreement will be subject to achieving certain occupancy levels in the facilities. See "Description of Certain Indebtedness of Manor Care Realty--The Credit Facilities" and "Relationship Between Manor Care

Realty and ManorCare Health Services After the Distribution--Development Agreement Relating to Assisted Living Facilities". There can be no assurance that Manor Care Realty will satisfy the conditions to borrowing under the Credit Facilities or that the requisite occupancy levels will be achieved at the assisted living facilities developed by Manor Care Realty for sale to ManorCare Health Services. If Manor Care Realty is unable to obtain additional financing or if it is unable to satisfy the conditions to borrowing under the Credit Facilities or if ManorCare Health Services does not purchase substantially all of the assisted living facilities developed by Manor Care Realty, Manor Care Realty may be required to delay or eliminate some or all of its development projects all of which could have a material adverse effect on Manor Care Realty.

DEVELOPMENT AND CONSTRUCTION RISKS

  There can be no assurance that Manor Care Realty will not suffer delays in its development program. The successful development of additional facilities will involve a number of risks, including the possibility that Manor Care Realty will not be able to locate suitable sites at acceptable prices or may be unable to obtain, or may experience delays in obtaining, necessary certificates of need, zoning, land use, building, occupancy, licensing and other required governmental permits and authorizations. Manor Care Realty may also incur construction costs that exceed original estimates or even so-called guaranteed maximum cost construction contracts, and may not complete construction projects on schedule. Manor Care Realty will rely on third-party general contractors to construct its new facilities. There can be no assurance that Manor Care Realty will not experience difficulties in working with general contractors and subcontractors, which could result in increased construction costs and delays. Further, facility development is subject to a number of contingencies over which Manor Care Realty will have little control and that could have a material adverse effect on project cost and completion time, including shortages of, or the inability to obtain, labor or materials, the inability of the general contractor or subcontractors to perform under their contracts, strikes, or adverse weather conditions. Moreover, Manor Care Realty will be a highly leveraged company which may make it more difficult to secure short-term construction financing for these facilities and which will make it more immediately vulnerable to adverse changes in prevailing interest rates and in general business conditions, as well as conditions in the real estate development industry. The failure of Manor Care Realty to maintain substantial compliance with its schedule for completing these new assisted living facilities or to build them at a cost substantially as planned or to secure all necessary financing for development and construction of the facilities on acceptable terms could have a material adverse effect on Manor Care Realty.

SIGNIFICANT BAINUM FAMILY INTEREST

  Upon completion of the Distribution, Messrs. Stewart Bainum and Stewart Bainum, Jr. are expected to own beneficially approximately 15.22% and 22.86%, respectively, of the Common Stock of Manor Care Realty, in each case including shares with respect to which voting power is shared with each other and with other individuals or entities. Collectively, members of the Bainum family are expected to own beneficially approximately 29.95% of the Common Stock. In addition, Mr. Bainum, Jr. will be a director and Chairman of the Board of Manor Care Realty. As a result, the Bainum family may be in a position to influence significantly the affairs of Manor Care Realty, including the election of directors.

REGULATION

  Manor Care Realty is affected by government regulation of the health care industry in that (i) the payments due to Manor Care Realty from ManorCare Health Services in connection with the Lease Agreements are generally based on ManorCare Health Services' gross revenue from its operation of skilled nursing facilities and (ii) the underlying value of Mesquite Hospital depends on the revenue and profit that facility is able to generate. Compliance with these regulations at the Skilled Nursing Facilities will be the responsibility of ManorCare Health Services. The health care industry is highly regulated by federal, state and local law, state and local licensing requirements, facility inspections, reimbursement policies, regulations concerning capital and other expenditures, certification requirements and other laws, regulations and rules. The failure of ManorCare Health Services to comply with such laws, requirements and regulations could affect ManorCare Health Services' ability to operate the Skilled Nursing Facilities which it leases from Manor Care Realty and thus its ability to pay rent to Manor Care Realty with respect to such facilities. Such failure could, therefore, have a material adverse effect on Manor Care Realty.

  In addition, since the assisted living industry is relatively new, the manner and extent to which it is regulated at the federal, state and local levels are evolving. Changes in laws or new interpretations of existing laws as applied to the assisted living business may have a significant impact on ManorCare Health Services' methods and costs of doing business. ManorCare Health Services' success will depend in part upon its ability to satisfy applicable regulations and requirements and to procure and maintain required licenses in rapidly changing regulatory environments. Any failure to satisfy applicable regulations or to procure or maintain a required license could have a material adverse effect on ManorCare Health Services which could in turn negatively impact Manor Care Realty. Certain regulatory developments such as revisions in the building code requirements for assisted living or skilled nursing facilities, mandatory increases in the scope and quality of care to be offered to residents and revisions in licensing and certification standards could have a material adverse effect on Manor Care Realty. See "Business of Manor Care Realty After the Distribution--Government Regulation."

HEALTH CARE REFORM

  The health care industry is facing various challenges, including increased government and private payor pressure on health care providers to control costs, the migration of patients from acute care facilities into extended care and home care settings and the vertical and horizontal consolidation of health care providers. The pressure to control health care costs intensified during 1994 and 1995 as a result of the national health care reform debate and continued into 1996 and 1997 as Congress attempted to slow the rate of growth of federal health care expenditures as part of its effort to balance the federal budget. Pursuant to the Balanced Budget Act of 1997, between November 1998 and June 1999, the Medicare payment system for ManorCare Health Services will become prospective rather than retrospective. See "Business of Manor Care Realty after the Distribution--Government Regulation." Manor Care Realty cannot predict the impact that this change will have on ManorCare Health Services and, indirectly, on Manor Care Realty.

  Manor Care Realty believes that government and private efforts to contain or reduce health care costs will continue. These trends are likely to lead to reduced or slower growth in reimbursement for certain services provided by Manor Care Realty at Mesquite Hospital and ManorCare Health Services, which in turn will affect the revenue derived by Manor Care Realty from ManorCare Health Services. However, Manor Care Realty cannot predict whether any of the above initiatives or any initiatives will be adopted and, if adopted, no assurance can be given that the implementation of such reforms will not have a material adverse effect on Manor Care Realty.

DEPENDENCE ON KEY PERSONNEL

  Manor Care Realty believes that its success depends to a significant extent on the management and other skills of its chief executive and chief development officers, as well as its ability to retain other key employees and to attract skilled personnel in the future to manage the growth of Manor Care Realty. Although Manor Care Realty believes it has incentive and compensation programs designed to retain key employees, there can be no assurance that these key employees will remain with Manor Care Realty. There can be no assurance that a suitable replacement for any of the employees could be found in the event of termination of any of their employment.

ENVIRONMENTAL MATTERS

  Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property or an entity that arranges for the disposal or treatment of hazardous or toxic substances at a disposal site may be held jointly and severally liable for the cost of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing material, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner, operator or otherwise responsible party knew of, or caused, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances can be substantial and the liability of a responsible party as to any property is generally not limited under such laws and regulations and could exceed the property's value and the aggregate assets of the liable party.

  Certain federal and state laws govern the handling and disposal of medical, infectious and hazardous waste. Failure to comply with such laws or the regulations promulgated thereunder could subject an entity covered by these laws to fines, criminal penalties and other enforcement actions. Manor Care Realty has developed policies with respect to the handling and disposal of medical, infectious and hazardous waste to ensure compliance with those laws and regulations. Manor Care Realty believes that it is in material compliance with applicable laws and regulations governing medical, infectious and hazardous waste.

  One or more subsidiaries or affiliates of Manor Care have been identified as potentially responsible parties ("PRPs") in a variety of actions (the "Actions") relating to waste disposal sites which allegedly are subject to remedial action under the Comprehensive Environmental Response Compensation Liability Act, as amended, 42 U.S.C. (S)(S)9601 et seq. ("CERCLA") and similar state laws. CERCLA imposes retroactive, strict joint and several liability on PRPs for the costs of hazardous waste clean-up. The Actions arise out of the alleged activities of Cenco, Incorporated and its subsidiary and affiliated companies ("Cenco"). Cenco was acquired in 1981 by a wholly owned subsidiary of Manor Care. The Actions allege that Cenco transported and/or generated hazardous substances that came to be located at the sites in question. The Company believes the waste disposal activities at issue occurred prior to the Manor Care subsidiary's acquisition of Cenco. Environmental proceedings such as the Actions may involve owners and/or operators of the hazardous waste site, multiple waste generators and multiple waste transportation disposal companies. Such proceedings involve efforts by governmental entities and/or private parties to allocate or recover site investigation and clean-up costs, which costs may be substantial. The potential liability exposure for currently pending environmental claims and litigation, without regard to insurance coverage, cannot be quantified with precision because of the inherent uncertainties of litigation in the Actions and the fact that the ultimate cost of the remedial actions for some of the waste disposal sites where Manor Care is alleged to be a potentially responsible party has not yet been quantified. Manor Care believes that the potential environmental liability exposure, after consideration of insurance coverage, is approximately $3 million. Future liabilities for the pending environmental claims and litigation, without regard to insurance, currently are not expected to exceed approximately $46 million. After the Distribution, Manor Care Realty will retain liability for certain environmental litigation, including the Actions. See "Business Of Manor Care Realty After The Distribution--Government Regulation" and "--Legal Proceedings."

CONFLICTS WITH MANORCARE HEALTH SERVICES

  Subsequent to the Distribution, the interests of ManorCare Health Services and Manor Care Realty may potentially conflict due to the ongoing relationships between the companies. Such sources of conflict include the fact that after the Distribution, (i) ManorCare Health Services will lease and operate Manor Care Realty's skilled nursing facilities pursuant to the Lease Agreements, (ii) Manor Care Realty will develop assisted living facilities for ManorCare Health Services and ManorCare Health Services will manage each of those facilities until certain sustained occupancy targets are achieved, at which point ManorCare Health Services will be obligated to purchase the facility pursuant to the Development Agreement at pre-determined prices,
(iii) pending the possible purchase of an assisted living facility by ManorCare Health Services pursuant to the terms of the Development Agreement, ManorCare Health Services will manage the facility for a fixed monthly fee to be agreed upon with Manor Care Realty, (iv) Manor Care Realty will be indebted to ManorCare Health Services as a result of the Real Estate Note, (v) ManorCare Health Services and Manor Care Realty will enter into the Non-Competition Agreement that will limit the competition between the companies,
(vi) ManorCare Health Services may manage assisted living facilities not developed by Manor Care Realty and (vii) other corporate and administrative services will be provided by ManorCare Health Services to Manor Care Realty. Consequently, Manor Care Realty will be dependent upon ManorCare Health Services for the vast majority of its revenues for the first five years and for the operation of its skilled nursing facilities. See "Relationship between Manor Care Realty and ManorCare Health Services after the Distribution."

  With respect to these matters, the potential exists for disagreements as to the quality of the services provided by the parties and as to contract compliance. However, Manor Care believes that Manor Care Realty and ManorCare Health Services will benefit from a strategic relationship with each other as a result of the Lease Agreements, the Development Agreement, the Assisted Living Facility Management Agreement and the other related party agreements. As a result of the strategic relationship between the two companies, each company's revenues are dependent in part on the other company and thus Manor Care believes that Manor Care Realty and ManorCare Health Services will have a mutual interest in resolving any contract compliance disagreements. Manor Care believes that there will be sufficient mutuality of interest between the two companies to result in a mutually productive relationship. However, despite the anticipated mutuality of interest, and the significant equity ownership interest of the Bainum family, Manor Care Realty and ManorCare Health Services will have separate management and public shareholder groups whose interests may differ from one another.

  ManorCare Health Services and Manor Care Realty will have two common directors, Mr. Stewart Bainum, Jr. and Mr. Kennett L. Simmons. Messrs. Bainum, Jr. and Simmons, as well as certain other officers and directors of ManorCare Health Services and Manor Care Realty initially will also own shares (and/or options or other rights to acquire shares) in both companies following the Distribution. Appropriate policies and procedures will be adopted by the board of directors of each company to address the involvement of the overlapping directors (and if appropriate, relevant officers of such companies) in conflict situations, including requiring them to abstain from voting as directors of either ManorCare Health Services or Manor Care Realty in certain situations. Such procedures will include requiring Messrs. Bainum, Jr. and Simmons (or such other executive officers or directors having a significant ownership interest in both companies) to abstain from voting as directors of either company, with respect to matters that present a significant conflict of interest between the companies. Whether or not a significant conflict of interest situation exists will be determined on a case-by-case basis depending on such factors as the dollar value of the matter, the degree of personal interest of Messrs. Bainum, Jr. and Simmons (or such other executive officers and directors having a significant ownership interest in both companies) in the matter, the respective interests of the shareholders of ManorCare Health Services or Manor Care Realty and the likelihood that resolution of the matter will have significant strategic, operational or financial implications for the business of the respective companies.

TRANSFER OF LEASES TO NEW OPERATORS

  In the event ManorCare Health Services voluntarily or involuntarily defaults under the terms of a Lease Agreement or Manor Care Realty exercises its rights under a particular Lease Agreement to terminate such agreement or ManorCare Health Services determines not to renew a particular Lease Agreement, Manor Care Realty may be obliged to find another healthcare provider willing to lease and operate the facility relating to the Lease Agreement and may have to negotiate new lease terms, including rentals, which terms may be less favorable to Manor Care Realty than those of the Manor Care Realty/ManorCare Health Services Lease Agreement. In addition, Manor Care Realty and/or any substitute lessee will be required to apply for and obtain appropriate licenses to operate such facilities. Any such circumstances relating to several Lease Agreements at the same time could have a material adverse effect on Manor Care Realty. No assurance can be given that a substitute lessee could be found without reasonable delay.

PAYMENT BY THIRD-PARTY PAYORS AT THE SKILLED NURSING FACILITIES

  As described above, Manor Care Realty's financial and operating performance will depend primarily on the financial and operating performance of ManorCare Health Services. A significant portion of Manor Care Realty's revenues derived from the operation of the Skilled Nursing Facilities by ManorCare Health Services will be dependent upon reimbursement from third-party payors, including Medicare, state Medicaid programs and private insurers. Third party payors also include private commercial insurers, managed care organizations, health maintenance organizations and preferred provider organizations. Managed care organizations and other third party payors have continued to consolidate in order to enhance their ability to influence the delivery of healthcare services. Consequently, the health care needs of a large percentage of the United States population are increasingly served by a small number of managed care organizations. These organizations generally enter into service agreements with a limited number of providers for needed services. To the extent such organizations terminate ManorCare Health Services as a preferred provider and/or engage ManorCare Health Services' competitors as preferred or exclusive providers, it could have a material adverse effect on Manor Care Realty. For the fiscal year ended May 31, 1997, the Skilled Nursing Facilities to be operated by ManorCare Health

Services pursuant to the Lease Agreements derived the majority of their patient service revenue from non-government sources. Both governmental and private third-party payors have employed cost containment measures designed to limit payments made to health care providers such as ManorCare Health Services. Those measures include the adoption of initial and continuing recipient eligibility criteria which may limit payment for services, the adoption of coverage and duration criteria which limit the services which will be reimbursed and the establishment of payment ceilings which set the maximum reimbursement that a provider may receive for services. Furthermore, government payment programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially increase or decrease the rate of program payments to ManorCare Health Services for its services. There can be no assurance that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In addition, there can be no assurance that Manor Care Realty's Skilled Nursing Facilities, or the provision of services and supplies by ManorCare Health Services, now or in the future will meet or continue to meet the requirements for participation in such programs.

  ManorCare Health Services (and consequently Manor Care Realty) could be adversely affected by the continuing efforts of governmental and private third-party payors to contain the amount of reimbursement for health care services. For example, pursuant to the Balanced Budget Act of 1997, between November 1998 and June 1999, the Medicare payment system for ManorCare Health Services will become prospective rather than retrospective. Manor Care Realty cannot predict the impact that this change will have on ManorCare Health Services and, consequently on Manor Care Realty. Also, in certain states there has been established or there are proposals for the establishment of a case mix prospective payment system pursuant to which the payment to a facility for a patient is based upon the patient's condition and need for services. Manor Care Realty cannot at this time predict whether or where any of these proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals will have on ManorCare Health Services' and, consequently on Manor Care Realty. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by health care providers of all or a portion of the financial risk through prepaid capitation arrangements. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue. Any of such changes could have a material adverse effect on Manor Care Realty. See "Business Of Manor Care Realty After the Distribution--Government Regulation."

ADEQUACY OF CERTAIN INSURANCE

  Manor Care Realty and ManorCare Health Services maintain liability insurance providing coverage which they believe to be adequate. In addition, Manor Care Realty and ManorCare Health Services maintain property, business interruption, and workers' compensation insurance covering facilities in amounts deemed adequate by Manor Care Realty and ManorCare Health Services. There can be no assurance that any future claims will not exceed applicable insurance coverage or that Manor Care Realty or ManorCare Health Services will be able to continue its present insurance coverage on satisfactory terms, if at all.

COMPETITION; NON-COMPETITION AGREEMENT WITH MANORCARE HEALTH SERVICES

  Manor Care Realty generally competes with real estate investment trusts, real estate partnerships, healthcare providers and others, including, but not limited to, banks, insurance companies and other financial sources, in the development and leasing of health care facilities. Manor Care Realty's competitors in the health care real estate business are Alternative Living Services, American Health Properties, Inc., American Retirement Corp., ARV Assisted Living, Assisted Living Concepts, Inc., Atria Communities, Inc., Beverly Enterprises, Inc., Capstone Capital Corp., Carematrix Corp., Extendicare, Inc., Genesis Health Ventures, Inc., G & L Realty Corp., Greenbriar Corp., Harborside Healthcare Corp., Health Care Property Investors, Inc., Healthcare Realty Trust Inc., Health Care REIT, Inc., Health Care & Retirement Corp., Health and Retirement Property Trust, Integrated Health Services, Integrated Living Communities, Kapson Senior Quarters, Inc., Karrington Health, Inc., LTC Properties, Inc., Mariner Health Group, Inc., Meditrust Corporation, National Healthcare L.P., National Health Investors, Inc., Nationwide Health Properties, Inc., Newcare Health Corp., Omega Healthcare Investors, Inc.,

Paragon Health Network, Inc., Regent Assisted Living, Retirement Care Associates, Summit Care Corp., Sun Healthcare Group, Inc., Sunrise Assisted Living, Inc., Unison Healthcare Corp., Universal Health Realty Income Trust, and Vencor, Inc. ManorCare Health Services competes on a local and regional basis with operators of facilities that provide comparable services. Operators compete for patients based on quality of care, reputation, physical appearance of facilities, services offered, family preferences, physicians, staff and price. Furthermore, some of ManorCare Health Services' competitors are significantly larger and have, or may obtain, greater financial resources than ManorCare Health Services. ManorCare Health Services' competitors in the skilled nursing industry are Advocat, Inc., Beverly Enterprises, Inc., Extendicare, Inc., Genesis Health Ventures, Inc., Health Care and Retirement Corporation, Integrated Health Services, Inc., Mariner Health Group, Inc., National HealthCare L.P., Paragon Health Network, Inc., Sun Healthcare Group, Inc. and Vencor, Inc. See "Business Of Manor Care Realty After the Distribution--Competition."

  Following the Distribution, pursuant to the Non-Competition Agreement Manor Care Realty will be subject to certain contractual restrictions in the management of skilled nursing facilities, the development of assisted living facilities and participation in the institutional pharmacy and home health care businesses. See "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution--Non-Competition Agreement." The Non-Competition Agreement restricts Manor Care Realty's ability to pursue lines of business that have historically contributed a significant portion of Manor Care's net income.

CERTAIN INDEMNIFICATION OBLIGATIONS

  Pursuant to the Distribution Agreement and the Tax Sharing and Administration Agreement, Manor Care Realty will agree to indemnify ManorCare Health Services with respect to certain losses, damages, claims and liabilities, including liabilities which may arise from the operation of the Skilled Nursing Facilities prior to the Effective Date and certain tax liabilities. Pursuant to the Distribution Agreement, Manor Care Realty (and not ManorCare Health Services) will remain liable for certain pre-Distribution liabilities (other than certain tax liabilities). However, the assumption of such liabilities will not release Manor Care Realty therefrom, if ManorCare Health Services should fail, for any reason, to perform its obligations pursuant to such assumed liabilities. See "Relationship between Manor Care Realty and ManorCare Health Services after the Distribution." In addition, in connection the distribution of its lodging operations in November 1996, Manor Care agreed, subject to certain exceptions to indemnify Choice Hotels International, Inc. ("Choice"), against any loss, liability or expense incurred or suffered by Choice arising out of or related to the failure by Manor Care to perform or otherwise discharge the liabilities retained by Manor Care under the distribution agreement between Manor Care and Choice and certain tax liabilities.

CERTAIN TAX CONSIDERATIONS

  Manor Care has received a private letter ruling (the "Ruling") from the IRS which provides, among other things, that the Distribution will qualify as a tax-free transaction under Section 355 of the Code and that neither the stockholders of Manor Care nor Manor Care will recognize any income, gain or loss as a result of the Distribution. The Ruling is based upon various factual representations that were made to the IRS. If any such factual representations are determined to be inaccurate, absent the receipt of a supplemental ruling from the IRS, the Ruling generally cannot be relied upon by any party. There can be no assurance that, in such an event, Manor Care Realty would be able to obtain a supplemental ruling from the IRS. If Manor Care engages in the Distribution and the Distribution is held to be taxable, both Manor Care Realty and stockholders of Manor Care could recognize income or gain and thus become liable for the payment of a material amount of income tax. See "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution Tax Sharing Agreement."

THE YEAR 2000 ISSUE

  Manor Care has assessed and continues to assess the potential impact of the situation commonly referred to as the "Year 2000 Issue." The Year 2000 Issue, which affects most corporations, concerns the inability of information systems, primarily computer software programs, to properly recognize and process date sensitive information relating to the year 2000 and beyond. Manor Care is in the process of determining the costs and expenditures associated with the Year 2000 Issue and has several information system improvement initiatives underway to ensure that its computer systems will be Year 2000 compliant. Manor Care Realty does not expect to incur significant expenditures to address this issue. The failure by third party payors, such as private issuers, managed care organizations, health maintenance organizations, preferred provider organizations and federal and state government agencies that administer Medicare and/or Medicaid, to adequately address their Year 2000 Issues could adversely affect Manor Care Realty.

         CERTAIN CONSIDERATIONS RELATING TO THE NEW MCHS SENIOR NOTES

DEBT RATING OF NEW MCHS SENIOR NOTES

  The New MCHS Senior Notes will have a credit rating lower than the current debt rating of the Old Senior Notes but greater than the credit rating of the Old Senior Notes after the Distribution. The Old Senior Notes are currently rated Baa2 by Moody's and BBB by Standard & Poor's. The New MCHS Senior Notes will be rated Baa3 by Moody's and BB+ by Standard & Poor's. Old Senior Notes that do not accept the Exchange Offer and remain obligations of Manor Care Realty following the Distribution will be rated BB by Standard & Poor's and will remain under review by Moody's for further downgrade. The ratings reflect only the views of these organizations, and an explanation of the significance of each such rating may be obtained from Standard & Poor's Corporation, 25 Broadway, New York, New York 10004 and Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007. There is no assurance that such ratings will continue for any given period of time or that they will not be revised downward or withdrawn entirely by such rating agencies if, in their judgment, circumstances so warrant. A downward change in or withdrawal of such ratings may have an adverse effect on the market price of the New MCHS Senior Notes.

LIQUIDITY OF NEW MCHS SENIOR NOTES

  Depending on the amount of New MCHS Senior Notes outstanding after the Exchange Offer, the trading market for the New MCHS Senior Notes may be more limited than the trading market for Old Senior Notes prior to the Exchange Offer, which might adversely affect the liquidity and market price of such New MCHS Senior Notes. ManorCare Health Services does not intend to list the New MCHS Senior Notes on any national securities exchange. There is no assurance that an active market in the New MCHS Senior Notes will develop and no assurance as to the prices at which the New MCHS Senior Notes may be traded.

FORWARD-LOOKING INFORMATION

  This Registration Statement contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. When used in this document, the words "anticipate," "estimate," "project," "intends," "expect" and similar expressions are intended to identify forward-looking statements. Although ManorCare Health Services believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. Among the key factors that may have a direct bearing on ManorCare Health Services' operating results is ManorCare Health Services' ability to implement its plan to acquire from Manor Care Realty approximately 170 Arden Courts and 38 Springhouse senior residences over the next five years. In addition, actual future results and trends may differ materially depending on a variety of factors discussed in this "Risk Factors" section and elsewhere in this Registration Statement including, among others
(i) Manor Care Realty's success in implementing its business strategy, including its success in arranging financing where required, (ii) the nature and extent of future competition and (iii) the extent of future reform and regulation.

OPERATING HISTORY AND FUTURE PROSPECTS

  ManorCare Health Services was formed for the purpose of effecting the Distribution. ManorCare Health Services does not have an operating history as an independent public company, but will own and conduct the operations of the Assisted Living Business previously owned and conducted by Manor Care, and operate and manage the Skilled Nursing Facilities previously operated and managed by Manor Care and own the stock of Vitalink and In Home Health previously owned by Manor Care. On a historical basis, for the three fiscal years ended May 31, 1997, ManorCare Health Services' businesses were profitable. There can be no assurance, however, that ManorCare Health Services' operations will be profitable in 1998 or future years. See "ManorCare Health Services Selected Historical Financial Data" and "Combined Financial Statements of Manor Care."

  ManorCare Health Services' future success will depend on a number of factors, including (i) the level of demand for its assisted living facilities and the Skilled Nursing Facilities, (ii) the success of ManorCare Health Services' planned expansion of its Assisted Living Business, (iii) ManorCare Health Services' ability to manage and operate the Skilled Nursing Facilities,
(iv) the substantial competition encountered by ManorCare Health Services, see "--Competition" and "Business of ManorCare Health Services after the Distribution--Competition," (v) the presence of existing governmental regulation and the potential for health care reform which might be adverse to ManorCare Health Services, see "--Regulation," and "Business of ManorCare Health Services after the Distribution--Government Regulation," (vi) ManorCare Health Services' transition to an independent, public company and the costs associated therewith and (vii) the future success of Vitalink and In Home Health.

  The success of the ManorCare Health Services' acquisition and expansion strategy depends, in significant part, upon the anticipated development of assisted living facilities by Manor Care Realty and in turn upon Manor Care Realty's ability to obtain necessary financing, locate desirable sites, acquire property, obtain local regulatory approvals and construct the facilities on schedule and on budget. At or prior to the Distribution, Manor Care will utilize part of the proceeds from the sale of the Manor Care Real Estate Notes and borrowings under the Credit Facilities to make or cause to be made the cash portion of the Capital Contribution. ManorCare Health Services' acquisition and expansion strategy also depends, in significant part, upon receipt of the Capital Contribution and upon ManorCare Health Services' entering into the MCHS Credit Facility.

DEPENDENCE BY MANORCARE HEALTH SERVICES ON RELATED PARTY AGREEMENTS

  In connection with the Distribution, ManorCare Health Services will enter into agreements with Manor Care, including the Development Agreement, the Lease Agreements and the Assisted Living Facility Management Agreements. Pursuant to the Development Agreement, Manor Care Realty will develop assisted living facilities for sale to ManorCare Health Services. If at any time during the two-year period measured from the time a particular facility opens occupancy reaches 75% for a period of five days, ManorCare Health Services will be obligated to purchase the facility. Such purchases shall be at fixed prices based upon a stated premium to approved construction costs as determined under the Development Agreement. If ManorCare Health Services does not acquire a facility within the two-year stabilization period, Manor Care Realty will have the right to sell the facility to a third party. Total approved development costs include expenses incurred in connection with the development and construction of the facilities, but do not include operating losses incurred during the two-year stabilization period. The premium to total approved development costs is intended to compensate Manor Care Realty for the increasing value of its investment over time as well as for the risks it takes in connection with developing assisted living facilities, including the risks inherent in operating the facilities during the two-year stabilization period. Pursuant to the Assisted Living Facility Management Agreement, ManorCare Health Services will manage assisted living facilities for Manor Care Realty for a fixed monthly fee during the two-year stabilization period under the Development Agreement. See "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution--Development Agreement." Accordingly, the risks related to construction and the initial operation of the assisted living facilities developed by Manor Care Realty will be borne by Manor Care Realty.

  The financial terms of the Lease Agreements were structured by Manor Care's management under the general direction of Manor Care's Board of Directors to create a risk/reward sharing arrangement at each of the Skilled Nursing Facilities pursuant to which each of the companies would be fairly and reasonably compensated for the contributions it made and the risks it assumed. Manor Care did not seek proposals from unaffiliated third parties. Such a solicitation would not have been practical in view of the proposed relationship and make-up of the two companies to be parties to the Lease Agreements. However, after the terms of the Lease Agreements were finalized, Manor Care's Board of Directors reviewed them in light of the objectives listed above taking into account that alternative third party proposals were not solicited. Similarly, the financial terms of the Development Agreement and the Assisted Living Facility Management Agreements were structured to achieve the following objectives: (i) Manor Care Realty should receive a fair return on its capital invested in developing new assisted living facilities (ii) ManorCare Health Services should be required to purchase a facility immediately upon its achievement of a profitable occupancy level; and (iii) each party should receive returns based on the magnitude and duration of risks assumed by that party pursuant to the Development Agreement and the Assisted Living Facility Management Agreement. After the terms of the Development Agreement and the Assisted Living Facility Management Agreements were finalized, Manor Care's Board of Directors reviewed them in light of the objectives listed above taking into account that Manor Care Realty would be functioning substantially as ManorCare Health Services' developer of assisted living facilities. Based on that review, the Board concurred with management's judgement that the terms of the Development Agreement and the Assisted Living Facility Management Agreements are no less favorable to either party than would be available from an unaffiliated third party. Based on the Board of Directors' review, the Board concurred with management's judgment that the transactions contemplated by the Distribution Agreement, including the Distribution, the Capital Contribution, the execution, delivery and performance of the Lease Agreements, the Development Agreement and the Assisted Living Facility Management Agreement and the transactions contemplated thereby, when considered as a whole, are no less favorable to either Manor Care Realty or ManorCare Health Services than would be available from an unaffiliated third party.

DEPENDENCE ON MANOR CARE REALTY

  ManorCare Health Services' core strategy contemplates the acquisition from Manor Care Realty of 170 new Arden Courts facilities and 38 new Springhouse facilities over the next five years. Under the Development Agreement, Manor Care Realty will locate, develop and build these facilities for sale to ManorCare Health Services and, pending their purchase by ManorCare Health Services, will own them for an occupancy stabilization period of up to two years. The success of ManorCare Health Services' strategy will thus depend in very significant part upon Manor Care Realty's capacity to locate desirable sites, acquire property, obtain local regulatory approvals and construct the facilities on schedule and on budget. The estimated cost to complete these facilities is approximately $1.4 billion. Manor Care Realty's ability to achieve its development goals will depend upon a variety of factors, many of which are beyond Manor Care Realty's control, including Manor Care Realty's ability to obtain necessary financing. As a result of the Distribution, Manor Care Realty will be highly leveraged, with indebtedness that is substantial in relation to its stockholders' equity. On a pro forma basis after giving effect to the offering of the Manor Care Real Estate Notes and the use of proceeds thereof, the Distribution and related borrowings and assuming that all holders of the outstanding Old Senior Notes accept the Exchange Offer, on November 30, 1997, Manor Care Realty's aggregate outstanding indebtedness would have been $776 million. This high degree of leverage may make it more difficult to secure short-term construction financing for these facilities and which will make it more immediately vulnerable to adverse changes in prevailing interest rates and in general business conditions, as well as conditions in the real estate development industry. The failure of Manor Care Realty to maintain substantial compliance with its schedule for completing these new assisted living facilities or to build them at a cost substantially as planned or to secure all necessary financing for development and construction of the facilities on acceptable terms could have a material adverse effect on ManorCare Health Services. In addition, Manor Care Realty's high degree of leverage could adversely affect Manor Care Realty's ability to pay principal and interest on or to redeem the Real Estate Note and may adversely affect the ability of ManorCare Health Services to sell the Real Estate Note. The terms of the Real Estate Note will not limit in any way ManorCare Health Services' use of the proceeds thereof. ManorCare Health Services intends to use the proceeds of the Real Estate Note for general corporate purposes, which may include debt service, working capital or acquisition financing. The failure of Manor Care Realty to pay principal and interest on the Real Estate Note in a timely manner or the inability of ManorCare Health Services to sell the Real Estate Note to a third party for its principal amount could have a material adverse effect on ManorCare Health Services. See "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution."

CONFLICTS WITH MANOR CARE REALTY

  Subsequent to the Distribution, the interests of ManorCare Health Services and Manor Care Realty may potentially conflict due to the ongoing relationships between the companies. Such sources of conflict include the fact that after the Distribution, (i) ManorCare Health Services will lease and operate Manor Care Realty's skilled nursing facilities pursuant to the Lease Agreements, (ii) Manor Care Realty will develop assisted living facilities for ManorCare Health Services and ManorCare Health Services will manage each of those facilities until certain sustained occupancy targets are achieved, at which point ManorCare Health Services will be obligated to purchase the facility pursuant to the Development Agreement, (iii) pending the possible purchase of an assisted living facility by ManorCare Health Services pursuant to the terms of the Development Agreement, ManorCare Health Services will manage the facility for a fixed monthly fee to be agreed upon with Manor Care Realty, (iv) Manor Care Realty will be indebted to ManorCare Health Services as a result of the Real Estate Note, (v) ManorCare Health Services and Manor Care Realty will enter into the Non-Competition Agreement that will limit the competition between the companies and (vi) ManorCare Health Services may manage assisted living facilities not developed by Manor Care Realty. See "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution." With respect to these matters, the potential exists for disagreements as to the quality of the services provided by the parties and as to contract compliance. However, Manor Care believes that each of Manor Care Realty and ManorCare Health Services will benefit from a strategic relationship with the other entity created by the Lease Agreements, the Development Agreement, the Assisted Living Facility Management Agreement and the other related party agreements. As a result of this relationship, each company's revenues are dependent in part on the other company and thus Manor Care believes that Manor Care Realty and ManorCare Health Services will have a mutual interest in resolving any contract compliance disagreements. ManorCare Health Services believes that there will be sufficient mutuality of interest between the two companies to result in a mutually productive relationship. However, despite the anticipated mutuality of interest, each of Manor Care Realty and ManorCare Health Services will have unique shareholder groups whose interests may differ from one another.

  In addition, ManorCare Health Services and Manor Care Realty will have two common directors, Mr. Stewart Bainum, Jr. and Mr. Kennett L. Simmons. Messrs. Bainum, Jr. and Simmons, as well as certain other officers and directors of ManorCare Health Services and Manor Care Realty will also own shares (and/or options or other rights to acquire shares) in both companies following the Distribution. Appropriate policies and procedures will be followed by the board of directors of each company to limit the involvement of the overlapping directors (and if appropriate, relevant officers of such companies) in conflict situations, including requiring them to abstain from voting as directors of either ManorCare Health Services or Manor Care Realty. Such procedures will include requiring Messrs. Bainum, Jr. and Simmons (or such other executive officers or directors having a significant ownership interest in both companies) to abstain from voting as directors of either company, with respect to matters that present a significant conflict of interest between the companies. Whether or not a significant conflict of interest situation exists will be determined on a case-by-case basis depending on such factors as the dollar value of the matter, the degree of personal interest of Messrs. Bainum, Jr. and Simmons (or such other executive officers and directors having a significant ownership interest in both companies) in the matter, the respective interests of the shareholders of ManorCare Health Services or Manor Care Realty and the likelihood that resolution of the matter will have significant strategic, operational or financial implications for the business of the respective companies.

FRAUDULENT TRANSFER CONSIDERATIONS; LEGAL DIVIDEND REQUIREMENTS

  It is a condition to the consummation of the Distribution that the Board of Directors of Manor Care shall have received a satisfactory opinion regarding the solvency of Manor Care and ManorCare Health Services and the permissibility of the Contribution of Assets, the Assumption of Liabilities, the Capital Contribution and the

Distribution under the requirements of Section 170 of the DGCL. The solvency opinion will address certain factual matters relevant to an assessment of the legality of the Distribution under Delaware law, but will not constitute a legal opinion and will not be delivered by a firm qualified to practice law in Delaware. Manor Care's Board of Directors does not intend to consummate the Distribution unless it is satisfied regarding the solvency of Manor Care and ManorCare Health Services and the permissibility of the Contribution of Assets, the Capital Contribution and the Distribution under Section 170 of the DGCL. There is no certainty, however, that a court would reach the same conclusion.

  If a court (for example, in a lawsuit by an unpaid creditor or representatives of creditors such as a transfer in bankruptcy) were to find that, at the time Manor Care effected the Distribution, Manor Care or ManorCare Health Services, as the case may be, (i) (a) was insolvent, (b) was rendered insolvent by reason of the Distribution, (c) was engaged in a business or transaction for which its remaining assets, as the case may be, constituted unreasonably small capital, or (d) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts matured and received less than fair consideration or reasonably equivalent value or (ii) made the Distribution with actual intent to hinder, delay or defraud existing or future creditors of Manor Care, such court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and require that the stockholders return the distribution (in whole or in part) to Manor Care, or require Manor Care or ManorCare Health Services, as the case may be, to fund certain liabilities of the other company for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, Manor Care or ManorCare Health Services, as the case may be, would be considered insolvent if the fair value of their respective assets were less than the amount of their respective liabilities or if they incurred debt beyond their ability to repay such debt as it matures. In addition, under Section 170 of the DGCL (which is applicable to Manor Care in the Distribution) a corporation generally may make distributions to its stockholders only out of its surplus (net assets minus capital) and not out of capital.

  Manor Care's Board of Directors and management believe that, in accordance with the solvency opinion rendered in connection with the Distribution, both prior to and immediately following the consummation of the Distribution, (i) Manor Care, Manor Care Realty and ManorCare Health Services each (a) will be solvent (in accordance with the foregoing definitions), (b) will be able to repay its debts as they mature, and (c) will have sufficient capital to carry on its businesses and (ii) the Distribution will be made entirely out of Manor Care's surplus, as required under Section 170 of the DGCL. Manor Care's Board of Directors and management further believe that neither Manor Care nor ManorCare Health Services is entering into the Distribution with any actual intent to hinder, delay or defraud existing or future creditors of Manor Care Realty or ManorCare Health Services.

COMPETITION

  ManorCare Health Services operates in a highly competitive environment and competes with a variety of other companies in providing assisted living services, skilled nursing services, institutional pharmacy services and home health care services, as well as numerous other companies providing similar service and care alternatives, such as congregate care facilities and retirement communities. In particular, given the relatively low barriers to entry and continuing health care cost containment pressures in the assisted living industry, ManorCare Health Services expects that the assisted living industry will become increasingly competitive in the future. Some of ManorCare Health Services' present and potential competitors have, or may have access to, greater financial resources than those of ManorCare Health Services and may be more established in their respective communities than ManorCare Health Services. Consequently, increased competition in the future could limit ManorCare Health Services' ability to attract and retain residents, to maintain or increase resident service fees or to expand its business. As a result, any increased competition could have a material adverse effect on ManorCare Health Services. See "Business of ManorCare Health Services after the Distribution--Competition."

REGULATION

  General. Health care is an area of extensive and frequent regulatory change. The Federal government and all states in which ManorCare Health Services operates regulate various aspects of ManorCare Health Services' business. Skilled nursing facilities, assisted living facilities and other health care businesses, including institutional pharmacies and home health agencies, are subject to annual licensure and other regulatory requirements. In particular, the operation of skilled nursing facilities and the provision of health care services are subject to Federal, state and local laws relating to the delivery and adequacy of medical care, distribution of pharmaceuticals, equipment, personnel, operating policies, fire prevention, rate-setting and compliance with building codes and environmental laws. Skilled nursing facilities are subject to periodic inspection by governmental and other authorities to assure continued compliance with various standards, their continued licensing under state law, certification under the Medicare and Medicaid programs and continued participation in the Veterans Administration program (to the extent they participate and the ability to participate in other third party programs. ManorCare Health Services is also subject to inspection regarding record keeping and inventory control. Failure of the skilled nursing facilities to be in substantial compliance with licensure and certification laws, rules and regulations could result in loss of certification as a Medicare and Medicaid provider and/or a loss of licensure. ManorCare Health Services' assisted living facilities are subject to varying degrees of regulation and licensing by local and state health and social service agencies and other regulatory authorities specific to their location. While regulations and licensing requirements often vary significantly from state to state, they typically address, among other things: personnel education, training and records; facility services, including administration of medication, assistance with supervision of medication management and limited nursing services; physical plant specifications; furnishing of resident units; food and housekeeping services; emergency evacuation plans; and resident rights and responsibilities. Failure of the assisted living facilities to be in compliance with licensing requirements could result in loss of licensure. In most states, assisted living facilities also are subject to state or local building codes, fire codes and food service licensure or certification requirements. In addition, since the assisted living industry is relatively new, the manner and extent to which it is regulated at the Federal and state levels are evolving. Changes in the laws or new interpretations of existing laws as applied to the skilled nursing facilities, assisted living facilities or other components of ManorCare Health Services' health care businesses may have a significant impact on ManorCare Health Services' methods and costs of doing business.

  Licensing. ManorCare Health Services' success will depend in part upon its ability to satisfy applicable regulations and requirements and to procure and maintain required licenses in rapidly changing regulatory environments. Any failure to satisfy applicable regulations or to procure or maintain a required license could have a material adverse effect on ManorCare Health Services. In addition, certain regulatory developments, such as revisions in the building code requirements for assisted living or skilled nursing facilities, mandatory increases in the scope and quality of care to be offered to residents and revisions in licensing and certification standards, could have a material adverse effect on ManorCare Health Services. Furthermore, there have been numerous initiatives on the Federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. Aspects of certain of these health care initiatives, such as reductions in funding of the Medicare and Medicaid programs, potential changes in reimbursement regulations by the Health Care Financing Administration ("HCFA"), enhanced pressure to contain health care costs by Medicare, Medicaid and other payors and permitting greater state flexibility in the administration of Medicaid, could adversely affect the skilled nursing facilities operated by ManorCare Heath Services.

  Medicare Payment System. On August 5, 1997, Congress enacted the Budget Act which seeks to achieve a balanced Federal budget by, among other things, reducing Federal spending on the Medicare and Medicaid programs. The law contains numerous changes in Medicare payments to skilled nursing facilities, home health agencies, and hospices. The law changes the manner in which Medicare reimburses skilled nursing facilities for cost reporting periods beginning July 1, 1998. Medicare is currently a retrospective payment system in which each facility receives an interim payment during the year, which is later adjusted to reflect actual allowable direct and indirect costs of services based on the submission of a cost report at the end of each year. The Budget Act will result in a shift to a prospective Medicare payment system in which skilled nursing facilities will be reimbursed at a per diem rate for specific covered services regardless of actual cost. Specifically, the Budget Act provides that, over three reporting periods starting July 1, 1998, the Medicare program will phase into this prospective payment system. During the first reporting period, skilled nursing facilities will receive 75% of their reimbursement based on actual costs and 25% based on a federally scheduled per diem rate. In the second reporting period, reimbursement will be 50% cost-based and 50% rate-based, in the third, 25% cost-based and 75% rate-based. Thereafter, skilled nursing facilities will be reimbursed by Medicare solely based on a prospective payment system. For ManorCare Health Services the phase-in to prospective rates will begin in November 1998. A similar prospective payment system is required to be established for home health services, beginning October 1, 1999. Prior to implementation, the Budget Act establishes certain interim payment measures, for cost reporting periods beginning after October 1, 1997, including reduced home health limits, reducing per visit cost limits, and agency-specific per beneficiary annual limits on an agency's costs. The law also reduces payments to many providers and suppliers, including hospices. The Budget Act also gives states greater flexibility in the administration of their Medicaid programs in that the Budget Act repeals the requirement that payment be reasonable and adequate to cover the costs of "efficiently and economically operated" skilled nursing facilities. There can be no assurance that additional Federal, state or local laws or regulations will not be imposed or expanded which would have a material adverse effect on ManorCare Heath Services.

  Anti-Remuneration Laws. ManorCare Heath Services is also subject to Federal and state laws which govern financial and other arrangements between health care providers. These laws prohibit certain direct and indirect payments or fee-splitting arrangements between health care providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the Federal "Stark Legislation" which prohibits, with limited exceptions, the referral of patients for certain designated health services, including home health services, physical therapy and occupational therapy, by a physician to an entity in which the physician has a financial ownership interest. The January 1998 notice of proposed rulemaking to issue regulations implementing the Stark Legislation makes clear that the restrictions apply to referrals for designated health services provided in skilled nursing facilities. In addition, ManorCare Health Services is subject to the Federal "anti-kickback law" which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of patients, or the purchasing, leasing, ordering or arranging for any goods, facility services or items for which payment can be made under Medicare, Medicaid or other Federal healthcare programs. The Federal government, private insurers and various state enforcement agencies have increased their scrutiny of providers, business practices and claims in an effort to identify and prosecute fraudulent and abusive practices. In addition, the Federal government has issued recent fraud alerts concerning nursing services, double billing, home health services and the provision of medical supplies to nursing facilities; accordingly, these areas may come under closer scrutiny by the government. In addition, in July 1995, Federal officials announced a major anti-fraud initiative called Operation Restore Trust. This program targets fraud involving nursing facilities, home health agencies, suppliers of medical equipment and hospices and is currently operating in 17 states. Furthermore, some states restrict certain business relationships between physicians and other providers of health care services. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs and civil and criminal penalties. These laws vary from state to state and have seldom been interpreted by the courts or regulatory agencies. There can be no assurance that the Federal and State anti-remuneration laws will ultimately be interpreted in a manner consistent with the practices of, and business transactions by, ManorCare Heath Services. Failure to comply with such laws can result in civil money penalties, exclusion from the Medicare, Medicaid and other Federal healthcare programs, and criminal convictions. See "Business of ManorCare Health Services After the Distribution Government Regulation."

  Certificate of Need Laws. Many states have adopted Certificate of Need or similar laws which generally require that the appropriate state agency approve certain acquisitions and determine that a need exists for certain bed additions, new services and capital expenditures or other changes prior to beds and/or new services being added or capital expenditures being undertaken. To the extent that Certificates of Need or other similar approvals are required for the expansion of ManorCare Health Services operations, either through facility acquisitions or expansion or provision of new services or other changes, such expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to such approvals and possible delays and expenses associated with obtaining such approvals. Manor Care has extensive filing for

CONs. During the period from 1987 to the present, Manor Care commenced operations of 64 new skilled nursing facilities, most of which required CON applications. During the past four fiscal years, Manor Care received CON approval for 13 skilled nursing facilities and 18 assisted living facilities. There can be no assurance, however, that ManorCare Health Services will be able to obtain CON approval for all future projects requiring such approval. See "Business of ManorCare Health Services After the Distribution--Government Regulation."

  Medicaid Waiver Program. Certain states provide for Medicaid reimbursement for assisted living services pursuant to Medicaid Waiver Programs permitted by the Federal government. In the event ManorCare Heath Services elects to provide services in states with a Medicaid Waiver Program, ManorCare Heath Services may then elect to become certified as a Medicaid provider in such states. As a provider of services under the Medicaid Waiver Program, ManorCare Heath Services will be subject to all of the requirements of such program, including the fraud and abuse laws, violations of which may result in civil and criminal penalties and exclusion from further participation in the Medicaid Waiver Program and other Federal health care programs. ManorCare Heath Services intends to comply with all applicable laws, including the fraud and abuse laws; however, there can be no assurance that administrative or judicial interpretation of existing laws or regulations will not in the future have a material adverse impact on ManorCare Heath Services' business, results of operations or financial condition. See "Business of ManorCare Health Services After the Distribution--Government Regulation."

  Related Party Rule. The Medicare related party rule applies to companies that are associated or affiliated with, or have control of, or are controlled by, a Medicare provider. Many state Medicaid programs have adopted the same rule in determining costs that will be included in the payment rates. The Medicare program may consider Vitalink and In Home Health to be related parties with ManorCare Health Services. Consequently, unless a provider qualifies for the exception to the related party rule, the Medicare program will only reimburse the provider for the cost incurred by the related party in providing products or services, rather than the related party's charge. An organization can qualify for an exception from the related party rule by meeting the following criteria: 1) the entities are bona-fide separate organizations; 2) a substantial part of the supplying organization's business activity is conducted with non-related organizations and there is an open, competitive market for such services or products; 3) the services or products are commonly obtained by a provider from other organizations and are not a basic element of patient care ordinarily furnished directly to patients by the provider; and 4) the charge to the provider is in line with the charge for such services and products in the open market and no more than the charge made under comparable circumstances to others. The Medicare related party rule could materially affect the relationship among ManorCare Health Services, Manor Care Realty, Vitalink and In Home Health.

  Home Health Care. On September 15, 1997, President Clinton imposed a Medicare moratorium on new home health agencies so that new regulations could be issued to combat fraud. On January 13, 1998, the Clinton Administration lifted the moratorium, based on the issuance of new regulations for home health agencies. These regulations require, as mandated by the Budget Act, that all home health agencies obtain surety bonds to participate in the Medicare and Medicaid programs and disclose related business interests. ManorCare Health Services does not believe that there will be any material adverse affect on either In Home Health or on ManorCare Health Services as a result of these new requirements.

STAFFING AND LABOR COSTS

  ManorCare Heath Services competes with various health care providers, including other assisted living and skilled nursing providers, with respect to attracting and retaining qualified or skilled personnel. ManorCare Heath Services also depends on the available labor pool of low-wage employees. A shortage of nurses or other trained personnel or general inflationary pressures may require ManorCare Health Services to enhance its wage and benefits package in order to compete. There can be no assurance that ManorCare Health Services' labor costs will not increase or, if they do, that such costs can be matched by corresponding increases in revenues. Any significant failure by ManorCare Health Services to attract and retain qualified employees, to control its labor costs or to match increases in its labor expenses with corresponding increases in revenues could have a material adverse effect on ManorCare Health Services' business, operating results and financial condition. See "Business of ManorCare Health Services after the Distribution-- Employees."

DEPENDENCE ON ATTRACTING SENIORS WITH SUFFICIENT RESOURCES TO PAY

  ManorCare Health Services currently, and for the foreseeable future, expects to rely primarily on the ability of the residents of its assisted living facilities to pay ManorCare Health Services' fees from their own or familial financial resources. Generally only seniors with income or assets meeting or exceeding the comparable median in the region where ManorCare Health Services' assisted living facilities are located are expected to be able to afford ManorCare Health Services' fees. Inflation or other circumstances that adversely affect the ability of seniors to pay for ManorCare Health Services' services could have an adverse effect on ManorCare Health Services. If ManorCare Health Services encounters difficulty in attracting seniors with adequate resources to pay for its services, its business, operating results and financial condition likely would be adversely affected.

PAYMENT BY THIRD-PARTY PAYORS

  A portion of ManorCare Health Services' revenues from the services it provides for the Skilled Nursing Facilities will be dependent upon reimbursement from third-party payors, including Medicare, state Medicaid programs and private insurers. For the fiscal year ended May 31, 1997, the Skilled Nursing Facilities to be operated by ManorCare Health Services derived approximately 55% of their patient service revenue from private pay sources, 19% from Medicare and 26% from various state Medicaid agencies in each case as they were operated by Manor Care. As of May 31, 1997, all of the patients at Manor Care's assisted living facilities were private pay. Both governmental and private third-party payors have employed cost containment measures designed to limit payments made to health care providers such as ManorCare Health Services. Those measures include the adoption of initial and continuing recipient eligibility criteria which may limit payment for services, the adoption of coverage and duration criteria which limit the services which will be reimbursed and establishment of payment ceilings which set the maximum reimbursement that a provider may receive for services. Furthermore, government payment programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially increase or decrease the rate of program payments to ManorCare Health Services for its services. There can be no assurance that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs required to serve patients eligible for reimbursement pursuant to such programs. In addition, there can be no assurance that the Skilled Nursing Facilities, or the provision of services and supplies by ManorCare Health Services, now or in the future will initially meet or continue to meet the requirements for participation in such programs. ManorCare Health Services could be adversely affected by the continuing efforts of governmental and private third-party payors to contain the amount of reimbursement for health care services. For example, the Budget Act will, over the next several years, alter the manner in which Medicare reimburses skilled nursing facilities for cost reporting periods from a retrospective to a prospective payment system. See "--Regulation." In addition, certain states have proposed or enacted a case mix prospective payment system pursuant to which the payment to a facility for a patient is based upon the patient's condition and need for services. ManorCare Health Services cannot at this time predict whether any pending new proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals will have on ManorCare Health Services. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by health care providers of all or a portion of the financial risk through prepaid capitation arrangements. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue and could, depending on the scope, have a material adverse effect on ManorCare Health Services.

ENVIRONMENTAL MATTERS

  Certain federal and state laws govern the handling and disposal of medical, infectious and hazardous waste. Failure to comply with such laws or the regulations promulgated thereunder could subject an entity covered by these laws to fines, criminal penalties and other enforcement actions. ManorCare Health Services has developed policies with respect to the handling and disposal of medical, infectious and hazardous waste to assure compliance by each of its centers with those laws and regulations. ManorCare Health Services believes that it is in material compliance with applicable laws and regulations governing medical, infectious and hazardous waste.

See "Business of ManorCare Health Services after the Distribution--Government Regulation--Environmental Regulation."

SIGNIFICANT BAINUM FAMILY INTEREST

  Upon completion of the Distribution, Messrs. Stewart Bainum and Stewart Bainum, Jr. are expected to own beneficially approximately 15.22% and 22.86%, respectively, of the Common Stock of ManorCare Health Services, in each case including shares with respect to which voting power is shared with each other and other individuals or entities. Collectively, members of the Bainum family are expected to own beneficially approximately 29.95% of the Common Stock. In addition, Mr. Bainum, Jr. will be Chairman of the Board of ManorCare Health Services. As a result, the Bainum family may be in a position to influence significantly the affairs of ManorCare Health Services, including the election of directors.

THE YEAR 2000 ISSUE

  ManorCare Health Services has assessed and continues to assess the potential impact of the situation commonly referred to as the "Year 2000 Issue." The Year 2000 Issue, which affects most corporations, concerns the inability of information systems, primarily computer software programs, to properly recognize and process date sensitive information relating to the year 2000 and beyond. ManorCare Health Services is in the process of determining the costs and expenditures associated with the Year 2000 Issue and has several information system improvement initiatives underway to ensure that ManorCare Health Services' computer systems will be Year 2000 compliant. ManorCare Health Services is expected to incur expenditures of approximately $6 to $8 million over the next few years to address this issue. The failure by third party payors, such as private insurers, managed care organizations, health maintenance organizations, preferred provider organizations and federal and state government agencies that administer Medicare and/or Medicaid, to adequately address their Year 2000 Issues could adversely affect ManorCare Health Services.

              MANORCARE HEALTH SERVICES PRO FORMA CAPITALIZATION

  The following table sets forth the unaudited pro forma capitalization of ManorCare Health Services at November 30, 1997. This data should be read in conjunction with the pro forma balance sheet and the introduction to the pro forma financial statements appearing elsewhere in this Registration Statement. The pro forma capitalization table has been derived from the historical financial statements and reflects certain pro forma adjustments as if the Distribution had been consummated as of November 30, 1997. See "Pro Forma Financial Data of ManorCare Health Services."

                                                    NOVEMBER 30, 1997
                                             -----------------------------------
                                             HISTORICAL ADJUSTMENT     PRO FORMA
                                             ---------- ----------     ---------
                                                     (IN THOUSANDS)
                                                       (UNAUDITED)
Long-term debt:
  Old MCHS Senior Notes..................... $  149,490 $(149,490)/1/  $    --
  New MCHS Senior Notes.....................        --    149,490       149,490
  Existing Revolving Credit Facility........    215,000  (215,000)          --
  Promissory Note...........................     21,941   (21,941)          --
  Mortgages and Capital Leases..............     71,899   (26,415)       45,484
  Vitalink debt.............................    100,733       --        100,733
                                             ---------- ---------      --------
    Total long-term debt....................    559,063  (263,356)      295,707
Stockholders' Equity:
    Total stockholders' equity..............    729,023   (33,725)/2/   695,298
                                             ---------- ---------      --------
Total capitalization........................ $1,288,086 $(297,081)     $991,005
                                             ========== =========      ========

--------

(1) Reflects the issuance by ManorCare Health Services of the New MCHS Senior Notes pursuant to the Exchange Offer and assumes that all of the holders of the Old Senior Notes accept the Exchange Offer. The consummation of the Exchange Offer is conditioned on, among other things, acceptance of the Exchange Offer by holders of at least a majority in principal amount of the outstanding Old Senior Notes. Obligations with respect to Old Senior Notes not exchanged will remain obligations of Manor Care Realty following the Distribution. Manor Care may reduce the principal amount of the Real Estate Note prior to issuance or reduce the amount of the cash portion of the Capital Contribution to the extent Old Senior Notes remain outstanding upon consummation of the Exchange Offer.

(2) Reflects the contribution of the net assets from ManorCare Health Services in connection with the Distribution Agreement.

                  MANOR CARE REALTY PRO FORMA CAPITALIZATION

  The following table sets forth the capitalization of Manor Care Realty at November 30, 1997 and as adjusted to give pro forma effect to the Distribution and related borrowings, including the Credit Facilities and the Real Estate Note, the consummation of the Exchange Offer and the consummation of the Offering and the application of the net proceeds therefrom.

                                                               NOVEMBER 30, 1997
                                                               -----------------
                                                               ACTUAL  PRO FORMA
                                                               ------- ---------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
                                                                  (UNAUDITED)
Long-Term Debt:
  The Notes...................................................     --  $350,000
  Term Loan...................................................     --   150,000
  Mortgage and Capital Leases.................................     --    26,415
  Real Estate Note(1).........................................     --   250,000
                                                               ------- --------
    Total Long-Term Debt......................................     --   776,415
Shareholders' Equity:
    Total shareholders' equity................................  22,265   20,325
                                                               ------- --------
Total Capitalization.......................................... $22,265 $796,740
                                                               ======= ========

--------

(1) Manor Care may determine to reduce the principal amount of the Real Estate Note prior to issuance or to reduce the amount of the cash portion of the Capital Contribution to the extent that Old Senior Notes remain outstanding upon consummation of the Exchange Offer.

                        DESCRIPTION OF THE TRANSACTIONS

THE DISTRIBUTION

  Pursuant to the Distribution Agreement, on or prior to the Effective Date, Manor Care will convey or cause to be conveyed to ManorCare Health Services all of the right, title and interest of Manor Care and its subsidiaries in:
(i) all of the business and assets of the Assisted Living Business; (ii) the shares of Common Stock of Vitalink owned by Manor Care; (iii) the shares of Common and Preferred Stock of In Home Health owned by Manor Care; (iv) the shares of common stock of The Tidewater Healthcare Shared Services Group, Inc. ("Tidewater"); (v) the partnership interests (the "Joint Venture Interests") owned by Manor Care in the partnerships owning the Sycamore Glen, Centerville and Fitzgerald Mercy skilled nursing facilities; and (vi) certain of the contracts entered into in connection with the November 1, 1996 spin-off of Choice Hotels International, Inc. (the "Choice Spinoff") (the "Contribution of Assets").

  Pursuant to the Distribution Agreement, ManorCare Health Services will assume, and indemnify and hold Manor Care Realty harmless against certain liabilities (the "Assumed Liabilities"), including: (i) liabilities arising after the Effective Date relating to (x) the ownership, operation and management of the assisted living facilities and the five skilled nursing facilities to be owned by ManorCare Health Services and (y) the operation of the Skilled Nursing Facilities; (ii) liabilities arising out of the ownership of the stock of Vitalink, In Home Health, Tidewater and the Joint Venture Interests, whether arising before or after the Effective Date; (iii) liabilities arising out of information contained in or omitted from the Registration Statement on Form 10 (the "Form 10") filed by ManorCare Health Services with the Commission in connection with the Distribution; (iv) liabilities set forth or referenced in the ManorCare Health Services financial statements or the notes thereto contained in the Form 10; (v) liabilities arising out of information contained in or omitted from the information contained in this Registration Statement; (vi) liabilities under indemnification agreements in effect as of the Effective Date between Manor Care and certain employees and directors with respect to services rendered by any such employee or director to ManorCare Health Services or the Assisted Living Business or in connection with Vitalink or In Home Health; (vii) third-party claims relating to the operation and management of the assisted living facilities prior to the Effective Date and the operation and management of the Skilled Nursing Facilities prior to the Effective Date (in each case, only to the extent such claims are not covered by insurance or self-insurance of Manor Care in effect immediately prior to the Effective Date and are of the type set forth on a schedule to the Distribution Agreement); (viii) environmental liabilities arising out of or in connection with the Assisted Living Facilities; (ix) environmental liabilities to the extent such liabilities arose by reason of ManorCare Health Services' negligent operation or management of an assisted living facility or Skilled Nursing facility; (x) after ManorCare Health Services acquires an assisted living facility pursuant to the terms of the Development Agreement, environmental liabilities arising out of or in connection with such acquired assisted living facility; (xi) liabilities arising out or in connection with the handling of biomedical waste at the Assisted Living Facilities or the Skilled Nursing Facilities; (xii) all accounts payable relating exclusively to the Skilled Nursing Facilities or the Assisted Living Business; (xiii) the $30 million aggregate principal amount of indebtedness incurred under the Existing Revolving Credit Facility in connection with the acquisition of additional equity securities of Vitalink (the "Vitalink Borrowings"); (xiv) certain obligations of Manor Care arising out of the contracts entered into in connection with the Choice Spin-off; and
(xv) any "Covered Claims" under the Distribution Agreement entered into between Manor Care, Inc. and Choice Hotels Holdings, Inc., dated November 1, 1996.

  After giving pro forma effect to the Distribution and related transactions as if they occurred on November 30, 1997 (and assuming the holders of 100% of the Old Senior Notes accept the Exchange Offer), ManorCare Health Services would have assumed approximately (i) $195.1 million of Manor Care's indebtedness, (ii) liabilities relating to benefits and workers' compensation of approximately $56.0 million, (iii) current liabilities of the skilled nursing facilities of approximately $46.6 million, and (iv) deferred tax liabilities of approximately $40.7 million. In addition, ManorCare Health Services will assume certain contingent liabilities of Manor Care pursuant to the terms of the Distribution Agreement. However, the assumption of such liabilities will not release Manor Care Realty therefrom if ManorCare Health Services should fail, for any reason, to perform its obligations pursuant to such assumed liabilities.

  Pursuant to the Distribution Agreement, Manor Care Realty will retain, and indemnify and hold ManorCare Health Services harmless against, certain liabilities (the "Retained Liabilities"), including: (i) any liabilities of Manor Care for money borrowed (other than the Vitalink Borrowings); (ii) third-party claims arising out of the operation and management of the assisted living facilities prior to the Effective Date and the operation and management of the Skilled Nursing Facilities prior to the Effective Date (in each case, only to the extent such claims are covered by insurance or self-insurance of Manor Care in effect immediately prior to the Effective Date and the operation and management of the Skilled Nursing Facilities prior to the Effective Date and are of the type set forth on a schedule to the Distribution Agreement);
(iii) (x) certain pending environmental claims, including a variety of actions relating to waste disposal sites in which one or more subsidiaries of affiliates of Manor Care have been identified as potentially responsible parties arising out of activities of Cenco Incorporated and its subsidiary and affiliated corporations (the "Actions"), as specified in a schedule to the Distribution Agreement; (y) any and all currently unknown but potential environmental and other claims arising out of the activities of Cenco Incorporated, and its subsidiary and affiliated companies, and any and all of Cenco Incorporated's predecessor corporations and affiliates ("Cenco"), including new claims arising out of the sites identified in a schedule to the Distribution Agreement, and (z) all other claims arising out of Cenco's discontinued operations; (iv) all environmental liabilities arising out of the Skilled Nursing Facilities, other than liabilities arising by reason of ManorCare Health Services' negligent operation or management of a Skilled Nursing Facility; (v) prior to the time ManorCare Health Services acquires an assisted living facility pursuant to the terms of the Development Agreement, environmental liabilities arising out of or in connection with such assisted living facility other then any such liabilities arising by reason of ManorCare Health Services' negligent operation or management of any such assisted living facility, (vi) liabilities arising out of information contained in or omitted from the Registration Statement on Form S-3 filed by Manor Care Real Estate Corp.; and (vii) any Tax liabilities (which will be governed by the Tax Sharing Agreement).

  The potential liability exposure for currently pending environmental claims and litigation, without regard to insurance coverage, cannot be quantified with precision because of the inherent uncertainties of litigation in the Actions and the fact that the ultimate cost of the remedial actions for some of the waste disposal sites where Manor Care is alleged to be a potentially responsible party has not yet been quantified. Manor Care believes that the potential environmental liability exposure, after consideration of insurance coverage, is approximately $3 million. Future liabilities for the pending environmental claims and litigation, without regard to insurance, currently are not expected to exceed approximately $46 million.

  The Distribution Agreement provides that all cash and cash balances in depository accounts as of the Distribution Date will be remitted to Manor Care Realty. All petty cash accounts of Manor Care will be allocated on the Distribution Date to ManorCare Health Services. The Distribution Agreement also provides that all other current assets and liabilities (the "Noncash Working Capital") will be conveyed (or in the case of certain government receivables, deemed to have been conveyed) to ManorCare Health Services. Promptly after the Distribution Date, ManorCare Health Services and Manor Care Realty will calculate the amount of the Noncash Working Capital so conveyed (or deemed to have been conveyed) and ManorCare Health Services will pay to Manor Care Realty an amount equal to 50% of the Noncash Working Capital up to $25 million (i.e., in no circumstances will such payment to Manor Care Realty exceed $12.5 million).

  In addition, pursuant to the Distribution Agreement, on or prior to the Effective Date, Manor Care will make or cause to be made the Capital Contribution to ManorCare Health Services. See " --The Real Estate Note."

  Manor Care Realty and ManorCare Health Services have agreed in the Distribution Agreement to share on an equal basis all costs and expenses incurred in connection with the Distribution and the related transactions, except that any fees paid in connection with any financings entered into in connection with the Distribution will be paid by the party undertaking such financings.

  Manor Care Realty has agreed to indemnify and hold harmless ManorCare Health Services and ManorCare Health Services has agreed to indemnify and hold harmless Manor Care Realty, against any loss, liability or expense incurred or suffered by the indemnified party arising out of or relating to the failure by the indemnifying party, as the case may be, to perform or otherwise discharge the Retained Liabilities, in the case of Manor Care Realty and the Assumed Liabilities in the case of ManorCare Health Services. The Distribution Agreement provides that the indemnifying party may assume the defense of a claim or suit brought by a third party (unless the claim involves both ManorCare Health Services and Manor Care Realty as defendants and the parties reasonably believe that there is a conflict of interest in which case an independent counsel will be selected). In addition, the Distribution Agreement provides that the indemnifying party may settle or compromise the claim without the prior consent of the indemnified party; provided that the indemnified party may not agree to a settlement unless as a condition to such settlement the indemnified party receives a written release from any and all liability relating to such third party claim and such settlement does not include any relief other than monetary damages.

  To the extent that the Distribution Agreement provides for indemnification by ManorCare Health Services of Manor Care Realty or by Manor Care of ManorCare Health Services and by Manor Care Realty of ManorCare Health Services from liabilities arising under the Securities Act of 1933 and the Securities Exchange Act of 1934, Manor Care has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

  The Distribution is conditioned upon, among other things, (i) the receipt of all necessary regulatory approvals and consents of third parties; (ii) the execution of the agreements relating to the financing necessary to consummate the Distribution and the related transactions and the receipt of the requisite funds pursuant to such financing agreements; (iii) the consummation of the Exchange Offer; (iv) the closing of the Credit Facilities and the consummation of the Debt Offering; and (v) the receipt by the Board of Directors of Manor Care of the Solvency Opinion.

THE REAL ESTATE NOTE

  In connection with the Distribution and in order to fund ManorCare Health Services' capital expenditures in connection with the expansion of the Assisted Living Business, on or prior to the Effective Date, Manor Care will make or cause to be made the Capital Contribution. In order to fund the cash portion of the Capital Contribution, Manor Care Real Estate will utilize part of the proceeds of its public offering of $350 million aggregate principal
amount of   % senior notes due 2008 and borrowings under the Credit
Facilities. As part of the Capital Contribution, Manor Care will contribute or cause to be contributed to ManorCare Health Services the Real Estate Note to be issued by Manor Care Real Estate and guaranteed by Manor Care Realty. Manor Care may determine to reduce the principal amount of the Real Estate Note prior to issuance or to reduce the amount of the cash portion of the Capital Contribution to the extent Old Senior Notes remain outstanding upon consummation of the Exchange Offer. The Real Estate Note will have the same general terms (including interest rate and maturity, and parent and subsidiary guarantees) as the Manor Care Real Estate Notes except that Manor Care Real Estate may redeem the Real Estate Note after three years at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest. In addition, ManorCare Health Services has agreed not to transfer the Real Estate Note on or prior to the sixth month anniversary of the date of issuance thereof. After such date, ManorCare Health Services may transfer the Real Estate Note without restriction subject to Manor Care Real Estate's right to redeem the Real Estate Note. ManorCare Health Services will have certain demand registration rights with respect to all or any portion of the Real Estate Note. Upon receipt of any such demand, Manor Care Real Estate is required to use reasonable efforts to register the portion of the Real Estate Note reflected in the demand of ManorCare Health Services.

  On or after such third anniversary of the issuance of the Real Estate Note, ManorCare Health Services may request that Manor Care Real Estate redeem the Real Estate Note. Manor Care Real Estate may not have adequate funds to effect the redemption of the Real Estate Note and in such case may seek to obtain such funds through additional debt or equity financing. There can be no assurance that Manor Care Real Estate would be able to obtain such funds. Moreover, the anticipated terms of the Credit Facilities will not permit Manor Care Real Estate to refinance the Real Estate Notes with the proceeds of borrowings thereunder. In the event that ManorCare Health Services requests that Manor Care Real Estate redeem the Real Estate Note and Manor Care Real Estate does not redeem the Real Estate Note, the interest rate on the Real Estate Note will increase by 200 basis points; provided that such interest rate will not be so increased unless, as of the time such request for redemption is made, the aggregate amount of rent paid by ManorCare Health Services under the Lease

Agreements with respect to all properties subject to such Lease Agreements shall equal or exceed the aggregate Priority Sum for all such properties on a cumulative basis from the Effective Date through the third anniversary thereof (such aggregate amount of rent being herein referred to as the "Threshold Rent"). Solely for purposes of calculating the Threshold Rent, (i) the aggregate Priority Sum for the fiscal year ended May 31, 1999 shall be deemed to be the aggregate Priority Sum calculated pursuant to the Lease Agreements plus $5 million and (ii) the aggregate Priority Sum for the fiscal year ended May 31, 2000 and thereafter shall be deemed to be the aggregate Priority Sum calculated pursuant to the Lease Agreements plus $10 million.

  Manor Care Real Estate's high degree of leverage could adversely affect Manor Care Real Estate's ability to pay principal and interest on or to redeem the Real Estate Note and may adversely affect the ability of ManorCare Health Services to sell the Real Estate Note. Manor Care Real Estate may not have adequate funds to effect the redemption of the Real Estate Note and in such case may seek to obtain such funds through additional debt or equity financing. There can be no assurance that Manor Care Real Estate would be able to obtain such funds.

  The terms of the Real Estate Note will not limit in any way ManorCare Health Services' use of the proceeds thereof. ManorCare Health Services intends to use the proceeds of the Real Estate Note for general corporate purposes, which may include debt service, working capital or acquisition financing. The failure of Manor Care Real Estate to pay principal and interest on the Real Estate Note in a timely manner or the inability of ManorCare Health Services to sell the Real Estate Note to a third party for its principal amount could have a material adverse effect on ManorCare Health Services.

  Pursuant to the terms of the Real Estate Note, the holders of a majority of the aggregate principal amount of the Real Estate Note then outstanding shall be entitled, on up to four occasions, to request that Manor Care Real Estate register under the Securities Act the portion of the Real Estate Note subject to such request. Manor Care Real Estate will be obligated to use its best efforts to effect such a registration and to enter into an indenture with respect to such portion of the Real Estate Note, which indenture will contain substantially similar terms to the indenture relating to the Manor Care Real Estate Notes and which will be qualified under the Trust Indenture Act of 1939, as amended.

MCHS CREDIT FACILITY

  ManorCare Health Services is negotiating a commitment letter with Chase and CSI relating to a five-year $100 million revolving credit facility (the "MCHS Credit Facility"). ManorCare Health Services anticipates using the Capital Contribution and borrowings under the revolving credit facility to fund its capital expenditures in connection with the expansion of the Assisted Living Business. In the event that the commitment letter is executed, Chase and CSI will commit to purchase a portion of such facility and will use their commercially reasonable efforts to arrange the balance of such facility with other lenders.

MANOR CARE REAL ESTATE NOTES

  In connection with the Distribution, Manor Care Real Estate is offering $350 million aggregate principal amount of the Manor Care Real Estate Notes. The Manor Care Real Estate Notes will be fully and unconditionally guaranteed by Manor Care Realty and substantially all of Manor Care Real Estate's present and future subsidiaries, other than certain unrestricted subsidiaries. The Manor Care Real Estate Notes will rank senior to subordinated indebtedness of Manor Care Real Estate and pari passu with all other indebtedness of Manor Care Real Estate, including borrowings under the Credit Facilities (as herein defined) and the Real Estate Note. Manor Care will utilize part of the proceeds from the sale of the Manor Care Real Estate Notes together with borrowings under the Credit Facilities to fund the cash portion of the Capital Contribution.

THE CREDIT FACILITIES

  Manor Care, on behalf of Manor Care Real Estate, is negotiating a commitment letter with The Chase Manhattan Bank ("Chase") and Chase Securities Inc. ("CSI") relating to an eight-year $150 million term loan facility, subject to earlier maturity under certain circumstances, and a five-year $300 million revolving credit facility (collectively, the "Credit Facilities"). Manor Care anticipates that the Credit Facilities will be secured by a majority of the assets of Manor Care Realty and Manor Care Real Estate and by a pledge of the capital stock of Manor Care Real Estate and Manor Care Realty's other subsidiaries and by an assignment of certain agreements with ManorCare Health Services, including the Lease Agreements and the Development Agreement. In addition, Manor Care anticipates that the Credit Facilities will be fully and unconditionally guaranteed by Manor Care Realty and substantially all of Manor Care Realty's present and future subsidiaries. Manor Care anticipates that the Credit Facilities will be available, subject to the terms and conditions thereof, for general corporate purposes and working capital purposes, including funding development and operating costs and acquisitions. Borrowings under the Credit Facilities will also be used together with part of the proceeds from the sale of the Manor Care Real Estate Notes to fund the cash portion of the Capital Contribution. In the event that the commitment letter is executed, Chase will commit to purchase a portion of such facility and CSI will use its best efforts to arrange the balance of such facility with other lenders.

                              THE EXCHANGE OFFER

INTRODUCTION

  The Exchange Offer is being made in furtherance of, and in connection with, the Distribution. Consummation of the Exchange Offer will occur contemporaneously with the Distribution and will result in the effective assumption by ManorCare Health Services of all or part of the obligations of Manor Care under the Old Senior Notes as they existed prior to the Distribution. Obligations with respect to Old Senior Notes not exchanged will remain obligations of Manor Care Realty following the Distribution.

TERMS OF THE EXCHANGE OFFER

  Subject to the terms and conditions set forth in this Prospectus and Consent Solicitation and in the Letter of Transmittal, ManorCare Health Services is offering to exchange $1,000 in principal amount of its 7 1/2% Senior Notes due June 15, 2006 (i.e., the New MCHS Senior Notes) for each $1,000 in principal amount of 7 1/2% Senior Notes due June 15, 2006 of Manor Care (i.e. the Old Senior Notes) plus, accrued but unpaid interest on the Old Senior Notes tendered up to, but not including, the Exchange Date. Interest on the New MCHS Senior Notes will accrue at the applicable rate from and including the Exchange Date. Holders of Old Senior Notes who tender into the Exchange Offer will be required, as a condition to a valid tender, to consent to the Proposed Amendments. The proper completion, execution and delivery of the Letter of Transmittal will constitute the giving of a Consent to the Proposed Amendments. Old Senior Notes accepted by ManorCare Health Services for exchange pursuant to the Exchange Offer will be cancelled.

  The terms of each series of New MCHS Senior Notes will be identical in all material respects to each series of Old Senior Notes for which they are exchanged prior to the implementation of the Proposed Amendments, except that the New MCHS Senior Notes (i) will be issued by ManorCare Health Services and
(ii) will except from the Limitation on Affiliate Transactions covenant certain additional transactions, including the Distribution and related transactions as well as certain other transactions after the Distribution between Manor Care Realty and ManorCare Health Services. See "Description of New MCHS Senior Notes."

  ManorCare Health Services expressly reserves the right, in its reasonable discretion, subject to applicable law, to (i) extend or terminate the Exchange Offer and not accept for exchange any Old Senior Notes and promptly return all Old Senior Notes to the tendering holders thereof, upon the failure of any conditions specified in "--Conditions to the Exchange Offer," (ii) waive any condition to the Exchange Offer and accept all Old Senior Notes tendered pursuant to the Exchange Offer, (iii) extend the Expiration Date of the Exchange Offer and retain all Old Senior Notes tendered pursuant to the Exchange Offer until the extended Expiration Date, subject, however, to the withdrawal rights of holders, see "--Withdrawal Rights," (iv) amend the terms of the Exchange Offer, or (v) modify the form of the consideration to be paid pursuant to the Exchange Offer. Any amendment applicable to the Exchange Offer will apply to all Old Senior Notes tendered pursuant thereto. If any condition to the Exchange Offer is waived, including the Minimum Tender Condition, the Offer will be extended so that at least five business days remain in the Exchange Offer.

  Subject to the instructions herein and in the Letter of Transmittal, holders who tender their Old Senior Notes pursuant to the Exchange Offer will not be obligated to pay transfer taxes, if any, on the exchange of their Old Senior Notes for New MCHS Senior Notes. ManorCare Health Services will pay for all charges and expenses (except as provided below and in the Letter of Transmittal) in connection with the Exchange Offer.

  ManorCare Health Services reserves the right, in its reasonable discretion, to purchase or make offers for any Old Senior Notes that remain outstanding subsequent to the Expiration Date. The terms of any such purchase or offers could differ from the terms of the Exchange Offer. Any purchase or offer by ManorCare Health Services will not be made except in accordance with applicable law and will in no event be made prior to the expiration of ten business days after the Expiration Date.

  Holders of Old Senior Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the terms of the Old Indenture in connection with the Exchange Offer.

THE SOLICITATION

  Concurrently with the Exchange Offer, Manor Care is soliciting Consents to the Proposed Amendments to the Old Indenture. The Solicitation is being made in order to obtain the Requisite Consents of holders of Old Senior Notes to the Proposed Amendments that would, among other things, eliminate the covenants in the Old Indenture that restrict (i) the creation, incurrence or assumption of liens, (ii) sale leaseback transactions and (iii) transactions with affiliates. See "The Proposed Amendments" and "--Procedures for Tendering Securities and Giving Consents." All references herein to the Exchange Offer shall be deemed to include the Solicitation unless otherwise specified.

  The Proposed Amendments cannot become effective with respect to the Old Senior Notes unless and until the holders of at least a majority in principal amount of the Old Senior Notes of such series have given Consents (i.e., the Requisite Consents) and the Exchange Offer for the Old Senior Notes has been consummated. The proper tender of Old Senior Notes will constitute the giving of a Consent with respect to such Old Senior Notes. Consummation of the Exchange Offer is conditioned on, among other things, acceptance of the Exchange Offer by holders of at least a majority in principal amount of the outstanding Old Senior Notes (i.e., the Minimum Tender Condition), which may be waived by Manor Care. If any condition to the Exchange Offer is waived, including the Minimum Tender Condition, the Offer will be extended so that at least five business days remain in the Exchange Offer. If the Exchange Offer is consummated, then, unless the Requisite Consents have not been received, the Proposed Amendments will become effective as to the Old Senior Notes and each non-exchanging holder of such Old Senior Notes will be bound by the Proposed Amendments even though such holder did not consent to the Proposed Amendments.

  Holders of Old Senior Notes who tender into the Exchange Offer will be required, as a condition to a valid tender, to consent to the Proposed Amendments. The proper completion, execution and delivery of the Letter of Transmittal will constitute the giving of a Consent to the Proposed Amendments with respect to such Old Senior Notes. Tenders of Old Senior Notes made pursuant to the Exchange Offer may be withdrawn only if the Expiration Date is
after 12:01 a.m. on      , 1998. Withdrawal of tendered Old Senior Notes will
be deemed a revocation of the Consent to which such tendered Old Senior Notes relate.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

  The Exchange Offer will expire at 12:00 midnight, New York City time on
      , 1998 (i.e., the Expiration Date), subject to extension by ManorCare Health Services by notice to the Exchange Agent as herein provided. Manor Care reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" with respect to such extended Exchange Offer shall mean the time and date on which such Exchange Offer as so extended shall expire. ManorCare Health Services shall notify the Exchange Agent of any extension by oral or written notice.

  ManorCare Health Services also expressly reserves the right to (i) extend or terminate the Exchange Offer and not accept for exchange any Old Senior Notes if any of the conditions set forth below under "--Conditions to the Exchange Offer" are not satisfied and are not waived by ManorCare Health Services by giving oral or written notice of such extension or termination to the Dealer Manager and (ii) subject to appropriate notice, to amend the Exchange Offer in any respect and at any time or from time to time until the Old Senior Notes are accepted for exchange. Any extension, termination, or amendment will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, a public announcement will be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Exchange Offer. Without limiting the manner in which ManorCare Health Services may choose to make any public announcement, ManorCare Health Services shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service or otherwise as required by law. All Old Senior Notes tendered pursuant to the Exchange Offer prior to any extensions and not subsequently withdrawn, will remain subject to the Exchange Offer.

  If, prior to the Expiration Date, ManorCare Health Services shall offer consideration to holders of Old Senior Notes, such consideration shall also be paid to all holders whose Old Senior Notes have previously been tendered pursuant to the Exchange Offer and if such consideration is increased, such increased consideration shall also be paid to all holders whose Old Senior Notes have previously been tendered pursuant to the Exchange Offer. If the consideration is offered or any such consideration is increased pursuant to the Exchange Offer, the Exchange Offer will remain open at least ten business days from the date that ManorCare Health Services first gives notice, by public announcement or otherwise, of such offer of consideration or increase thereof. ManorCare Health Services does not presently intend to offer any consideration.

EFFECT OF TENDER

  Tenders of Old Senior Notes may be withdrawn only if the expiration date is
after 12:01 a.m. on      , 1998. Tenders of Old Senior Notes pursuant to the
Exchange Offer described herein and in the Letter of Transmittal will constitute a binding agreement between the tendering holder of Old Senior Notes and ManorCare Health Services upon the terms and subject to the conditions of the Exchange Offer. The acceptance of the Exchange Offer by a tendering holder of Old Senior Notes will constitute the agreement by such holder to deliver good and marketable title to the tendered Old Senior Notes free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

  Tendering holders of Old Senior Notes that are exchanged in the Exchange Offer will not be obligated to pay transfer taxes with respect to the purchase of their Old Senior Notes pursuant to the Exchange Offer. Tendering holders of Old Senior Notes will not be required to pay any fee or commission to the Dealer Managers. However, if the tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

  Holders of Old Senior Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Old Indenture in connection with the Exchange Offer.

ACCEPTANCE OF OLD SENIOR NOTES TENDERED FOR EXCHANGE; DELIVERY OF NEW MCHS SENIOR NOTES

  Upon the terms and subject to the conditions of the Exchange Offer, ManorCare Health Services will purchase Old Senior Notes by accepting them for exchange and in consideration therefor, will deliver New MCHS Senior Notes, and make payments for accrued interest on Old Senior Notes accepted for exchange up to, but not including, the Exchange Date.

  For purposes of the Exchange Offer, ManorCare Health Services shall be deemed to have accepted for exchange (and thereby to have purchased) tendered Old Senior Notes as, if and when ManorCare Health Services gives oral or written notice to the Exchange Agent of ManorCare Health Services' acceptance of such securities for exchange. Subject to the terms and conditions of the Exchange Offer, payment for accrued interest and delivery of New MCHS Senior Notes for Old Senior Notes so accepted will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving Old Senior Notes and transmitting payments and/or New MCHS Senior Notes to such holders. If any tendered Old Senior Notes are not accepted for exchange for any reason, or if Old Senior Notes in a principal amount in excess of the principal amount indicated as being tendered on the Letter of Transmittal are submitted, an Old Senior Note in a principal amount equal to the principal amount not accepted or tendered will be issued, without expense to the tendering holders of Old Senior Notes, as promptly as practicable following the expiration or termination of the Exchange Offer.

  If any tendered Old Senior Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, any such unaccepted Old Senior Notes will be returned, at ManorCare Health Services' expense, to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

PROCEDURES FOR TENDERING OLD SENIOR NOTES AND GIVING CONSENTS

  A holder of Old Senior Notes held with DTC must follow the following instructions to tender Old Senior Notes in the Exchange Offer: (i) call such holder's broker and inform such broker of such holder's interest in tendering such holder's Old Senior Notes pursuant to the Exchange Offer, (ii) instruct such broker to effect a book-entry transfer of all Old Senior Notes to be tendered in the Exchange Offer by such holder into the Exchange Agent's account at DTC, (iii) instruct such broker to complete and sign the Letter of Transmittal in accordance with the instructions set forth therein, and (iv) instruct such broker to deliver the properly completed and executed Letter of Transmittal (or a facsimile thereof) to the Exchange Agent on or prior to 12:00 midnight, New York City time, on the Expiration Date. The proper completion, execution and delivery of a Letter of Transmittal will constitute the giving of a consent to the Proposed Amendments.

  The Exchange Agent has established an account with respect to the Old Senior Notes at DTC for purposes of the Exchange Offer. Any financial institution that is a participant in DTC may make book-entry delivery of Senior Notes by causing DTC to transfer Old Senior Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. However, although delivery of Old Senior Notes may be effected through book-entry transfer at DTC, a properly completed and executed Letter of Transmittal, with any required signature guarantees, must, in any case, be transmitted to, and received by, the Exchange Agent at its address set forth on the back cover page of this Prospectus and Consent Solicitation on or prior to 12:00 midnight, New York City time, on the Expiration Date. Old Senior Notes will not be deemed surrendered until the Letter of Transmittal and any signature guarantees, if necessary, are received by the Exchange Agent. Delivery of such documents to DTC will not constitute valid delivery to the Exchange Agent.

  In order for a tendering holder to be assured of participating in the Exchange Offer, such holder must tender such Old Senior Notes in accordance with the procedures set forth herein and in the Letter of Transmittal on or prior to the Expiration Date.

  LETTERS OF TRANSMITTAL MUST BE SENT ONLY TO THE EXCHANGE AGENT. DO NOT SEND LETTERS OF TRANSMITTAL TO MANORCARE HEALTH SERVICES, THE OLD TRUSTEE, THE INFORMATION AGENT OR THE DEALER MANAGERS.

  Proper Execution and Delivery of Letters of Transmittal.

  Except as otherwise provided below, all signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution provided, however, that signatures on the Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by a participant in DTC whose name appears on a security position listing as the owner of Old Senior Notes tendered therewith and such holder(s) have not completed the portion entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) such Old Senior Notes are tendered for the account of an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Old Senior Notes will be resolved by ManorCare Health Services, whose determination will be final and binding. Manor Care Health Services reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of counsel for ManorCare Health Services, be unlawful. ManorCare Health Services also reserves the absolute right to waive the conditions of the Exchange Offer as set forth under "Conditions to the Exchange Offer" or any irregularities or conditions of tender as to particular Old Senior Notes. ManorCare Health Services' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as ManorCare Health Services shall determine. ManorCare Health Services, the Exchange Agent, the Information Agent and the Dealer Managers shall not be under any duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of Old Senior Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Senior Notes received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  Transfer Taxes. ManorCare Health Services will pay all transfer taxes, if any, applicable to the transfer and sale of Old Senior Notes to it pursuant to the Exchange Offer. If, however, New MCHS Senior Notes and/or substitute Old Senior Notes for amounts not tendered or not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of Old Senior Notes tendered, or if tendered Old Senior Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer or sale of Old Senior Notes to ManorCare Health Services pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, ManorCare Health Services will not issue New MCHS Senior Notes in respect of any properly tendered Old Senior Notes, and may terminate the Exchange Offer by oral or written notice to the Exchange Agent and the holders of the Old Senior Notes, or, at its option, modify or otherwise amend such Exchange Offer with respect to such Old Senior Notes, if any of the following conditions have not been satisfied, at or prior to the completion of the Exchange Offer:

    (a) satisfaction of the Minimum Tender Condition;

    (b) consummation of the Distribution;

    (c) there shall not have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer, the Proposed Amendments, the Distribution, or the exchange of Old Senior Notes pursuant to the Exchange Offer (the "Exchange") by or before any court or governmental regulatory or administrative agency or authority or tribunal, domestic or foreign, which (i) challenges the making of the Exchange Offer, the Proposed Amendments, the Distribution, or the Exchange or otherwise and adversely affects in any material manner the Exchange Offer, the Proposed Amendments, the Distribution, or the Exchange or (ii) in the reasonable judgment of ManorCare Health Services, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of Manor Care Realty or its subsidiaries, or ManorCare Health Services or its subsidiaries, or materially impair the contemplated benefits to Manor Care Realty or ManorCare Health Services of the Exchange Offer, the Proposed Amendments, the Distribution, or the Exchange;

    (d) there shall not have occurred or be likely to occur any event affecting the business or financial affairs of ManorCare Health Services or Manor Care Realty that, in the reasonable judgment of ManorCare Health Services would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, the Proposed Amendments, the Distribution, or the Exchange or that will, or is reasonably likely to, materially impair the contemplated benefits of the Exchange Offer, the Proposed Amendments, the Distribution, or the Exchange to Manor Care Realty or ManorCare Health Services or might be material to holders of Old Senior Notes in deciding whether to accept such Exchange Offer;

    (e) there shall not have occurred (i) any general suspension of or limitation on trading in securities on the New York Stock Exchange or in the over-the-counter market (whether or not mandatory), (ii) any significant adverse change in the price of the Old Senior Notes or in the United States securities or financial markets, (iii) a material impairment in the trading market for debt securities, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United

  States (whether or not mandatory), (v) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly relating to the United States, (vi) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other leading institutions in the United States, (vii) any significant adverse changes in United States securities or financial markets generally or in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; and

    (f) the Old Trustee shall not have objected in any respect to, or taken any action that could, in the sole judgement of Manor Care, adversely affect the consummation of any of the Exchange Offer, the Distribution, or the Exchange or Manor Care's ability to effect the Proposed Amendments, or shall have taken any action that challenges the validity or effectiveness of the procedures used by Manor Care in soliciting the Consents to the Proposed Amendments (including the form thereof) or in making of the Exchange Offer, the Distribution or the Exchange.

  If any of the foregoing conditions is not satisfied ManorCare Health Services may (i) terminate the Exchange Offer and return the Old Senior Notes to the holders who tendered them; (ii) extend the Exchange Offer and retain all tendered Old Senior Notes until the expiration of Exchange Offer, subject, however, to the withdrawal rights of holders (see "--Withdrawal Rights"); or
(iii) waive the unsatisfied conditions with respect to the Exchange Offer and accept all Old Senior Notes tendered therein. If any condition to the Exchange Offer is waived, including the Minimum Tender Condition, the Offer will be extended so that at least five business days remain in the Exchange Offer.

  ManorCare Health Services may amend the Exchange Offer at any time prior to 12:00 midnight, New York City time, on the Expiration Date if any of the conditions set forth above are not satisfied with respect to such Exchange Offer. Moreover, regardless of whether any of such conditions has been satisfied, Manor Care may amend the Exchange Offer in any manner that, in its good faith judgment, is advantageous to the holders of the Old Senior Notes.

  The foregoing conditions are for the sole benefit of Manor Care and may be waived by Manor Care, in whole or in part, in its reasonable discretion. Any determination made by Manor Care concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

WITHDRAWAL RIGHTS

  Tenders of Old Senior Notes made pursuant to the Exchange Offer may be
withdrawn only if the Expiration Date is after 12:01 a.m. on      , 1998. For
a withdrawal to be effective, a holder of Old Senior Notes held with DTC must
(i) call such holder's broker and instruct such broker to withdraw such tender of Old Senior Notes by debiting the Exchange Agent's account at DTC of all Old Senior Notes to be withdrawn; and (ii) instruct such broker to provide a written, telegraphic or facsimile transmission notice of withdrawal to the Exchange Agent on or before the Expiration Date. Such notice of withdrawal shall contain: (A) the name of the person who tendered the Old Senior Notes;
(B) a description of the Old Senior Notes to be withdrawn; (C) the aggregate principal amount represented by such Old Senior Notes; and (D) if such Old Senior Notes are held by a new beneficial owner, evidence satisfactory to ManorCare Health Services that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Senior Notes. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

  Any permitted withdrawals of tenders of Old Senior Notes may not be rescinded, and any Old Senior Notes so withdrawn will thereafter be deemed not validly tendered for purposes of the Offer; provided, however, withdrawn Old Senior Notes may be retendered by following the procedures for tendering prior to the Expiration Date.

  The withdrawal of tendered Old Senior Notes will be deemed to be a revocation of the Consents to which such tendered Old Senior Notes relate.

  All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by ManorCare Health Services, whose determination will be final and binding. None of ManorCare Health Services, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXCHANGE AGENT

  The Wilmington Trust Company has been appointed as Exchange Agent for the Exchange Offer. Letters of Transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder or such holder's broker, dealer, commercial bank trust company or other nominee to the Exchange Agent at the addresses and telephone numbers set forth on the back cover page of this Prospectus and Consent Solicitation.

  Any holder whose Old Senior Notes have been mutilated, lost, stolen or destroyed should contact the Exchange Agent at the addresses and telephone numbers indicated on the back cover page of this Prospectus and Consent Solicitation for instructions.

DEALER MANAGERS

  ManorCare Health Services has engaged Chase Securities Inc. and SBC Warburg Dillon Read Inc. to act as Dealer Managers in connection with the Exchange Offer and to provide certain financial advisory services to ManorCare Health Services in connection therewith. Any holder who has questions concerning the terms of the Exchange Offer may contact the Dealer Managers at the addresses and telephone numbers set forth on the back cover page of this Prospectus and Consent Solicitation.

  ManorCare Health Services has agreed to pay the Dealer Managers pre-determined compensation for the Dealer Managers' financial advisory services and ManorCare Health Services has agreed to indemnify the Dealer Managers against certain liabilities, including certain liabilities under the federal securities laws.

  The Dealer Managers are underwriters with respect to the Debt Offering. Manor Care Real Estate, as issuer and Manor Care Realty, as parent guarantor, have agreed to indemnify the Dealer Managers in their capacity as underwriter of the Debt Offering, for certain liabilities, including liabilities under the Securities Act in connection with the Debt Offering. Chase Securities Inc. is an affiliate of The Chase Manhattan Bank, which is the agent bank and a lender under the Existing Revolving Credit Facility. The Chase Manhattan Bank will receive its proportionate share of any repayment by Manor Care Realty of amounts outstanding under the Existing Revolving Credit Facility from the proceeds of such Debt Offering. SBC Warburg Dillon Read Inc. has acted as Manor Care's financial advisor in connection with the Distribution, for which Manor Care has agreed to compensate SBC Warburg Dillon Read Inc. $3,000,000 in advisory fees. The Dealer Managers have provided in the past and may continue to provide other investment banking and financial advisory services to Manor Care, Manor Care Realty and ManorCare Health Services and their respective affiliates, including services in connection with the Distribution.

OTHER FEES AND EXPENSES

  ManorCare Health Services will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. ManorCare Health Services will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Senior Notes, and in handling or forwarding tenders for their customers. ManorCare
Health Services anticipates that it will incur approximately $         in fees
and expenses relating to the Exchange Offer. All such fees and expenses will be shared equally by ManorCare Health Services and Manor Care Realty.

                            THE PROPOSED AMENDMENTS

  Manor Care is soliciting the consent of the holders of Old Senior Notes, other than Manor Care or its affiliates, to the Proposed Amendments. The summaries of provisions in the Old Indenture set forth below are qualified in their entireties by reference to the full and complete terms contained in the Old Indenture.

  The Proposed Amendments to the Old Indenture are as follows:

  Deletion of Restrictive Covenants. The Proposed Amendments would delete in their entireties the following restrictive covenants and references thereto from the Old Indenture:

    Section 3.04 Limitation on Liens. Subject to certain exceptions set forth in the Old Indenture, restricts Manor Care from creating, incurring or assuming any Lien on any property or assets of Manor Care or its Subsidiaries in order to secure any Debt of Manor Care or any of its Subsidiaries without effectively providing that the Old Senior Notes shall be secured equally and ratably with (or prior to) such Debt, so long as such Debt shall be so secured.

    Section 3.05 Limitation on Sale and Lease-Back Transactions. Subject to certain exceptions set forth in the Old Indenture, restricts Manor Care and its Subsidiaries from entering into any arrangement with any person providing for the leasing by Manor Care or a Subsidiary of Manor Care of any property or assets, which property or asset has been or is to be sold or transferred by Manor Care or a Subsidiary of Manor Care to such person (a "Sale and Lease-Back Transaction") unless (a) Manor Care or such Subsidiary would, at the time of entering into a Sale and Lease-Back Transaction, be entitled to incur Debt secured by a Lien on the property or asset to be leased in an amount at least equal to the Attributable Debt in respect to such transaction without equally and ratably securing the Old Senior Notes pursuant to the Limitation on Liens covenant in the Old Indenture or (b) the proceeds of the sale of the property or assets to be leased are at least equal to their fair value and an amount in cash equal to the net proceeds are applied within 12 months of the effective date of such transaction to (i) acquire additional assets, (ii) retire Debt which is pari passu with the Old Senior Notes or (iii) offer to purchase the Old Senior Notes at 100% of the principal amount thereof, plus accrued interest, if any, to the date of purchase.

    Section 3.06 Limitation on Affiliate Transactions. Subject to certain exceptions set forth in the Old Indenture, restricts Manor Care and its Subsidiaries from selling, leasing, transferring or otherwise disposing of any of its properties or assets to or purchasing any property or assets from, or entering into any contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, an Affiliate of Manor Care (other than a Subsidiary of Manor Care ) (an "Affiliate Transaction") having a value, or for consideration having a value, in excess of $20 million individually or in the aggregate unless the Board of Directors of Manor Care shall determine that the terms of such Affiliate Transaction are no less favorable to Manor Care or such Subsidiary than those which might be obtained at the time of such Affiliate Transaction from persons who are not Affiliates.

  Deletion of Definitions. The Proposed Amendments would delete certain definitions from the Old Indenture when references to such definitions would be eliminated as a result of the foregoing.

  The Proposed Amendments constitute a single proposal and an exchanging and/or consenting Holder must consent to the Proposed Amendments as an entirety and may not consent selectively with respect to certain of the Proposed Amendments.

  The Proposed Amendments cannot become effective unless and until the holders of at least a majority in principal amount of the Old Senior Notes have given Consents (i.e., the Requisite Consents) and the Exchange Offer has been consummated. The proper tender of Old Senior Notes will constitute the giving of a Consent with respect to such Old Senior Notes. Consummation of the Exchange Offer is conditioned on, among other things, acceptance of the Exchange Offer by holders of at least a majority in principal amount of Old Senior Notes (i.e., the Minimum Tender Condition), which may be waived by Manor Care. If the Exchange Offer is consummated, then, unless the Requisite Consents have not been received, the Proposed Amendments will become effective and each non-exchanging holder of such Old Senior Notes will be bound by the Proposed Amendments even though such holder did not consent to the Proposed Amendments. See "Risk Factors."

                     DESCRIPTION OF NEW MCHS SENIOR NOTES

  The New MCHS Senior Notes are to be issued under a New Indenture, dated as
of           , 1998, as amended and supplemented from time to time (the "New
Indenture"), between ManorCare Health Services and The Wilmington Trust Company, as Trustee (the "Trustee"). The following summaries of certain provisions of the New Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the New Indenture, including the definitions therein of certain terms. The following sets forth certain general terms of the New MCHS Senior Notes offered hereby.

GENERAL

  The New MCHS Senior Notes will be limited to $150 million in aggregate principal amount. The New MCHS Senior Notes will be issued only in fully registered form, in denominations of $1,000 and integral multiples of $1,000. The New MCHS Senior Notes will bear interest from the Issue Date at the rate of 7 1/2% per annum and will mature on June 15, 2006. Interest will be payable
on June 15 and December 15, commencing     , 1998, to the persons in whose
names the New MCHS Senior Notes are registered at the close of business on the applicable record date, which is the June 1 or December 1 next preceding such interest payment date.

  Neither the New Indenture nor the New MCHS Senior Notes will contain provisions which would afford holders of the New MCHS Senior Notes protection in the event of a decline in the credit rating of ManorCare Health Services or the New MCHS Senior Notes as the result of a takeover, recapitalization or similar restructuring involving ManorCare Health Services that could adversely affect such holders.

  The New MCHS Senior Notes will be senior unsecured obligations of ManorCare Health Services and will rank pari passu in right of payment with all senior debt of ManorCare Health Services, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed. However, the New MCHS Senior Notes will be effectively subordinated to certain creditors of ManorCare Health Services and its Subsidiaries, including secured lenders and trade creditors. At August 31, 1997, the New MCHS Senior Notes would have been effectively subordinated to approximately $163 million of other liabilities of ManorCare Health Services and its Subsidiaries.

  Principal of and interest on the New MCHS Senior Notes will be payable, and the New MCHS Senior Notes will be exchangeable and transfers thereof will be registrable, at the corporate trust office of the Trustee in New York, New York; provided, however, that, at the option of ManorCare Health Services, payment of interest may be made by check mailed to the address of the person entitled thereto at such person's registered address.

  The New MCHS Senior Notes will not be subject to any sinking fund.

OPTIONAL REDEMPTION BY THE COMPANY

  The New MCHS Senior Notes will be redeemable, at the option of ManorCare Health Services, in whole at any time or in part from time to time, on at least 30 days but not more than 60 days prior notice mailed to the registered address of each holder of New MCHS Senior Notes to be so redeemed, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate, plus 15 basis points, plus accrued interest thereon to the date of redemption.

  As used herein,

  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the New MCHS Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such New MCHS Senior Notes. "Independent Investment Banker" means the Reference Treasury Dealer appointed by the Trustee after consultation with ManorCare Health Services.

  "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

  "Reference Treasury Dealer" means Lehman Brothers Inc. and its successors; provided however, that if Lehman Brothers Inc. shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), ManorCare Health Services shall substitute therefor another Primary Treasury Dealer.

CERTAIN COVENANTS

 Limitation on Liens

  The New Indenture will provide that, except as provided below, ManorCare Health Services will not, and will not permit any Subsidiary to, create, incur or assume any Lien on any property or assets of ManorCare Health Services or any Subsidiary in order to secure any Debt of ManorCare Health Services or any Subsidiary, without effectively providing that the New MCHS Senior Notes (together with, if ManorCare Health Services shall so determine, any other Debt which is not subordinated to the New MCHS Senior Notes) will be secured equally and ratably with (or prior to) such Debt, so long as such Debt will be so secured; provided, however, that this covenant will not apply to (i) any Lien if, after giving effect thereto, the aggregate amount of all Debt of ManorCare Health Services and its Subsidiaries secured by Liens existing at the time (excluding any Debt secured by Liens permitted to be incurred by clauses (ii) through (xii) below) would not exceed the Applicable Percentage of the Consolidated Net Assets of ManorCare Health Services; (ii) any Lien if an amount of cash equal to the net proceeds of the Debt secured by such Lien is used within 12 months of such creation, incurrence or assumption to (x) acquire additional property or assets (or to make investments in persons who, after giving effect to such investments, will become Subsidiaries), (y) retire Debt which is pari passu with the New MCHS Senior Notes (provided that in connection with any such retirement, any related loan commitment will be reduced in an amount equal to the principal amount so retired) or (z) make an offer to purchase the New MCHS Senior Notes at 100% of the principal amount thereof plus accrued interest, if any, to the date of purchase; (iii) Existing Liens and Liens created, incurred or assumed after the Issue Date on property or assets of ManorCare Health Services or any Subsidiary that were subject to an Existing Lien; (iv) Liens on property or assets of any person existing at the time such person becomes a Subsidiary or merges into or consolidates with ManorCare Health Services or a Subsidiary; (v) Liens on property or assets existing at the time of acquisition thereof by ManorCare Health Services or any Subsidiary; (vi) Liens to secure the financing of the acquisition, construction, alteration or improvement of property or assets of ManorCare Health Services or any Subsidiary (or of any person who, after giving effect to such financing, will become a Subsidiary), provided that such Liens are created not later than 18 months after such acquisition or, in the case of construction, alteration or improvement of property or assets, the later of the completion thereof or commencement of commercial operation of such property or assets;
(vii) Liens in favor of ManorCare Health Services or any Subsidiary; (viii) Liens in favor of or required by federal, state or local governmental authorities, including any department or instrumentality thereof; (ix) Liens on property or assets of, or on any shares of stock or other equity interest in, a Foreign Subsidiary to secure Debt of a Foreign Subsidiary or a Non-Recourse Subsidiary to secure Non-Recourse Debt; (x) Liens to secure Debt of joint ventures in which ManorCare Health Services or a Subsidiary has an interest, to the extent such Liens are on property or assets of or equity interests in such joint ventures; (xi) Liens on current assets to secure Debt incurred for working capital purposes, provided that such Debt matures no later than 18 months from the date of incurrence; and (xii) any extension, renewal or replacement as a whole or in part, of any Lien referred to in the foregoing clauses (i) to (xi), provided, however, that (a) such extension, renewal or replacement Lien will be limited to all or a part of the same property or assets that secured the Lien being extended, renewed or replaced and (b) the principal amount of the Debt (or, if such Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) secured by such extended, renewed or replaced Lien does not exceed the principal amount of Debt (or, if such Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) which was secured by the Lien being extended, renewed or replaced.

 Limitation on Sale and Lease-Back Transactions

  The New Indenture will provide that ManorCare Health Services will not, and will not permit any Subsidiary to, enter into any arrangement with any person providing for the leasing by ManorCare Health Services or a Subsidiary of any property or asset (other than any such arrangement involving (i) a lease for a term, including renewal rights, of not more than 36 months, (ii) a lease of property within 18 months from the acquisition or, in the case of the construction, alteration or improvement of property, the later of the completion of the construction, alteration or improvement of such property or the commencement of commercial operation of the property, or (iii) leases between ManorCare Health Services and a Subsidiary or between Subsidiaries), which property or asset has been or is to be sold or transferred by ManorCare Health Services or a Subsidiary to such person (a "Sale and Lease-Back Transaction") unless (a) ManorCare Health Services or such Subsidiary would, at the time of entering into a Sale and Lease-Back Transaction, be entitled to incur Debt secured by a Lien on the property or asset to be leased in an amount at least equal to the Attributable Debt in respect of such transaction without equally and ratably securing the New MCHS Senior Notes pursuant to the provisions described under "Limitations on Liens" above, or (b) the proceeds of the sale of the property or assets to be leased are at least equal to their fair value (the fair value of such proceeds, if other than in cash, to be determined by the chief financial or accounting officer of ManorCare Health Services) and an amount in cash equal to the net proceeds is applied, within 12 months of the effective date of such transaction, to (i) acquire additional property or assets (or to make investments in entities which after giving effect to such investment will become Subsidiaries), (ii) retire Debt which is pari passu with the New MCHS Senior Notes (provided that in connection with any such retirement, any related loan commitment or the like shall be reduced in amount equal to the principal amount so retired) or (iii) offer to purchase the New MCHS Senior Notes at 100% of the principal amount thereof, plus accrued interest, if any, to the date of purchase.

 Limitation on Affiliate Transactions

  The New Indenture will provide that neither ManorCare Health Services nor any of its Subsidiaries will sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, an Affiliate of ManorCare Health Services (other than a Subsidiary) (an "Affiliate Transaction") having a value, or for consideration having a value, in excess of $20,000,000 individually or in the aggregate unless the Board of Directors of ManorCare Health Services shall determine that the terms of such Affiliate Transaction are no less favorable to ManorCare Health Services or such Subsidiary than those which might be obtained at the time of such Affiliate Transaction from persons who are not Affiliates. The restrictions of this "Limitation on Affiliate Transactions" covenant are not applicable to (i) the payment of reasonable and customary fees to directors of

ManorCare Health Services who are not employees, (ii) the payment of compensation to officers of ManorCare Health Services, (iii) any transaction between or among any of ManorCare Health Services and its subsidiaries, (iv) transactions pursuant to the terms of any agreement as in existence on the Issue Date, as the same may be amended from time to time in a manner not materially adverse to the holders of the New MCHS Senior Notes; (v) the Distribution and the related transactions occurring pursuant to the Distribution Agreement and the related documents; (vi) any transaction in the ordinary course of business or approved by a majority of the Independent Directors, between ManorCare Health Services or its Subsidiaries and Manor Care Realty or its subsidiaries; and (vii) any transaction contemplated by the Lease Agreements, the Development Agreement, the Non-Competition Agreement, the Assisted Living Facility Management Agreement, the Tax Sharing Agreement, the Employee Benefits and Other Employment Matters Allocation Agreement, the Office Lease Agreement, the Distribution Agreement, the Tax Administration Agreement, the Corporate Services Agreement, the Trademark Agreement, the Cash Management Agreement, the Risk Management Consulting Services Agreement and the Real Estate Note.

 Definitions

  "Affiliate" of any specified person means any other person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided, however, that the existence of a management contract by ManorCare Health Services or an Affiliate of ManorCare Health Services to manage another entity shall not be deemed to be control.

  "Applicable Percentage" means (i) 15%, if the aggregate principal amount of New MCHS Senior Notes then outstanding exceeds $100,000,000, (ii) 20%, if the aggregate principal amount of New MCHS Senior Notes then outstanding exceeds $50,000,000 but is less than or equal to $100,000,000, or (iii) 25%, if the aggregate principal amount of New MCHS Senior Notes outstanding is less than or equal to $50,000,000.

  "Assisted Living Facility Management Agreement" shall mean the Assisted
Living Facility Management Agreement dated as of    , 1998 between Manor Care
Realty and ManorCare Health Services as in effect on the Issue Date and as such Assisted Living Facility Management Agreement may be amended from time to time in a manner not materially adverse to the holders of the New MCHS Senior Notes.

  "Attributable Debt" means, in connection with a Sale and Lease-Back Transaction, at any date as of which the amount thereof is to be determined, the lesser of (i) the fair value of the property subject to such Sale and Lease-Back Transaction (as determined in good faith by the chief financial or accounting officer of ManorCare Health Services) and (ii) the total net amount of rent required to be paid by such person under the lease which is the subject of such Sale and Lease-Back Transaction during the remaining term thereof, discounted from the respective due dates thereof to such date at the weighted average interest borne by the New MCHS Senior Notes compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

  "Consolidated Net Assets" means, with respect to any person as of any date of determination, the total assets of such person and its subsidiaries on a consolidated basis less current liabilities of such person and its subsidiaries on a consolidated basis as of such date, all determined in accordance with GAAP.

  "Debt" means, as to any person, all obligations of such person for borrowed money.

  "Development Agreement" shall mean the Development Agreement dated as of
   , 1998 between Manor Care Realty and ManorCare Health Services as in effect on the Issue Date and as such Development

Agreement may be amended from time to time in a manner not materially adverse to the holders of the New MCHS Senior Notes.

  "Employee Benefits Allocation Agreement" shall mean the Employee Benefits
and Other Employment Matters Allocation Agreement dated as of      , 1998
between Manor Care Realty and ManorCare Health Services as in effect on the Issue Date and as such Employee Benefits and Other Employment Matters Allocation Agreement may be amended from time to time in a manner not materially adverse to the holders of the New MCHS Senior Notes.

  "Existing Liens" means liens on property or assets of ManorCare Health Services or any Subsidiary existing on the Issue Date.

  "Foreign Subsidiary" of ManorCare Health Services shall mean any Subsidiary which is incorporated or organized in a jurisdiction outside the United States and any Subsidiary of such a Subsidiary.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession as in effect from time to time.

  "Independent Director" means a member or the Board of Directors of ManorCare Health Services who does not have any material direct or indirect financial interest in or with respect to any transaction or series of related transactions.

  "Issue Date" means the first date on which the New MCHS Senior Notes are issued under the New Indenture.

  "Lease Agreements" shall mean the Lease Agreements dated as of    , 1998
between Manor Care Realty and ManorCare Health Services as in effect on the Issue Date and as such Lease Agreements may be amended from time to time in a manner not materially adverse to the holders of the New MCHS Senior Notes.

  "Non-Competition Agreement" shall mean the Non-Competition Agreement dated
as of      , 1998 between Manor Care Realty and ManorCare Health Services as in effect on the Issue Date and as such Non-Competition Agreement may be amended from time to time in a manner not materially adverse to the holders of the New MCHS Senior Notes.

  "Non-Recourse Debt" means Debt or that portion of Debt (i) as to which neither ManorCare Health Services nor its Subsidiaries (other than a Non-Recourse Subsidiary) (A) provide credit support (including any undertaking, agreement or instrument which would constitute Debt), (B) is directly or indirectly liable or (C) constitute the lender and (ii) in respect of which a default (including any rights which the holders thereof may have to take enforcement action against a Non-Recourse Subsidiary) would not permit (upon notice, lapse of time or both) any holder of any other Debt of ManorCare Health Services or its Subsidiaries (including any Non-Recourse Subsidiary) to declare a default on such other Debt or cause a payment thereof to be accelerated or payable prior to its Stated Maturity.

  "Non-Recourse Subsidiary" means a Subsidiary which (i) has not acquired any assets (other than cash) directly or indirectly from ManorCare Health Services or any Subsidiary, (ii) only owns assets acquired after the Issue Date and on or prior to the date such entity becomes a Subsidiary and (iii) has no Debt other than Non-Recourse Debt.

  "Subsidiary" of ManorCare Health Services means (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by ManorCare Health Services, by the Company and one or more Subsidiaries of ManorCare Health Services or by one or more Subsidiaries of ManorCare Health Services or
(ii) any other person (other than a corporation) in

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

which ManorCare Health Services, one or more Subsidiaries of ManorCare Health Services or ManorCare Health Services and one or more Subsidiaries of ManorCare Health Services, directly or indirectly, at the date of determination thereof, has greater than a 50% ownership interest.

  "Tax Sharing Agreement" shall mean the Tax Sharing Agreement dated as of
   , 1998 between Manor Care Realty and ManorCare Health Services as in effect on the Issue Date and as such Tax Sharing Agreement may be amended from time to time in a manner not materially adverse to the holders of the New MCHS Senior Notes.

DEFAULTS AND REMEDIES

  An Event of Default is: default for 30 days in payment of interest on the New MCHS Senior Notes; default in payment of principal when due (upon redemption or at maturity) on the New MCHS Senior Notes; failure by New MCHS Senior Notes for 60 days after notice to it to comply with any of its other agreements in the New Indenture or the New MCHS Senior Notes; acceleration of in excess of an aggregate of $20,000,000 of indebtedness for borrowed money of ManorCare Health Services or any Subsidiary (other than Non-Recourse Debt of a Non-Recourse Subsidiary) under the terms of the instrument under which such indebtedness is or may be outstanding if such acceleration is not rescinded or annulled within 10 days after written notice from the Trustee or the holders of at least 25% in principal amount of the New MCHS Senior Notes then outstanding has been received a final judgment for the payment of $20,000,000 or more rendered against ManorCare Health Services or any Subsidiary in any court of competent jurisdiction and not fully covered by insurance or not discharged or stayed within 90 days after the date all rights to appeal have been extinguished; and certain events of bankruptcy or insolvency involving ManorCare Health Services. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the New MCHS Senior Notes then outstanding may declare 100% of the principal amount of the New MCHS Senior Notes and interest accrued to the date of acceleration to be due and payable immediately. Such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the New MCHS Senior Notes) may be waived by the holders of a majority in principal amount of outstanding New MCHS Senior Notes upon the conditions provided in the New Indenture.

  Securityholders may not enforce the New Indenture or the New MCHS Senior Notes except as provided in the New Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the New MCHS Senior Notes. Subject to certain limitations, holders of a majority in principal amount of the New MCHS Senior Notes outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their best interest. ManorCare Health Services is required to file periodic reports with the Trustee regarding compliance by ManorCare Health Services with the terms of the New Indenture and specifying any defaults of which the signers may have knowledge.

  A director, officer, employee or stockholder, as such, of ManorCare Health Services shall not have any liability for any obligations of ManorCare Health Services under the New MCHS Senior Notes or the New Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Securityholder by accepting New MCHS Senior Notes waives and releases all such liability.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange New MCHS Senior Notes in accordance with the New Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any tax or other governmental charge imposed in relation thereto. The Registrar need not transfer or exchange any New MCHS Senior Notes selected for redemption. Also, it need not transfer or exchange any New MCHS Senior Notes for a period of 15 days before a selection of New MCHS Senior Notes to be redeemed. The registered holder of New MCHS Senior Notes may be treated as the owner of them for all purposes.


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

AMENDMENT, SUPPLEMENT, WAIVER

  Subject to certain exceptions, the New Indenture or the New MCHS Senior Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the New MCHS Senior Notes outstanding, and any past default or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the New MCHS Senior Notes outstanding, but no extension of the maturity of any New MCHS Senior Notes, or reduction in the interest rate or extension of the time of payment of interest, or any other modification in the terms of payment of the principal of or interest on the New MCHS Senior Notes, or of the subordination provisions of the New Indenture in a manner adverse to the Securityholders or any reduction of the percentage required for modification will be effective against any Securityholder without his consent. Without the consent of any Securityholder, ManorCare Health Services may amend or supplement the New Indenture or the New MCHS Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated New MCHS Senior Notes in addition to or in place of certificated New MCHS Senior Notes, to provide for a separate Trustee, or to make any change that does not materially adversely affect the rights of any Securityholder.

SUCCESSOR CORPORATION

  ManorCare Health Services may not consolidate with or merge with or transfer all or substantially all of its assets to another corporation unless, after giving effect to such transaction, no event which constitutes a Default shall have occurred and be continuing; and such corporation or the surviving corporation (if other than ManorCare Health Services) shall be a corporation organized and existing under the laws of the United States or a state thereof and shall assume all of the obligations of the Company under the New MCHS Senior Notes and the Indenture. Thereafter, all obligations of ManorCare Health Services under the New Indenture shall terminate.

SATISFACTION AND DISCHARGE OF INDENTURE

  ManorCare Health Services may terminate all of its obligations under the New MCHS Senior Notes and the New Indenture either upon delivery for cancellation to the Trustee of all the New MCHS Senior Notes or (a)(i) within one year of maturity or redemption of the series or (ii) at any time if the Holders will not recognize income, gain or loss for Federal income tax purposes, (b) upon deposit with the Trustee of funds or U.S. Government Obligations (as defined in the Indenture) sufficient for payment of principal of interest on, or redemption of, the series and (c) upon delivery to the Trustee of an officers' certificate and opinion of counsel stating that all conditions precedent to discharge have been satisfied.

GLOBAL NOTES

  The New MCHS Senior Notes will be issued in the form of one or more Global Notes that will be deposited with, or on behalf of the Depositary. Unless and until it is exchanged in whole or in part for New MCHS Senior Notes in definitive form, a Global Note may not be transferred except as a whole to a nominee of the Depositary for such Global Note, or by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

BOOK-ENTRY SYSTEM

  Initially, the New MCHS Senior Notes will be registered in the name of Cede & Co., the nominee of the Depositary. Accordingly, beneficial interests in the New MCHS Senior Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants.

  The Depositary has advised ManorCare Health Services as follows: the Depositary is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the United States Securities Exchange Act of 1934, as amended. The Depositary

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

holds securities that its participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in such Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Exchange Agent), banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the United States Securities and Exchange Commission.

  The Depositary advises that its established procedures provide that (i) upon issuance of the New MCHS Senior Notes of the Company, the Depositary will credit the accounts of Participants designated by the Exchange Agent with the principal amounts of the New MCHS Senior Notes purchased by Participants and
(ii) ownership of interests in the Global Notes will be shown on, and the transfer of the ownership will be effected only through, records maintained by the Depositary, registered in their names, will not receive or be entitled to receive physical delivery of New MCHS Senior Notes in definitive form and will not be considered the owners or holders thereof under the New Indenture.

  Neither ManorCare Health Services, the Trustee, any paying agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Principal and interest payments on the New MCHS Senior Notes registered in the name of the Depositary's nominee will be made in immediately available funds to the Depositary's nominee as the registered owner of the Global Notes. Under the terms of the New MCHS Senior Notes, ManorCare Health Services and the Trustee will treat the persons in whose names the New MCHS Senior Notes are registered as the owners of such New MCHS Senior Notes for the purpose of receiving payment of principal and interest on such New MCHS Senior Notes and for all other purposes whatsoever. Therefore, neither ManorCare Health Services, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the New MCHS Senior Notes to owners of beneficial interest in the Global Notes. The Depositary has advised ManorCare Health Services and the Trustee that its current practice is, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date in accordance with their respective holdings of beneficial interests in the Global Notes as shown on the Depositary's records, unless the Depositary has reason to believe that it will not receive payment on the payment date. Payments by Direct and Indirect Participants to owners of beneficial interests in the Global Notes will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Direct and Indirect Participants and not of the Depositary, the Trustee, or ManorCare Health Services, subject to any statutory requirements that may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of ManorCare Health Services or the Trustee, and disbursement of such payments to the owners of beneficial interests in the Global Notes shall be the responsibility of the Depositary and Direct and Indirect Participants.

  New MCHS Senior Notes represented by a Global Note will be exchangeable for New MCHS Senior Notes in definitive form of like tenor as such Global Note in denominations of $1,000 and in any greater amount that is an integral multiple if the Depositary notifies ManorCare Health Services that it is unwilling or unable to continue as Depositary for such Global Note or if at any time the Depositary ceases to be a clearing agency registered under applicable laws and a successor depositary is not appointed by ManorCare Health Services within 90 days or ManorCare Health Services in its discretion at any time determines not to require all of the New MCHS Senior Notes to be represented by a Global Note and notifies the Trustee thereof. Any New MCHS Senior Notes that are exchangeable pursuant to the preceding sentence are exchangeable for New MCHS Senior

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

Notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note or Global Notes of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

SAME-DAY SETTLEMENT

  The New MCHS Senior Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the New MCHS Senior Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the New MCHS Senior Notes.

TRUSTEE

  The Wilmington Trust Company will act as Trustee for New MCHS Senior Notes issued under the New Indenture. The New Indenture will contain limitations on the right of the Trustee, should it become a creditor of ManorCare Health Services, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

  The holders of a majority in principal amount of all outstanding New MCHS Senior Notes will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the Trustee. The New Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of its own affairs in the exercise of its power. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the New Indenture at the request of any of the Securityholders unless they have offered to the Trustee security and indemnity satisfactory to it.

  In the ordinary course of its business, the Company has engaged, and may engage in the future, The Wilmington Trust Company to perform certain financial services.

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

         BUSINESS OF MANORCARE HEALTH SERVICES AFTER THE DISTRIBUTION

OVERVIEW

  ManorCare Health Services believes that is a leading provider of a full range of senior support health care services. ManorCare Health Services provides an array of services that includes skilled nursing, assisted living, institutional pharmacy and home health care and additional support services for the frail elderly living at home. ManorCare Health Services is striving to become the nation's foremost provider of high-quality senior support health care services within the private pay segment. In order to achieve this goal, ManorCare Health Services is planning to focus on the rapid acquisition of assisted living facilities in cluster markets pursuant to the Development Agreement with Manor Care Realty. Under the Development Agreement, ManorCare Health Services intends to acquire from Manor Care Realty approximately 170 Arden Courts and 38 Springhouse senior residences to be newly developed by Manor Care Realty during the next five years. See "Relationship Between Manor Care Realty and ManorCare Health Services after the Distribution--Development Agreement." Its strategy for achieving this objective entails aggressive implementation of the following key initiatives:

  . grow through acquisition of proprietary assisted living facilities developed by Manor Care Realty

  . expand on current market leadership position in the private pay segment

  . extend leadership position as provider of the most innovative Alzheimer's services in the industry

  . maintain focus on high-quality personalized care and services

  . market distinctive products nationally under the ManorCare Health
    Services brand name

  . build on existing senior support services platform

  . focus on development of cluster markets

  ManorCare Health Services leases and operates 168 skilled nursing facilities owned by Manor Care Realty, owns joint venture interests in and manages three additional skilled nursing facilities. The skilled nursing facilities are located in 28 states and contain approximately 24,089 beds. These facilities provide skilled nursing services principally for residents over the age of 65. Within its skilled nursing facilities, ManorCare Health Services operates 146 Arcadia special-care units which provide care to individuals in the middle to late stages of Alzheimer's disease and 21 MedBridge high acuity units which focus on short-term, post-hospital care for medically complex residents and those in need of aggressive physical rehabilitation. ManorCare Health Services owns and operates 37 assisted living facilities in 12 states containing 3,854 units. These facilities include 16 Arden Courts, serving persons with early to middle-stage Alzheimer's disease or related memory impairment, and 21 Springhouse senior residences, serving the general assisted living population. ManorCare Health Services also has majority control of Vitalink, one of the largest public institutional pharmacy companies and In Home Health, a national home health care services company. Vitalink operates 57 institutional pharmacies in 36 states, serving approximately 173,000 beds. In Home Health provides home health services in 14 states.

  On October 15, 1997, Manor Care announced that it is exploring strategic alternatives with respect to its 51% ownership interest in Vitalink. Options under consideration by Manor Care (and to be considered by ManorCare Health Services after the distribution) include strategic mergers, joint ventures or other business combinations that could enhance Vitalink's strategic position in its markets, better enable it to serve its customers and increase Vitalink's shareholder value. Vitalink has retained SBC Warburg Dillon Read Inc. to act as financial advisor in connection with the exploration of strategic alternatives with respect to Manor Care's interest in Vitalink. Manor Care has no present commitments or agreements with respect to any such transaction and there can be no assurance that Manor Care (or ManorCare Health Services after the Distribution) will decide to enter into any such transaction or that, should it decide to do so, be able to reach an agreement with respect to any such transaction on terms acceptable to it.


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

INDUSTRY TRENDS

  There are several trends affecting the long-term care industry. First, the competitive landscape is changing. The industry is consolidating as smaller, local operators are being acquired by larger operators. In addition, several large multi-unit operators have merged to form even larger chains. By 1995, 54% of the skilled nursing homes in the country were part of a chain, up from 28% in 1977. Finally, some long term care providers have recognized the need to diversify by expanding into assisted living, home health care, and ancillary services.

  Second, many hospitals have developed their own post-acute care capabilities in response to cost containment pressures. These integrated delivery systems place a premium on keeping patients within their systems. The development of post-acute care capabilities by hospitals impacts providers of long-term care, as these providers have historically received a large number of referrals from clinical networks, including hospitals, physicians and managed care organizations. However, shifts away from cost-based reimbursement to prospective pay systems may cause hospitals to rethink their strategy and create new opportunities for partnerships with home care and skilled nursing providers.

  Third, the number of elderly in America is expanding faster than the overall population. As the senior population continues to expand, the demand for health related services targeted specifically at serving their needs is increasing. The number of people aged 75 and older, the primary consumer of senior support health care services, is growing more quickly than the overall population. According to the U.S. Bureau of the Census, the number of seniors 75 and older is estimated to increase by approximately 37% from 13 million in 1990 to an estimated 17.8 million in 2005. The U.S. Bureau of the Census data predicts that total U.S. population will only increase by approximately 15% during the same period.

  Other market trends contributing to change in the long-term care industry include:

  . a continued increase in the number of frail, elderly individuals living alone who require assistance with their activities of daily living ("ADLs") such as dressing, bathing, eating, and medication management;

  . the increase in the net worths of older people, which enables a greater number of individuals to privately pay for support services, home health care, assisted living and skilled nursing care; and

  . the growth in the number of dual-career families who may find it more difficult to care for their elderly relatives in their homes and who may also have greater financial resources to better support their elderly relatives outside the home.

  The attractive demographics and future growth opportunities have encouraged existing market participants to increase their product offerings and have encouraged new entrants such as real estate developers to offer continuing care retirement communities and assisted living facilities which are focused on the frail elderly care market. In addition, more options geared towards maximizing the individual's ability to live independently in their homes are becoming available. These industry participants are expanding the set of senior support health care options for the elderly. The level of care selected by the elderly and their families depends on the needs of the individual. The range of health services available for the elderly includes:

  . Home health care--the provision of health care service to the elderly in their homes, including nursing, infusion therapy, hospice, rehabilitation, personal care, companion care and home making;

  . Senior support services--emerging new services geared towards the elderly, including geriatric care management, financial management and planning, transportation services and other services that support the elderly living at home;

  . Physician services--geriatric centers and physicians who specialize in geriatric care and outpatient disease management;

  . Short-term care--adult day care and respite care;

  . Residential care--congregate care facilities, continuing care retirement communities, assisted living facilities and skilled nursing facilities;

  . Alzheimer's disease care--facilities focused on individuals with Alzheimer's disease or related memory impairment; and

  . Acute care--medical treatment in hospital facilities as well as sub-acute care in hospitals and skilled nursing facilities.

BUSINESS STRATEGY

  ManorCare Health Services' goal is to become the nation's foremost provider of high-quality senior support health care services within the private pay segment. ManorCare Health Services intends to aggressively expand its unit capacity in assisted living while at the same time broadening the range of products and services for private pay customers still living at home. Its strategy for achieving this objective entails the following key initiatives:

  . Grow through Acquisition of Proprietary Assisted Living Facilities
    Developed by Manor Care Realty. ManorCare Health Services believes the anticipated increased market demand for assisted living facilities presents ManorCare Health Services with significant opportunities for growth. ManorCare Health Services will work with Manor Care Realty to identify target markets for expansion and will acquire from Manor Care Realty approximately 170 Arden Courts and 38 Springhouse senior residences over the next five years. Pursuant to the Development Agreement, Manor Care Realty will develop assisted living facilities for sale to ManorCare Health Services. ManorCare Health Services will have a two year option (measured from the time a particular facility opens) to purchase such facilities; provided that ManorCare Health Services will be obligated to purchase each such facility if occupancy reaches 75% for a period of five days during the two-year period measured from the time a particular facility opens. In addition, ManorCare Health Services will make acquisitions of other assisted living properties on an opportunistic basis. The Non-Competition Agreement limits ManorCare Health Services' ability to develop or enter into management agreements with respect to assisted living facilities located near assisted living facilities being developed by Manor Care Realty; however, it does not restrict ManorCare Health Services' ability to acquire new assisted living facilities. ManorCare Health Services believes that its experience in delivering assisted living services and targeting its facilities to private pay individuals in existing and new cluster markets will enable it to experience significant growth and higher margins. In addition, ManorCare Health Services believes it can leverage its experience in Alzheimer's care to provide the most innovative and highest quality Alzheimer's services available through its Arden Courts assisted living facilities. To date, Manor Care Realty has 26 facilities under construction and 87 additional facilities under contract and in development.

  . Expand on Current Market Leadership Position in the Private Pay
    Segment. In its skilled nursing management business, ManorCare Health Services believes that continuing to focus on private pay patients enables it to reduce its exposure to anticipated changes in government reimbursement practices and enables ManorCare Health Services to achieve more attractive profit margins. Private pay patients accounted for approximately 60% of ManorCare Health Services' skilled nursing and assisted living revenues in fiscal 1997 compared to a 1996 industry average of approximately 30% for for-profit nursing care providers. ManorCare Health Services believes that its high-end specialty products such as Williamsburg (luxurious accommodations including upgraded furnishings and decor, concierge services and a private dining area with a gourmet menu), Heritage (luxurious accommodations including upgraded furnishings and decor, a private lounge and other amenities) and Arcadia (a secure, self-contained unit designed specifically for Alzheimer's and other related memory disorder patients) will enable ManorCare Health Services to continue to attract upper income, service sensitive residents who pay directly for services without the benefit of any government assistance program. ManorCare Health Services has set a goal of dedicating a significant portion of its skilled nursing beds to specialty products. ManorCare Health Services believes that this drive and ManorCare Health Services' aggressive expansion into the assisted living industry will further enhance its leadership position in the private pay segment. ManorCare Health Services believes that its substantial investment in direct marketing through advertising, direct mail,

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

   advanced telemarketing and community outreach will allow it to maintain its market leadership in this segment.

  . Extend Leadership Position as Provider of the Most Innovative Alzheimer's
    Services in the Industry. ManorCare Health Services believes that it is the industry leader in Alzheimer's disease management, with almost 15 years of experience and more than 18% of its total beds devoted to Alzheimer's care. ManorCare Health Services' Arcadia special-care units in its skilled nursing facilities meet the needs of individuals in the middle to late stages of Alzheimer's disease. ManorCare Health Services plans to continue to develop Arcadia special-care units throughout its existing markets. ManorCare Health Services' Arden Courts assisted living facilities serve individuals in the earlier stages of the disease process. ManorCare Health Services plans to open approximately 170 Arden Courts in the next five years. ManorCare Health Services also serves individuals suffering from Alzheimer's and other forms of dementia through its Springhouse facilities which offer specialized programs for this population. ManorCare Health Services believes that its proprietary Alzheimer's care protocols are integral to the high quality of care it provides to its Alzheimer's residents. ManorCare Health Services' integrated continuum of care allows ManorCare Health Services to meet the needs of its Alzheimer's customers from diagnosis to home-based care through assisted living to high acuity facility-based care. For example, for an individual moving through the stages of Alzheimer's disease, this continuum of care would begin with a memory assessment program followed by home health care. The individual would then reside in an Arden Courts assisted living facility for the early to middle stages of the disease and would ultimately, during the middle to late stages of the disease, move into an Arcadia special-care unit.

  . Maintain Focus on High Quality Personalized Care and Services. ManorCare
    Health Services is dedicated to delivering the highest level of service quality and patient satisfaction, striving to provide its residents with personalized care and services. ManorCare Health Services believes that delivering the highest product integrity standards will enable it to achieve ManorCare Health Services' goal of delivering "best in class" services to its residents--services which are considered superior by ManorCare Health Services' customers, as well as industry experts, to those services offered by ManorCare Health Services' competitors. ManorCare Health Services believes that providing "best in class" services will reinforce its reputation as the leading provider of high quality, personalized senior support health care services. ManorCare Health Services relies on its product management organization to develop Company-wide care protocols, standards of operation and training programs, which ensure that ManorCare Health Services delivers superior and consistent care in all of its facilities. In addition to providing high quality and consistent services on a Company-wide basis, ManorCare Health Services personalizes the service package to meet the needs of each particular resident. The facility staff develops a care plan for each resident based on professional assessments and family consultations. The care plan is updated regularly based on the individual needs of the resident by the facility's health care and social services staff in conjunction with the resident and his/her family. ManorCare Health Services also strives to understand its residents' needs by conducting over 13,000 resident and family member interviews annually. Resident satisfaction scores from these interviews are a major component of incentive compensation for all field and corporate managers. A quality assurance program is administered with the objective of exceeding the expectations of all residents and their families.

  . Market Distinctive Products Nationally under the ManorCare Health
    Services Brand Name. ManorCare Health Services believes that its competitive position will be materially enhanced by continuing to develop the premier national brand name in the senior support health care industry. In September 1996, ManorCare Health Services created a unified national brand name for all the elements in its continuum of care:
    "ManorCare Health Services." ManorCare Health Services believes that a stronger brand identity for its services will make it easier for ManorCare Health Services to build national awareness and facilitate customer confidence in the services it provides. In addition, ManorCare Health Services believes that its aggressive plan to acquire assisted living facilities will enable it to achieve the critical mass necessary to establish further its senior support health care services nationally. ManorCare Health Services is leveraging its premier brand name through partnership arrangements with complementary elder health care providers. ManorCare Health Services' strategy includes developing a brand name image synonymous with "best in class" in every element of its business.

  . Build on Existing Senior Support Services Platform. ManorCare Health
    Services believes that its success depends upon creating a seamless continuum of care allowing residents to "age in place." ManorCare Health Services' current continuum of care includes: home health care, assisted living facilities, skilled nursing facilities and pharmacy services. In addition to substantially increasing its assisted living offerings, ManorCare Health Services plans to expand its continuum of care by providing senior support services to the frail elderly still living at home. ManorCare Health Services believes that targeting such senior support services to the middle class to affluent senior population will enable it both to gather information about the frail elderly who still reside at home, indicating their possible needs for other ManorCare Health Services health care or facility-based services, and to cultivate relationships with these individuals and their families. ManorCare Health Services is pursuing a strategy to develop information systems technology to efficiently track its customers and create superior cost-effective clinical protocols. ManorCare Health Services believes that the information gathered about these customers coupled with the relationship formed with them and their families will increase their awareness of and confidence in the quality of services provided by ManorCare Health Services.

  . Focus on Development of Cluster Markets. ManorCare Health Services has focused its skilled nursing development on cluster markets in order to achieve critical mass and improve its competitive advantage with respect to its regional suppliers and payors. By adding assisted living facilities to this existing base, ManorCare Health Services believes it can leverage its cost structure and build on its brand image. In addition, ManorCare Health Services is centralizing certain corporate functions, including accounting, billing and other non-care related functions at the cluster level. ManorCare Health Services has implemented a major reengineering effort as a way to foster continuous improvement within its core processes. To support the cluster market structure from an organizational standpoint, ManorCare Health Services has created a market management structure in which all products and services within a cluster market are united under a single market management team. Under a market management structure, the regional management has responsibility for the entire continuum of services offered in the specific regional clusters. ManorCare Health Services also believes that by marketing its continuum of care in its cluster markets, it can spread its marketing costs over more facilities and thus outspend its competitors. The market management structure provides management with greater flexibility to better respond to market trends and competitive changes in local markets.

SKILLED NURSING SERVICES

  ManorCare Health Services believes it is the premier operator of skilled nursing facilities in the United States. Through a cohesive framework of proprietary care protocols ManorCare Health Services' skilled nursing facilities provide (i) long-term care for chronically ill and frail elderly individuals who need 24-hour skilled nursing and physical, occupational and speech therapies; (ii) high acuity, short-term, post-hospital care for medically complex patients and persons in need of aggressive rehabilitation; and (iii) long-term care for individuals with middle to late-stage Alzheimer's or related memory impairment. In all cases these services include appropriate nursing care, room and board, special diets, occupational, speech, physical and recreational therapy and other services designed to improve the well-being of the resident. ManorCare Health Services maintains a Quality Assurance Program to ensure that high standards of care are consistently observed in each facility. The Quality Assurance Program sets corporate standards for delivery of care, designed to ensure the provision of "best in class" services, and provides consulting and training support to the facilities.

  ManorCare Health Services will lease and operate Manor Care Realty's 168 skilled nursing facilities in 28 states pursuant to Lease Agreements under which ManorCare Health Services will pay monthly fees to Manor Care Realty. ManorCare Health Services also owns the joint venture interests in and manages three additional skilled nursing facilities. Many of these facilities are less than ten years old and target affluent to middle income seniors in need of skilled nursing care. ManorCare Health Services differentiates itself from its competitors by offering unique specialty products designed to meet the needs of specific customer segments. A significant portion of the beds at skilled nursing facilities operated and managed by ManorCare Health Services are dedicated to specialty services, which are attractive because they generate higher per patient day revenues and profits than standard long-term care. For example, the Heritage and Williamsburg wings in ManorCare Health Services' skilled nursing facilities provide residents with upgraded decor, a private lounge, and special programs and, in the case of the Williamsburg wings, concierge services and a private dining area with a gourmet menu. ManorCare Health Services believes that the Heritage and Williamsburg design concepts support the ManorCare Health Services' reputation as the premier provider of skilled nursing care and contributes to ManorCare Health Services' high percentage of private pay residents as compared to the rest of the industry. Within its skilled nursing facilities, ManorCare Health Services operates 146 Arcadia special-care units providing services to individuals in the middle to late stages of Alzheimer's disease or afflicted with related memory impairment. ManorCare Health Services also operates 21 dedicated MedBridge high acuity units featuring high staff-to-patient ratios, sophisticated clinical capabilities and state-of-the-art rehabilitation departments. In addition, ManorCare Health Services' facilities offer specially designed wound care programs, oncology and orthopedic rehabilitation programs. See "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution--Lease Agreements."

  ManorCare Health Services believes these high-end specialty products will facilitate marketing efforts to attract longer stay (1-3 years) private pay residents. ManorCare Health Services-managed skilled nursing and rehabilitation facilities range in bed capacity from 53 to 259 beds and had an aggregate bed capacity of 24,089 beds during the 1997 fiscal year. ManorCare Health Services' nursing facilities are located in the following 28 states:
Arizona, California, Colorado, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Maryland, Michigan, Missouri, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Pennsylvania, South Carolina, South Dakota, Texas, Utah, Virginia, Washington and Wisconsin.

ASSISTED LIVING SERVICES

  ManorCare Health Services is pursuing an aggressive acquisition strategy in the assisted living industry in an effort to build upon its current market position and enhance ManorCare Health Services' competitive position in the private pay segment. ManorCare Health Services has an acquisition plan pursuant to which it intends to acquire from Manor Care Realty approximately 170 Arden Courts and 38 Springhouse senior residences during the next five years. Pursuant to the Development Agreement, Manor Care Realty will develop assisted living facilities for sale to ManorCare Health Services. ManorCare Health Services will be obligated to purchase each such facility if occupancy reaches 75% for a period of five days during the two-year stabilization period. The purchase price for each facility will be at a premium to Manor Care Realty's total development costs, such premium ranging from 12% to 37%, based on the number of months elapsed since the opening of the relevant facility. Total approved development costs include expenses incurred in connection with the development and construction of the facilities, but do not include operating losses incurred during the two-year stabilization period. The premium to total approved development costs is intended to compensate Manor Care Realty for the increasing value of its investment over time as well as for the risks it takes in connection with developing assisted living facilities, including the risks inherent in operating the facilities during the two-year stabilization period. This premium will be amortized over a 20 to 30-year period and represents a much smaller annual dilution to earnings than would have been the case had ManorCare Health Services absorbed the initial start-up costs associated with each Arden Courts or Springhouse facility. If ManorCare Health Services does not acquire a facility within such two-year stabilization period, Manor Care Realty may sell the facility to a third party. During the two year stabilization period (or such lesser time if stabilized occupancy is achieved and ManorCare Health Services purchases the facility) ManorCare Health Services will manage the assisted living facilities for Manor Care Realty for a fixed monthly fee. See "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution--Development Agreement."

  In a strategy similar to that employed in ManorCare Health Services' skilled nursing facilities, ManorCare Health Services' assisted living facilities target affluent to middle income seniors in need of a full range of assisted living services to optimize their quality of life. These services are available 24 hours a day and generally include meal service, housekeeping, personal care, nursing and health related services, social and recreational services, transportation and special services (such as banking and shopping). Personal services include bathing, dressing, personal hygiene, grooming, ambulating and dining assistance. Health-related services, which are tailored to individual patient needs and applicable state regulatory requirements, may include assistance with medication management, skin care and injections, as well as health care monitoring. ManorCare Health Services also believes that it offers more security to its customers by including these health-related services as part of its care delivery. ManorCare Health Services believes that by providing programs with a range of service options responsive to the full range of the residents' changing needs, ManorCare Health Services affords greater continuity of care and thereby permits residents to "age in place."

  ManorCare Health Services' Arden Courts assisted living facilities are a distinct product and service segment focused exclusively on individuals suffering from the early to middle stages of Alzheimer's disease or related memory impairment. These special purpose assisted living facilities offer a proprietary, specially designed physical plant with security systems, structured activities and related resident services and support systems. These facilities are typically divided into four color-coded houses comprising a total of 56 units with access to communal living rooms, kitchens, dining rooms and protected gardens. All aspects of the facilities' operations are managed by an Executive Director, specially trained in the care of Alzheimer's patients. Arden Courts assisted living facilities are designed to allow residents the freedom to move about independently while keeping them safely contained within a secured area with security systems. ManorCare Health Services' specially designed social activities provide Arden Courts residents with a minimum of 8 hours of meaningful interactive activity per day. In addition, ManorCare Health Services utilizes special nutritional programs to help assure that caloric intake is maintained in its residents. ManorCare Health Services' Arden Courts assisted living facilities also offer education, counseling and support to the residents' families.

  ManorCare Health Services' Springhouse senior residences are freestanding, residential-style facilities designed to meet the needs of the general assisted living population. ManorCare Health Services' assisted living facilities are functionally arranged to provide a home-like atmosphere. The architectural and interior design concepts incorporate the ManorCare Health Services operating philosophy of delivering superior quality care, protecting resident privacy, enabling freedom of choice, encouraging independence and fostering individuality in a home-like setting. Each facility is operated with certain protocols designed to maintain the health of the residents and to provide a measure of security and support for those individuals. Each facility includes common areas designed to promote social interaction among residents, such as a common dining area, a laundry room, a library, a wellness center, barber and beauty shop, crafts room, spa and a snack room or ice cream parlor. In addition, Springhouse residents have access to medication management services, therapy and other ancillary services as well as dementia programs and dedicated dementia units in some locations.

  ManorCare Health Services provides a wide variety of health care services at its assisted living facilities, including medication management, monitoring the resident's general health status and assisting residents in the performance of their ADLs. In order to determine the individual care needs and lifestyle preferences of its residents, ManorCare Health Services' facility-based staff assesses each resident upon admission to determine his/her health status, including functional abilities, need for personal care services and assistance with ADLs as well as personal preferences. In addition, ManorCare Health Services utilizes a current physician's report to ascertain the health status and needs of the resident. ManorCare Health Services develops a plan of care for each of its residents and utilizes licensed nurses, certified or trained staff and third party providers to meet their health care needs. In order to ensure that the plan of care continues to be tailored to a resident's current needs, each resident is periodically reassessed. ManorCare Health Services utilizes the plan of care as the basis for determining the monthly charges for each resident's care and services. In addition, ManorCare Health Services fosters resident wellness through health screening such as blood pressure checks, periodic special services such as influenza inoculations, chronic disease management such as blood glucose monitoring for diabetics, dietary and nutritional programs, regular exercise and fitness classes and special classes given by health care professionals. To the extent permitted by state regulations, ManorCare Health Services also makes available third-party specialized health care services to patients when necessary.

  ManorCare Health Services' facilities accept residents for respite care (short term placement for several days to several months) to accommodate short-term exigencies. ManorCare Health Services believes that respite care services serve as an introduction to the continuum of services it offers as many residents are frequent returnees and often become permanent residents at a Company facility.

INSTITUTIONAL PHARMACY SERVICES

  ManorCare Health Services owns 51% of Vitalink, a publicly traded company that provides institutional pharmacy services to nursing facilities, assisted living facilities and other institutions. ManorCare Health Services believes it will benefit from increased revenues generated through Vitalink's growth strategy, including (i) expansion of market share through selective industry acquisitions which should permit Vitalink to leverage its critical mass, access new customers and realize operational efficiencies through consolidation of the combined entities' infrastructure; (ii) continued penetration of existing markets through targeting of non-ManorCare Health Services institutional facilities to maximize pharmaceutical facility output;
(iii) further growth from meeting the pharmacy requirements of new or acquired ManorCare Health Services skilled nursing and assisted living facilities;
(iv) geographically targeting dominant infusion service home care companies to drive sales of infusion products; (v) development of proprietary information and database systems to provide state of the art patient care and disease management capabilities; and (vi) development of new services to provide support to the elderly while they still reside in their homes, such as disease management or patient education and compliance programs. Vitalink's recent acquisition of GranCare's institutional pharmacy business, TeamCare, and the resultant expansion of the scope of its business to include the provision of pharmacy services to institutional clients with 173,000 related institutional beds is indicative of the implementation of Vitalink's growth strategy.

  Vitalink, which is the second largest publicly traded institutional pharmacy in the country, is a high quality, value-added partner with health care providers and payors and provides four types of services:

  . Customized filling of prescription and non-prescription medications for individual patients pursuant to physician orders delivered to nursing facilities.

  . Consultant pharmacist services to help ensure quality patient care through monitoring and reporting on prescription drug therapy.

  . Infusion therapy services, consisting of the administration of a product
    (nutrient, antibiotic, chemotherapy or other drugs or fluids) by tube, catheter or intravenously. Vitalink prepares and delivers the product which is administered by the nursing center staff.

  . Integrated data systems such as VitalCONSULT, an integrated consultant software package that allows pharmacists and nurses to record outcome events, laboratory data, and patient status updates and administer disease management programs and formularies more efficiently, and OPTIMA (Optimizing Patient Theory in Medication Administration), a state-of-the-art patient care management system designed to identify individuals who are at high risk for certain diseases, which focuses on treatment protocols and incorporates a disease-specific drug formulary. These innovative systems increase efficiency, enhance clinical support and result in superior outcomes.

  Vitalink operates 57 institutional pharmacies located in 36 states and four regional infusion pharmacies, which specialize in pharmaceutical dispensing of individual medications, pharmacy consulting and infusion therapy products. In the 1997 fiscal year, approximately 13% of the beds serviced by Vitalink were Manor Care-affiliated. Net revenue from Manor Care and its patients (including revenues received from government reimbursement programs) accounted for approximately 29%, 48% and 49% of total net revenues in fiscal years 1997, 1996 and 1995, respectively. The balance came from unrelated third parties. On October 15, 1997, Manor Care announced that it is exploring strategic alternatives with respect to its 51% ownership interest in Vitalink. Options under consideration by Manor Care (and to be considered by ManorCare Health Services after the Distribution) include strategic mergers, joint ventures or other business combinations that could enhance Vitalink's strategic position in its markets, better enable it to serve its customers and increase Vitalink's shareholder value. Manor Care does not believe that any of the strategic alternatives that it is exploring will have a material effect on the operations of the skilled nursing business or the assisted living business. Vitalink has retained SBC Warburg Dillon Read Inc. to act as financial advisor in connection with the exploration of strategic alternatives with respect to Manor Care's interest in Vitalink. Manor Care has no present commitments or agreements with respect to any such transaction and there can be no assurance that Manor Care (or ManorCare Health Services after the Distribution) will decide to enter into any such transaction or, should it decide to do so, be able to reach an agreement with respect to any such transaction on terms acceptable to it.

HOME HEALTH CARE SERVICES

  ManorCare Health Services provides home health care services through its majority owned subsidiary, In Home Health. In those markets in which In Home Health does not participate, ManorCare Health Services is expanding its relationships with other regional home health care service providers. Through In Home Health, ManorCare Health Services offers its clients a broad range of professional and support services to meet medical and personal needs at home. These services provide an entry for clients in ManorCare Health Services' cluster markets into ManorCare Health Services' integrated continuum of care. In addition, ManorCare Health Services believes that its home health care businesses profit from referrals from its assisted living and skilled nursing facilities. In ManorCare's 1997 fiscal year, In Home Health indirectly derived approximately $6.8 million in revenues (less than 10% of In Home Health's fiscal 1997 revenues) from referrals from Manor Care facilities. On September 15, 1997, President Clinton imposed a Medicare moratorium on new home health agencies so that new regulations could be issued to combat fraud. On January 13, 1998, the Clinton Administration lifted the moratorium, based on the issuance of new regulations for home health agencies. These regulations require, as mandated by the Budget Act, that all home health agencies obtain surety bonds to participate in the Medicare and Medicaid program and disclose related business interests. According to press reports, some home health agencies have had difficulty obtaining bonds meeting the required criteria. If a home health agency is unable to obtain a bond, the agency could lose certification to participate in the Medicare and Medicaid programs. The ManorCare Health Services does not believe that there will be any material adverse affect on either In Home Health or on the ManorCare Health Services as a result of these new requirements.

  The home health care and support services that ManorCare Health Services provides through In Home Health include skilled nursing, infusion therapy, hospice, rehabilitation, personal and companion care and homemaking. Hospice services are an important new area of growth, and In Home Health operates 15 Medicare certified hospices in its 19 markets. In Home Health plans to become certified in the four remaining geographic markets as soon as it can meet the requirement of obtaining a Certificate of Need, either through acquisition of an existing home health agency which has a CON or upon completion and approval of application for a new CON. This process could take one to three years because of the current moratorium on home health agency applications and the long process of receiving approval for a CON. ManorCare Health Services also expects to broaden the range of home health care options it offers by providing its home-based Alzheimer's customers with specially trained companions who can provide daily service ranging from short visits to all day care.

  ManorCare Health Services owns approximately 64% of the voting power of In Home Health, a publicly traded company which provides home health care services in 14 states. Each of In Home Health's branches has two divisions: a Visit Division and an Extended Care Division. The Visit Division provides clients with round-the-clock care on a short-term basis. The Extended Care Division provides clients with care up to 24 hours a day on a long-term basis. In Home Health operates infusion pharmacies which distribute pharmaceutical drugs, fluids and supplies.

EMPLOYEES

  As of the Effective Date, ManorCare Health Services will have approximately 29,500 employees. From time to time, some of the Company-operated skilled nursing facilities experience shortages of professional nursing help which may require ManorCare Health Services to seek temporary employees through employment agencies at an increased cost.

  A vast majority of ManorCare Health Services' employees are paid on an hourly basis and are covered by the federal minimum wage laws. A few employees are represented by labor unions and attempts have been made to unionize employees of certain other facilities. ManorCare Health Services believes that it enjoys a good relationship with its employees.

PROPERTIES

  ManorCare Health Services's signature Arden Courts and Springhouse model facilities, first designed in 1993 and 1994 respectively, are freestanding, residential-style facilities. Each Arden Courts facility ranges in size from 25,000 to 28,000 square feet, is built to target a site ranging between three and four acres and has a capacity of 52 to 56 residents. Each Springhouse facility ranges in size from 65,000 to 70,000 square feet, is built to target a site ranging between five and six acres and has a capacity of 105 to 110 residents. Approximately 30-40% of each facility is devoted to common areas and amenities, including reading rooms, family or living rooms and other areas designed to promote interaction among residents. The ground level typically contains a kitchen and common dining area, administrative offices, a laundry room, a library or living room, a wellness center, barber shop, crafts room, spa and a snack room. ManorCare Health Services' assisted living facilities are usually one to three stories and are functionally arranged to provide a home-like atmosphere. The architectural and interior design concepts incorporate the ManorCare Health Services operating philosophy of delivering superior quality care, protecting resident privacy, enabling freedom of choice, encouraging independence and fostering individuality in a home-like setting.

  The skilled nursing facilities operated by ManorCare Health Services range in bed capacity from 53 to 265 beds and have an aggregate bed capacity of 24,079 beds. Most of the skilled nursing facilities have been designed to permit private and semi-private patient room accommodations. Most facilities have individually controlled heating and air-conditioning units. Each skilled nursing facility contains a fully equipped kitchen, day room areas, administrative offices and in most cases a physical therapy room.

  Manor Care has occupied its current headquarters since August 1996. The main building is approximately 335,000 square feet and is 90% occupied at November 30, 1997. There is another building on the property which is not used by the company (200,000 square feet of which 180,000 square feet is storage and 20,000 square feet is office) and of which 80,000 square feet is subleased to an unrelated party. The buildings and the approximately 100 acres of land on which they are situated are controlled through a lease. The property is zoned for another 1,000,000 square feet of commercial space. Manor Care believes that the main building will be adequate for expansion at the current pace at least through the year 2000. For a description of the arrangements with respect to the headquarters facility after the Distribution, see "Relationship Between Manor Care Realty and ManorCare Health Services after the Distribution--Office Lease Agreement."

  The table below summarizes certain information regarding ManorCare Health Services' facilities as of November 30, 1997 after giving pro forma effect to the Distribution:

ASSISTED LIVING SERVICES--SPRINGHOUSE

   FACILITY LOCATION                                              STATE UNITS
   -----------------                                              ----- -----
   Tucson........................................................  AZ     107(1)
   Brea..........................................................  CA      92
   Laguna Hills..................................................  CA     288(3)
   Whittier......................................................  CA      73
   Boynton Beach.................................................  FL     127
   Boynton Beach--Village........................................  FL     104(1)
   Dunedin.......................................................  FL     110(1)
   Naples........................................................  FL     311(3)
   Port Charlotte................................................  FL      84
   Sarasota......................................................  FL     106(1)
   Peoria........................................................  IL     289(3)
   Carmel........................................................  IN     260(3)
   Bethesda......................................................  MD      92
   Bethesda--Westwood............................................  MD      62(2)
   Kensington....................................................  MD     201(4)
   Silver Spring.................................................  MD     118
   Southfield....................................................  MI     101
   Fairfield.....................................................  OH     257(3)
   Westlake......................................................  OH      97
   Pottstown Residential.........................................  PA      57(1)
   West Reading Residential......................................  PA      53
   Total Springhouse Facilities..................................          21
                                                                        -----
   Total Springhouse Units.......................................       2,989
                                                                        =====

ASSISTED LIVING SERVICES--ARDEN COURTS

   FACILITY LOCATION                                              STATE UNITS
   -----------------                                              ----- -----
   Farmington....................................................  CT      55
   West Palm Beach...............................................  FL      56(1)
   Elk Grove.....................................................  IL      54(1)
   South Holland.................................................  IL      56(1)
   Potomac.......................................................  MD      48(1)
   Silver Spring.................................................  MD      49(1)
   Sterling Heights..............................................  MI      53
   Cherry Hill...................................................  NJ      53
   Westlake......................................................  OH      56
   Allentown.....................................................  PA      56
   King of Prussia...............................................  PA      54(1)
   North Hills...................................................  PA      56(1)
   Yardley.......................................................  PA      52(1)
   Fair Oaks.....................................................  VA      55(1)
   Total Arden Courts Facilities.................................          14
                                                                        -----
   Total Arden Courts Units......................................         753
                                                                        =====

--------
(1) Each parcel of land on which each of these facilities is located is covered by a 99 year ground lease between Manor Care Realty, as landlord, and ManorCare Health Services, as tenant. ManorCare Health Services owns the buildings and improvements located thereon and the furniture, fixtures and equipment located therein.
(2) This facility is leased by ManorCare Health Services from an unrelated third party.

(3) These facilities also contain skilled nursing beds in the following numbers: Naples (101), Laguna Hills (98), Peoria (51), Carmel (55) and Fairfield (57).
(4) This facility is owned by an unrelated third party and managed by ManorCare Health Services pursuant to a management agreement.

SKILLED NURSING SERVICES

   FACILITY LOCATION     BEDS
   -----------------     -----
ARIZONA
Tucson..................   117
                         -----
Total...................   117
                         =====
CALIFORNIA
Citrus Heights..........   146
Encinitas...............   117
Fountain Valley.........   146
Hemet...................   176
Palm Desert.............   178
Rancho Bernardo.........    95
Rossmoor................   119
Sunnyvale...............   138
Walnut Creek............   153
                         -----
Total................... 1,268
                         =====
COLORADO
Boulder.................   149
Denver..................   151
                         -----
Total...................   300
                         =====
DELAWARE
Pike Creek..............   151
Wilmington..............   139
                         -----
Total...................   290
                         =====
FLORIDA
Boca Raton..............   178
Boynton Beach...........   179
Carrollwood.............   117
Dunedin.................   119
Jacksonville............   114
Naples..................   116
Palm Harbor.............   179
Plantation..............   119
Sarasota................   176
Venice..................   129
West Palm Beach.........   120
Winter Park.............   132
                         -----
Total................... 1,678
                         =====
GEORGIA
Decatur.................   129
Marietta................   116
                         -----
Total...................   245
                         =====
ILLINOIS
Arlington Heights.......   153
Champaign...............    98
Decatur.................    95
Elgin...................    79
Elk Grove...............   177

   FACILITY LOCATION     BEDS
   -----------------     -----
Hinsdale................   188
Kankakee................   102
Libertyville............   149
Naperville..............   113
Normal..................    97
Oak Lawn................   173
Oak Lawn Americana......   141
Orchard Manor...........    53
Palos Heights...........   176
Palos Heights West......   120
Peoria..................   119
Rolling Meadows.........   154
South Holland...........   185
Urbana..................    97
Westmont................   115
Wilmette................    76
                         -----
Total................... 2,660
                         =====
INDIANA
Anderson................   218
Indianapolis North......   182
Indianapolis South......   118
Kokomo..................   100
                         -----
Total...................   618
                         =====
IOWA
Cedar Rapids............   104
Davenport...............   100
Dubuque.................    95
Waterloo................    93
                         -----
Total...................   392
                         =====
KANSAS
Overland Park...........   175
Topeka..................   120
Wichita.................   117
                         -----
Total...................   412
                         =====
MARYLAND
Bethesda................   102
Chevy Chase.............   158
Largo...................   128
Potomac.................   137
Roland Park.............    89
Rossville...............   180
Ruxton..................   217
Silver Spring...........   119
Towson..................   126
Wheaton.................    98
                         -----
Total................... 1,354
                         =====

   FACILITY LOCATION     BEDS
   -----------------     -----
MISSOURI
Florissant..............    97
Fremont.................   220
                         -----
Total...................   317
                         =====
MICHIGAN
Kingsford...............   105
Windemere...............   179
                         -----
Total...................   284
                         =====
NEVADA
Reno....................   150
                         -----
Total...................   150
                         =====
NEW JERSEY
Cherry Hill.............   107
Mountainside............   148
West Deptford...........   135
                         -----
Total...................   390
                         =====
NEW MEXICO
Camino Vista............   134
Northeast Heights.......   137
Sandia..................   176
                         -----
Total...................   447
                         =====
NORTH CAROLINA
Pinehurst...............   114
                         -----
Total...................   114
                         =====
NORTH DAKOTA
Fargo...................   107
Minot...................   105
                         -----
Total...................   212
                         =====
OHIO
Akron...................   100
Barberton...............   118
Belden Village..........   144
Centreville.............   139
Cincinnati..............   149
Lake Shore..............   199
Mayfield Heights........   149
North Olmstead..........   177
Oregon..................   108
Rocky River.............   209
Sycamore Glen...........    99
Westerville.............   178
Willoughby..............   154
Woodside................   143
                         -----
Total................... 2,066
                         =====

   FACILITY LOCATION       BEDS
   -----------------       -----
OKLAHOMA
Midwest City..............   102
Norman....................   108
Northwest Oklahoma City...   116
Southwest Oklahoma City...   116
Tulsa.....................   110
Warr Acres................   100
Windsor Hills.............   107
                           -----
Total.....................   759
                           =====
PENNSYLVANIA
Allentown.................   163
Bethel Park...............   159
Bethlehem-I...............   227
Bethlehem-II..............   215
Camp Hill.................   118
Carlisle..................   151
Chambersburg..............   205
Dallastown................   203
Devon Manor...............   261
Easton....................   224
Elizabethtown.............    96
Fitzgerald Mercy..........   119
Harrisburg................   234
Huntingdon Valley.........   121
Jersey Shore..............   120
King of Prussia...........   148
Kingston Court............   126
Kingston East.............   177
Lansdale..................   170
Laureldale................   199
Lebanon...................   158
McMurray..................   140
Monroeville...............   121
North Hill................   199
Pittsburgh................   149
Pottstown Nursing.........
Pottsville................   176
Sinking Spring............   216
Sunbury...................   126
West Reading..............   177
Whitehall.................   173
Williamsport North........   154
Williamsport South........   128
Yardley...................   140
Yeadon....................   198
York North................   162
York South................   126
                           -----
Total..................... 6,139
                           =====

   FACILITY LOCATION     BEDS
   -----------------     -----
SOUTH CAROLINA
Charleston..............   116
Columbia................   128
Lexington...............   112
                         -----
Total...................   356
                         =====
SOUTH DAKOTA
Aberdeen................    98
                         -----
Total...................    98
                         =====
TEXAS
Dallas..................   200
Fort Worth..............   158
Forth Worth NW..........   103
San Antonio-Babcock.....   210
San Antonio-North.......    95
San Antonio-Northwest...   143
San Antonio-Windcrest...   187
Sharpview...............   127
Temple..................   102
Temple Care.............   141
Webster.................   111
                         -----
Total................... 1,577
                         =====

   FACILITY LOCATION     BEDS
   -----------------     ----
UTAH
Ogden...................  134
                         ----
Total...................  134
                         ====
VIRGINIA
Arlington...............  191
Fair Oaks...............  119
Imperial................  127
Stratford Hall..........  233
                         ----
Total...................  670
                         ====
WASHINGTON
Gig Harbor..............  120
Lynwood.................  113
Meadow Park.............  124
Spokane.................  125
                         ----
Total...................  482
                         ====
WISCONSIN
Appleton................  103
Fond du Lac.............  107
Green Bay-East..........   78
Green Bay-West..........  105
Madison.................  167
                         ----
                          560
Total................... ====

TOTAL SKILLED NURSING FACILITIES: 171

TOTAL SKILLED NURSING BEDS: 24,089

  All of the facilities listed in the above table are owned or leased by Manor Care Realty and leased by ManorCare Health Services except for five facilities owned directly by ManorCare Health Services, certain facilities in which Manor Care Realty has an ownership interest pursuant to joint venture agreements and certain facilities in which ManorCare Health Services has an ownership interest pursuant to joint venture agreements. Manor Care Realty owns 35% of the Winter Park, Florida facility and 94% of the Decatur, Georgia facility. Pursuant to management agreements with the owner/operator of the facilities, ManorCare Health Services will manage the facilities. Each management agreement is for a two-year term with automatic, two-year renewal periods. ManorCare Health Services owns 50% of each of the Centreville, Ohio facility, the Sycamore Glen, Ohio facility and the Fitzgerald Mercy, Pennsylvania facility. Pursuant to the joint venture agreements, ManorCare Health Services will manage the facilities on a long-term basis.

  Set forth below is a chart which illustrates occupancy rates for Manor Care's skilled nursing facilities and assisted living facilities. These occupancy rates include facilities that have been operated by ManorCare Health Services for less than two years.

                                OCCUPANCY RATES

                                                                 12 MONTHS ENDED
                                                                     5/31/97
                                                                 ---------------
   Skilled Nursing..............................................      88.4%
   Assisted Living--Arden Courts................................      66.4%
   Assisted Living--Springhouse.................................      83.9%

COMPETITION

  ManorCare Health Services' principal competitors in the skilled nursing business are Advocat, Inc., Beverly Enterprises, Inc., Extendicare, Inc., Genesis Health Ventures, Inc., Health Care and Retirement Corporation, Integrated Health Services, Inc., Mariner Health Group, Inc., National HealthCare L.P., Paragon Health Network, Inc., Sun Healthcare Group, Inc. and Vencor, Inc. ManorCare Health Services' principal competitors in the assisted living business are Alternative Living Services, Inc., ARV Assisted Living, Inc., CareMatrix Corporation, Emeritus Corporation, Kapson Senior Quarters Corp., Karrington Health, Inc., Marriott International, Inc. and Sunrise Assisted Living, Inc. ManorCare Health Services' principal competitors in the institutional pharmacy business are NCS Healthcare, Inc., Omnicare, Inc. and PharMerica, Inc. ManorCare Health Services' principal competitors in the home health business are HealthCor Holdings, Inc., Home Health Corporation of America, Inc., Housecall Medical Resources, Inc., National Home HealthCare Corp., Olsten Corporation and Option Care, Inc.

  The senior housing and health care industries are highly competitive and ManorCare Health Services expects that the assisted living business in particular will become more competitive in the future. ManorCare Health Services' assisted living and skilled nursing facilities compete on a local and regional basis with other senior support health care providers, some of which have greater financial resources or operate on a nonprofit basis. ManorCare Health Services' competes with other providers on the basis of breadth and quality of services, reputation, location and physical appearance of the facilities, family preferences, relationship with key referral sources and, in the case of private patients, pricing. Accordingly, ManorCare Health Services seeks to meet competition in each locality by establishing a reputation within the local medical communities for high quality services and trained, caring staff.

  In general, regulatory and other barriers to competitive entry in the assisted living industry are not substantial. Some of ManorCare Health Services' present and potential competitors operate on a not-for-profit basis or as charitable organizations, while others have, or may obtain, greater financial resources than those of ManorCare Health Services. Consequently, there can be no assurance that ManorCare Health Services will not encounter increased competition that could limit its ability to attract residents or expand its business. Moreover, if the development of new assisted living facilities outpaces demand for those facilities in certain markets, such markets may become saturated. Such an oversupply of facilities could cause ManorCare Health Services to experience decreased occupancy, depressed margins and lower operating results.

  Vitalink competes with national institutional pharmacies as well as numerous local and regional retail pharmacies, as well as with the pharmacy operations owned by long-term care providers other than ManorCare Health Services. These competitors provide product and service offerings similar to those provided by Vitalink and may be larger or have greater financial resources than ManorCare Health Services.

  The home health care business is highly competitive and many such companies have experienced declines in performance. In Home Health competes with: (i) hospitals and public health agencies that provide short term, intermittent care, (ii) national specialized home care providers and (iii) other independent home care companies. The primary competitive factors in the home health care business are the price of the services and quality considerations such as responsiveness, the technical ability of the professional staff and the ability to provide comprehensive services.

GOVERNMENT FUNDING

  Assisted Living. As a result of limited government funding for the assisted living business, ManorCare Health Services relies and expects to rely in the future on the ability of its residents to pay the cost of care from their own financial resources. Depending on the nature of an individual's health insurance program or long-term care insurance policy, the individual may receive reimbursement for costs of care under an "alternative care benefit." Some state or local governments offer limited funding in the form of housing subsidies for rent or housing-related services for low income seniors. Others may provide subsidies in the form of additional payment for those who receive Supplemental Security Income. However, the federal government does not currently provide any reimbursement for ManorCare Health Services' assisted living facilities.

  Medicaid provides benefits for certain financially or medically needy persons, regardless of age, and is funded jointly by federal, state and local governments. Medicaid reimbursement varies from state to state. In 1981, the federal government approved a Medicaid waiver program called Home and Community-Based Care which was designed to permit states to develop programs specific to the health care and housing needs of the low-income elderly eligible for nursing home placement (a "Medicaid Waiver Program"). Under a Medicaid Waiver Program, states apply to the Health Care Financing Administration for a waiver to use Medicaid funds to support community-based options for low-income elderly who need long-term care. These waivers permit states to reallocate a portion of Medicaid funding for nursing facility care to other forms of care such as assisted living. In 1994, the federal government implemented new regulations which empowered states to further expand their Medicaid Waiver Programs and eliminated restrictions on the amount of Medicaid funding states could allocate to community-based care, such as assisted living. A limited number of states currently have such programs operating that allow them to pay for assisted living care. Without a Medicaid Waiver Program, states can only use federal Medicaid funds for long-term care in nursing facilities.

  Skilled Nursing. Patients seeking the service of ManorCare Health Services' skilled nursing facilities come from a variety of sources, and are principally referred by hospitals and physicians. ManorCare Health Services targets upper income, service sensitive patients who pay for services without benefit of any government assistance program for its skilled nursing facilities. Manor Care Realty locates its nursing facilities in geographies that are attractive to private pay patients because ManorCare Health Services believes that focusing on private pay patients helps reduce its exposure to potential changes in government reimbursement practice and enables ManorCare Health Services to achieve relatively attractive profit margins.

  ManorCare Health Services expects that state Medicaid and federal Medicare reimbursement programs will constitute an additional source of future revenues for its managed skilled nursing facilities. Both initial and continuing qualification of a skilled nursing care facility to participate in such programs depend upon many factors including, among other things, accommodations, equipment, services, patient care, safety, personnel, physical environment, and adequate policies, procedures and controls. Medicaid programs typically provide for fixed rate payment to health care providers who must accept reimbursement from Medicaid as payment in full for all covered services rendered to Medicaid patients. With respect to skilled nursing, Medicare is a retrospective payment system in which each facility receives an interim payment during the year, which is later adjusted to reflect actual allowable direct and indirect costs of services based on the submission of a cost report at the end of each year. As a result of the Budget Act, the Medicare payment system will become prospective such that skilled nursing facilities will be reimbursed per diem for specific covered services regardless of actual cost. See "Risk Factors--Regulation" and "--Government Regulation--Federal and State Assistance Programs." There can be no assurance that either Medicaid or Medicare will pay rates that recognize all of ManorCare Health Services' costs of providing services to residents covered by those programs.

  Private Pay Patients. As a general rule, the profit margin is higher with private pay patients than with patients to whom services are rendered with government assistance programs.

  The following table sets forth for the periods specified, the percentage of private patients, Medicare patients and Medicaid patients in Manor Care's skilled nursing facilities.

                                                               SKILLED NURSING
                                                                  FACILITIES
                                                                LATEST TWELVE
                                                                 MONTHS AS OF
                                                                   5/31/97
                                                              ------------------
                                                                % OF      % OF
                                                              OCCUPANCY REVENUES
                                                              --------- --------
    Private Patients.........................................     51%      55%
    Medicare Patients........................................     11%      19%
    Medicaid Patients........................................     38%      26%
                                                                 ---      ---
      Total..................................................    100%     100%

  As of May 31, 1997, all of the residents at Manor Care's assisted living facilities were private pay.

GOVERNMENT REGULATION

  ManorCare Health Services' skilled nursing facilities and assisted living facilities and the business of Vitalink and In Home Health are subject to extensive federal, state and local statutes and regulations. In addition, the facilities are subject to various local building codes and other ordinances. ManorCare Health Services believes that, at this time, none of its facilities is in violation of any applicable regulation that would materially threaten the operation of its business or materially affect the standard of care provided. Changes in applicable laws and regulations or new interpretations of existing laws and regulations could have a material adverse effect on licensure of ManorCare Health Services facilities, eligibility for participation in federal and state programs, permissible activities, costs of doing business, or the levels of reimbursement from governmental, private and other sources. ManorCare Health Services cannot predict the ultimate timing, the content, or the impact of future legislation and regulations affecting ManorCare Health Services and the health care industry in general. See "Risk Factors--Regulation."

  Certificate of Need Laws. Many of the states in which ManorCare Health Services will operate have adopted Certificate of Need ("CON") statutes applicable to the assisted living and skilled nursing services provided by ManorCare Health Services. CON or similar laws generally require that approval must be obtained from the designated state health planning agency for certain acquisitions and capital expenditures, and determine that a need exists prior to the expansion of existing facilities, construction of new facilities, addition of beds, acquisition of major items of equipment or introduction of new services. Failure to obtain the necessary state approval can result in (i) the inability to provide services, to operate a facility, or to complete an acquisition, addition or other change; (ii) the imposition of sanctions; (iii) adverse action on the facility's license; and/or (iv) adverse reimbursement action. CONs or other approvals may be required in connection with ManorCare Health Services' future acquisitions and/or expansions. There can be no assurance that ManorCare Health Services will be able to obtain the CONs or other approvals necessary for any or all such projects. There can be no assurance that states with CON laws may not abolish such laws or that states without such laws will enact such CON laws. Manor Care has extensive experience filing for CONs. During the period from 1987 to the present, Manor Care commenced operations of 64 new skilled nursing facilities, most of which required CON applications. During the past four fiscal years, Manor Care received CON approval for 13 skilled nursing facilities and 18 assisted living facilities.

  Anti-remuneration Laws. ManorCare Health Services is subject to federal and state anti-remuneration laws, such as the Federal anti-kickback law, which govern certain financial arrangements among health care providers and others who may be in a position to refer or recommend patients to such providers. These laws prohibit, among other things, direct and indirect payments that are intended to induce the referral of patients to, the arranging for services by, or the recommending of, a particular provider of health care items or services. The Federal anti-kickback law has been broadly interpreted to apply to certain contractual relationships between health care providers and sources of patient referral.

  The recently-enacted Budget Act also includes numerous health fraud provisions, including: new exclusion authority for the transfer of ownership or control interest in an entity to an immediate family or household member in anticipation of, or following, a conviction, assessment, or exclusion; increased mandatory exclusion periods for multiple health fraud convictions, including permanent exclusion for those convicted of three health care-related crimes; authority for the Secretary to refuse to enter into Medicare agreements with convicted felons; new civil money penalties for contracting with an excluded provider or violating the Medicare and Medicaid anti-kickback statute; new surety bond and information disclosure requirements for certain providers and suppliers; and an expansion of the mandatory and permissive exclusions added by the Health Insurance Portability and Accountability Act of 1996 to any federal health care program (other than the Federal Employees Health Benefits Program).

  In addition, in July 1995, federal officials launched a major anti-fraud initiative called Operation Restore Trust. This program targets fraud involving skilled nursing facilities, home health agencies, suppliers of medical equipment and hospices and is currently operating in 17 states. Over the longer term, Operation Restore Trust investigative techniques will be used in all 50 states, and will be applied throughout the Medicare and Medicaid programs. Enforcement actions could include criminal prosecutions or actions for civil money penalties, overpayments or Medicare or Medicaid exclusion. See "RISK FACTORS--Regulation--Anti-Remuneration Laws." In addition, State fraud and abuse laws vary from state to state and seldom have been interpreted by courts or regulatory agencies. Violation of these laws can result in loss of licensure, civil and criminal penalties, and exclusion of health care providers or suppliers from participation in (i.e., furnishing covered items or services to beneficiaries of) the Medicare and Medicaid programs. ManorCare Health Services plans to continue to treat Vitalink and In Home as separate entities, and will also treat Manor Care Realty as a separate entity capable of referring or recommending patients to, or receiving referrals or recommendations from, ManorCare Health Services. Thus, ManorCare Health Services believes that its business arrangements with Vitalink and In Home Health are in compliance with the anti-remuneration laws.

  Billing Regulation. Certain provisions in the Social Security Act authorize penalties, including exclusion from participation in Medicare and Medicaid, for various billing-related offenses. The Department of Health and Human Services can also initiate permissive exclusion actions for improper billing practices such as submitting claims "substantially in excess" of the provider's usual costs or charges, failure to disclose ownership and officers, or failure to disclose subcontractors and suppliers.

  Federal and State Assistance Programs. Substantially all of the Skilled Nursing Facilities which ManorCare Health Services operates are currently certified to receive benefits under Medicare and Medicaid. Both initial and continuing qualification of a nursing center or hospital to participate in such programs depends on many factors including accommodations, equipment, services, patient care, safety, personnel, physical environment and adequate policies, procedures and controls.

  Both the Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy, intermediary determinations and governmental funding restrictions, all of which may materially increase or decrease the rate of program payments to health care facilities. ManorCare Health Services can give no assurance that payments under such programs will in the future remain at a level comparable to the present level or be sufficient to cover the operating and fixed costs allocable to such patients.

  There have been numerous initiatives on the Federal and state levels for comprehensive reforms affecting payment for and availability of health care services. On August 5, 1997, Congress enacted the Balanced Budget Act of 1997 (the "Budget Act") which changes the manner in which Medicare reimburses skilled nursing facilities for cost reporting periods beginning July 1, 1998. Medicare is currently a retrospective payment system in which each facility receives an interim payment during the year, which is later adjusted to reflect actual allowable direct and indirect costs of services based on the submission of a cost report at the end of each year. The Budget Act will result in a shift to a prospective Medicare payment system in which skilled nursing facilities will be reimbursed per diem for specific covered services regardless of actual cost. Specifically, the Budget Act provides that, over three reporting periods starting July 1, 1998, the Medicare program will phase into this prospective payment system. During the first reporting period, skilled nursing facilities will receive 75% of their reimbursement based on actual costs and 25% based on a federally-scheduled per diem rate. In the second reporting period, reimbursement will be 50% cost-based and 50% rate-based, in the third, 25% cost-based and 75% rate-based. Thereafter, skilled nursing facilities will be reimbursed by Medicare solely based on a prospective payment system. The Budget Act also institutes consolidated billing for skilled nursing facility services, under which payments for non-physician Part B services for beneficiaries no longer eligible for Part A skilled care will be made to the facility, regardless of whether the item or service was furnished by the facility, by others under arrangement, or under any other contracting or consulting arrangement, effective for items or services furnished on or after July 1, 1998. Likewise, the Budget Act requires the Secretary to establish a prospective payment system for home health services, to be implemented beginning October 1, 1999. Prior to implementation, the Budget Act establishes certain interim payment reforms, for cost reporting periods beginning after October 1, 1997, including reduced home health limits, reducing per visit cost limits, and agency-specific per beneficiary annual limits on an agency's costs. The legislation also requires home health agencies to submit claims for all services and mandates that all payments be made to the agency regardless of whether the item or service was furnished by the agency, by others under arrangement, or under any other contracting or consulting arrangement. Other provisions limit Medicare payments for certain drugs, biologicals and supplies. The Budget Act also gives states greater flexibility in the administration of their Medicaid programs in that the Budget Act repeals the requirement that payment be reasonable and adequate to cover the costs of "efficiently and economically operated" nursing facilities. Further, the Budget Act allows states to mandate enrollment in managed care systems without seeking approval from the Health Care Financing Administration for waivers from certain Medicaid requirements as long as certain standards are met. Although state managed care programs have historically exempted institutional care, no assurance can be given that such programs will not ultimately change the reimbursement system for long-term care to capitated rates or otherwise affect the levels of payment to ManorCare Health Services' skilled nursing facilities. Such programs could also affect payment levels to In Home Health and Vitalink. ManorCare Health Services cannot predict the impact that this change will have on ManorCare Health Services. ManorCare Health Services cannot predict whether any other proposals will be adopted at the Federal or state level or, if adopted and implemented, what effect, if any, such proposals will have on ManorCare Health Services. ManorCare Health Services believes, however, that government and private efforts to contain or reduce health care costs will continue and that these trends are likely to lead to reduced or slower growth in reimbursement for certain services it provides. A significant change in coverage, reduction in payment rates by third-party payors or the decline in availability of funding could have a material adverse effect on the business and financial condition of ManorCare Health Services.

  False Claim Regulation. False claims are prohibited pursuant to criminal and civil statutes. Criminal provisions at 42 U.S.C. Section 1320a-7b prohibit filing false claims or making false statements to receive payment or certification under Medicare or Medicaid, or failing to refund overpayments or improper payments; offenses for violation are felonies punishable by up to five years imprisonment, and/or $25,000 fines. Criminal penalties may also be imposed pursuant to the Federal False Claim Act, 18 U.S.C. Section 287. In addition, under the Health Insurance Portability and Accountability Act of 1996, Congress enacted a criminal health care fraud statute for fraud involving a health care benefit program, which is defined to include both public and private payors. Civil provisions at 31 U.S.C. Section 3729 prohibit the knowing filing of a false claim or the knowing uses of false statements to obtain payment; penalties for violations are fines of not less than $5,000 nor more than $10,000, plus treble damages, for each claim filed. Also, the statute allows any individual to bring a suit, know as a qui tam action, alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and to potentially share in any amounts paid by the entity to the government in fines or settlement.

  OSHA. Federal regulations promulgated by the Occupational Safety and Health Administration impose additional requirements on ManorCare Health Services with regard to protecting employees from hazards in the workplace, including exposure to blood-borne pathogens. ManorCare Health Services believes that it is in compliance with such regulatory requirements.

  Related Party Rule. The Medicare related party rule applies to companies that are associated or affiliated with, or have control of, or are controlled by a Medicare provider. Many state Medicaid programs have adopted the same rule in determining costs that will be included in the payment rates. The Medicare program may consider Vitalink and In Home Health to be related parties with ManorCare Health Services. Consequently, unless a provider qualifies for the exception to the related party rule, the Medicare program will only reimburse the provider for the cost incurred by the related party in providing products or services, rather than the related party's charge. An organization can qualify for an exception from the related party rule by meeting the following criteria: (i) the entities are bona-fide separate organizations; (ii) a substantial part of the supplying organization's business activity is conducted with non-related organizations and there is an open, competitive market for such services or products; (iii) the services or products are commonly obtained by a provider from other organizations and are not a basic element of patient care ordinarily furnished directly to patients by the provider; and (iv) the charge to the provider is in line with the charge for such services and products in the open market and no more than the charge made under comparable circumstances to others. The Medicare related party rule and anti-remuneration laws could materially affect the relationship among ManorCare Health Services, Manor Care Realty, Vitalink and In Home Health. The ManorCare Health Services plans to continue to treat Vitalink and In Home Health as related parties, and will also treat Manor Care Realty as a related party. Thus there will be no material adverse effect to ManorCare Health Services as a result of the Medicare related party rule. As to the anti-remuneration laws, ManorCare Health Services plans to continue to treat Vitalink and In Home as separate entities, and will also treat Manor Care Realty as a separate company. Thus, Manor Care does not believe that there will be a material adverse effect on ManorCare Health Services as a result of the anti-remuneration laws. There can be no assurance that ManorCare Health Services will be able to comply with the related party rule or that the criteria will be interpreted in ways favorable to ManorCare Health Services.

  Home Health Care. On September 15, 1997, President Clinton imposed a Medicare moratorium on new home health agencies so that new regulations could be imposed to combat fraud. On January 13, 1998, the Clinton Administration lifted the moratorium, based on the issuance of new regulations for home health agencies. These regulations require, as mandated by the Budget Act, that all home health agencies obtain surety bonds to participate in the Medicare and Medicaid programs and disclose related business interests. According to press reports, some home health agencies have had difficulty obtaining bonds meeting the required criteria. If a home health agency is unable to obtain a bond, the agency could lose certification to participate in the Medicare and Medicaid programs. ManorCare Health Services does not believe that there will be any material adverse affect on either In Home Health or on ManorCare Health Services as a result of these new requirements.

  Environmental Regulation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property or an entity that arranges for the disposal or treatment of hazardous or toxic substances at a disposal site may be held jointly and severally liable for the cost of removal or remediation of certain hazardous or toxic substances, that could be located on, in or under such property. Such laws and regulation often impose liability whether or not the owner, operator or otherwise responsible party knew of, or caused, the presence of the hazardous of toxic substances. The costs of any required remediation or removal of these substances can be substantial and the liability of a responsible party as to any property is generally not limited under such laws and regulations and could exceed the property's value and the aggregate assets of the liable party. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. In connection with the ownership and leasing to third-parties of its properties, Manor Care Realty could be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties.

INSURANCE

  Health care companies are subject to medical malpractice, personal injury and other liability claims which are customary risks inherent in the operation of health facilities and are generally covered by insurance. ManorCare Health Services maintains property, liability and professional malpractice insurance policies in amounts and with such coverage and deductibles which are deemed appropriate by management, based upon historical claims, industry standards and the nature and risks of its business. In addition, ManorCare Health Services self insures, either directly or indirectly through insurance arrangements requiring it to reimburse insurance carriers, some of its liability risks other than catastrophic exposures.

  There can be no assurance that claims will not arise which are in excess of ManorCare Health Services' insurance coverage or are not covered by ManorCare Health Services' insurance coverage. A successful claim against ManorCare Health Services not covered by, or in excess of, ManorCare Health Services' insurance could have a material adverse effect on ManorCare Health Services' financial condition and results of operations. Claims against ManorCare Health Services, regardless of their merit or eventual outcome, may also have a material adverse effect on ManorCare Health Services' ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of ManorCare Health Services' business. In addition, ManorCare Health Services' insurance policies must be renewed annually and there can be no assurance that ManorCare Health Services will be able to continue to obtain liability insurance coverage in the future or, if available, that such coverage will be available on acceptable terms.

LEGAL PROCEEDINGS

  ManorCare Health Services is subject to regulatory and legal actions, investigations or claims for damages that arise from time to time in the ordinary course of business. Although it is impossible to predict the outcome of any legal proceeding and ManorCare Health Services cannot estimate the range of the ultimate liability, if any, relating to these proceedings, ManorCare Health Services believes that the outcome of such proceedings should not, individually or in the aggregate, have a material adverse effect on the results of operations or financial condition of ManorCare Health Services.

              MANORCARE HEALTH SERVICES PRO FORMA FINANCIAL DATA

  The unaudited pro forma consolidated condensed statements of income for the fiscal year ended May 31, 1997 and the six month period ended November 30, 1997 give effect to the Distribution and related transactions (including the Exchange Offer, the Lease Agreements, and the Assisted Living Facility Management Agreement) as if such transactions occurred on June 1, 1996 and June 1, 1997, respectively and the Vitalink merger ("TeamCare Merger") with and into TeamCare, Inc. ("TeamCare") as if it had occurred on June 1, 1996. The unaudited pro forma consolidated condensed statements of income for the fiscal year ended May 31, 1997 and the six month period ended November 30, 1997 have been prepared by adjusting the historical consolidated statements of income to reflect the Distribution and related transactions as if they had been effected on June 1, 1996 and June 1, 1997, respectively.

  The unaudited pro forma consolidated condensed balance sheet at November 30, 1997 gives effect to the Distribution and related transactions (including the Exchange Offer and the Lease Agreements) as if such transactions had occurred at that date. Such balance sheet has been prepared by adjusting the historical consolidated balance sheet to reflect the Distribution and related transactions as if they had been effected on November 30, 1997.

  The unaudited pro forma financial statements should be read in conjunction with the financial data presented elsewhere in this Registration Statement. The pro forma financial data are presented for informational purposes only and may not reflect the future results of operations or financial position of ManorCare Health Services or what the results of operations or financial position would have been had ManorCare Health Services operated as a separate, independent company during such periods.

                           MANORCARE HEALTH SERVICES

           PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
                     FOR THE FISCAL YEAR ENDED MAY 31, 1997
             (IN THOUSANDS, EXCEPT EARNINGS PER SHARE) (UNAUDITED)

                                                                        PRO FORMA ADJUSTMENTS
                                                            -------------------------------------------------------
                                        TEAM                                                LEASE        MANAGEMENT     PRO
                          HISTORICAL    CARE     SUBTOTAL   DISTRIBUTION   MESQUITE(E)    AGREEMENTS     AGREEMENT     FORMA
                          ----------  --------  ----------  ------------   -----------    ----------     ----------  ----------
Revenues................  $1,527,247  $192,364  $1,719,611    $ (1,603)(a)  $(50,612)                      $2,483(f) $1,681,966
                                                                12,087 (i)
Expenses:
 Operating expenses.....   1,202,836   170,681   1,373,517      (2,081)(a)   (40,659)     $ 177,004 (d)     2,081(f)  1,494,809
                                                                 5,213 (i)                  (20,266)(d)
 General corporate and
  other.................      68,563                68,563         (77)(a)    (1,924)                                    70,592
                                                                 2,510 (b)
                                                                (5,447)(b)
                                                                 4,990 (c)
                                                                 1,977 (i)
 Depreciation and
  amortization..........      80,378     8,027      88,405        (365)(a)    (2,138)       (58,105)(d)                  27,797
Provision for
 restructuring charge...         --                              6,950 (j)                                                6,950
                          ----------  --------  ----------    --------      --------      ---------        ------    ----------
 Total expenses.........   1,351,777   178,708   1,530,485      13,670       (44,721)        98,633         2,081     1,600,148
                          ----------  --------  ----------    --------      --------      ---------        ------    ----------
Income before other
 income
 and (expenses) and
 income taxes...........     175,470    13,656     189,126      (3,186)       (5,891)       (98,633)          402        81,818
Interest income from
 advances
 to discontinued lodging
 segment................      21,221                21,221     (21,221)(h)                                                  --
Interest income and
 other..................       8,683       127       8,810      21,250 (l)      (109)                                    23,539
                                                                (6,412)(k)
Gain on issuance of
 Vitalink stock.........      50,271                50,271                                                               50,271
Minority interest
 expense................      (4,001)   (4,068)     (8,069)        120 (k)                                               (7,949)
Interest expense........     (41,831)   (7,737)    (49,568)     24,307 (g)       148                                    (25,113)
                          ----------  --------  ----------    --------      --------      ---------        ------    ----------
Income before income
 taxes..................     209,813     1,978     211,791      14,858        (5,852)       (98,633)          402       122,566
Provision for income
 taxes..................      84,700     4,175      88,875       5,998 (m)    (2,362)(m)    (39,817)(m)       162(m)     52,856
                          ----------  --------  ----------    --------      --------      ---------        ------    ----------
Net income (loss).......  $  125,113  $ (2,197) $  122,916    $  8,860      $ (3,490)     $ (58,816)       $  240    $   69,710
                          ==========  ========  ==========    ========      ========      =========        ======    ==========
Weighted average shares
 of common stock........      63,257                                                                                     63,257
                          ----------                                                                                 ----------
Income per share of
 common stock:
 Net income per share...  $     1.98                                                                                 $     1.10
                          ==========                                                                                 ==========

   The accompanying notes are an integral part of this pro forma consolidated condensed income statement.

                           MANORCARE HEALTH SERVICES

           PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                FOR THE SIX MONTHS ENDED NOVEMBER 30, 1997
             (IN THOUSANDS, EXCEPT EARNINGS PER SHARE) (UNAUDITED)

                                                          PRO FORMA ADJUSTMENTS
                                              ------------------------------------------------------
                                                                              LEASE       MANAGEMENT     PRO
                                   HISTORICAL DISTRIBUTION   MESQUITE(E)    AGREEMENTS    AGREEMENT     FORMA
                                   ---------- ------------   -----------    ----------    ----------  ---------
Revenues.........................   $885,623    $ (1,845)(a)  $(25,359)                     $1,867(f) $ 860,286
Expenses:
 Operating expenses..............    723,244      (1,756)(a)   (20,700)      $ 89,283 (d)    1,756(f)   781,267 (j)
 General corporate and other.....     28,208        (151)(a)      (950)       (10,560)(d)      --        32,134
                                                   1,640 (b)
                                                   6,163 (c)
                                                  (2,776)(b)
 Depreciation and amortization...     47,818        (446)(a)    (1,244)       (31,528)(d)      --        14,600
 Provision for restructuring
  charge.........................        --        6,950 (j)       --             --           --         6,950
                                    --------    --------      --------       --------       ------    ---------
 Total expenses..................    799,270       9,624       (22,894)        47,195        1,756      834,951
                                    --------    --------      --------       --------       ------    ---------
Income before other income and
 (expenses) and income taxes.....     86,353     (11,469)       (2,465)       (47,195)         111       25,335
Interest income from advances to       4,994      (4,994)(h)                                                --
 discontinued lodging segment....
Interest income and other........      4,690      10,625 (l)       (47)                                  11,682
                                                  (3,586)(k)
Minority interest expense........      7,294         (79)(k)                                              7,215
Interest expense.................    (22,073)     10,986 (g)       146                                  (10,941)
                                    --------    --------      --------       --------       ------    ---------
Income before income taxes.......     81,258       1,483        (2,366)       (47,195)         111       33,291
Provision for income taxes.......     35,692         587 (m)      (936)(m)    (18,666)(m)       44(m)    16,721
                                    --------    --------      --------       --------       ------    ---------
Net income (loss)................   $ 45,566    $    896      $ (1,430)      $(28,529)      $   67    $  16,570
                                    ========    ========      ========       ========       ======    =========
Weighted average shares of common
 stock...........................     63,748                                                             63,748
                                    --------                                                          ---------
Income per share of common stock:
 Net income per share............   $   0.72                                                          $    0.26
                                    ========                                                          =========

   The accompanying notes are an integral part of this pro forma consolidated condensed income statement.

                           MANORCARE HEALTH SERVICES

              PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                       NOVEMBER 30, 1997 (UNAUDITED)

                                                      PRO FORMA
                                         HISTORICAL  ADJUSTMENTS     PRO FORMA
                                         ---------- --------------   ----------
                                                    (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents............. $   53,032   $  (27,065)(c) $  226,513
                                                         250,000 (a)
                                                         (12,500)(d)
                                                         (30,000)(a)
                                                          (6,950)(f)
                                                              (4)(b)
  Other current assets..................    378,919      (63,620)(c)    286,965
                                                         (28,189)(e)
                                                            (145)(b)
                                         ----------   ----------     ----------
  Total current assets..................    431,951       81,527        513,478
Property and equipment, net.............  1,076,521     (834,822)(c)    227,184
                                                         (14,515)(b)
Goodwill................................    371,317       (9,366)(c)    361,951
Real Estate Note........................                 250,000 (a)    250,000
Other assets............................    115,475         (392)(b)     68,248
                                                         (46,835)(c)
                                         ----------   ----------     ----------
Total assets............................ $1,995,264   $ (574,403)    $1,420,861
                                         ==========   ==========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities............... $  227,636     $(79,377)(c) $  134,340
                                                            (207)(b)
                                                         (13,712)(e)
Long-term debt..........................    559,063     (233,356)(c)    295,707
                                                         (30,000)(a)
Minority Interest.......................    184,299       (1,316)(c)    182,983
Deferred taxes and other long-term
 liabilities............................    295,243      (35,842)(c)    112,533
                                                        (146,390)(e)
                                                            (478)(b)
                                         ----------   ----------     ----------
Total liabilities.......................  1,266,241     (540,678)       725,563
Total shareholders' equity..............    729,023      500,000 (a)    695,298
                                                         (14,371)(b)
                                                        (631,817)(c)
                                                         (12,500)(d)
                                                         131,913 (e)
                                                          (6,950)(f)
                                         ----------   ----------     ----------
Total liabilities and shareholder's
 equity................................. $1,995,264   $ (574,403)    $1,420,861
                                         ==========   ==========     ==========

   The accompanying notes are an integral part of this pro forma consolidated condensed balance sheet.

NOTES TO PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(a) Reflects the elimination of revenues, income and expenses associated with facilities which opened during fiscal year 1997 (the "Developed Properties"). These facilities would not have been purchased by ManorCare Health Services under the terms of the Development Agreement until such facilities achieved 75% occupancy. All revenues and expenses associated with the operations of assisted living facilities during the stabilization period of operations will be reported in the income statement of Manor Care Realty. When an assisted living facility is sold to ManorCare Health Services, all subsequent operations of that facility will be recorded on ManorCare Health Services' income statement.

(b) Reflects net additional annual costs of $2.5 million ($1.6 million for the six months ended November 30, 1997) associated with staffing of human resources, finance, legal, information technology, cash management and accounting personnel and directors costs; and the transfer of expenses of $5.4 million for the fiscal year ended May 31, 1997 and $2.8 million for the six months ended November 30, 1997. Transferred expenses include costs of finance and accounting, legal, and construction and development functions as well as additional expenses related to directors fees, etc. Costs are transferred based on the historical costs incurred for these functions by Manor Care, Inc.

(c) Reflects the transfer of certain general corporate credits to Manor Care Realty. Credits of $5.0 million for the fiscal year ended May 31, 1997 and credits of $6.2 million for the six months ended November 30, 1997 are related to rental income and gains on the sales of skilled nursing facilities and of a corporate office building.

(d) Reflects lease payments to Manor Care Realty for skilled nursing facilities under the terms of the Lease Agreements as well as depreciation and real estate taxes associated with those properties. The total amount of 1997 rent which would have been deferred and ultimately canceled is $10.3 million relating to 23 facilities. Approximately $6.6 million of this amount relates to 12 recently acquired, renovated or developed facilities which are anticipated to pay at least full Base Rent within the next two fiscal years.

(e) Reflects the operations of Mesquite Hospital and the Decatur, Georgia skilled nursing facility for the fiscal year ended May 31, 1997 and the six months ended November 30, 1997.

(f) Reflects revenues and expenses associated with management of the Developed Properties under the terms of the Assisted Living Facility Management Agreement. See Note (a). The income from operations of the Developed Properties totaled a loss of $0.9 million for fiscal year 1997. Income from operations of the Developed Properties equals revenues ($1.6 million) less operating expenses ($2.1 million), general corporate and other expenses ($0.1 million) and depreciation and amortization ($0.4 million). If the Distribution had taken place on June 1, 1996, the income from operations of the Developed Properties would have been equal to the management fee income of $0.4 million; operating expenses of $2.1 million would have been unchanged; the general corporate and other expenses and depreciation and amortization would have been booked by the developer, Manor Care Realty. Accordingly, if the Distribution had taken place on June 1, 1996, revenues would have been equal to $2.5 million, the sum of the management fee income of $0.4 million plus reimbursement of the operating expenses of $2.1 million. The income from operations of the Developed Properties totaled a loss of $0.5 million for the six months ended November 30, 1997. Income from operations is equal to historical revenues ($1.9 million) less operating expenses ($1.8 million), general corporate and other expenses ($0.2 million) and depreciation and amortization ($0.4 million). If the Distribution had taken place on June 1, 1997, the income from operations of the Developed Properties would have been equal to the management fee income of $0.1 million; operating expenses of $1.8 million would have been unchanged; and general corporate and other expenses and depreciation and amortization would have been booked by the developer, Manor Care Realty. Accordingly, if the Distribution had taken place on June 1, 1997, revenues would have been equal to $1.9 million, the sum of the management fee income of $0.1 million plus reimbursement of the operating expenses of $1.8 million.

(g) Reflects interest expense associated with Existing Revolving Credit Facility ($9.4 million for the fiscal year ended May 31, 1997 and $4.7 million for the six months ended November 30, 1997), Senior Subordinated

   Notes ($13.3 million for the fiscal year ended May 31, 1997 and $6.6 million for the six months ended November 30, 1997), and interest related to mortgages and capital leases on skilled nursing facilities and other, net of capitalized interest ($1.6 million for the fiscal year ended May 31, 1997 and ($0.3) million for the six months ended November 30, 1997).

(h) Reflects the elimination of interest income from advances to the discontinued lodging segment as this amount would have been earned by Manor Care Realty.

(i) Reflects the revenues and expenses of sold facilities which would have been owned by Manor Care Realty.

(j)  Reflects transaction fees of $7.0 million.

(k) Reflects interest/other income of $6.3 million at May 31, 1997 and $3.7 million at November 30, 1997 related mainly to interest income on investments, rental income, and minority owners' share of income in a skilled nursing facility.

(l) Reflects interest income earned at an estimated 8.5% on the Real Estate Note contributed to ManorCare Health Services on the Effective Date. This estimated rate is based on a range of actual rates achieved in recent public bond offerings having similar terms by companies with similar credit statistics. The final rate will be fixed and will be the same as that on the $350 million of Manor Care Real Estate Notes. The annual effect of a 1/8% change in rate is $0.4 million.

(m) Reflects tax effect of adjustments made pursuant to notes (a) through (l).

NOTES TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

(a) Reflects cash dividend of $250.0 million, the Real Estate Note and the repayment of borrowings under the Existing Revolving Credit Facility related to the Vitalink tender offer.

(b) Reflects the transfer of assets and liabilities attributable to the Developed Properties to Manor Care Realty.

(c) Reflects the transfer to Manor Care Realty of the skilled nursing facilities, mortgages and certain other assets and liabilities associated with the skilled nursing facilities as well as the assets and liabilities of Mesquite Hospital.

(d) Reflects payment of $12.5 million to Manor Care Realty for working capital of skilled nursing facilities.

(e) Reflects the allocation of deferred tax liabilities to Manor Care Realty pursuant to the Tax Allocation Agreement.

(f) Reflects the payment of transaction fees totaling $7.0 million.

                    SELECTED HISTORICAL FINANCIAL DATA

  The statements of income data for the fiscal years ended May 31, 1997, 1996, 1995, 1994 and 1993 and the balance sheet data as of fiscal years ended May 31, 1997, 1996, 1995 and 1994 are derived from the audited consolidated financial statements of Manor Care. The balance sheet data at May 31, 1993 are derived from unaudited consolidated financial statements of ManorCare that, in the opinion of Manor Care, reflect all adjustments consisting of normal recurring adjustments necessary to present fairly the information set forth below. The statements of income data for the six month periods ended November 30, 1997 and 1996 and the balance sheet data as of November 30, 1997 are derived from the unaudited consolidated financial statements of Manor Care. The following selected historical financial data of Manor Care should be read in conjunction with the historical consolidated financial statements and notes thereto included elsewhere in this Registration Statement. The historical consolidated financial statements of Manor Care may not necessarily reflect the results of operations or financial position that would have been obtained had Manor Care Health Services been a separate, independent company. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF MANORCARE HEALTH SERVICES RESULTS OF OPERATIONS AND FINANCIAL CONDITION." Earnings per share data are presented elsewhere in this Registration and on a pro forma basis only. See "MANORCARE HEALTH SERVICES PRO FORMA FINANCIAL DATA."

                           SIX MONTHS ENDED
                             NOVEMBER 30,                     FISCAL YEARS ENDED MAY 31,
                          --------------------  -----------------------------------------------------------
                            1997       1996        1997        1996        1995        1994        1993
                          ---------  ---------  ----------  ----------  ----------  ----------  -----------
                              (UNAUDITED)                                                       (UNAUDITED)
                                                         (IN THOUSANDS)
STATEMENTS OF INCOME
 DATA:
Revenues................  $ 885,623  $ 688,064  $1,527,247  $1,248,197  $1,019,458  $  923,308  $  830,968
Expenses:
  Operating expenses....    723,244    541,482   1,202,836     963,081     769,998     696,199     627,733
  Depreciation and
   amortization.........     47,818     36,877      80,378      68,086      54,374      49,019      46,394
  General corporate and
   other................     28,208     31,873      68,563      72,322      63,197      45,666      46,371
  Provision for asset
   impairment and
   restructuring........        --         --          --       26,300         --          --          --
                          ---------  ---------  ----------  ----------  ----------  ----------  ----------
    Total expenses......    799,270    610,232   1,351,777   1,129,789     887,569     790,884     720,498
                          ---------  ---------  ----------  ----------  ----------  ----------  ----------
Income from continuing
 operations before other
 income and (expenses)
 and income taxes.......     86,353     77,832     175,470     118,408     131,889     132,424     110,470
Other income and
 (expenses):
  Interest income from
   advances to
   discontinued lodging
   segment..............      4,994     10,157      21,221      19,673      15,492      10,665       7,083
  Gain on issuance of
   Vitalink stock.......        --         --       50,271         --          --          --          --
  Interest expense......    (22,073)   (19,168)    (41,831)    (30,338)    (22,769)    (27,441)    (34,988)
  Other income
   (expenses), net......     11,984      4,879       4,682       3,728       5,219       3,536       4,884
                          ---------  ---------  ----------  ----------  ----------  ----------  ----------
Income from continuing
 operations before
 income taxes...........     81,258     73,700     209,813     111,471     129,831     119,184      87,449
Income taxes............     35,692     29,400      84,700      46,000      52,156      50,481      32,720
                          ---------  ---------  ----------  ----------  ----------  ----------  ----------
Income from continuing
 operations.............  $  45,566  $  44,300  $  125,113  $   65,471  $   77,675  $   68,703  $   54,729
                          =========  =========  ==========  ==========  ==========  ==========  ==========
                          AS OF NOVEMBER 30,                         AS OF MAY 31,
                          --------------------  -----------------------------------------------------------
                                 1997              1997        1996        1995        1994        1993
                          --------------------  ----------  ----------  ----------  ----------  -----------
                              (UNAUDITED)                                                       (UNAUDITED)
                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets............           $1,995,264   $1,979,704  $1,681,840  $1,289,817  $1,085,636  $1,025,230
Long-term debt..........              559,063      596,473     490,575     315,271     223,892     330,189
Shareholders' equity....              729,023      690,431     707,769     624,873     533,815     361,642

                          SIX MONTHS ENDED
                            NOVEMBER 30,             FISCAL YEARS ENDED MAY 31,
                          ------------------  ---------------------------------------------
                            1997      1996      1997       1996       1995     1994   1993
                          --------  --------  ---------  ---------  ---------  -----  -----
                             (UNAUDITED)                                       (UNAUDITED)
                                                     (IN THOUSANDS)
OTHER FINANCIAL DATA:
Cash provided by
 continuing operating
 activities.............  $ 51,367  $ 28,925  $  80,151  $ 199,307  $ 120,760    N/A    N/A
Cash provided by (used
 in) continuing
 investing activities...    12,726   (90,060)  (209,235)  (259,118)  (191,713)   N/A    N/A
Cash (used in) provided
 by continuing financing
 activities.............   (43,943)   38,337     87,604    122,644     80,037    N/A    N/A
Investment in property
 and equipment and
 systems development....   110,720    83,713    183,469    136,332     91,900    N/A    N/A

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF MANOR CARE'S

              RESULTS OF OPERATIONS AND FINANCIAL CONDITION

INTRODUCTION

  On September 15, 1997, Manor Care announced its intention to proceed with a separation of its skilled nursing facility management, assisted living, pharmacy and home health businesses (collectively, the "Health Services Business") from its skilled nursing facility, real estate and healthcare facility development business via a spin-off of the Health Services Business (the "Distribution"). The spin-off of the Health Services Business will be effected by a distribution to Manor Care's shareholders of all the common stock of New ManorCare Health Services, Inc., a wholly owned subsidiary of Manor Care, which as of the date of the spin-off will own and operate all Manor Care's assisted living operations as well as manage and lease the skilled nursing assets owned by Manor Care. Following the Distribution, New ManorCare Health Services, Inc. will change its name to ManorCare Health Services, Inc. and Manor Care will change its name to Manor Care Realty, Inc. The Board of Directors voted to approve in principle the transaction subject to receipt of other approvals and consents and satisfactory implementation of the arrangements for the Distribution. Manor Care anticipates that the transaction will be completed by the end of fiscal year 1998. The Distribution is conditional upon certain matters, including receipt of a satisfactory solvency opinion and the declaration of the special dividend by Manor Care's Board of Directors.

  Due to the fact that the majority of the current Manor Care operations will be transferred to ManorCare Health Services in connection with the Distribution, the Distribution will be reported for accounting purposes as a "reverse spin-off." Accordingly, Manor Care, Inc. will continue to present consolidated results (with no discontinued operations treatment) up to the date of the Distribution. After the Distribution, ManorCare Health Services will present Manor Care, Inc.'s historical consolidated results for periods prior to the Distribution and Manor Care Realty will present the historical results of Mesquite Hospital, Manor Care Realty's accounting predecessor, for periods prior to the Distribution.

  A number of significant factors, which are discussed below, affected the consolidated results of operations, financial condition and liquidity of Manor Care during the three fiscal years ended May 31, 1997, May 31, 1996 and May 31, 1995 and the six months ended November 30, 1997. This discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto for such fiscal years included elsewhere in this Registration Statement. Manor Care Health Services' results of operations, liquidity and capital resources are derived from the consolidated financial statements of Manor Care, Inc. The consolidated financial statements include the results of operations of Vitalink Pharmacy Services, In Home Health and Manor Care's assisted living and skilled nursing operations as they were operated by Manor Care. However, these financial statements may not necessarily reflect the consolidated results of operations or financial position of ManorCare Health Services or what the results of operations would have been if ManorCare Health Services had been an independent, public company during those periods.

  The health care industry is highly regulated by Federal, state and local law. See "Risk Factors--Regulation" and "Business of ManorCare Health Services After the Distribution--Government Regulation." Certain of these regulations apply to the relationship between ManorCare Health Services and Manor Care Realty, Vitalink and In Home Health, including the provisions of the Medicare related party rule and the federal and state anti-remuneration laws. The Medicare related party rule limits the amount the Medicare program will reimburse for products and services provided by a related party. See "Business of ManorCare Health Services After the Distribution--Government Regulation-Related Party Rule." Manor Care has treated Vitalink and In Home Health as related parties in compliance with this rule. ManorCare Health Services intends to continue to treat Vitalink and In Home Health as related parties and also plans to treat Manor Care Realty as a related party. Accordingly, ManorCare Health Services does not expect that the Medicare related party rule will have a material effect on the conduct of its business. The anti-remuneration laws govern certain financial arrangements among health care providers and others who may be in a position to refer or recommend patients to such providers. See "Business of ManorCare Health Services After the Distribution--Government Regulation--Anti-remuneration laws." Manor Care has treated, and will continue to treat, Vitalink and In Home Health as separate entities,

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capable of referring or recommending patients to, or receiving referrals or recommendations from Manor Care, for purposes of the anti-remuneration laws. ManorCare Health Services intends to continue to treat Vitalink and In Home Health as separate entities and also plans to treat Manor Care Realty as a separate entity. Accordingly, ManorCare Health Services believes that its business arrangements with Vitalink and In Home Health are in compliance with the anti-remuneration laws will have a material effect on the conduct of its business.

OVERVIEW AND OUTLOOK

  Manor Care owns and operates skilled nursing and assisted living facilities serving primarily the private pay elderly market. Manor Care's skilled nursing facilities provide high acuity, long-term care and Alzheimer's services principally to residents over the age of 65. Manor Care's assisted living facilities operate under the brand names "Springhouse" and "Arden Courts." Springhouse facilities serve the general assisted living population of frail elderly, while Arden Courts facilities are specifically focused on providing care to persons suffering from early to middle-stage Alzheimer's disease and related memory impairment. These assisted living facilities provide housing, personalized support and health care services in a non-institutional setting designed to address the individual needs of the elderly or Alzheimer's afflicted requiring assistance with activities of daily living, such as eating, bathing, dressing and personal hygiene, but who do not require the level of care provided by a skilled nursing facility.

  Manor Care also owns approximately 51% of Vitalink, 64% of the voting stock of In Home Health and an acute care hospital. Vitalink is a publicly traded institutional pharmacy company which provides medications, consulting, infusion and other ancillary services to approximately 173,000 institutional beds as well as to home infusion patients through 57 pharmacies. In Home Health is a publicly traded company which provides a broad range of professional and support services to clients requiring medical and personal assistance in their homes. Services provided include nursing care, infusion therapy, rehabilitation, and personal care.

  Manor Care has increased skilled nursing capacity by approximately 2.5% annually over the last five fiscal years. Overall occupancy has remained relatively stable during this period. Occupancy for mature facilities--those facilities owned by Manor Care for a full two-year period--decreased from 90.3% to 89.8%, between fiscal year 1996 and fiscal year 1997. This decline in occupancy has resulted in an annual decrease in revenues of approximately $5 million. During the five-year period from fiscal year 1993 to fiscal year 1997, Manor Care has increased assisted living capacity substantially, from 3 facilities with 321 beds to 31 facilities with 3,173 beds.

  Despite increasing competition for private pay customers, Manor Care has consistently maintained a high ratio of private pay revenues. The slight decline in Manor Care's private pay mix over the past four years can be attributed primarily to the inroads that assisted living providers have achieved in this market segment.

RESULTS OF OPERATIONS

  The following discussion is based on the operations of Manor Care before the Distribution and related transactions. The operations of the skilled nursing facilities will continue to have a material impact on ManorCare Health Services after the Distribution because of the Lease Agreements. The information contained herein does not indicate the results of operations or financial condition of ManorCare Health Services that would have been reported for the periods indicated had the Distribution occurred on the first day of the periods discussed. Following the Distribution, ManorCare Health Services' principal sources of revenue will be the management and operation of skilled nursing facilities under the Lease Agreements, assisted living revenues, pharmacy revenues and home health revenues. ManorCare Health Services' operating expenses will consist of operating and payroll expenses relating to the skilled nursing and assisted living facilities, payments pursuant to the Lease Agreements and all of the costs of the pharmacy and home health operations.

  Revenues recorded under Federal and state medical assistance programs are subject to adjustment upon audit by appropriate government agencies. (See "Revenue Recognition" footnote disclosure.) For fiscal years 1997, 1996 and 1995, these revenues amounted to $652.1 million, $549.1 million and $431.0 million, respectively. In the opinion of management, any difference between revenues recorded and final determination

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will not be significant. ManorCare Health Services does not anticipate a material effect on revenues as a result of the Balanced Budget Act of 1997. However, because the regulations pertaining to this Act have neither been proposed nor implemented, this preliminary conclusion is subject to change as a result. If the regulations do have a material effect on ManorCare Health Services, ManorCare Health Services will disclose any such material effect as may be required.

 Six Months ended November 30, 1997 compared to November 30, 1996

  SKILLED NURSING FACILITIES. Skilled nursing revenues increased $44.8 million (8.8%) to $554.3 million for the six months ended November 30, 1997 as compared to the same period in the prior year. The increase in revenues is principally attributable to increases in rates (5.1%) and capacity. The growth in bed capacity is attributable to the purchase of one skilled nursing facility (179 beds), openings of three newly constructed facilities (387 beds) and additions or renovations at existing facilities (274 beds). The increase in rates includes the incremental impact of settlements with government agencies related to prior period cost reports of $3.9 million for the six months ended November 30, 1997 as compared to the same period in the prior year.

  Operating expenses increased $31.3 million (8.1%) to $416.2 million for the six months ended November 30, 1997 as compared to the same period in the prior year. The increase in operating expenses is attributable to additional capacity and increased staffing necessitated by higher patient acuity and more complex product and service offerings. As a result, the operating profit associated with the operation of the skilled nursing facilities for the six months ended November 30, 1997 increased to $138.2 million from $124.6 million in the previous period. Operating margin as a percentage of sales increased from 24.5% to 24.9%.

  PHARMACY. Pharmacy revenues for the six month period ended November 30, 1997, increased over the comparable period of fiscal year 1997 by $158.8 million or 192.0%, primarily due to the inclusion of TeamCare revenues. TeamCare was acquired in February, 1997. Excluding TeamCare revenues, net revenues for the six months ended November 30, 1997 increased $18.8 million or 22.7% over the same period last year. This increase results from revenues contributed by the acquisition of Medisco effective July 31, 1996, an increase in beds served obtained through marketing and sales efforts and an increase in revenues per bed.

  Pharmacy operating expenses increased $142.6 million or 210.0% for the six month period ended November 30, 1997 over the comparable period last year. Included in operating expenses for the six months ended November 30, 1997 is an unusual item representing a non-recurring charge of $3.1 million relating to costs associated with the August 1997 resignation of Vitalink's Chief Executive Officer and the consolidation of all corporate functions in Naperville, Illinois. Excluding the unusual item, operating expenses increased $139.5 million to $210.5 million or 85.9% of net revenues in the six months ended November 30, 1997 compared to $69.7 million or 85.7% of net revenues in the same prior year period. The increase is primarily attributable to the inclusion of TeamCare results effective February 1, 1997. The increase in operating costs as a percentage of net revenue is mainly attributable to TeamCare's higher payroll costs as a percentage of revenues, TeamCare's higher selling, general and administration costs and the amortization of goodwill and pharmacy contracts arising from the TeamCare merger ($3.6 million). Operating margin decreases also resulted from a variety of pricing related factors, including certain third party reimbursement reductions and changes in customer base.

  ASSISTED LIVING BUSINESS. Assisted living revenues increased by $8.5 million or 24.0% for the six month period ended November 30, 1997 from $35.3 million for the same period last year due to capacity ($4.0 million) and rate ($4.5 million) increases.

  Operating expenses increased by $6.6 million or 23.7% for the six month period ended November 30, 1997 compared to the six month period ended November 30, 1996, as a result of increases in capacity and inflation.

  HOME HEALTH. Home health revenues decreased $14.7 million for the six months ended November 30, 1997 over the prior year period, primarily due to adjustments to Medicare receivables in connection with recent

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Medicare reimbursement decisions related to the allowability of community liaison costs and required documentation to support allowable costs. Revenues recorded under the Medicare program are subject to adjustment upon audit by government intermediaries. As a result of these decisions, In Home Health increased recorded reserves for other unresolved cost disputes by approximately $15.5 million.

  Operating expenses increased $1.2 million or 1.9% for the six month period ended November 30, 1997 as compared to the same prior year period. The increase in operating expenses is primarily due to a restructuring charge of $2.0 million related to lease costs and related equipment write-offs associated with vacated office sites and to severance agreements with involuntarily terminated employees. This charge was a result of a plan to restructure In Home Health's field operations and reduce its cost structure.

  OTHER RESULTS OF OPERATIONS. Depreciation and amortization increased $10.9 million for the six month period ended November 30, 1997, due to increases in property and equipment resulting from additions and renovations to existing facilities as well as new construction during the past twelve months.

  General corporate and other expense for the six month period ended November 30, 1997, decreased $3.7 million when compared to the same period last year. This decrease was partially due to a reduction in employees related to the discontinued lodging operations and reengineering efforts in both organizational and financial systems. Additionally, a gain of $2.1 million from the sale of a corporate office building is included in general corporate and other expense for the six month period ended November 30, 1997. For the six month period ended November 30, 1996, a gain of $7.3 million from the sale of four nursing centers and charitable contributions expense of $5.0 million are included in general corporate and other expense. General corporate and other expense represented 3.2% of revenues during the six month period ended November 30, 1997, compared to 4.6% for the same period last year. General corporate and other expense includes risk management, information systems, treasury, accounting, legal, human resources and other administrative support functions.

  Interest income from advances to discontinued lodging operations decreased by $5.2 million for the six months ended November 30, 1997 compared to the same period last year. This reduction was attributable to the prepayment of $110.0 million of indebtedness in the fourth quarter of fiscal year 1997 and the prepayment of the remaining $115.7 million in the second quarter of fiscal year 1998.

  Interest expense increased $2.9 million for the six month period ended November 30, 1997 over the same prior year period. The increase in interest expense resulted primarily from an increase in the average outstanding balance of the $250 million competitive advance and multi-currency revolving credit facility (the "Existing Credit Facility") as well as increases in borrowings under Vitalink's $200 million revolving credit facility used to consummate the TeamCare merger. Interest capitalized in conjunction with construction programs amounted to $2.4 million for the six months ended November 30, 1997 and $2.6 million for the six months ended November 30, 1996.

  Income from continuing operations before income taxes for the six month period ended November 30, 1997, was $81.3 million. This compares to income from continuing operations before income taxes in the same period last year of $73.7 million.

  On November 1, 1996, Manor Care completed the spin-off of its lodging segment by contributing its net investment in discontinued lodging operations totaling $165.7 million to Choice Hotels International, Inc. Manor Care shareholders of record on October 10, 1996, received one share of Choice Hotels International, Inc. common stock for each outstanding share of Manor Care common stock. Accordingly, lodging results are reported as discontinued operations for all periods presented. Because the spin-off was completed two months into the second quarter, results for the six month period ended November 30, 1996 include less than six months of income and earnings per share from the discontinued lodging segment.

  On November 20, 1997, a consensus was reached by the Emerging Issues Task Force regarding reengineering costs (Issue 97-13) providing that all reengineering costs be expensed as incurred based on the fair

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value of the services rendered. As a result, in November 1997, Manor Care expensed $3.2 million of reengineering costs (net of taxes) as the effect of a cumulative change in accounting principle.

 Comparison of Fiscal Year Results

  SKILLED NURSING FACILITIES. Skilled nursing revenues increased from $985.2 million to $1.1 billion ($71.0 million or 7%) in fiscal 1997 compared to the prior year. The increase in revenues is attributable to an increase in average daily rates of approximately 6.0% ($61 million) and an increase in bed capacity of approximately 5.7%. The increase in average rates includes the incremental impact of settlements with government agencies related to prior period cost reports of $4 million. The growth in bed capacity is attributable to the purchase of two nursing facilities (279 beds), openings of newly constructed facilities (398 beds) and additional bed development at existing centers (467 beds), and is net of the sale of four facilities (498 beds) in the second quarter of 1997.

  Skilled nursing revenues increased from $893.5 million to $985.2 million in fiscal year 1996 ($91.7 million or 10.3%). The increase in revenues is attributable to an increase in average daily rates of approximately 6% ($59 million) and an increase in bed capacity of approximately 3.3%. The increase in rates includes the incremental impact of settlements with government agencies related to prior period cost reports of approximately $7 million. The growth in bed capacity is attributable to the purchase of four nursing facilities (569 beds), openings of newly constructed facilities (360 beds) and additional bed development at existing centers (35 beds).

  Skilled nursing operating expenses increased from $735.7 million in 1996 to $789.1 million in 1997 ($53.4 million or 7%). Additional capacity accounts for $20.5 million of this increase. The remainder of the increase is caused by additional staffing necessitated by higher patient acuity and more complex product and service offerings. Gross margin as a percentage of sales was flat at 25.3% in fiscal years 1997 and 1996.

  Operating expenses increased from $671.0 million in 1995 to $735.7 million in 1996 ($64.7 million or 9.6%). The increase in operating expenses was attributable to additional capacity ($8.3 million), as well as to additional staffing necessitated by higher patient acuity and more complex product and service offerings. Gross margin as a percentage of sales increased slightly from 24.9% to 25.3% from fiscal year 1995 to 1996.

  PHARMACY. Pharmacy revenues increased 94% for fiscal year 1997 or $132.6 million primarily as a result of the TeamCare Merger ($94.6 million), Vitalink's acquisition of a pharmacy ($12.4 million), and capacity and rate changes at existing pharmacies ($25.6 million). Pharmacy revenues increased $28.6 million or 26% in fiscal 1996 due to capacity increases ($17.4 million) and Vitalink's acquisition of a pharmacy and infusion business ($5.1 million).

  Operating expenses increased $52.8 million to $100.5 million or 36.8% of net revenues in fiscal 1997 compared to $47.7 million or 33.9% of net revenues in fiscal 1996. The increase was principally attributable to the inclusion of TeamCare results effective February 1, 1997. The increase in operating costs as a percentage of revenues is attributable to a variety of factors, including TeamCare's higher payroll cost as a percentage of net revenues (25.3% for TeamCare v. 20.9% for Vitalink), TeamCare's higher selling, general and administration costs (10.7% v. 8.4%) and the amortization of goodwill and pharmacy contracts arising from the TeamCare merger ($3 million).

  Operating expenses (excluding cost of goods sold) increased $10.4 million to $47.7 million or 33.9% of net revenues in fiscal 1996 compared to $37.3 million or 33.2% of net revenues in fiscal 1995. Both payroll and selling, general and administrative expenses increased to support the growth in beds serviced. Payroll as a percentage of net revenues increased to 20.7% from 19.7% primarily resulting from investments in staff for information systems and selling efforts. The increase in depreciation and amortization is the result of the amortization of pharmacy contracts, goodwill and noncompete agreements obtained in connection with acquired businesses as well as depreciation of capital expenditures from existing pharmacies.

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  Gross profit for fiscal year 1997 was $133.6 million, an increase of $64.6 million or 90.9% over fiscal year 1996. The increase was largely attributable to the TeamCare merger. The gross profit margin declined to 48.9% from 49.7% principally due to the addition of relatively less profitable new accounts and reimbursement reductions from certain state Medicaid programs.

  Gross profit for fiscal year 1996 was $70.0 million, an increase of $14.0 million or 25.0% over fiscal year 1995. The gross profit margin decreased slightly to 49.7% in fiscal year 1996 compared to 49.9% in fiscal year 1995.

  ASSISTED LIVING. Assisted living revenues increased for fiscal year 1997 by 52.5% or $25.3 million due to increases in rates at existing facilities ($1.9 million), capacity increases ($20.2 million) and occupancy increases ($3.2 million). Assisted living revenues increased $34.3 million or 250% in 1996 due to capacity growth and rate increases. Manor Care acquired six assisted living facilities and opened five Arden Courts in fiscal year 1996.

  Operating expenses increased $19.1 million to $59.1 million or 80.6% of net revenues in fiscal year 1997 compared to $40.1 million or 83.2% of net revenues in fiscal year 1996 as a result of increases in capacity and inflation.

  Operating expenses increased $30.2 million to $40.1 million or 83.2% of net revenues in fiscal year 1996 compared to $9.9 million or 71.4% of net revenues in fiscal year 1995 as a result of increases in capacity and inflation. The increase in operating expenses as a percentage of revenue was due to a significant level of new assisted living development.

  HOME HEALTH. Home health revenues increased 67.7% or $50.2 million for the fiscal year 1997, reflecting a full year of home health operations. Manor Care entered into the home health business with the acquisition of In Home Health in October 1995. Home health revenues of $74.2 million for fiscal year 1996 represent revenues contributed by In Home from its acquisition in October 1995 through May 1996.

  Operating expenses increased $50.6 million to $124.5 million or 100.1% of net revenues in fiscal year 1997 compared to $73.9 million or 99.6% of net revenues in fiscal year 1996. The increase from 1996 to 1997 represents the impact of a full year of expenses in fiscal year 1997 versus eight months of expenses for the fiscal year 1996.

  There were no home health revenues or operating expenses in fiscal year 1995, as Manor Care did not enter the home health business until fiscal year 1996.

  OTHER RESULTS OF OPERATIONS. General corporate and other expenses represented 4.5% of revenue in fiscal year 1997 and 5.8% of revenue in fiscal year 1996. General corporate and other expenses includes all indirect operating expenses as well as risk management, information systems, treasury, accounting, legal and other administrative support for Manor Care and its various subsidiaries. The reduction of general corporate and other expenses is partially due to a reduction in employees related to the discontinued lodging segment and reengineering efforts in both organizational and financial systems. Additionally, general corporate and other expenses for fiscal year 1997 included a gain of $7.3 million from the sale of four nursing centers and charitable contributions expense of $5.0 million.

  Interest expense increased 38% and 33% in fiscal years 1997 and 1996, respectively. The interest expense increase of 38% for fiscal year 1997 was primarily a result of the assumption of $106.4 million of TeamCare debt in February 1997 as well as additional borrowings in connection with newly developed facilities and acquisitions, as discussed above. The interest expense increase of 33% in fiscal year 1996 was primarily attributable to additional borrowings in connection with facility development and acquisitions.

  Minority interest expense increased $2.3 million during fiscal year 1997 to $4.0 million. The increase results primarily from Vitalink's merger with TeamCare.

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  Manor Care recorded provisions of $26.3 million in fiscal year 1996 related to the impairment of certain long lived assets and costs associated with the Manor Care's restructuring of its healthcare business. The most significant components of the provisions were non-cash asset impairment charges of $21.2 million relating to writedowns of property, equipment and capitalized system development costs.

LIQUIDITY AND CAPITAL RESOURCES

  Manor Care maintains adequate capital resources, including strong operating cash flows and committed lines of credit, to support ongoing operations and to fulfill capital requirements in the foreseeable future.

  On November 1, 1996, Manor Care separated its lodging business from its healthcare business via a tax-free spin-off of the lodging division. In conjunction with this spin-off, Manor Care received a three-year, $225.7 million 9% note from its lodging segment. In April 1997, Manor Care received a prepayment of $110.0 million on the advances to the discontinued lodging segment. In October 1997, Manor Care received prepayment of the remaining $115.7 million. All proceeds were used to repay borrowings under the Existing Credit Facility.

  In September 1996, Manor Care amended its Existing Credit Facility to provide for the spin-off of the lodging division. The Existing Credit Facility expires in September 2001. At November 30, 1997, bank lines totaled $275.0 million, of which $38.1 million remained unused. ManorCare Health Services intends to establish a new revolving credit facility in conjunction with the Distribution.

  In June 1996, Manor Care completed a public offering of unsecured Senior Notes in the amount of $150.0 million, the proceeds of which were used to repay borrowings under the Existing Credit Facility. The notes are due in June 2006 and carry a 7 1/2% interest rate. In connection with the Distribution, ManorCare Health Services plans to offer to exchange $1,000 principal amount of its 7 1/2% Senior Notes due 2006 for each $1,000 principal amount of the 7 1/2% Senior Notes due 2006 of Manor Care properly tendered. See "Description of the Transactions--The Exchange Offer and Solicitation."

  Manor Care's working capital ratio was 1.5 at May 31, 1997 and 1.0 at May 31, 1996.

ACQUISITIONS, OPENINGS, DIVESTITURES AND SALES OF PROPERTY

  On February 12, 1997, Vitalink completed a merger with TeamCare, the pharmacy subsidiary of GranCare, Inc. Vitalink issued 11.4 million shares in exchange for all of the outstanding shares and stock options of GranCare. In addition, Vitalink funded the redemption of $98.2 million of GranCare's 9 3/8% Senior Subordinated Notes and assumed approximately $10.0 million of additional GranCare indebtedness. On May 21, 1997, Manor Care successfully completed its tender offer to purchase 1.5 million shares of Vitalink common stock. As a result of the tender offer, Manor Care's interest in Vitalink was increased to approximately 51%. The net pretax gain resulting from these transactions in Vitalink stock was $50.3 million. Manor Care also purchased two nursing centers for $17.8 million and Vitalink purchased a pharmacy for $5.3 million. During fiscal 1996, investment in property and equipment utilized in continuing operations and systems development amounted to $136.3 million. Additionally, during fiscal 1996, $51.4 million was spent to acquire four additional nursing centers and six assisted living facilities with five attached skilled nursing units. Vitalink also purchased two pharmacies for $6.3 million. In October 1995, Manor Care purchased approximately 41% of In Home Health, Inc.'s common stock for $22.9 million and invested another $20.0 million for 100% of its outstanding voting convertible preferred stock and for warrants to purchase an additional 6 million shares of common stock.

  During the first six months of fiscal years 1998 and 1997, investment in property and equipment and systems development amounted to $110.7 million and $83.7 million. During fiscal 1997, investment in property and equipment utilized in continuing operations and systems development amounted to $183.5 million.

  During the first six months of fiscal year 1998, Manor Care opened one newly constructed skilled nursing facility located in California and sold a corporate office building located in Maryland. Additionally, Manor Care

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purchased certain assets of a pharmacy business for $5.6 million and acquired another pharmacy business in Oklahoma City, Oklahoma for $0.1 million plus 351,318 shares of Vitalink Common Stock.

  During the first six months of fiscal 1997, Manor Care transferred an assisted living facility to the discontinued lodging operations with an approximate net book value of $4.9 million. In addition, Manor Care acquired a nursing center in California for $4.4 million and sold four nursing centers in Indiana, Iowa, Illinois and Texas for $17.3 million. Manor Care also opened three newly constructed skilled nursing facilities.

  In connection with the Distribution, ManorCare Health Services will receive cash of approximately $250 million and the Real Estate Note in an aggregate principal amount of up to $250.0 million. ManorCare Health Services has agreed not to transfer the Real Estate Note on or prior to the six month anniversary of the date of issuance thereof. In addition, on or after the third anniversary of the issuance of the Real Estate Note, ManorCare Health Services may request that Manor Care Real Estate redeem the Real Estate Note. Manor Care Real Estate may not have adequate funds to effect such redemption and in such case may seek to obtain funds therefor through additional debt or equity financing. There can be no assurance that Manor Care Real Estate would be able to obtain such financing. In addition, the terms of Manor Care Real Estate's outstanding indebtedness may prohibit such redemption. In the event that ManorCare Health Services requests that Manor Care Real Estate redeem the Real Estate Note and Manor Care Real Estate does not redeem the Real Estate Note, the interest rate on the Real Estate Note will increase by 200 basis points; provided that such interest rate will not be so increased unless, as of the time such request for redemption is made, the aggregate amount of rent paid by ManorCare Health Services under the Lease Agreements with respect to all properties subject to such Lease Agreements shall be equal to or exceed the aggregate Priority Sum for all such properties on a cumulative basis from the Effective Date through the third anniversary thereof (such aggregate amount of rent being herein referred to as the "Threshold Rent"). Solely for purposes of calculating the Threshold Rent, (i) the aggregate Priority Sum for the fiscal year ended May 31, 1999 shall be deemed to be the aggregate Priority Sum calculated pursuant to the Lease Agreements plus $5 million and (ii) the aggregate Priority Sum for the fiscal year ended May 31, 2000 and thereafter shall be deemed to be the aggregate Priority Sum calculated pursuant to the Lease Agreements plus $10 million. Manor Care Realty's high degree of leverage could adversely affect Manor Care Real Estate's ability to pay principal and interest on or to redeem the Real Estate Note and may adversely effect the ability of ManorCare Health Services to sell the Real Estate Note. The failure of Manor Care Real Estate to pay principal and interest on the Real Estate
Note in a timely manner or the inability of ManorCare Health Services to sell the Real Estate Note to a third party for its principal amount could have a material adverse effect on ManorCare Health Services and could require ManorCare Health Services to seek alternate sources of liquidity for its operations. There can be no assurances that such alternate sources of liquidity will be available. For a description of the Real Estate Note, see "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution--The Real Estate Note."

  ManorCare Health Services believes that cash flows from operations, together with the proceeds from the Capital Contribution and available borrowings under the Existing Credit Facility, will provide it with sufficient resources to meet its working capital needs, to finance projected capital expenditures and to meet its liquidity requirements through fiscal year 2001.

  ManorCare Health Services' five year strategic plan includes the acquisitions of 170 Arden Courts and 38 Springhouse facilities from Manor Care Realty pursuant to the Development Agreement. The aggregate capital required to complete these acquisitions over the 5 year period is estimated at $1.7 billion. Principal capital sources planned to fund the acquisitions include $500 million of cash and notes received in connection with the Distribution and cash provided from operations. Additionally, ManorCare Health Services expects to incur minor expenditures for routine renovation and maintenance of existing properties.

SHAREHOLDERS' EQUITY

  Shareholders' equity decreased to $690.4 million at May 31, 1997 from $707.8 million at May 31, 1996. This decrease was primarily due to the $164.2 million dividend of the discontinued lodging segment and $6.1

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


million of cash dividends paid, offset by net income of $136.9 million and stock options exercised of $12.3 million.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

  Certain statements included in this Registration Statement including the words "plans," "anticipates," "intends," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. ManorCare Health Services undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"), which is effective for fiscal years ending after December 15, 1997, including interim periods. Earlier adoption is not permitted. However, an entity is permitted to disclose pro forma earnings per share amounts computed under SFAS 128 in the notes to the financial statements in periods prior to adoption. The statement requires restatement of all prior-period earnings per share data presented after the effective date. SFAS 128 specifies the computation, presentation, and disclosure requirements for earnings per share and is substantially similar to the standard recently issued by the International Accounting Standards Committee entitled "International Accounting Standards, Earnings Per Share." ManorCare Health Services plans to adopt SFAS 128 in fiscal year 1998 and has not determined the impact of adoption.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS 130"), which is effective for fiscal years beginning after December 15, 1997. The statement establishes standards for reporting and display of comprehensive income and its components. ManorCare Health Services plans to adopt SFAS 130 in fiscal year 1999 and has not determined the impact of adoption.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which is effective for fiscal years beginning after December 15, 1997. ManorCare Health Services plans to adopt SFAS 131 in fiscal year 1999 and has not determined the impact of adoption.

       DESCRIPTION OF CERTAIN INDEBTEDNESS OF MANORCARE HEALTH SERVICES

THE MCHS CREDIT FACILITY

  ManorCare Health Services is negotiating a commitment letter (the "Commitment Letter") with Chase and CSI pursuant to which Chase will agree to act as administrative agent for a syndicate of financial institutions for the MCHS Credit Facility described below and CSI will agree to act as arranger for such credit facilities. The following summary of the anticipated provisions of the Commitment Letter does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Commitment Letter.

  It is anticipated that the Commitment Letter will provide for a five-year $100,000,000 revolving credit facility, a portion of which may be used for the issuance of letters of credit.

  It is anticipated that the loans under the MCHS Credit Facility (the "Revolving Loans") will bear interest, at ManorCare Health Services' option, at LIBOR or Chase's adjusted base rate, in each case plus a variable margin which will be adjusted depending on ManorCare Health Services' senior, unsecured long-term debt rating by Standard & Poor's Corporation and Moody's Investor's Service. It is anticipated that ManorCare Health Services will pay a variable quarterly facility fee on the full amount of the MCHS Credit Facility, irrespective of usage.

  ManorCare Health Services expects that the MCHS Credit Facility will be used by ManorCare Health Services for general corporate purposes, including working capital, capital expenditures and acquisitions.

  ManorCare Health Services expects that the Credit Agreement will contain covenants customary for transactions of this type, including, without limitation, restrictions on indebtedness; liens and sale-leaseback transactions; investments, loans and advances; mergers and consolidations; asset sales; transactions with affiliates; business of ManorCare Health Services and subsidiaries; and agreements restricting dividends, intercompany loans and advances by subsidiaries. The Credit Agreement will also contain financial covenants including ratio of consolidated EBITDA to consolidated interest expense and ratio of total debt to consolidated EBITDA.

  It is anticipated that events of default under the MCHS Credit Facility will include, without limitation, and subject to certain cure periods and exceptions: (i) the nonpayment of principal, interest, fees and other amounts payable when due; (ii) the failure to observe or perform any covenant or undertaking contained in the documentation for the MCHS Credit Facility; (iii) any representation or warranty shall prove to have been incorrect in any material respect when made; (iv) a change of control of ManorCare Health Services; (v) the existence of defaults with respect to any material indebtedness of ManorCare Health Services; (vi) the occurrence of certain material adverse events with respect to ERISA plans; (vii) the imposition of certain judgment defaults on ManorCare Health Services or the commencement of a voluntary or involuntary bankruptcy of ManorCare Health Services or any of its subsidiaries; and (viii) material default by ManorCare Health Services under material agreements with Manor Care Realty. In the event that the Commitment Letter is executed, Chase will commit to purchase a portion of such facilities and CSI will use its best efforts to arrange the balance of such facilities with other lenders.

NEW MCHS SENIOR NOTES

  For a description of the New MCHS Senior Notes, see "Description of New MCHS Senior Notes."

                    MANAGEMENT OF MANORCARE HEALTH SERVICES

EXECUTIVE OFFICERS OF MANORCARE HEALTH SERVICES

  The name, age, proposed title upon consummation of the Distribution and business background of each of the persons who are expected to become on the Effective Date the executive officers of ManorCare Health Services are set forth below. The business address of each of the prospective executive officers is 11555 Darnestown Road, Gaithersburg, Maryland, 20878, unless otherwise indicated.

          NAME           AGE                        POSITION
          ----           ---                        --------
Stewart Bainum, Jr. ....  51 Chairman of the Board
Donald C. Tomasso.......  52 President and Chief Executive Officer
Scott J. Van Hove.......  40 Executive Vice President, Operations
James H. Rempe..........  67 Senior Vice President, General Counsel and Secretary
Richard A. Goodman......  49 Senior Vice President, Chief Financial Officer
Carole Y. Prest.........  46 Senior Vice President, Strategy and Marketing
H. David Lundgren.......  46 Senior Vice President, Human Resources
Wolfgang von Maack......  57 President and Chief Executive Officer of In Home Health

  Stewart Bainum, Jr. Mr. Bainum, Jr. will resign as Chief Executive Officer of Manor Care on the Effective Date. Following the Distribution, Mr. Bainum, Jr. will also act as Chairman of the Board of Manor Care Realty. Mr. Bainum, Jr. has also acted as Chairman of the Board of Choice Hotels since October 1997, and of Sunburst (formerly named Choice Hotels International, Inc.) since November 1996. It is expected that Mr. Bainum, Jr. will devote 12.5% of his time to Choice Hotels, 12.5% of his time to Sunburst, 37.5% of his time to ManorCare Health Services and 37.5% of his time to Manor Care Realty. Chairman of the Board of Manor Care and ManorCare Health Services, Inc. (a subsidiary of Manor Care which prior to the Distribution owned and operated Manor Care's assisted living and skilled nursing facilities) ("Old ManorCare Health Services") since March 1987; Chief Executive Officer of Manor Care since March 1987 and President since June 1989; Chairman of the Board of Vitalink since February 1997; Vice Chairman of the Board of Vitalink from February 1995 to February 1997; Vice Chairman of the Board of Manor Care and subsidiaries from June 1982 to March 1987; Director of Manor Care since August 1981, of Vitalink since September 1991, of Old ManorCare Health Services since 1976 and of Choice and its predecessors since 1977; Chief Executive Officer of Old ManorCare Health Services since June 1989 and President from May 1990 to May 1991; Chairman of the Board and Chief Executive Officer of Vitalink from September 1991 to February 1995 and President and Chief Executive Officer from March 1987 to September 1991; Chairman of the Board of Choice from March 1987 to June 1990.

  Donald C. Tomasso. Executive Vice President of Manor Care and President of Old ManorCare Health Services since September 1996; President, Long-Term Care Division of Old ManorCare Health Services from February 1995 to August 1996 and a Director of Old ManorCare Health Services since June 1991; President and Chief Operating Officer of Old ManorCare Health Services from May 1991 to February 1995; Chairman and Chief Executive Officer of Vitalink from February 1995 to February 1997 and Vice Chairman from September 1991 to February 1995; previously employed by Marriott Corporation for more than five years, including as Executive Vice President/General Manager of the Roy Rogers Division; Director of In Home Health since October 1995.

  Scott J. Van Hove. Senior Vice President and Chief Administrative Officer of Manor Care since December 1995; Executive Vice President, Operations of Old ManorCare Health Services since February 1997; Senior Vice President of Old ManorCare Health Services from December 1995 to January 1997; Vice President of Operations, of Manor Care from March 1990 to December 1995.

  James H. Rempe. Senior Vice President, General Counsel and Secretary of Manor Care since August 1981, of Choice and its predecessors from February 1981 to November 1996 and of Old ManorCare Health

Services since December 1980; Secretary of Vitalink from January 1993 to January 1997 and a Director since September 1994; Senior Vice President and a Director of Vitalink from January 1983 to September 1991; Director of In Home Health since October 1995.

  Richard A. Goodman. Previously employed by PepsiCo, Inc. for more than five years, including as Senior Vice President and Chief Financial Officer of its Taco Bell Corp. Division from 1994 to 1997, as Senior Vice President and Chief Financial Officer of its KFC International Division from 1993 to 1994, and as Vice President, Corporate Strategic Planing--International PepsiCo, Inc. from 1992 to 1993.

  Carole Y. Prest. Vice President, Corporate Strategic Planning of Manor Care from September, 1995 to September, 1997; previously employed by GenRad, Inc. for nine years, including Vice President and General Manager of Concord Products Division; Chairman of Board and President of Manor Care Foundation; Director of Sunburst Hospitality Corporation.

  H. David Lundgren. Vice President, Organizational Strategy and Development of Aetna, Inc. from 1996 to April 1997; Vice President, Human Resources of Aetna Inc. from 1992 to 1996.

  Wolfgang von Maack. President and Chief Executive Officer of In Home Health since May 1997; Senior Vice President, Healthcare Services of Old ManorCare Health Services since June 1990; Vice President, Operations of Old ManorCare Health Services from March 1988 to June 1990.

  The following individuals, who are currently officers or directors of Manor Care, will be directors and/or executive officers of Manor Care Realty after the Distribution: (i) Stewart Bainum, Jr. as Chairman of the Board and Director, (ii) Kennett L. Simmons as Director, (iii) Joseph R. Buckley as Chief Executive Officer and Director, (iv) Leigh C. Comas as Senior Vice President and Chief Financial Officer, (v) Larry Godla as Senior Vice President, Construction and Development, and (vi) Margarita Schoendorfer as Vice President and Controller.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the annual and long-term compensation of those persons who, following the Distribution, will serve as the chairman of the board and the four other most highly compensated executive officers of ManorCare Health Services (the "Named Officers"):

                          SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                    ----------------------- --------------------------------------
                             FISCAL                          STOCK   STOCK OPTION     ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY   BONUS   OTHER  AWARDS  SHARES (#)(1) COMPENSATION(2)
---------------------------  ------ -------- -------- ----- -------- ------------- ---------------
Stewart Bainum, Jr.(3)...     1997  $568,062 $340,837   (4)      --     60,000         $35,074
 Chairman of the Board        1996   625,102  337,555   (4)      --     60,000          33,543
                              1995   572,308  343,385   (4)      --        --            9,000
Donald C. Tomasso........     1997   428,002  235,401   (4)      --     35,000          18,760
 President and                1996   400,005  145,602   (4)      --     50,000           5,750
 Chief Executive Officer      1995   345,737  190,155   (4)      --        --            2,250
James H. Rempe...........     1997   281,507  140,754   (4) $271,250    15,000          16,727
 Senior Vice President,       1996   269,048  121,072   (4)      --     15,000          15,969
 General Counsel and          1995   267,349  133,675   (4)      --        --            9,000
 Secretary
Scott J. Van Hove........     1997   240,192  116,753   (4)      --     50,000          14,542
 Executive Vice
  President,                  1996   210,310   89,754   (4)      --     40,000           8,690
 Operations                   1995   183,393   68,311   (4)      --        --            6,750
Wolfgang von Maack(5)....     1997   238,992   81,182   (4)      --     14,000          10,588
 President and                1996   227,677   76,727   (4)      --     10,000          10,245
 Chief Executive Officer,     1995   225,219   66,665   (4)      --        --            6,750
 In Home Health, Inc.

--------
(1) Represents options to purchase shares of Manor Care Common Stock. The options shown above represent the number of options held prior to the Choice Spin-off. In connection with the Choice Spin-off, these options were converted, in some cases, into options to purchase Manor Care common stock and options to purchase Choice common stock. These conversions are reflected in the following table of "Stock Option Grants in Fiscal 1997." For a discussion of the treatment of options in connection with the Distribution, see "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution--Employee Benefits and Other Employment Matters Allocation Agreement."
(2) Represents amounts contributed by Manor Care for fiscal 1997, 1996 and 1995 under the 401(k) Plan and the Nonqualified Savings Plan, which provide retirement and other benefits to eligible employees, including the Named Officers. Amounts contributed in cash or stock by Manor Care during fiscal 1997 under the 401(k) Plan for the Named Officers were as follows:
    Mr. Bainum, Jr., $9,000; Mr. Tomasso, $6,253; Mr. Rempe, $5,591; Mr. Van Hove, $4,655 and Mr. von Maack, $3,540. Amounts contributed in cash or stock by Manor Care during fiscal 1997 under the Nonqualified Savings Plan for the Named Officers were as follows: Mr. Bainum, Jr., $26,074; Mr. Tomasso, $12,507; Mr. Rempe, $11,137; Mr. Van Hove, $9,887 and Mr. von Maack, $7,047.
(3) Mr. Bainum, Jr. will resign as Chief Executive Officer of ManorCare Health Services effective on the Effective Date. Following the Distribution, Mr. Bainum, Jr. will be the Chairman of the Board of the Company and the Chairman of the Board of Manor Care Realty. On November 1, 1996, Manor
    Care distributed to its shareholders (the "Choice Spin-off") all of the shares of its wholly owned subsidiary, Choice Hotels International, Inc. ("Choice"). Mr. Bainum, Jr. is the Chairman of the Board of Choice. In fiscal 1997, Mr. Bainum, Jr. devoted approximately 75% of his time to Manor Care and approximately 25% of his time to Choice. The compensation reflected here is total compensation received for services rendered to Manor Care and Choice prior to November 1, 1996 and the 75% of Mr. Bainum, Jr.'s compensation received from Manor Care from November 1, 1996 through the end of the 1997 fiscal year. Choice has separated its franchising business and its lodging business through a special dividend to its shareholders (the "Sunburst Spin-off"). As of the Sunburst Spin-off, Choice's franchising business is conducted by a separate public company named Choice Hotels International, Inc. ("Choice Hotels") and Choice's lodging business is conducted by a separate public company named Sunburst Hospitality Corporation ("Sunburst"). It is expected that Mr. Bainum, Jr. will devote 12.5% of his time to Choice Hotels, 12.5% of his time to Sunburst, 37.5% of his time to ManorCare Health Services and 37.5% of his time to Manor Care Realty.
(4) The value of perquisites and other compensation does not exceed the lesser of $50,000 or 10% of the amount of annual salary and bonus paid as to any of the Named Officers.
(5) As of the Effective Date, pursuant to an Employee Time Sharing Agreement by and among Wolfgang von Maack, the Company, In Home Health and Mesquite Community Hospital, L.P. ("Mesquite"), Mr. von Maack, who will be employed by ManorCare Health Services, will devote 75% of his professional time to the affairs of In Home Health and 25% of his professional time to the affairs of Mesquite. The Employee Time Sharing Agreement provides that In Home Health and Mesquite will provide ManorCare Health Services with 75% and 25%, respectively, of Mr. von Maack's annual budgeted expenses and will be reimbursed or will reimburse ManorCare Health Services in the event that Mr. von Maack's actual costs are lower than or exceed such annual budget.

  The following tables set forth certain information at May 31, 1997 and for the fiscal year then ended concerning stock options granted to the Named Officers. All Common Stock figures and exercise prices have been adjusted to reflect stock dividends and stock splits effective in prior fiscal years. In connection with the Distribution, existing Manor Care stock options will be subject to certain adjustments or to conversion into options to purchase ManorCare Health Services Common Stock. See "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution--Employee Benefits and other Employment Matters Allocation Agreement."

                      STOCK OPTION GRANTS IN FISCAL 1997

                                            INDIVIDUAL GRANTS
                                  ----------------------------------------
                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE OF ASSUMED
                                                                                         ANNUAL RATE OF
                                                PERCENTAGE OF                              STOCK PRICE
                                                TOTAL OPTIONS                           APPRECIATION FOR
                                  NUMBER OF     GRANTED TO ALL   EXERCISE                OPTION TERM(2)
                                   OPTIONS       EMPLOYEES IN   BASE PRICE EXPIRATION ---------------------
          NAME            COMPANY GRANTED(1)   FISCAL YEAR 1997 PER SHARE     DATE      5%(3)      10%(4)
          ----            ------- ----------   ---------------- ---------- ---------- ---------- ----------
Stewart Bainum, Jr.(5)..  MNR       60,000            6.3%       $25.0505    7/1/06   $  945,246 $2,395,440
                          CHI       60,000               (6)     $14.5095    7/1/06      547,494  1,387,474
                                   -------                                            ---------- ----------
                          Total    120,000                                            $1,492,750 $3,783,904
Donald C. Tomasso(5)....  MNR       55,272            3.7%(7)    $25.0505    7/1/06   $  870,760 $2,206,679
                          CHI            0                            --        --           --         --
                                   -------                                            ---------- ----------
                          Total     55,272                                            $  870,760 $2,206,679
James H. Rempe(5).......  MNR       20,430            1.6%(7)    $25.0505    7/1/06   $  321,856 $  815,647
                          CHI        5,625               (6)     $14.5095    7/1/06       52,327    130,075
                                   -------                                            ---------- ----------
                          Total     26,055                                            $  373,183 $  945,722
Scott J. Van Hove(5)....  MNR       39,480            2.6%(7)    $25.0505    7/1/06   $  621,972 $1,576,199
                          MNR       25,000(1)         2.6%       $27.0000   1/15/07      424,500  1,075,750
                          CHI            0                                                   --         --
                                   -------                                            ---------- ----------
                          Total     64,480                                            $1,046,472 $2,651,949
Wolfgang von Maack(5)...  MNR       22,108           1.47%(7)    $25.0505    7/1/06   $  348,285 $  882,623
                          CHI            0            --              --        --           --         --
                                   -------                                            ---------- ----------
                          Total     22,108                                            $  348,385 $  882,623

--------
 * References to "MNR" are to Manor Care and "CHI" are to Choice.
(1) All of the options shown, except for Mr. Van Hove's 25,000 MNR options, were granted prior to the Choice Spin-off. In connection with the Choice Spin-off, the existing options were converted, in some cases, into options to purchase Manor Care Common Stock and options to purchase Choice common stock. In all cases, the exercise prices were adjusted to maintain the same financial value to the option holder before and after the Choice Spin-off. The number of options set forth in the above table present the number and exercise prices of the options after the Choice Spin-off.
(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of Manor Care's stock price. Since options are granted at market price, a zero percent gain in the stock price will result in no realizable value to the optionees.
(3) A 5% per year appreciation in stock price from $25.0505 per share yields $40.8046, from $14.5095 per share yields $23.6344, from $13.8933 per share yields $22.6344 and from $27.00 per share yields $43.98.
(4) A 10% per year appreciation in stock price from $25.0505 per share yields $64.9745, from $14.5095 per share yields $37.6339, from $13.8933 per share yields $36.0356 and from $27.00 per share yields $70.03.
(5) The options granted to the officers vest at the rate of 20% per year commencing on the first through the fifth anniversary of the date of the stock option grant.
(6) Information is not available for the total number of Choice options granted during the fiscal year 1997.
(7) This percentage relates to the number of options granted to the officers prior to the conversion of such options in the Choice Spin-off. The converted number of options is listed in this table.

                   AGGREGATE OPTION EXERCISES IN FISCAL 1997
                          AND YEAR-END OPTION VALUES

                                                                                    VALUE OF UNEXERCISED
                                                          NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS
                                   SHARES                OPTIONS AT MAY 31, 1997       AT MAY 31, 1997
                                  ACQUIRED     VALUE    ------------------------- -------------------------
                                 ON EXERCISE  REALIZED  EXERCISABLE UNEXERCISABLE
                         COMPANY      #          $           #            #       EXERCISABLE UNEXERCISABLE
                         ------- ----------- ---------- ----------- ------------- ----------- -------------
Stewart Bainum, Jr. .... MNR       329,791   $2,318,180   174,000      221,000    $3,633,404   $2,749,771
                         CHI       465,000    3,105,452   239,000      221,000     2,758,324    1,334,863
Donald C. Tomasso....... MNR           --           --    109,138      278,734     1,178,161    3,491,641
                         CHI           --           --     66,500            0       612,534          --
James H. Rempe.......... MNR        30,587      543,625    22,835       82,881       352,453    1,086,277
                         CHI           --           --     57,374       28,000       600,600      205,906
Scott J. Van Hove....... MNR           --           --     61,894      212,142     1,159,075    2,415,701
                         CHI           --           --     45,000            0       457,268          --
Wolfgang von Maack...... MNR           --           --     73,353      102,888     1,578,129    1,497,752
                         CHI           --           --     71,300            0       840,092          --

--------
 * References to "MNR" are to Manor Care and "CHI" are to Choice.
(1) The closing price of Manor Care's common stock and for Choice common stock as reported by the New York Stock Exchange on May 30, 1997, was $28.625 and $15.75, respectively. The value is calculated on the basis of the difference between the option exercise price and such closing price multiplied by the number of shares of common stock underlying the option.

RETIREMENT PLANS

  Prior to the Distribution, it is expected that ManorCare Health Services will adopt the Supplemental Executive Retirement Plan (the "SERP"). Participants will be selected by the Board or any designated committee and will be at the level of Senior Vice President or above.

  Participants in the SERP will receive a monthly benefit for life based upon final average salary and years of service. Final average salary is the average of the monthly base salary, excluding bonuses or commissions, earned in a 60 month period out of the 120 months of employment which produces the highest average, prior to the first occurring of the early retirement date or the normal retirement date. The normal retirement age is 65, and participants must have a minimum of 15 years of service. Participants may retire at age 60 and may elect to receive reduced benefits commencing prior to age 65, subject to Board approval. All of the Named Officers who will be participants are age 55 or younger, so that none of their compensation reported above would be included in the final average salary calculation.

  Assuming that the following officers continue to be employed by ManorCare Health Services until they reach age 65, their credited years of service would be as follows:

                                                  CURRENT YEARS YEARS OF SERVICE
     NAME OF INDIVIDUAL                            OF SERVICE      AT AGE 65
     ------------------                           ------------- ----------------
     Stewart Bainum, Jr. ........................     23.5             38
     Donald C. Tomasso...........................        6             19
     Scott J. Van Hove...........................       10             35

Mr. Rempe has twenty-seven current years of service and had twenty-five years of service at age sixty-five.

  The table below sets forth estimated annual benefits payable upon retirement to persons in specified compensation and years of service classifications. These benefits are straight life annuity amounts, although participants have the option of selecting a joint and 50% survivor annuity or ten-year certain payments. The benefits are not subject to offset for social security and other amounts.

                          YEARS OF SERVICE/BENEFIT AS
                      PERCENTAGE OF FINAL AVERAGE SALARY

                                                                                       25 OR
         REMUNERATION            15/15%                    20/22.5%                   MORE/30%
         ------------            -------                   --------                   --------
           $300,000              $45,000                   $ 67,500                   $ 90,000
            350,000               52,500                     78,750                    105,000
            400,000               60,000                     90,000                    120,000
            450,000               67,500                    101,250                    135,000
            500,000               75,000                    112,500                    150,000
            600,000               90,000                    135,000                    180,000

  Prior to the Distribution, it is expected that the existing Manor Care Retirement Savings and Investment Plan (the "401(k) Plan"), a defined contribution retirement, savings and investment plan for its employees and the employees of its participating affiliated companies, will be amended to cover both Manor Care Realty and ManorCare Health Services. The 401(k) Plan will be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and will include a cash or deferred arrangement under
Section 401(k) of the Code. All employees age 21 or over who have worked for ManorCare Health Services (or Manor Care) for a twelve-month period during which such employee completed at least 1,000 hours will be eligible to participate. Subject to certain non-discrimination requirements, each employee will be able to contribute an amount to the 401(k) Plan on a pre-tax basis up to 15% of the employee's salary, but not more than the current federal limit of $9,500. ManorCare Health Services will match contributions made by its employees subject to certain limitations. The amount of the match will be equal to a percentage of the amount of salary reduction contribution made on behalf of a participant during the plan year based upon a formula that involves the profits of ManorCare Health Services for the year and the number of years of service of the participant.

  Prior to the Distribution, it is expected that the existing Manor Care Nonqualified Retirement Savings and Investment Plan (the "Nonqualified Savings Plan") will be amended to cover both Manor Care Realty and ManorCare Health Services. Certain select highly compensated members of management of ManorCare Health Services will be eligible to participate in the Plan. The Nonqualified Savings Plan will mirror the provisions of the 401(k) Plan, to the extent feasible, and will be structured so as to provide the participants with a pre-tax savings vehicle to the extent that pre-tax savings are limited under the 401(k) Plan as a result of various governmental regulations, such as non-discrimination testing.

  ManorCare Health Services match under the 401(k) Plan and the Nonqualified Savings Plan will be limited to a maximum aggregate of 6% of the annual salary of a participant. Likewise, participant contributions under the two plans will not exceed the aggregate of 15% of the annual salary of a participant.

OPTION AND STOCK PURCHASE PLANS

  Prior to the Distribution, it is expected that ManorCare Health Services will adopt the ManorCare Health Services Employee Stock Purchase Plan (the "Stock Purchase Plan"). Under the Stock Purchase Plan, all employees who have completed one year of service are eligible to participate. Eligible employees may purchase stock of ManorCare Health Services in an amount of no less than 2% nor more than 10% of compensation (as defined in the Stock Purchase Plan), subject to an overall maximum purchase per employee per calendar year of $25,000. At the end of each quarterly offering period, ManorCare Health Services will contribute cash equal to 10% of the purchase price of the common stock so purchased. ManorCare Health Services will pay the administrative costs for the purchase of ManorCare Health Services common stock.

  Prior to the Distribution, it is expected that ManorCare Health Services will adopt the ManorCare Health Services 1997 Long-Term Incentive Plan (the "Incentive Plan"), pursuant to which key employees of the Company and its subsidiaries are eligible to be granted awards under the Incentive Plan. The types of awards that may be granted under the Incentive Plan are restricted shares, incentive stock options, nonqualified stock options, stock appreciation rights and performance shares. A total of up to 7.1 million shares of common stock will be reserved for issuance pursuant to the Incentive Plan.

EMPLOYMENT AGREEMENTS

  ManorCare Health Services expects to enter into an employment agreement, effective upon the Effective Date, with Stewart Bainum, Jr. (the "Employment Agreement"), providing for Mr. Bainum, Jr.'s employment as Chairman of the Board of ManorCare Health Services. The Employment Agreement will have a term of three years and either ManorCare Health Services or Mr. Bainum may terminate the Employment Agreement upon 30 days' prior written notice on the first and second anniversary dates of the Employment Agreement. The Employment Agreement will provide that Mr. Bainum, Jr. will devote 12.5% of his professional time to the affairs of Sunburst, 12.5% of his professional time to the affairs of Choice Hotels, 37.5% of his professional time to the affairs of Manor Care Realty and the remaining 37.5% of his professional time to the affairs of ManorCare Health Services. The Employment Agreement provides for a base salary of approximately $258,000 per annum for services to ManorCare Health Services and a maximum bonus of 60% of Mr. Bainum, Jr.'s base compensation based upon the performance of ManorCare Health Services.

  ManorCare Health Services has entered into an employment agreement, dated July 14, 1997, with Scott Jacob Van Hove (the "Van Hove Employment Agreement"), providing for Mr. Van Hove's employment as Executive Vice President, Operations of ManorCare Health Services. The Van Hove Employment Agreement will expire on July 14, 2000, after which the parties may extend the term if they mutually desire to do so. The Van Hove Employment Agreement provides for a base salary of approximately $263,000 per annum and a maximum bonus of 50% of Mr. Van Hove's base compensation based upon the performance of ManorCare Health Services.

              THE BOARD OF DIRECTORS OF MANORCARE HEALTH SERVICES

DIRECTORS OF MANORCARE HEALTH SERVICES

  ManorCare Health Services' Board of Directors will be classified into three classes, designated Class I, Class II and Class III, each class to be as nearly equal in number of directors as possible. The term of the initial Class I directors will terminate on the date of the 1998 annual meeting of ManorCare Health Services' stockholders; the term of the initial Class II directors will terminate on the date of the 1999 annual meeting of ManorCare Health Services' stockholders; and the term of the initial Class III directors will terminate on the date of the 2000 annual meeting of ManorCare Health Services' stockholders. At each annual meeting of ManorCare Health Services' stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office. Increases or decreases in the number of directors will be apportioned among the classes as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

  The name, age, proposed class of directorship upon consummation of the Distribution and business background (other than executive officers who are directors) of each of the persons who are expected to become on the Effective Date the directors of ManorCare Health Services are set forth below.

   NAME                              AGE                POSITION
   ----                              ---                --------
Stewart Bainum, Jr. ................  51 Chairman of the Board; Class I Director
Regina E. Herzlinger................  53 Class II Director
William H. Longfield................  59 Class III Director
Frederic V. Malek...................  60 Class II Director
Jerry E. Robertson, Ph.D. ..........  64 Class III Director
Kennett L. Simmons..................  55 Class III Director
Donald C. Tomasso...................  52 Class I Director

  Stewart Bainum, Jr. Mr. Bainum, Jr. will resign as Chief Executive Officer of Manor Care on the Effective Date. Following the Distribution, Mr. Bainum, Jr. will also act as Chairman of the Board of Manor Care Realty. Mr. Bainum, Jr. has also acted as Chairman of the Board of Choice Hotels since October, 1997, and of Sunburst (formerly named Choice Hotels International, Inc.) since November 1996. It is expected that Mr. Bainum, Jr. will devote 12.5% of his time to Choice Hotels, 12.5% of his time to Sunburst, 37.5% of his time to ManorCare Health Services and 37.5% of his time to Manor Care Realty. Chairman of the Board of Manor Care and Old ManorCare Health Services since March 1987; Chief Executive Officer of Manor Care since March 1987 and President since June 1989; Chairman of the Board of Vitalink since February, 1997; Vice Chairman of the Board of Vitalink from February 1995 to February 1997; Vice Chairman of the Board of Manor Care and subsidiaries from June 1982 to March 1987; Director of Manor Care since August 1981, of Vitalink since September 1991, of Old ManorCare Health Services since 1976 and of Choice and its predecessors since 1977; Chief Executive Officer of Old ManorCare Health Services since June 1989 and President from May 1990 to May 1991; Chairman of the Board and Chief Executive Officer of Vitalink from September 1991 to February 1995 and President and Chief Executive Officer from March 1987 to September 1991; Chairman of the Board of Choice from March 1987 to June 1990.

  Regina E. Herzlinger. Nancy R. McPherson Professor of Business
Administration, Harvard Business School, since 1971. Director: C.R. Bard, Inc., Deere & Company, Cardinal Health Care, Inc., Schering-Plough Corporation and Total Renal Care Inc.

  William H. Longfield. Chairman and Chief Executive Officer of C.R. Bard, Inc. (medical devices) since September 1995; President and Chief Executive Officer from June 1994 to September 1995; President and Chief Operating Officer of C.R. Bard, Inc. from September 1991 to June 1994; Executive Vice President and Chief Operating Officer of C.R. Bard, Inc. from February 1989 to September 1991. Director: C.R. Bard, Inc., Horizon Mental Health Management, Inc., United Dental Care, Inc., The West Company and Atlantic Health Systems.

  Frederic V. Malek. Chairman, Thayer Capital Partners since March 1993; Co-chairman of CB Commercial Real Estate Group, Inc. from April 1989 to October 1996; Campaign Manager, Bush-Quayle '92 Campaign from January 1992 to December 1992; Vice Chairman of NWA, Inc. (airlines) from July 1990 to December 1991.
Director: American Management Systems, Inc., Automatic Data Processing Corp., CB Commercial Real Estate Group, Inc., Choice, FPL Group, Inc., Northwest Airlines, Inc. and various Paine Webber mutual funds.

  Jerry E. Robertson, Ph.D. Retired; Executive Vice President of 3M Life Sciences Sector and Corporate Services from November 1984 to March 1994.
Director: Allianz Life Insurance Company of North America, Cardinal Inc., Choice Hotels International, Inc., Coherent, Inc., Haemonetics Corporation, Medwave, Inc., Project Hope and Stris Corporation.

  Kennett L. Simmons. Chairman and Chief Executive Officer of the Metra Health Companies from June 1994 to October 1995; Senior Advisor to E.M. Warburg, Pincus & Co. from 1991 to 1994; Chairman and Chief Executive Officer of United Healthcare Corporation from October 1987 to February 1991. Director: United Healthcare Corporation and Virginia Health Care Foundation.

  Donald C. Tomasso. Executive Vice President of Manor Care and President of Old ManorCare Health Services since September 1996; President, Long-Term Care Division of Old ManorCare Health Services from February 1995 to August 1996 and a Director of Old ManorCare Health Services since June 1991; President and Chief Operating Officer of Old ManorCare Health Services from May 1991 to February 1995; Chairman and Chief Executive Officer of Vitalink from February 1995 to February 1997 and Vice Chairman from September 1991 to February 1995; previously employed by Marriott Corporation for more than five years, including as Executive Vice President/General Manager of the Roy Rogers Division; Director of In Home Health since October 1995.

  Prior to the Effective Date, the directors of ManorCare Health Services are Stewart Bainum, Jr., James H. Rempe, Senior Vice President, General Counsel and Secretary of Manor Care, and Leigh C. Comas, Vice President, Finance and Treasurer of Manor Care, and the executive officers of ManorCare Health Services are Stewart Bainum, Jr., Donald C. Tomasso, James H. Rempe, Leigh C. Comas and Margarita A. Schoendorfer. Following the Distribution, Stewart Bainum, Jr. will be Chairman of the Board of the Company and Chairman of the Board of Manor Care Realty. Mr. Bainum, Jr. is also the Chairman of the Board of Choice. It is expected that he will devote 12.5% of his time to Choice Hotels, 12.5% of his time to Sunburst, 37.5% of his time to the Company and 37.5% of his time to Manor Care Realty. After the Distribution, Kennett L. Simmons will also be a director of Manor Care Realty.

COMMITTEES OF THE BOARD OF DIRECTORS

  Upon consummation of the Distribution, the Board of Directors is expected to consist of eight members. Following the Distribution Date, additional non-employee directors may be elected to the Board of Directors. The additional non-employee directors have not yet been determined. It is expected that the Board of Directors will hold five meetings during the fiscal year and that the standing committees of the Board will include the Audit Committee, the Finance Committee, the Compensation/Key Executive Stock Option Plan Committee and the Nominating/Governance Committee. The members of the committees have not yet been determined.

  The Compensation/Key Executive Stock Option Plan Committee will administer the Company's stock option plans and grant options thereunder, will review compensation of officers and key management employees, will recommend development programs for employees such as training, bonus and incentive plans, pensions and retirement, and will review other employee fringe benefit programs.

  The Compensation/Key Executive Stock Option Committee No. 2, will be formed to comply with certain provisions of the Omnibus Budget Reconciliation Act of 1993 and Rule 16b-3 under the Exchange Act. The Committee will administer the Company's stock option plans, grant stock options thereunder and review the compensation of the CEO and the four most highly compensated officers (and others potentially in that classification) for each fiscal year.

  The Quality Assurance Committee will review the operations of ManorCare Health Services and facilities to determine if acceptance standards of quality are being maintained.

  The Audit Committee will review the scope and results of the annual audit, will review and approve the services and related fees of ManorCare Health Services' independent public accountants, will review ManorCare Health Services' internal accounting controls and will review ManorCare Health Services' Internal Audit Department and its activities.

  The Nominating/Governance Committee will recommend to the Board of Directors the members to serve on the Board of Directors during the ensuing year and will deal with corporate governance issues. The Committee will not consider nominees recommended by stockholders.

NON-EMPLOYEE DIRECTOR PLAN

  Prior to the Distribution, it is expected that ManorCare Health Services will adopt the ManorCare Health Services Inc. Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan (the "Non-Employee Director Plan"). Part A of the Non-Employee Director Plan provides that eligible non-employee directors will be granted options to purchase 5,000 shares of Common Stock on their date of election and will be granted options to purchase 1,000 shares as of each annual stockholders' meeting of ManorCare Health Services in subsequent calendar years; provided, however that current directors of Manor Care will not receive 5,000 shares upon election to the ManorCare Health Services Board. Part B of the Non-Employee Director Plan provides that eligible non-employee directors may elect, prior to May 31 of each year, to defer a minimum of 25% of committee fees earned during the ensuing fiscal year. The fees which are so deferred will be used to purchase Common Stock on the open market within 15 days after December 1, February 28, and May 31 of such fiscal year. Pending such purchases, the funds will be credited to an Interest Deferred Account, which will be interest bearing. Stock which is so purchased will be deposited in a Stock Deferred Account pending distribution in accordance with the Non-Employee Director Plan.

  Directors who will be employees of the Company will receive no separate remuneration for their services as directors. Prior to the Distribution, it is expected that ManorCare Health Services will adopt the ManorCare Health Services, Inc. Non-Employee Director Stock Compensation Plan, pursuant to which eligible non-employee directors will receive annually, in lieu of cash, restricted stock of ManorCare Health Services, the fair market value of which at the time of grant will be equal to $30,000, which will represent the Board retainer and meeting fees. In addition, all non-employee directors will receive $1,610 per diem for Committee meetings attending, except where the Committee meeting is on the same day as a Board meeting, and will be reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  Following the Distribution, Manor Care Realty will have a continuing relationship with ManorCare Health Services as a result of the agreements being entered into in connection with the Distribution, including the Lease Agreements, the Development Agreement, the Non-Competition Agreement, the Assisted Living Facility Management Agreement, the Distribution Agreement, the Tax Sharing Agreement, the Tax Administration Agreement, the Employee Benefits and Other Employment Matters Allocation Agreement, the Employee Benefits Administration Agreement, the Office Sublease Agreement, the Corporate Services Agreement, the Trademark Agreement, the License Agreement, the Cash Management Agreement, the Design Services Agreement, and the Risk Management Consulting Services Agreement. See "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution."

  Upon consummation of the Distribution, certain management employees of Manor Care Realty will hold options to purchase shares of ManorCare Health Services Common Stock. Management employees of Manor Care Realty will have certain elections with respect to the conversion of their Manor Care options into options of Manor Care Realty or ManorCare Health Services. See "Relationship Between Manor Care Realty and ManorCare Health Services After The Distribution--Employee Benefits and Other Employment Matters Allocation Agreement."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF MANORCARE HEALTH SERVICES

  Based on information which has been obtained from Manor Care's records and a review of statements filed with the Securities and Exchange Commission (the "Commission") pursuant to Section 13(g) of the Exchange Act with respect to Manor Care common stock and received by Manor Care prior to August 5, 1997, no person known to Manor Care will be the beneficial owner of more than 5% of the Common Stock of ManorCare Health Services upon completion of the Distribution other than as set forth below:

                                                 NUMBER OF
                                              SHARES OF COMMON PERCENT OF CLASS
                                              STOCK AS OF THE      AS OF THE
   NAME AND ADDRESS                            EFFECTIVE DATE  EFFECTIVE DATE(2)
   ----------------                           ---------------- -----------------
   Stewart Bainum(1)(3)......................    10,156,643         15.22%
   Stewart Bainum, Jr.(1)(4).................    15,269,851         22.86%
   Barbara Bainum(1)(5)......................     5,485,815          8.22%
   Bruce Bainum(1)(6)........................     5,482,302          8.21%
   Ronald Baron(7)...........................     7,976,459         11.96%

--------
(1) Stewart Bainum, Jr., Bruce Bainum and Barbara Bainum are children of Stewart Bainum. The total beneficial ownership of the Bainum family (set forth in the table above in the names of Stewart Bainum, Stewart Bainum, Jr., Barbara Bainum and Bruce Bainum) is 19,978,307 shares (which excludes overlapping interests). Such collective interest represents 29.95% of the outstanding Common Stock of Manor Care.
(2) Percentages are based on 66,709,912 shares outstanding on August 5, 1997 plus shares which would be issued assuming that the person exercises all options which are exercisable within 60 days thereafter.
(3) Includes 3,765,478 shares held directly or indirectly by the Stewart Bainum Declaration of Trust, the sole trustee of which is Mr. Bainum; his joint interest in 895,466 shares owned by Bainum Associates Limited Partnership ("Bainum Associates"), and 1,082,857 shares owned by MC Investments Limited Partnership ("MC Investments"), each of which is a limited partnership in which Mr. Bainum has joint ownership with his wife as a limited partner and as such has the right to acquire at any time a number of shares equal in value to the liquidation preference of their limited partnership interest; 3,567,869 shares held directly by Realty Investment Company, Inc. ("Realty Investment"), a real estate investment and management company in which Mr. Bainum and his wife have shared voting authority; 40,305 shares held by the Commonweal Foundation of which Mr. Bainum is Chairman of the Board of Directors and has shared voting authority; and 500 shares held by Mid-Pines Associates, L.P. ("Mid-Pines") in which Mr. Bainum has shared voting authority. Also includes 792 shares of restricted stock granted pursuant to the Manor Care, Inc. Non-Employee Director Stock Compensation Plan. Also includes 798,711 shares held by the Jane L. Bainum Declaration of Trust, the sole trustee of which is Mr. Bainum's wife. Also includes 3,665 shares which Mr. Bainum has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after August 5, 1997. Does not include shares owned beneficially by Stewart Bainum, Jr, Mr. Bainum's son, whose interests are stated in the above table, except shares owned by Bainum Associates, MC Investments, Realty Investment and Mid-Pines in which Mr. Bainum has a beneficial interest.
(4) Includes 5,417,761 shares owned by Bainum Associates and 4,415,250 shares owned by MC Investments, in both of which Mr. Bainum, Jr. is managing general partner with the sole right to dispose of the shares. Authority to vote such shares is held by the voting general partner, Mr. B. Houston McCeney. Also includes 1,779,628 shares owned by Mid-Pines, in which Mr. Bainum, Jr. is a managing general partner and has shared voting authority; 3,567,869 shares held by Realty Investment in which Mr. Bainum, Jr. has shared voting authority. Also includes 88,000 shares which Mr. Bainum, Jr. has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after August 5, 1997, and 350 shares and 993 shares, respectively, which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the Manor Care, Inc. Retirement Savings and Investment Plan (the "401(k) Plan") and the Manor Care, Inc. Nonqualified Retirement Savings and Investment Plan (the "Nonqualified Savings Plan") (based upon a report of each plan's trustee for June 1997).

(5) Includes 98,013 shares held directly by Ms. Bainum; 3,567,869 shares held by Realty Investment, and 1,779,628 shares held by Mid-Pines, in both of which Ms. Bainum has shared voting authority. Also includes 40,305 shares held by the Commonweal Foundation in which Ms. Bainum has shared voting authority.
(6) Includes 94,500 shares held directly by Mr. Bainum; 3,567,869 shares held by Realty Investment, 1,779,628 shares held by Mid-Pines and 40,305 shares held by the Commonweal Foundation, in all of which Mr. Bainum has shared voting authority.
(7) Includes 163,620 shares owned directly by Mr. Baron. Also includes 705,000 shares owned by Baron Capital Partners, L.P. and Baron Investment Partners, L.P., investment partnerships of which Mr. Baron is General Partner; 5,950,000 shares owned by two investment companies registered under the Investment Company Act of 1940, Baron Asset Fund and Baron Growth & Income Fund, which are advised by BAMCO, Inc., a registered investment adviser which is controlled by Mr. Baron; 1,157,839 shares held for the accounts of investment advisory clients of Baron Capital Management, Inc., a registered investment adviser controlled by Mr. Baron.

     BENEFICIAL OWNERSHIP OF MANAGEMENT OF MANORCARE HEALTH SERVICES

  The following table sets forth information with respect to the shares of Common Stock which are expected to be beneficially owned by each director and Named Executive Officer of ManorCare Health Services and by all directors and executive officers of ManorCare Health Services as a group as of the Effective Date based upon their respective holdings of Manor Care common stock as of August 5, 1997. See "Management of ManorCare Health Services--Compensation of Executive Officers."

                                             AMOUNT AND NATURE OF
                      NAME                   BENEFICIAL OWNERSHIP PERCENTAGE(1)
                      ----                   -------------------- -------------
    Stewart Bainum, Jr.(2)..................      15,269,851         22.86%
    Regina E. Herzlinger(3).................           7,731            *
    William H. Longfield(4).................           9,207            *
    Frederic V. Malek(5)....................           5,457            *
    Jerry E. Robertson, Ph.D.(6)............          19,125            *
    Kennett L. Simmons......................             792            *
    Donald C. Tomasso(7)....................         143,424            *
    James H. Rempe(8).......................          61,162            *
    Scott J. Van Hove(9)....................          83,181            *
    All directors and executive officers of
     the Company as a group
     (12 persons)(10).......................      15,599,930         22.86%

--------
  * Less than 1%.
 (1) Percentages are based on 66,709,912 shares outstanding on August 5, 1997 plus shares which would be issued assuming that the person exercises all options which are exercisable within 60 days thereafter.
 (2) Includes 5,417,761 shares owned by Bainum Associates Limited Partnership and 4,415,250 shares owned by MC Investments Limited Partnership, limited partnerships in both of which Mr. Bainum, Jr. is managing general partner with the sole right to dispose of the shares. Authority to vote such shares is held by the voting general partner, Mr. B. Houston McCeney. Also includes 1,779,628 shares owned by Mid-Pines, in which Mr. Bainum, Jr. is a managing general partner and has shared voting authority; 3,567,869 shares held by Realty Investment Company, Inc., a real estate investment and management company in which Mr. Bainum, Jr. has shared voting authority. Also includes 88,000 shares which Mr. Bainum, Jr. has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after August 5, 1997, and 350 shares and 993 shares, respectively, which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the ManorCare Health Services Retirement Savings and Investment Plan (the "401(k) Plan") and the ManorCare Health Services Nonqualified Retirement Savings and Investment Plan (the "Nonqualified Savings Plan").
 (3) Includes 3,159 shares which Professor Herzlinger has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after August 5, 1997. Also includes 200 shares held by spouse as custodian for a minor. Beneficial ownership of such shares is disclaimed.
 (4) Includes 5,791 shares which Mr. Longfield has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after August 5, 1997.
 (5) Includes 3,665 shares which Mr. Malek has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after August 5, 1997.
 (6) Includes 13,500 shares held by the JJ Robertson Limited Partnership, of which Mr. Robertson and his wife are the general partners with shared voting authority; also includes 3,665 shares which Mr. Robertson has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after August 5, 1997.
 (7) Includes 40 shares held by adult children of Mr. Tomasso who share the same household. Beneficial ownership of such shares is disclaimed. Also includes 135,984 shares which Mr. Tomasso has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after August 5, 1997, and 326 shares and 574 shares, respectively, which Mr. Tomasso has the right to receive upon termination of his employment with ManorCare Health Services pursuant to the terms of the 401(k) Plan and the Nonqualified Savings Plan.
 (8) Includes 3,552 shares which Mr. Rempe has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after August 5, 1997, and 780 shares and 424 shares, respectively, which Mr. Rempe has the right to receive upon termination of his employment with ManorCare Health Services pursuant to the terms of the 401(k) Plan and Nonqualified Savings Plan.
 (9) Includes 81,823 shares which Mr. Van Hove has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after August 5, 1997, and 337 shares and 376 shares, respectively, which Mr. Van Hove has the right to receive upon termination of his employment with ManorCare Health Services pursuant to the terms of the 401(k) Plan and Nonqualified Savings Plan.
(10) Includes a total of 410,173 shares which the officers and directors included in the group have the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after August 5, 1997, and a total of 2,592 shares and 3,220 shares, respectively, which such directors and officers have the right to receive upon termination of their employment with ManorCare Health Services pursuant to the terms of the 401(k) Plan and the Nonqualified Savings Plan.

             BUSINESS OF MANOR CARE REALTY AFTER THE DISTRIBUTION

  Manor Care Realty will own 168 skilled nursing facilities in 28 states and will be a health care real estate company focused on the ownership, construction, development and acquisition of health care properties, including skilled nursing and assisted living facilities. Manor Care Realty will also own and operate Mesquite Community Hospital, a 172 licensed bed medical/surgical acute care hospital located in Mesquite, Texas. At or prior to the Distribution, Manor Care Realty will enter into a series of agreements with ManorCare Health Services pursuant to which ManorCare Health Services will lease and operate all of Manor Care Realty's 168 Skilled Nursing Facilities and Manor Care Realty will develop assisted living facilities for sale to ManorCare Health Services. See "Relationship Between Manor Care Realty and ManorCare Health Services After the Distribution." Manor Care and its predecessor companies have been engaged in the development, construction and acquisition of health care properties since 1959.

  Over the next five years, Manor Care Realty plans to focus principally on the development of over 200 assisted living facilities for sale to ManorCare Health Services, including approximately 170 Arden Courts and 38 Springhouse senior residences. Following the Distribution, Manor Care Realty's principal sources of revenue will arise from payments pursuant to the lease of the Skilled Nursing Facilities to ManorCare Health Services, the proceeds of the sale to ManorCare Health Services of assisted living facilities developed by Manor Care Realty and revenues derived from Mesquite Hospital. Manor Care Realty's principal expenditures will include the costs incurred in developing the assisted living facilities for ManorCare Health Services, the costs of operating the assisted living facilities prior to their sale to ManorCare Health Services and financing costs, including interest expense.

  Manor Care Realty's geographically diversified portfolio of properties will include:

  . 168 Skilled Nursing Facilities in 28 states, which facilities contain approximately 23,732 beds.

  .    26 assisted living facilities under construction in 12 states.

  . 87 sites for assisted living facilities under contract and in development, including 73 Arden Court sites and 14 Springhouse sites.

  . Two skilled nursing facilities under construction with 268 beds and three skilled nursing sites under contract and in development.

  . Mesquite Community Hospital, a 172 licensed-bed hospital located in Mesquite, Texas, a Dallas suburb.

Since fiscal year 1993, Manor Care has completed 72 development projects, including ten skilled nursing facilities, 15 assisted living facilities and 47 significant additions to its existing skilled nursing facilities.

  Manor Care Realty will have an experienced management team, with specific expertise in market feasibility, regulatory issues, site selection, design, and project management as well as in the acquisition of health care facilities. The five senior members of Manor Care Realty's development team have worked with Manor Care for an average of 16.5 years. These individuals have in-depth knowledge of the health care market with particular expertise in the state regulatory environment for both skilled nursing and assisted living facilities. See "Management Of Manor Care Realty After The Distribution." Manor Care Realty also has a quality, geographically diversified portfolio of long term care properties.

  After the Distribution, ManorCare Health Services believes it will be a provider of a full-range of senior support health care services, including skilled nursing, assisted living, institutional pharmacy and home health care and additional support services for the frail elderly living at home. ManorCare Health Services will strive to become the nation's foremost provider of high-quality senior support health care services within the private pay segment. Private pay patients accounted for a majority of Manor Care's skilled nursing revenues in

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fiscal 1997 compared to a 1996 industry average of approximately 30% for for-
profit nursing care providers. Application has been made to list the common stock of ManorCare Health Services on the New York Stock Exchange.

BUSINESS STRATEGY

  Manor Care Realty plans to strive to become a foremost developer and owner of senior support health care service facilities and to enhance its growth and profitability through the following key initiatives:

  . Generate Consistent Cash Flows From High Quality Portfolio of Properties. Upon consummation of the Distribution, Manor Care Realty believes that it will have one of the highest quality portfolios of skilled nursing facilities in the industry. The majority of the Skilled Nursing Facilities were purpose-built (that is, designed and built as skilled nursing facilities as opposed to having been converted from some other use). Manor Care Realty believes these facilities have a high percentage of beds dedicated to specialty products and quality payor mix. A significant portion of the beds in Manor Care Realty's Skilled Nursing Facilities are dedicated to specialty products, including Arcadia (Alzheimer's special care unit), Heritage and Williamsburg (high-end lifestyle products), and Medbridge (high acuity unit). For fiscal years 1997 and 1996, Manor Care's occupancy rates for skilled nursing facilities that had been operated by Manor Care for at least two years were 89.8% and 90.3%, respectively.

  . Maintain Geographically Diverse Portfolio of Properties. Manor Care Realty's portfolio of properties will include 168 facilities in 28 states. Manor Care Realty believes the geographic diversity of the Skilled Nursing Facilities makes the portfolio less susceptible to adverse changes in state regulation and regional economic downturns.

  .    Benefit From Strategic Relationship with ManorCare Health
       Services. Manor Care Realty believes it will benefit from a strategic relationship with ManorCare Health Services, one of the nation's leading providers of high-quality senior support health care services within the private pay segment. Under the terms of the Lease Agreements (as defined herein), ManorCare Health Services will operate Manor Care Realty's 168 Skilled Nursing Facilities. Manor Care Realty believes that the operation of the Skilled Nursing Facilities by ManorCare Health Services will allow Manor Care Realty to benefit from the strong brand name recognition, well established treatment protocols and reputation for high quality, personalized care standards of ManorCare Health Services. The Lease Agreements provide Manor Care Realty with lease payments equal to the greater of 10% of the value of each facility (as agreed to by Manor Care Realty and ManorCare Health Services) or 77% of the Net Operating Profit (as defined herein) of each facility, Manor Care Realty believes this structure will provide a base level of rent along with the opportunity to participate in any improvements in operating performance of the Skilled Nursing Facilities. In addition, by serving as a developer of assisted living facilities for ManorCare Health Services, Manor Care Realty believes it will be well positioned to profit from the anticipated growth in the demand for assisted living care. Pursuant to the Development Agreement, Manor Care Realty will develop assisted living facilities for sale to ManorCare Health Services. If at any time during the two-year period following the time a particular facility opens occupancy reaches 75% for a period of five days, ManorCare Health Services will be obligated to purchase the facility. The purchase price for each facility will be at a 12-37% premium to total approved development costs of Manor Care Realty, based on the number of months elapsed since the opening of the facility. Total approved development costs include expenses incurred in connection with the development and construction of the facilities, but do not include operating losses incurred during the two-year stabilization period. The premium to total approved development costs is intended to compensate Manor Care Realty for the increasing value of its investment over time as well as for the risks it takes in connection with developing assisted living facilities, including the risks inherent in operating the facilities during the two year stabilization period. Prior to purchase by ManorCare Health Services, ManorCare Health Services will operate Manor Care Realty's assisted living facilities for a fixed monthly fee pursuant to

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      the Assisted Living Facility Management Agreement. See "Relationship
      Between Manor Care Realty and ManorCare Health Services After the Distribution."

  . Capitalize On Growth in Demand for Assisted Living Services. Manor Care Realty believes the anticipated increased market demand for assisted living facilities presents Manor Care Realty with opportunities for growth. Manor Care Realty believes it can successfully capitalize on its ability to efficiently develop purpose-built assisted living projects through the planned development of approximately 200 assisted living facilities for sale to ManorCare Health Services over the next five years, including approximately 170 Arden Courts and 38 Springhouse senior residences. In addition to developing assisted living facilities for ManorCare Health Services and leasing the Skilled Nursing Facilities to ManorCare Health Services, Manor Care Realty and ManorCare Health Services plan to work closely together to develop new assisted living products aimed at segments of the assisted living business not currently served by the Springhouse and Arden Courts concepts.

  . Establish Relations with Other Leading Health Care Providers. While Manor Care Realty expects that over the next five years the vast majority of its revenues will be derived from ManorCare Health Services, subject to contractual restrictions and capital constraints, Manor Care Realty may diversify its operator base, establish relationships with other leading health care providers to develop and lease health care properties and pursue selective acquisition opportunities.

INDUSTRY OVERVIEW

  Manor Care Realty will focus on the ownership, development, construction and acquisition of health care properties, principally in the long-term care segment of the health care industry. The long-term care industry encompasses a broad range of accommodations and health care services that are provided primarily to seniors. For example, seniors requiring limited services can use home health care or adult day care. Retirement homes, congregate housing, and continuing care retirement communities are options for those seniors seeking community housing. As an individual's need for assistance increases, assisted living facilities offer residents assistance with ADLs, such as dressing, bathing, eating and medication management, in a residential environment. Finally, seniors requiring around-the-clock nursing care can be placed in skilled nursing facilities. The long-term care industry is experiencing significant growth due to several factors:

  . Favorable demographic trends. According to the U.S. Bureau of the Census, the number of seniors 85 years and older is estimated to increase by approximately 32% from 3.7 million seniors in 1996 to 4.9 million seniors by 2005. According to industry sources, approximately 57% of the population over age 85 currently require assistance with ADLs, and more than 50% suffer from Alzheimer's disease or other cognitive disorders. Manor Care Realty believes that the growth of an increasingly frail population will drive demand for long-term care products and services tailored to meet the unique needs of this elderly population, including skilled nursing facilities, assisted living facilities, and Alzheimer's care facilities. In addition, Manor Care Realty believes that the increasing affluence of the elderly will enable them to afford high quality care. According to the U.S. Bureau of the Census, the median net worth of householders age 75 and older has increased from $61,491 in 1988 to $76,541 in 1991.

  . Supply/demand imbalance. The long term care industry is benefitting from a favorable supply and demand relationship in the U.S. According to a 1997 report by the National Investment Conference and Price Waterhouse, the demand for seniors housing exceeds the supply of available beds. The Health Insurance Association of America estimates that approximately seven million elderly will need long-term care in 1997, rising to nine million by 2005 and to 12 million by 2020. Manor Care Realty believes this imbalance will continue into the next century and drive the growth of the long-term care industry. Despite increased demand, growth in the supply of beds has been minimal.

  . Increasing awareness of the range of options available to seniors. Manor Care Realty believes that consumers are increasingly aware of the wide range of long-term care options, from home health to adult day care to assisted living facilities, that are available to meet their housing and health care needs.

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

      The availability of information and referral sources such as the National Council on Aging and the Alzheimer's Association, the growth of nationally branded long-term care operators such as Manor Care and the emerging assisted living companies, and increased press coverage of the needs of the aging baby boomer population, have raised the general consumer's awareness of options available to seniors in the long-term care industry.

  . Changing family dynamics. Due to the growing number of dual income families and the geographic dispersion of families, many children are unable to care for their elderly parents in their own homes. Historically, unpaid women, primarily daughters or daughters-in-law, represented a large portion of the caregivers of the non-institutional elderly. In addition, the greater affluence of these dual income families enables them to better provide financial support to their parents. Manor Care Realty believes that, as a result, adult children are increasingly seeking high quality facilities which will provide their parents with the care and support that they require.

  Manor Care Realty is well positioned to capitalize on the growth of the long-term care industry for several reasons:

  . Increasing use of outside development companies by health care operators. Health care operators are increasingly looking to experienced health care developers, such as Manor Care Realty, to provide them with design, construction management and zoning and regulatory assistance as well as to reduce their investment costs and associated risks.

  . Need for capital to finance the aggressive development plans of the seniors housing industry. Health care operators are looking for new sources of financing to fuel their growth. The equity markets and, increasingly, health care real estate investment trust (REITs), have provided a source of capital for many of these companies. Manor Care Realty believes it can capitalize on the inability of traditional sources of capital to meet the projected growth of the seniors housing markets.

  . Complex regulatory environment. The long-term care industry is governed by a wide variety of regulations at the local and state levels. Manor Care Realty believes that its experience in the regulatory arena and its in-house health planning department provide it with a significant advantage in managing the complex regulatory process at the local and state levels. Thirty-eight states require certificates of need ("CONs") to build skilled nursing facilities and at least eight states require CONs for assisted living facilities. A number of states are considering adding regulations for assisted living development. In addition, many states have imposed moratoriums on skilled nursing beds which further complicates the process of securing approval to develop new or renovate existing skilled nursing facilities. Finally, the construction of new skilled nursing and assisted living facilities typically requires local zoning and land use approvals, permits and certificates of occupancy.

BUSINESS

 Skilled Nursing Facilities

  Through a cohesive framework of proprietary care protocols, Manor Care Realty's Skilled Nursing Facilities provide (i) long-term care for chronically ill and frail elderly individuals who need 24-hour skilled nursing and physical, occupational and speech therapies; (ii) high acuity, short-term, post-hospital care for medically complex patients and persons in need of aggressive rehabilitation; and (iii) long-term, care for individuals with middle to late-stage Alzheimer's disease or related memory impairment. In all cases, these services include appropriate nursing care, room and board, special diets, occupational, speech, physical and recreational therapy and other services designed to improve the well-being of the resident.

  ManorCare Health Services will lease and operate Manor Care Realty's Skilled Nursing Facilities pursuant to Lease Agreements under which ManorCare Health Services will pay monthly fees to Manor Care Realty. See "Relationship Between Manor Care Realty and Manor Care Health Services After the Distribution--Lease Agreements Relating to Skilled Nursing Facilities."

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

  Manor Care Realty's Skilled Nursing Facilities target affluent to middle income seniors in need of skilled nursing care. Manor Care Realty believes its facilities enjoy a more attractive quality mix compared to other long-term care operators. Manor Care's private pay residents accounted for a majority of revenues in fiscal year 1997. Manor Care Realty believes it will benefit from its strong portfolio by participating in the operating profit generated by these facilities in accordance with the terms of the Lease Agreements.

  Manor Care Realty's Skilled Nursing Facilities differentiate themselves from their competitors by offering, through ManorCare Health Services, unique specialty products designed to meet the needs of specific customer segments. A significant portion of the beds at Manor Care Realty's Skilled Nursing Facilities are dedicated to specialty services, which are attractive because they generate higher per patient day revenues and profits than standard long-term care beds. For example, the Heritage and Williamsburg wings in 107 of Manor Care Realty's Skilled Nursing Facilities provide residents with upgraded decor, a private lounge and special programs and, in the case of the Williamsburg wings, concierge services and a private dining area with a gourmet menu. Manor Care Realty believes that the Heritage and Williamsburg design concepts contribute to Manor Care's high percentage of private pay residents compared to the rest of the industry. Within Manor Care Realty's Skilled Nursing Facilities, ManorCare Health Services also will continue to operate 146 Arcadia special-care units providing services to individuals in the middle to late stages of Alzheimer's disease or afflicted with related memory impairment. Finally, ManorCare Health Services will continue to operate within the Skilled Nursing Facilities 21 dedicated MedBridge high acuity units featuring high staff-to-patient ratios, sophisticated clinical capabilities and state-of-the-art rehabilitation departments. Manor Care Realty believes these high-end specialty products will facilitate marketing efforts to attract longer stay (1-3 years) private pay residents.

  Manor Care is currently constructing two skilled nursing facilities and has three nursing sites under contract and in development. A typical skilled nursing facility built by Manor Care has 120 beds, costs approximately $8.5 million to build (including the cost of the land) and takes approximately twelve to thirteen months to construct.

 Assisted Living Facilities

  Assisted living facilities serve elderly persons who require assistance with activities of daily living but who do not require the constant nursing supervision that skilled nursing facilities provide. Manor Care Realty currently has 26 assisted living facilities under construction and 87 sites for new assisted living facilities under contract and in development. These facilities will be managed by and if the requisite occupancy levels are achieved within two years, purchased by ManorCare Health Services pursuant to the terms of the Assisted Living Facility Management Agreement and the Development Agreement. Also, pursuant to the Development Agreement, Manor Care Realty plans to develop approximately 200 assisted living facilities for sale to ManorCare Health Services over the next five years, including approximately 170 Arden Courts and 38 Springhouse senior residences. See "Relationship Between Manor Care Realty and Manor Care Health Services After the Distribution--Development Agreement Relating to Assisted Living Facilities." Manor Care Realty believes that upon completion of this development plan ManorCare Health Services will be the nation's largest operator of Alzheimer's assisted living facilities. Manor Care Realty's assisted living units are generally rented to occupants pursuant to 30-day or one-year leases, subject to Manor Care's right to terminate the lease if the occupant becomes too frail for the facility.

  In a strategy similar to that employed in connection with the Skilled Nursing Facilities, the assisted living facilities to be developed by Manor Care Realty will target affluent to middle income seniors in need of a full range of assisted living services to optimize their quality of life. These services will be available 24 hours a day and generally include meal service, housekeeping, personal care, nursing and health related services, social and recreational services, transportation and special services (such as banking and shopping). Personal services will include bathing, dressing, personal hygiene, grooming, ambulating and dining assistance. Health-related services, which are tailored to individual patient needs and applicable state regulatory requirements, may also include assistance with medication management, skin care and injections, as well as health care monitoring.

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

  The Arden Courts assisted living facilities to be developed by Manor Care Realty are a distinct product and service segment focused exclusively on individuals suffering from the early to middle stages of Alzheimer's disease or related memory impairment. These special purpose assisted living facilities offer a proprietary, specially designed physical plant with security systems, structured activities and related resident services and support systems. These facilities are typically divided into four color-coded houses comprising a total of 56 units with access to communal living rooms, kitchens, dining rooms and protected gardens. All aspects of the facilities' operations are managed by an Executive Director specially trained in the care of Alzheimer's patients. Arden Courts assisted living facilities are designed to allow residents the freedom to move about independently while keeping them safely contained within a secured area. A typical Arden Courts facility has 56 units, costs approximately $4.5 million to build (including the cost of the land) and takes approximately ten months to construct.

  The Springhouse senior residences to be developed by Manor Care Realty are freestanding, residential-style facilities designed to meet the needs of the general assisted living population. These facilities are functionally arranged to provide a home-like atmosphere. The architectural and interior design concepts incorporate the Manor Care operating philosophy of delivering superior quality care, protecting resident privacy, enabling freedom of choice, encouraging independence and fostering individuality in a home-like setting. Each facility is operated with certain protocols designed to maintain the health of the residents and to provide a measure of security and support for those individuals. Each facility includes common areas designed to promote social interaction among residents, such as a dining area, a laundry room, a library, a wellness center, barber and beauty shop, crafts room, spa and a snack room or ice cream parlor. In addition, Springhouse residents have access to medication management services, therapy and other ancillary services, as well as dementia programs and dedicated dementia units in some locations. A typical Springhouse senior residence has 105 beds, costs approximately $9.5 million to build and takes approximately twelve to thirteen months to construct.

 Real Estate Development and Acquisition Activities

  Pursuant to the Development Agreement, Manor Care Realty plans to develop approximately 200 assisted living facilities for sale to ManorCare Health Services over the next five years. In this regard, Manor Care Realty will continue to employ its integrated internal development process pursuant to which Manor Care Realty's market feasibility, health planning, interior design, architecture, development, and construction personnel will develop and open these facilities. Manor Care Realty's development process is divided into three discrete phases.

  The first phase of the development process involves market feasibility and site selection. Manor Care Realty's in-house market feasibility team will be responsible for identifying and prioritizing the top metropolitan statistical areas for development on a national basis, based on (i) the demographics of each market, (ii) fit with ManorCare Health Services' existing cluster markets, and (iii) the competitive environment in each market. Following market selection, regionally focused development teams will be responsible for identifying potential sites, creating site schematics, executing purchase agreements, selecting external civil engineers and consultants, preparing an initial budget, and obtaining land use approval. At the same time, Manor Care Realty's health planning department will perform CON analyses and, if needed, file for any required CONs and obtain CON approval for each approved site. Manor Care Realty will conduct full market feasibility studies, including demographic analyses, evaluations of existing and planned competitors, and rate assessments. The market feasibility and site selection phase takes approximately nine to twelve months.

  The second phase of the process consists of project planning and design. During this stage, Manor Care Realty's development team will determine the project schedule and select external fee architects responsible for adopting prototype designs to local building requirements. Manor Care Realty's architectural and construction departments will conduct regular review of progress by the fee architect to ensure that Manor Care Realty's standards are being met. In addition, Manor Care Realty's centralized construction purchasing and interior design departments will create finish schedules and preliminary lists of furniture, fixtures, and equipment (FF&E) for the facility. The architecture and interior design teams maintain a running log of design issues during this phase

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of the process which will be used to refine Manor Care Realty's prototypes.
The final steps of the planning and design phase involve creating the final project budget, finalizing the financial pro formas, and securing the relevant permits. The planning and design phase takes approximately three to six months.

  The last phase of Manor Care Realty's development process is the construction and licensure of the facility. Regionally focused construction teams will be responsible for selecting the general contractor, obtaining final permits and conducting biweekly reviews of progress. These biweekly meetings involve construction management, the general contractor, the fee architect, and ManorCare Health Services' district operations team. The construction teams are also responsible for coordinating with all state and local jurisdictions and health departments to obtain certificates of occupancy and licensure of facilities. The construction and licensure phase takes approximately ten months for an Arden Courts facility and twelve to thirteen months for a Springhouse or skilled nursing facility.

  In addition to its development efforts, subject to the terms of the Non-Competition Agreement, Manor Care Realty may selectively acquire assisted living and skilled nursing operations. Manor Care Realty expects that acquisition opportunities will be identified through Manor Care Realty's senior management, industry contacts, leads from real estate brokers and consultants, and a proactive acquisition review process by Manor Care Realty's acquisitions group. Manor Care Realty utilizes real estate brokers and consultants on a transaction by transaction basis and currently has no, and contemplates no, material retainer arrangements with such persons. In reviewing acquisition opportunities, Manor Care Realty considers, among other factors, the competitive climate, the current reputation of the facility, the quality of the management team and staff, the need to reposition the facility in the marketplace and associated costs, and the construction quality and need for renovations.

 Mesquite Community Hospital

  Manor Care Realty will own and operate Mesquite Community Hospital ("Mesquite Hospital"), a 172 licensed-bed hospital located in Mesquite, Texas, a Dallas suburb. Mesquite Hospital, which opened in 1978, is a general medical/surgical acute care hospital fully accredited by the Joint Commission for the Accreditation of Health Care Organizations. Services offered by Mesquite Hospital include obstetrics, emergency services, coronary/intensive care, day surgery nursing, and geriatric psychiatry. In addition, Mesquite Hospital's modern ancillary and diagnostic services include MRI, CT, nuclear medicine, cardiac catheterization and ultrasound with doppler. The medical staff, representing virtually every medical and surgical specialty, admits and refers patients into Mesquite from their private office practices. Patient services are reimbursed from traditional insurance programs, managed care (HMO and PPO), Medicare and Medicaid. Renovation of 14,400 square feet of existing hospital space was completed in October 1996. According to a December 1995 industry survey, Mesquite Hospital was among the top 100 hospitals in the nation based on a performance analysis evaluating key measures related to clinical practices, operations, and financial management.

COMPETITION

  Manor Care Realty competes for land, property acquisitions and development opportunities with health care providers, real estate developers, health care real estate investment trusts, real estate partnerships, and other investors. ManorCare Health Services, the operator of the Skilled Nursing Facilities and the assisted living facilities to be developed by Manor Care Realty, is subject to competition from the operators of comparable facilities, including skilled nursing, assisted living, and hospital providers. These competitors include independent operators as well as regional and national companies that manage multiple facilities. Manor Care Realty's competitors in the health care real estate business are Alternative Living Services, American Health Properties, Inc., American Retirement Corp., ARV Assisted Living, Assisted Living Concepts, Inc., Atria Communities, Inc., Beverly Enterprises, Inc., Capstone Capital Corp., Carematrix Corp., Extendicare, Inc., Genesis Health Ventures, Inc., G & L Realty Corp., Greenbriar Corp., Harborside Healthcare Corp., Health Care Property Investors, Inc., Healthcare Realty Trust Inc., Health Care REIT, Inc., Health Care & Retirement Corp., Health and Retirement Property Trust, Integrated Health Services, Integrated Living Communities, Kapson Senior Quarters, Inc. Karrington Health, Inc., LTC Properties, Inc., Mariner Health Group, Inc., Meditrust Corporation, National Healthcare L.P., National Health Investors, Inc., Nationwide Health Properties, Inc.,

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Newcare Health Corp., Omega Healthcare Investors, Inc., Paragon Health
Network, Inc., Regent Assisted Living, Retirement Care Associates, Summit Care Corp., Sun Healthcare Group, Inc., Sunrise Assisted Living, Inc., Unison Healthcare Corp., Universal Health Realty Income Trust, and Vencor, Inc. ManorCare Realty's competitors in the skilled nursing business are Advocat, Inc., Beverly Enterprises, Inc., Extendicare, Inc., Genesis Health Ventures, Inc., Health Care and Retirement Corporation, Integrated Health Services, Inc., Mariner Health Group, Inc., National HealthCare L.P., Paragon Health Network, Inc., Sun Healthcare Group, Inc. and Vencor, Inc. Certain operators have capital resources substantially in excess of ManorCare Health Services. Operators compete on the basis of breadth and quality of services, reputation, location and physical appearance of the facilities, family preferences, strength of the operator's referral stream and pricing. Mesquite Hospital encounters competition in the Mesquite, Texas area where it competes with other hospitals for community and physician acceptance.

  In general, regulatory and other barriers to competitive entry in the assisted living industry are not substantial. Some of the present and potential competitors of ManorCare Health Services operate on a not-for-profit basis or as charitable organizations, while others have, or may obtain, greater financial resources than those of ManorCare Health Services. Consequently, there can be no assurance that ManorCare Health Services will not encounter increased competition that could limit its ability to attract residents or expand its business. Moreover, if the development of new assisted living facilities outpaces demand for those facilities in certain markets, such markets may become saturated. Such an oversupply of facilities could cause ManorCare Health Services to experience decreased occupancy, depressed margins and lower operating results which may in turn have an adverse effect on Manor Care Realty's results of operations.

INSURANCE

  Manor Care Realty has comprehensive liability, fire, extended coverage, business interruption, and rental loss insurance with respect to its properties, with policy specifications, insured limits and deductibles that Manor Care Realty believes are consistent with those customary for similar properties. Manor Care Realty intends to maintain similar insurance with respect to future acquisitions as appropriate. In addition, Manor Care Realty requires its tenants (including ManorCare Health Services) to maintain comprehensive insurance that is customary for similar properties. Should an uninsured loss in excess of insured limits occur, Manor Care Realty would lose its capital investment in the affected properties as well as the anticipated future revenues from such properties, and would continue to be obligated on any mortgage indebtedness or other obligations of the properties. Any loss as to an individual property would not adversely affect Manor Care Realty and its ability to make distributions to stockholders. Accordingly, management believes its properties are currently adequately insured. However, there can be no assurance that Manor Care Realty will be able to continue its present insurance coverage on satisfactory terms, if at all.

GOVERNMENT REGULATION

  The facilities which Manor Care Realty owns and develops and Mesquite Hospital are subject to comprehensive and intricate federal, state and local regulatory guidelines. The facilities themselves, as well as their respective purposes and activities, are also subject to various local building codes and other ordinances. In most cases compliance with the applicable statutes and regulations will be the responsibility of ManorCare Health Services. Manor Care Realty's success will depend in part upon the ability of ManorCare Health Services to satisfy applicable regulations and requirements and to procure and maintain required licenses in rapidly changing regulatory environments. The failure of ManorCare Health Services or Mesquite Hospital to satisfy applicable regulations or to procure or maintain a required license could have a material adverse effect on Manor Care Realty. Moreover, certain regulatory developments such as revisions in the building code requirements for assisted living or skilled nursing facilities, mandatory increases in the scope and quality of care to be offered to residents and revisions in licensing and certification standards could also have a material adverse effect on Manor Care Realty.

  Changes in applicable laws and regulations or new interpretations of existing laws and regulations could have a material adverse effect on licensure of Manor Care Realty facilities, eligibility for participation in federal and state programs, permissible activities, costs of doing business or the levels of reimbursement from

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governmental, private and other sources. Any one of these potential developments could have an immediate and very significant effect on the revenues and profitability of the Skilled Nursing Facilities or Mesquite Hospital. Among other things, the Balanced Budget Act of 1997 (the "Budget Act") contains numerous and extensive changes affecting Medicare and Medicaid payment to long-term care facilities and other providers. Apart from extensive existing health care statutes and regulations, there are numerous initiatives on the federal and state levels for comprehensive reforms. Manor Care Realty cannot predict the ultimate timing, content or possible impact of future legislation and regulations affecting the Skilled Nursing Facilities or Mesquite Hospital and the health care industry in general. See "Risk Factors-- Regulation."

  Both ManorCare Health Services, as the operator of the Skilled Nursing Facilities, and Mesquite Hospital are subject to Federal and state laws which govern financial and other arrangements between health care providers. These laws prohibit certain direct and indirect payments or fee-splitting arrangements between health care providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the Federal "Stark Legislation" which prohibits, with limited exceptions, the referral of patients for certain designated health services, including home health services, physical therapy and occupational therapy, by a physician to an entity in which the physician has a financial ownership interest. The January 1998 notice of proposed rulemaking to issue regulations implementing the Stark Legislation makes clear that the restrictions apply to referrals for designated health services provided in skilled nursing facilities. In addition, ManorCare Health Services is subject to the Federal "anti-kickback law" which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients or the purchasing, leasing, ordering or arranging for any goods, facility services or items for which payment can be made under Medicare, Medicaid or other Federal healthcare programs. The Federal government, private insurers and various state enforcement agencies have increased their scrutiny of providers, business practices and claims in an effort to identify and prosecute fraudulent and abusive practices. The Federal government has issued recent fraud alerts concerning nursing services, double billing, home health services and the provision of medical supplies to nursing facilities; accordingly, these areas may come under closer scrutiny by the government. In addition, in July 1995, Federal officials announced a major anti-fraud initiative called Operation Restore Trust. This program targets fraud involving nursing facilities, home health agencies, suppliers of medical equipment and hospices and is currently operating in 17 states. Some states restrict certain business relationships between physicians and other providers of health care services and many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs, as well as civil and criminal penalties. These laws vary from state to state and have seldom been interpreted by the courts or regulatory agencies. There can be no assurance that the Federal and State anti-remuneration laws will ultimately be interpreted in a manner consistent with the practices of, and business transactions by, ManorCare Health Services, as the operator of the Skilled Nursing Facilities, or Mesquite Hospital. Failure to comply with such laws can result in civil money penalties, exclusion from the Medicare, Medicaid and other Federal healthcare programs, and criminal convictions. See "Business of ManorCare Health Services After the Distribution Government Regulation."

 Certificate of Need

  Many of the states in which Manor Care Realty's facilities are leased and operated have adopted Certificate of Need ("CON") statutes applicable to the assisted living and skilled nursing facilities. CONs are required to build skilled nursing facilities in 38 states and in at least eight states to build assisted living facilities. CON or similar laws generally require that approval must be obtained from the designated state health planning agency for certain acquisitions and capital expenditures, and determine that a need exists prior to the expansion of existing facilities, construction of new facilities, addition of beds, acquisition of major items of equipment or introduction of new services. CON laws typically do not affect the operations of facilities that already are operating. CON laws are in effect in the following states where Manor Care currently operates and where ManorCare Health Services may continue to expand: Florida, Illinois, New Jersey, Ohio, New York, Connecticut and Kentucky. In addition, many states currently have a moratorium on the construction of new skilled nursing facilities. Failure to obtain the necessary state approval may result in (i) the inability to provide services, to

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operate a facility or to complete an acquisition, addition or other change;
(ii) the imposition of sanctions; (iii) adverse action on the facility's license; and (iv) adverse reimbursement action. CONs or other approvals may be required in connection with Manor Care Realty's future developments and acquisitions. There can be no assurance that Manor Care Realty or ManorCare Health Services will be able to obtain the CONs or other approvals necessary for any or all such projects. There can be no assurance that states with CON laws may not abolish such laws or that states without such laws will not enact such CON laws. Manor Care has extensive experience filing for CONs. During the period from 1987 to the present, Manor Care commenced operations of 64 new skilled nursing facilities, most of which required CON applications. During the past four fiscal years, Manor Care received CON approval for 13 skilled nursing facilities and 18 assisted living facilities.

 Federal and State Assistance Programs

  Substantially all of Manor Care Realty's Skilled Nursing Facilities and Mesquite Hospital are currently certified to receive benefits under Medicare and Medicaid. Both initial and continuing qualification of a nursing center or hospital to participate in such programs depends on many factors including accommodations, equipment, services, patient care, safety, personnel, physical environment and adequate policies, procedures and controls.

  Both the Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy, intermediary determinations and governmental funding restrictions, all of which may materially increase or decrease the rate of program payments to health care facilities. Manor Care Realty can give no assurance that payments to ManorCare Health Services under such programs will in the future remain at a level comparable to the present level or be sufficient to cover the operating and fixed costs allocable to such patients.

  There have been numerous initiatives on the Federal and state levels for comprehensive reforms affecting payment for and availability of health care services. On August 5, 1997, Congress enacted the Balanced Budget Act of 1997 (the "Budget Act") which changes the manner in which Medicare reimburses skilled nursing facilities for cost reporting periods beginning July 1, 1998. For ManorCare Health Services, the Budget Act will be phased-in for cost report years starting in November, 1998. Medicare is currently a retrospective payment system in which each facility receives an interim payment during the year, which is later adjusted to reflect actual allowable direct and indirect costs of services based on the submission of a cost report at the end of each year. The Budget Act will result in a shift to a prospective Medicare payment system in which skilled nursing facilities will be reimbursed per diem for specific covered services regardless of actual cost. Specifically, the Budget Act provides that, over three reporting periods starting July 1, 1998, the Medicare program will phase into this prospective payment system. During the first reporting period, skilled nursing facilities will receive 75% of their reimbursement based on actual costs and 25% based on a federally-scheduled per diem rate. In the second reporting period, reimbursement will be 50% cost-based and 50% rate-based, in the third, 25% cost-based and 75% rate-based. Thereafter, skilled nursing facilities will be reimbursed by Medicare solely based on a prospective payment system. The Budget Act also institutes consolidated billing for skilled nursing facility services, under which payments for non-physician Part B services for beneficiaries no longer eligible for Part A skilled care will be made to the facility, regardless of whether the item or service was furnished by the facility, by others under arrangement, or under any other contracting or consulting arrangement, effective for items or services furnished on or after July 1, 1998. Likewise, the Budget Act requires the Secretary to establish a prospective payment system for home health services, to be implemented beginning October 1, 1999. Prior to implementation, the Budget Act establishes certain interim payment measures, for cost reporting periods beginning after October 1, 1997, including reduced home health limits, reducing per visit cost limits, and agency-specific per beneficiary annual limits on an agency's costs. The legislation also requires home health agencies to submit claims for all services, and all payments will be made to the agency regardless of whether the item or service was furnished by the agency, by others under arrangement, or under any other contracting or consulting arrangement. Other provisions limit Medicare payments for certain drugs, biologicals and supplies. The Budget Act also gives states greater flexibility in the administration of their Medicaid programs in that the Budget Act repeals the requirement that payment be reasonable and adequate to cover the costs of "efficiently and

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economically operated" nursing facilities. Further, the Budget Act allows states to mandate enrollment in managed care systems without seeking approval from the Health Care Financing Administration for waivers from certain Medicaid requirements as long as certain standards are met. Although state managed care programs have historically exempted institutional care, no assurance can be given that such programs will not ultimately change the reimbursement system for long-term care to capitated rates or otherwise affect the levels of payment to ManorCare Health Services' skilled nursing facilities. Such programs could also affect payment levels to In Home Health and Vitalink. Manor Care Realty cannot predict the impact that this change will have on ManorCare Health Services and, indirectly, on Manor Care Realty. Manor Care Realty cannot predict whether any other proposals will be adopted at the Federal or state level or, if adopted and implemented, what effect, if any, such proposals will have on ManorCare Health Services and, indirectly, Manor Care Realty. Manor Care Realty believes, however, that government and private efforts to contain or reduce health care costs will continue and that these trends are likely to lead to reduced or slower growth in reimbursement for certain services provided by ManorCare Health Services, which in turn will affect the revenue derived by Manor Care Realty from ManorCare Health Services. A significant change in coverage, reduction in payment rates by third-party payors or the decline in availability of funding could have a material adverse effect on the business and financial condition of ManorCare Health Services and, indirectly, Manor Care Realty's results of operations and financial condition.

  Home Health Care. On September 15, 1997, President Clinton imposed a Medicare moratorium on new home health agencies so that new regulations could be imposed to combat fraud. On January 13, 1998, the Clinton Administration lifted the moratorium, based on the issuance of new regulations for home health agencies. These regulations require, as mandated by the Budget Act, that all home health agencies obtain surety bonds to participate in the Medicare and Medicaid programs, and disclosure of related business interests, among other new requirements. According to press reports, some home health agencies have had difficulty obtaining bonds meeting the required criteria. If a home health agency is unable to obtain a bond, the agency could lose certification to participate in the Medicare and Medicaid programs. Manor Care does not believe that there will be any material adverse affect on either In Home Health or on ManorCare Health Services as a result of these new requirements.

 Environmental Regulation

  Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property or an entity that arranges for the disposal or treatment of hazardous or toxic substances at a disposal site may be held jointly and severally liable for the cost of removal or remediation of certain hazardous or toxic substances, that could be located on, in or under such property. Such laws and regulation often impose liability whether or not the owner, operator or otherwise responsible party knew of, or caused, the presence of the hazardous of toxic substances. The costs of any required remediation or removal of these substances can be substantial and the liability of a responsible party as to any property is generally not limited under such laws and regulations and could exceed the property's value and the aggregate assets of the liable party. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. In connection with the ownership and leasing to third-parties of its properties, Manor Care Realty could be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. See "--Legal Proceedings" and "Risk Factors--Environmental Matters."

LEGAL PROCEEDINGS

  Environmental. One or more subsidiaries or affiliates of Manor Care have been identified as potentially responsible parties ("PRPs") in a variety of actions (the "Actions") relating to waste disposal sites which allegedly are subject to remedial action under the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. (S)(S)9601 et seq. ("CERCLA") and similar state laws. CERCLA imposes retroactive, strict joint and several liability on PRPs for the costs of hazardous waste clean-up. The Actions arise out of the alleged activities of Cenco Incorporated and its subsidiary and affiliated companies ("Cenco"). Cenco

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

was acquired in 1981 by a wholly owned subsidiary of Manor Care. The Actions allege that Cenco transported and/or generated hazardous substances that came to be located at the sites in question. The Company believes that the waste disposal activities at issue occurred prior to the Manor Care subsidiary's acquisition of Cenco. Environmental proceedings such as the Actions may involve owners and/or operators of the hazardous waste site, multiple waste generators and multiple waste transportation disposal companies. Such proceedings typically involve efforts by governmental entities and/or private parties to allocate or recover site investigation and cleanup costs, which costs may be substantial.

  Manor Care believes it has adequate insurance coverage for a substantial portion of the claims asserted in the actions. Manor Care is engaged in litigation with its insurers as to the extent of coverage available in connection with the Actions. While it cannot be guaranteed, Manor Care Realty believes it will ultimately be successful in the pending litigation with its insurers.

  On October 30, 1989, the New Jersey Department of Environmental Protection sued Manor Care and other defendants in U.S. District Court, District of New Jersey, seeking clean-up costs at the Kramer landfill, located in Mantua, New Jersey, where subsidiaries of Cenco allegedly transported waste. About the same time, the United States filed a lawsuit against approximately 25 defendants in the same court seeking recovery of its expenses arising in connection with this site. Manor Care is also defendant in that suit. Based upon a final allocation plan, and also in view of its insurance coverage (assuming Manor Care prevails in its litigation with such insurers), Manor Care Realty believes that the Kramer Action will not have a material adverse effect on its financial condition or results of operations. This final allocation plan is not binding. If the matter is not resolved by settlement, a court would have to allocate responsibility and Manor Care Realty's allocation could change. In addition, should Manor Care Realty fail to favorably resolve the litigation with its insurers, some Actions individually and the Actions in the aggregate could have an adverse effect on its financial condition or results of operations.

  After the Distribution, Manor Care Realty will retain liability for the Actions and pursuant to the Distribution Agreement will indemnify ManorCare Health Services against any liabilities and losses arising out of the Actions. Although Manor Care, together with its insurers, is vigorously contesting its liability in the Actions, it is not possible at the present time to accurately estimate the ultimate legal and financial liability of Manor Care Realty in respect to the Actions. Manor Care Realty believes, however, that any such liability will not be material. Furthermore, Manor Care cannot guarantee that additional environmental claims of this nature, for which Manor Care may incur liability, will not arise in the future. See "Description of the Transactions -- The Distribution."

  The potential liability exposure for currently pending environmental claims and litigation, without regard to insurance coverage, cannot be quantified with precision because of the inherent uncertainties of litigation in the Actions and the fact that the ultimate cost of the remedial actions for some of the waste disposal sites where Manor Care is alleged to be a potentially responsible party has not yet been quantified. Manor Care believes that the potentially environmental liability exposure, after consideration of insurance coverage, is approximately $3 million. Future liabilities for the pending environmental claims and litigation, without regard to insurance, currently are not expected to exceed approximately $46 million.

  Other. Manor Care Realty will also retain liability for certain regulatory and legal actions, investigations or claims for damages that have arisen in the ordinary course of business. Although it is impossible to predict the outcome of any legal proceeding and Manor Care Realty cannot estimate the range of the ultimate liability, if any, relating to these proceedings, Manor Care Realty believes that the outcome of such proceedings should not, individually or in the aggregate, have a material adverse effect on the results of operations or financial condition of Manor Care Realty.

EMPLOYEES

  After consummation of the Distribution, Manor Care Realty will have approximately 160 full and part-time employees, 100 of whom will be employed in development operations and the remainder in administration. In addition, Mesquite Hospital will have approximately 600 full and part-time employees.

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

PROPERTIES

  The real estate portfolio of Manor Care Realty consists of 168 skilled nursing facilities, two skilled nursing and 26 assisted living facilities under construction, five skilled nursing and 87 assisted living facilities under contract and in development, and one acute care hospital.

  The skilled nursing facilities owned by Manor Care Realty and operated by ManorCare Health Services range in bed capacity from 53 to 259 beds and have an aggregate bed capacity of 23,732 beds. Most of the skilled nursing facilities have been designed to permit private and semi-private patient room accommodations. Most facilities have individually controlled heating and air-conditioning units. Each skilled nursing facility contains a fully equipped kitchen, day room areas, administrative offices and in most cases a physical therapy room.

  Manor Care Realty's properties will be subject to mortgages or the subsidiaries owning such properties will pledge their stock as security for the Credit Facilities. See "Description of the Transactions--The Credit Facilities." In addition, Manor Care Realty holds certain properties subject to certain mortgages and industrial revenue bonds. All mortgages and industrial revenue bond payments are current and are not in default. Manor Care Realty anticipates that it will be able to make all payments on these obligations when due.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

  The following is a discussion of certain investment, financing and other policies of Manor Care Realty. These policies have been determined by the Board of Directors, if noted, or are the standard operating policies of Manor Care Realty, and may be amended or revised from time to time by the Board of Directors or, in the case of standard operating policies, by management of Manor Care Realty, in their discretion, without notice or a vote of the stockholders.

 INVESTMENT POLICIES

  Investment in Real Estate or Interests in Real Estate. Manor Care Realty's investment objectives are to achieve long-term capital appreciation through the generation of consistent cash flows from (i) the leasing of its high quality portfolio of skilled nursing properties (including any properties subsequently acquired or developed and (ii) the development and sale of properties to ManorCare Health Services and others. Payments of dividends on the common stock in the future will be subject to the discretion of the Board of Directors of Manor Care Realty and will depend upon, among other things, Manor Care Realty's financial condition, capital requirements, funds from operations, future business prospects and such other factors as the Board may deem relevant. See "--Properties" and "--Business Strategy" for a more detailed discussion of Manor Care Realty's properties and Manor Care Realty's strategic objectives.

  Manor Care Realty's charter does not limit development of new properties to any geographic area or product type or to a specified percentage of Manor Care Realty's assets. There is no limit to the amount Manor Care Realty can invest in any one geographic area or in any one property. However, Manor Care Realty currently focuses development in the 48 contiguous United States and the top 200 metropolitan statistical areas. Manor Care Realty focuses its development efforts in metropolitan areas where there is a high density of age and income qualified seniors who could be potential consumers of high-end skilled nursing or assisted living facility services. Manor Care Realty also seeks locations where there is a favorable regulatory environment for the development of senior facilities. The prototypical assisted living site is four to six acres in size. Typically, the sites are improved, located in a setting of mixed zoning for residential, retail and commercial development and have the zoning necessary to develop an assisted living facility. See also "--Business--Real Estate Development and Acquisition Activities."

  While Manor Care Realty expects that over the next five years the vast majority of revenues will be derived from ManorCare Health Services, subject to contractual restrictions and capital constraints, Manor Care Realty may diversify its operator base, establish relationships with other leading health care providers to develop and lease health care properties, and pursue selective acquisition opportunities. Manor Care Realty may participate with third parties through joint ventures or other co-ownership structures for the development or acquisition of facilities.

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


  Manor Care Realty currently has no plans to invest in real estate mortgages, although it has no policy against such an investment. Manor Care Realty also has no current plans to invest in the securities of or interests in persons primarily engaged in real estate activities; however, Manor Care Realty may, subject to the terms of Manor Care Realty's and Manor Care Real Estate's indebtedness, including the Indenture relating to the Debt Offering, invest in the securities of real estate investment trusts, other entities engaged in real estates activities, or securities of other issuers, including for the purpose of exercising control over such entities. See "--Policies with Respect to Other Activities."

 FINANCING POLICIES

  Manor Care Realty expects to invest between $1.5 billion and $1.9 billion over the next five years to develop skilled nursing and assisted living facilities. This includes acquisitions of existing skilled nursing facilities and capital improvements for new and existing facilities. Manor Care Realty expects to fund these activities with proceeds of borrowings under the Credit Facilities described below, proceeds from the sale of facilities to ManorCare Health Services pursuant to the Development Agreement, and cash provided from operating activities, including payments from ManorCare Health Services under the Lease Agreements. Completing this development plan will require additional debt and equity financing, including proceeds from an equity offering expected to occur in fiscal year 1999. There can be no assurance that Manor Care Realty will be able to obtain debt or equity financing on terms acceptable to it or that the proceeds of such financing will be available or sufficient to fund Manor Care Realty's capital requirements.

  If the Board of Directors determines to raise additional equity capital, Manor Care Realty may (subject to the rules of the NYSE), without stockholder approval, issue additional shares of common stock or other capital stock up to the amount of the authorized capital of Manor Care Realty in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Such securities may be senior to the common stock and may include preferred stock (which may be convertible into common stock). Existing stockholders will have no preemptive right to purchase shares in any subsequent offering of securities by Manor Care Realty, and any such offering could cause a dilution of a stockholder's investment in Manor Care Realty.

  To the extent that the Board of Directors determines to obtain additional debt financing, Manor Care Realty may seek to extend, expand, reduce or renew the Credit Facilities, or obtain new credit facilities or lines of credit, or issue debt securities (which may be convertible into common stock or other securities of Manor Care Realty). The proceeds from any borrowings may be used to finance acquisitions, to develop or redevelop properties, to refinance existing indebtedness, or for working capital or capital improvements. Such indebtedness may be secured or unsecured and may be cross-collateralized and contain cross-default provisions. The ability of Manor Care Realty to incur additional indebtedness will be limited by the terms of Manor Care Realty's indebtedness.

  In connection with the Distribution, Manor Care Real Estate is offering $350 million aggregate principal amount of Notes as more fully described in this prospectus. In addition, Manor Care, on behalf of Manor Care Real Estate, is negotiating a commitment letter with The Chase Manhattan Bank and Chase Securities Inc. relating to an eight-year $150 million term loan facility, subject to earlier maturity under certain circumstances, and a five-year $300 million revolving credit facility (the "Credit Facilities"). See "Description of the Transactions--The Credit Facilities."

  In connection with the Distribution and in order to fund ManorCare Health Services' capital expenditures in connection with the expansion of the Assisted Living Business, on or prior to the Effective Date, Manor Care will make or cause to be made the Capital Contribution. In order to fund the cash portion of the Capital Contribution, Manor Care Real Estate will utilize part of the proceeds from the Offering and borrowings under the Credit Facilities. As part of the Capital Contribution, Manor Care will contribute or cause to be contributed to ManorCare Health Services the Real Estate Note to be issued by Manor Care Real Estate and guaranteed by Manor Care Realty. See "Description of the Transactions--The Real Estate Note."

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


  On November 17, 1997, Manor Care redeemed all outstanding 9 1/2% Senior Subordinated Notes due 2002 at a redemption price of $103.56 with the proceeds of borrowings under the Existing Revolving Credit Facility.

  In September 1996, Manor Care amended its existing $250.0 million competitive advance and multi-currency revolving credit facility (the "Existing Revolving Credit Facility") to provide for the spin-off of the lodging division. The Existing Revolving Credit Facility expires in September 2001. At November 30, 1997, bank lines totaled $275.0 million, of which $38.1 million remained unused. Manor Care intends to replace the Existing Revolving Credit Facility with the new five-year $300 million Revolving Facility to become effective as of the Distribution. See "Description of Certain Indebtedness--The Credit Facilities."

  In June 1996, Manor Care completed a public offering of unsecured Senior Notes in the amount of $150.0 million, the proceeds of which were used to repay borrowings under the Existing Revolving Credit Facility. The notes are due in June 2006 and carry a 7 1/2% interest rate. In connection with the Distribution, ManorCare Health Services plans to offer to exchange $1,000 principal amount of its 7 1/2% Senior Notes due 2006 for each $1,000 principal amount of the 7 1/2% Senior Notes due 2006 of Manor Care properly tendered. See "Description of the Transactions--The Exchange Offer and Solicitation."

 LENDING POLICIES

  Manor Care may make loans to subsidiaries, joint ventures and other entities in which it has an equity interest, or to unaffiliated third parties, when making such loans is advisable in the opinion of the Board of Directors.

  On November 1, 1996, Manor Care separated its lodging business from its healthcare business via a tax-free spin-off of the lodging division. In conjunction with this spin-off, Manor Care received a three year, 9%, $225.7 million note from its lodging segment. In April 1997, Manor Care received a prepayment of $110.0 million on this note, resulting in remaining cash advances at August 31, 1997 of $115.7 million. This remaining balance was prepaid in full in October 1997. The proceeds in each case were used to prepay borrowings under the Existing Revolving Credit Facility.

 CONFLICT OF INTEREST POLICY

  Manor Care Realty's Corporate Ethics Policy provides that no employee may directly or indirectly maintain any outside business or financial interest, or engage in any outside business or financial activity, which conflicts or appears to conflict with the interests of Manor Care Realty or which interferes with such employee's ability to fully discharge his or her responsibilities and duties to Manor Care Realty. Such prohibition includes the diverting, for personal gain, of any business opportunity from which Manor Care Realty may profit, unless Manor Care Realty decides to forego such opportunity. All employees are required to disclose in writing to the Chief Executive Officer of Manor Care Realty any proprietary or other financial interest they may have or anticipate having in any organization with which Manor Care Realty does business or with which it directly or indirectly competes in order that a determination may be made as to whether any conflict of interest is present.

  In addition, the General Corporation Law of the State of Delaware provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (1) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically

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approved in good faith by vote of the shareholders; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the shareholders.

  The Indenture relating to the Debt Offering will contain certain restrictions with respect to transactions with affiliates.

 POLICIES WITH RESPECT TO OTHER ACTIVITIES

  Manor Care Realty has authority to repurchase or otherwise acquire its common stock or other securities in the open market or otherwise and, subject to certain restrictions imposed by the terms of its indebtedness, may engage in such activities in the future. Manor Care has reacquired shares of its common stock in the past in connection with (i) the payment in kind of the exercise price of options issued under Manor Care's stock option plans; and
(ii) the withholding of taxes on behalf of participants in Manor Care's stock option and restricted stock plans. It is contemplated that Manor Care Realty may, subject to certain restrictions imposed by the terms of its indebtedness, also reacquire shares of its common stock in connection with such activities in the future.

  Manor Care Realty does not currently intend to engage in the material purchase, sale or trading of securities of unaffiliated issuers except for purchase, sales or trading made in connection with normal and customary cash management activities. Manor Care Realty may, subject to certain restrictions imposed by the terms of its indebtedness, engage in such activities in the future if Manor Care's Board of Directors finds such action to be advisable.

  Manor Care Realty does not currently intend to invest in the securities of other issuers for the purposes of exercising control, although Manor Care Realty may do so in the future if Manor Care Realty's Board of Directors finds such action to be advisable. In May 1997, Manor Care completed a tender offer for 1,500,000 shares (approximately 6%) of the common stock of Vitalink, which increased Manor Care's ownership position to approximately 51% of the common stock of Vitalink. In October 1995, Manor Care purchased approximately 41% of the common stock and 100% of the outstanding voting convertible preferred stock of In Home Health, which resulted in Manor Care having approximately 64% of the voting power of In Home Health.

  Manor Care Realty will be required to file reports and other information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Holders of shares of common stock will receive annual reports containing audited financial statements, with a report thereon by Manor Care Realty's independent certified public accountants, in addition to any other reports required to be furnished to shareholders pursuant to applicable law or rules of the New York Stock Exchange, or such other stock exchange on which Manor Care Realty's common stock may be listed or qualified.

  Manor Care Realty does not currently intend to engage in underwriting or agency distribution or sale of securities of other issuers.

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                  MANOR CARE REALTY PRO FORMA FINANCIAL DATA

  The unaudited pro forma consolidated condensed statements of income of Manor Care Realty for the fiscal year ended May 31, 1997 and the six month period ended November 30, 1997 give effect to the Distribution and related transactions, including the Credit Facilities, the Real Estate Note, the Lease Agreements, the Assisted Living Facility Management Agreements, net additional costs associated with general corporate functions, the consummation of the Exchange Offer, the Debt Offering and the use of proceeds therefrom as if such transactions occurred on June 1, 1996 and June 1, 1997, respectively. The unaudited pro forma consolidated condensed statements of income for the fiscal year ended May 31, 1997 and the six month period ended November 30, 1997 have been prepared by adjusting the historical consolidated statements of income to reflect the Distribution and related transactions as if they had been effected on June 1, 1996 and June 1, 1997, respectively. The unaudited pro forma consolidated condensed balance sheet of Manor Care Realty at November 30, 1997 gives effect to such transactions as if such transactions had occurred at that date. Such balance sheet has been prepared by adjusting the historical consolidated balance sheet to reflect the Distribution and related transactions as if they had been effected on November 30, 1997. The unaudited pro forma financial statements should be read in conjunction with the financial data presented elsewhere or incorporated herein. The pro forma financial data are presented for informational purposes only and may not reflect the future results of operations or financial position of Manor Care Realty.

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

                               MANOR CARE REALTY
              PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                                   FOR THE FISCAL YEAR ENDED MAY 31,
                         -------------------------------------------------------------
                                          PRO FORMA ADJUSTMENTS
                                    ---------------------------------------
                                                     LEASE       MANAGEMENT     PRO
                         HISTORICAL DISTRIBUTION   AGREEMENTS    AGREEMENT     FORMA
                         ---------- ------------   ----------    ----------   --------
                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                              (UNAUDITED)
REVENUES................  $44,971     $  1,603 (a)  $177,004 (d)              $222,122
                                       (12,087)(i)
                                         4,990 (c)
EXPENSES                                 5,641 (e)
 Operating expenses.....   37,725        2,081 (a)    20,266 (d)   $402 (f)     64,003(m)
                                            77 (a)
                                           338 (b)
                                         5,447 (b)
                                         4,858 (e)
                                        (7,191)(i)
 Depreciation and
  amortization..........    1,955          365 (a)    58,105 (d)                60,608
                                           183 (e)
 Provision for
  restructuring charge..        0        6,450 (j)                               6,450
                          -------     --------      --------       -----      --------
 Total expenses.........   39,680       12,608        78,371         402       131,061
                          -------     --------      --------       -----      --------
INCOME BEFORE OTHER
 INCOME AND (EXPENSES)
 AND INCOME TAXES.......    5,291      (12,461)       98,633        (402)       91,061
 Interest income from
  advances to
  discontinued
  lodging segment.......        0       21,221 (h)                              21,221
 Interest income and
  other.................       99        6,291 (k)                               6,400
                                            10 (e)
 Interest expense.......     (148)     (49,968)(g)                             (50,116)
                          -------     --------      --------       -----      --------
 INCOME BEFORE INCOME
  TAXES.................    5,242      (34,907)       98,633        (402)       68,566
Provision (benefit) for
 income taxes...........    2,156      (14,132)(l)    39,817 (l)    (162)(l)    27,679
                          -------     --------      --------       -----      --------
NET INCOME (LOSS).......  $ 3,086     $(20,775)     $ 58,816       $(240)     $ 40,887
                          =======     ========      ========       =====      ========
WEIGHTED AVERAGE SHARE
 OF COMMON STOCK........   63,257                                               63,257
                          -------                                             --------
INCOME PER SHARE OF
 COMMON STOCK:
 Net income per share...  $  0.05                                             $   0.65
                          =======                                             ========


   The accompanying notes are an integral part of this pro forma consolidated condensed statement of income.

                               MANOR CARE REALTY
              PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                               FOR THE SIX MONTHS ENDED NOVEMBER 30, 1997
                         -----------------------------------------------------------
                                          PRO FORMA ADJUSTMENTS
                                    ------------------------------------
                                                     LEASE      MANAGEMENT    PRO
                         HISTORICAL DISTRIBUTION   AGREEMENTS   AGREEMENT    FORMA
                         ---------- ------------   ----------   ----------  --------
                                (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                                (UNAUDITED)
REVENUES................  $22,179     $  1,845 (a)  $89,283(d)              $122,650
                                         6,163 (c)
EXPENSES:                                3,180 (e)
 Operating expenses.....   19,032        1,756 (a)   10,560(d)     $111 (f)   37,173 (m)
                                           151 (a)
                                           169 (b)
                                         2,618 (e)
                                         2,776 (b)
 Depreciation and
  amortization..........    1,150          446 (a)   31,528(d)                33,218
                                            94 (e)
 Provision for
  restructuring charge..        0        6,450 (j)                             6,450
                          -------     --------      -------        ----     --------
 Total expenses.........   20,182       14,460       42,088         111       76,841
                          -------     --------      -------        ----     --------
INCOME BEFORE OTHER
 INCOME AND (EXPENSES)
 AND INCOME TAXES.......    1,997       (3,272)      47,195        (111)      45,809
 Interest income from
  advances to
  discontinued lodging
  segment...............        0        4,994 (h)                             4,994
 Interest income and
  other.................       42        3,665 (k)                             3,712
                                             5 (e)
 Interest expense.......      (74)     (23,361)(g)                           (23,507)
                                           (72)(e)
                          -------     --------      -------        ----     --------
INCOME BEFORE INCOME
 TAXES..................    1,965      (18,041)      47,195        (111)      31,008
 Provision for income
  taxes.................      777       (7,135)(l)   18,666(l)      (44)(l)   12,264
                          -------     --------      -------        ----     --------
NET INCOME (LOSS).......  $ 1,188     $(10,906)     $28,529        $(67)    $ 18,744
                          =======     ========      =======        ====     ========
WEIGHTED AVERAGE SHARES
 OF COMMON STOCK........   63,748                                             63,748
                          -------                                           --------
INCOME PER SHARE OF
 COMMON STOCK:
 Net income per share of
  common stock..........  $  0.02                                           $   0.29
                          =======                                           ========


   The accompanying notes are an integral part of this pro forma consolidated condensed statement of income.

  MANOR CARE REALTY PRO FORMA CONSOLIDATED CONDENSED BALANC     E SHEET AS OF
                               NOVEMBER 30, 1997

                                                     PRO FORMA
                             NOVEMBER 30, 1997      ADJUSTMENTS       PRO FORMA
                             ----------------- ---------------------- ----------
                                               (DOLLARS IN THOUSANDS)
                                                 (UNAUDITED)
Cash and cash equivalents..       $   339            $  500,000 (g)   $   61,678
                                                       (250,000)(a)
                                                         12,500 (d)
                                                         26,726 (c)
                                                       (206,941)(g)
                                                        (20,950)(f)
                                                              4 (b)
Other current assets.......         6,390               165,942 (c)      200,666
                                                         28,189 (e)
                                                            145 (b)
                                  -------            ----------       ----------
Total current assets.......         6,729               255,615          262,344
Property and equipment,
 net.......................        19,835               814,987 (c)      849,337
                                                         14,515 (b)
Other assets...............             0                56,201 (c)       71,093
                                                         14,500 (f)
                                                            392 (b)
                                  -------            ----------       ----------
Total assets...............       $26,564            $1,156,210       $1,182,774
                                  =======            ==========       ==========
Total current liabilities..       $ 1,922            $   77,455 (c)   $  202,008
                                                        108,712 (c)
                                                            207 (b)
                                                         13,712 (e)
Long-term debt.............             0               233,356 (c)      526,415
                                                        293,059 (g)
Real Estate Note...........             0               250,000 (a)      250,000
Other long-term
 liabilities...............         2,377                34,781 (c)      184,026
                                                        146,390 (e)
                                                            478 (b)
                                  -------            ----------       ----------
Total liabilities..........         4,299             1,158,150        1,162,449
Total shareholders' equity.        22,265              (500,000)(a)       20,325
                                                       (131,913)(e)
                                                        609,552 (c)
                                                         12,500 (d)
                                                         (6,450)(f)
                                                         14,371 (b)
                                  -------            ----------       ----------
Total liabilities and
 shareholders' equity......       $26,564            $1,156,210       $1,182,774
                                  =======            ==========       ==========

   The accompanying notes are an integral part of this pro forma consolidated condensed balance sheet.

NOTES TO PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(a) Reflects the revenues, income and expenses associated with facilities which opened during fiscal year 1997 (the "Developed Properties"). These facilities would not have been purchased by ManorCare Health Services under the terms of the Development Agreement until such facilities achieved 75% occupancy. All revenues and expenses associated with the operations of assisted living facilities during the stabilization period of operations will be reported in the income statement of Manor Care Realty. When an assisted living facility is sold to ManorCare Health Services, all subsequent operations of that facility will be recorded on ManorCare Health Services' income statement.

(b) Reflects net additional annual costs of $0.3 million for the fiscal year ended May 31, 1997 and $0.2 million for the six months ended November 30, 1997 associated with staffing of human resources, finance, legal, information technology, cash management and accounting personnel and directors costs; and the transfer of expenses of $5.4 million for the fiscal year ended May 31, 1997 and $2.8 million for the six months ended November 30, 1997 to Manor Care Realty. Transferred expenses include costs of finance and accounting, legal, and construction and development functions, as well as additional directors fees, etc. Costs are transferred based on the historical costs incurred for these functions by Manor Care, Inc.

(c) Transferred credits of $5.0 million for the fiscal year ended May 31, 1997 and $6.2 million for the six months ended November 30, 1997 relate to rental income and gains on the sales of skilled nursing facilities and of a corporate office building.

(d) Reflects lease payments from ManorCare Health Services for skilled nursing facilities under the terms of the Lease Agreements as well as depreciation and real estate taxes associated with those properties. The total amount of 1997 rent which would have been deferred and ultimately canceled is $10.3 million relating to 23 facilities. Approximately $6.6 million of this amount relates to 12 recently acquired, renovated or developed facilities which are anticipated to pay at least full Base Rent within the next two fiscal years.

(e) Reflects the operations of the Decatur, Georgia skilled nursing facility for the fiscal year ended May 31, 1997 and the six months ended November 30, 1997.

(f) Reflects management fees associated with the Developed Properties under the terms of the Assisted Living Facility Management Agreements. See Note
    (a).

(g) Reflects additional interest expense associated with the indebtedness under the Credit Facilities at an estimated interest rate of 7.75% ($11.6 million for the fiscal year ended May 31, 1997 and $5.8 million for the six months ended November 30, 1997), the issuance of $350 million aggregate principal amount of Manor Care Real Estate Notes offered hereby at an estimated rate of 8.5% ($29.8 million and $14.9 million, respectively), the issuance of the $250 million Real Estate Note at an estimated rate of 8.5% ($21.3 million and $10.6 million, respectively), the redemption of the Senior Subordinated Notes ($13.3 million and $6.6 million of interest savings, respectively), the repayment of the Existing Revolving Credit Facility and the Promissory Note ($9.4 million and $4.7 million of interest savings, respectively), and interest expense related to mortgages on skilled nursing facilities and other, net of capitalized interest ($10.0 million and $3.3 million, respectively.)

(h) Reflects the interest income from advances to the discontinued lodging segment as this amount would have been earned by Manor Care Realty.

(i) Reflects the revenues and expenses of sold facilities which would have been owned by Manor Care Realty.

(j) Reflects transaction fees of $6.5 million for the fiscal year ended May 31, 1997.

(k) Reflects interest and other income of $6.3 million and $3.7 million for the six months ended November 30, 1997, related mainly to interest income on investments, rental income and minority interest expense for minority owners' share of income in a skilled nursing facility.

(l) Reflects tax effect of adjustments made pursuant to notes (a) through (k).

(m) Operating expenses consist of Mesquite Hospital operating expenses, property taxes on the facilities, management fees associated with the management by Manor Care Health Services of the Developed Properties under the terms of the Assisted Living Facility Management Agreements and general corporate expenses.

NOTES TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

a) Reflects cash of $250.0 million and the Real Estate Note contributed to ManorCare Health Services at the Effective Date.

b)  Reflects the assets and liabilities attributable to the Developed
    Properties.

c) Reflects the transfer of the skilled nursing facilities, mortgages and certain other assets and liabilities associated with the skilled nursing facilities.

d) Reflects payment of $12.5 million from ManorCare Health Services for working capital of skilled nursing facilities.

e) Reflects the allocation of deferred tax liabilities to Manor Care Realty pursuant to the Tax Allocation Agreement.

f) Reflects capitalized deferred financing fees of $14.5 million and payment of transaction fees of $6.5 million.

g) Reflects the additional $150 million of Term Loan indebtedness and $350 million of Manor Care Real Estate Notes offered hereby as well as the repayment of the amounts outstanding under the Existing Credit Facility ($185.0 million) and the Promissory Note ($21.9 million).

            MANAGEMENT OF MANOR CARE REALTY AFTER THE DISTRIBUTION

DIRECTORS AND EXECUTIVE OFFICERS OF MANOR CARE REALTY

  The name, age, proposed title upon consummation of the Distribution and business background of certain of the persons who are expected to become on the Effective Date the directors and executive officers of Manor Care Realty are set forth below. At or prior to the Effective Date, certain additional individuals may be appointed as directors or executive officers. The business address of each of the prospective executive officers is 11555 Darnestown Road, Gaithersburg, Maryland, 20878, unless otherwise indicated.

             NAME            AGE POSITION
             ----            --- --------
   Stewart Bainum, Jr.        51 Chairman of the Board and Director
   Joseph R. Buckley          49 Chief Executive Officer and Director
                                 Senior Vice President and Chief Financial
   Leigh C. Comas             32 Officer
                                 Senior Vice President, Construction and
   Larry R. Godla             40 Development
                                 Senior Vice President, General Counsel and
   Edward A. Kubis            38 Secretary
   Margarita A. Schoendorfer  48 Vice President and Controller
   Donald M. Feltman          42 Vice President, Development
   Kennett L. Simmons         55 Director
   Ann Torre Grant            38 Director
   William L. Jews            45 Director

  Stewart Bainum, Jr. Mr. Bainum, Jr. will resign as Chief Executive Officer of Manor Care on the Effective Date. Following the Distribution, Mr. Bainum, Jr. will also act as Chairman of the Board of Manor Care Realty. Mr. Bainum, Jr. has also acted as Chairman of the Board of Choice Hotels since October 1997, and of Sunburst (formerly named Choice Hotels International, Inc.) since November 1996. It is expected that Mr. Bainum, Jr. will devote 12.5% of his time to Choice Hotels, 12.5% of his time to Sunburst, 37.5% of his time to ManorCare Health Services and 37.5% of his time to Manor Care Realty. Chairman of the Board of Manor Care and Chairman of the Board of the principal operating subsidiary of Manor Care, which prior to the Distribution owned and operated Manor Care's assisted living and skilled nursing facilities ("Old ManorCare Health Services") since March 1987; Chief Executive Officer of Manor Care since March 1987 and President since June 1989; Chairman of the Board of Vitalink since February 1997; Vice Chairman of the Board of Vitalink from February 1995 to February 1997; Vice Chairman of the Board of Manor Care and subsidiaries from June 1982 to March 1987; Director of Manor Care since August 1981, of Vitalink since September 1991, of Old ManorCare Health Services since 1976 and of Choice and its predecessors since 1977; Chief Executive Officer of Old ManorCare Health Services since June 1989 and President from May 1990 to May 1991; Chairman of the Board and Chief Executive Officer of Vitalink from September 1991 to February 1995 and President and Chief Executive Officer from March 1987 to September 1991; Chairman of the Board of Choice from March 1987 to June 1990.

  Joseph R. Buckley. Executive Vice President of Manor Care and Old ManorCare Health Services since March 1996; Director of Vitalink since July 1996; President, Assisted Living Division of Old ManorCare Health Services from February 1995 to March 1996; Senior Vice President-Information Resources and Development of Manor Care from June 1990 to February 1995; Vice President-Information Resources and Development of Manor Care from July 1989 to June 1990; Vice President-Real Estate from September 1983 to July 1989; Director of Vitalink since July 1996; Chairman of the Board of In Home Health since June 1997 and Director since October 1995.

  Leigh C. Comas. Vice President, Finance and Treasurer of Manor Care and Old ManorCare Health Services since September 1996; Vice President, Finance and Assistant Treasurer of Manor Care from September 1995 to September 1996; Assistant Treasurer of Manor Care and Old ManorCare Health Services from September 1993 to September 1995.

  Larry R. Godla. Vice President of Development and Construction, Manor Care Inc. since March 1996; Vice President of Construction of Manor Care, Inc. from March 1993 to March 1996; Director of Construction of Manor Care, Inc. from January 1990 to March 1993; Vice President of Construction at Spaulding and Slye Company from January 1984 to January 1990; Project Manager at Omni Construction from August 1981 to December 1983.

  Edward A. Kubis. Senior Vice President and General Counsel of Choice Management and Realty Services a division of Choice, since June 1997; Senior Vice President, General Counsel and Secretary of Choice from November 1996 to June 1997; Assistant General Counsel and Assistant Secretary, Manor Care from December 1993 to November 1996; Senior Attorney, Real Estate, from December 1990 to December 1993; Staff Attorney, Real Estate from June 1987 to December 1990.

  Margarita A. Schoendorfer. Vice President and Controller of Manor Care since November 1990.

  Donald M. Feltman. Vice President of Development at Manor Care, Inc. since March 1993; Director of Development at Marriott Senior Living Services from July 1988 to March 1993; Director of Development and various other development positions at Manor Care, Inc. from March 1977 to July 1988.

  Kennett L. Simmons. Chairman and Chief Executive Officer of the Metra Health Companies from June 1994 to October 1995; Senior Advisor to E.M. Warburg, Pincus & Co. from 1991 to 1994; Chairman and Chief Executive Officer of United Healthcare Corporation from October 1987 to February 1991; Director of United Healthcare and Virginia Health Care Foundation.

  Ann Torre Grant. Executive Vice President, Chief Financial Officer and Treasurer of NHP Incorporated from February 1995 to December 1997; Vice President and Treasurer of USAir, Inc. and USAir Group, Inc. from 1991 to January 1995; Director of Franklin Mutual Series Funds and SLM Holding Corp.

  William L. Jews. President and Chief Executive Officer, Blue Cross and Blue Shield of Maryland since April 1993; President and Chief Executive Officer, Dimensions Health Corporation from March 1990 through March 1993; Director of Crown Central Petroleum Corp., Municipal Mortgage and Equity, L.L.C., NationsBank, N.A. and The Ryland Group, Inc.

EMPLOYMENT AGREEMENTS.

  Manor Care Realty expects to enter into an employment agreement effective upon the Effective Date, with Joseph R. Buckley (the "Employment Agreement"), providing for Mr. Buckley's employment as Chief Executive Officer of Manor Care Realty. The Employment Agreement will have a term of five years. The Employment Agreement provides for a base salary of $350,000 per annum for services to Manor Care Realty and a maximum bonus of 60% of Mr. Buckley's base compensation based upon performance of Manor Care Realty.

           DESCRIPTION OF CERTAIN INDEBTEDNESS OF MANOR CARE REALTY

THE REAL ESTATE NOTE

  On or prior to the Effective Date, Manor Care will make or cause to be made a capital contribution to ManorCare Health Services of (i) approximately $250 million in cash and (ii) the Real Estate Note of Manor Care Real Estate in an aggregate amount of up to $250 million. See "Description of the Transactions-- The Real Estate Note."

THE CREDIT FACILITIES

  Manor Care, on behalf of Manor Care Real Estate, is negotiating a Commitment Letter with Chase and CSI pursuant to which Chase is expected to agree to act as administrative agent for a syndicate of financial institutions for the Credit Facilities and CSI is expected to agree to act as arranger for the Credit Facilities. The following summary of the anticipated provisions of the Commitment Letter does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Commitment Letter.

  Manor Care expects that the Commitment Letter will provide for an eight-year $150 million term loan facility, subject to earlier maturity under certain circumstances, (the "Term Facility") and a five-year $300 million revolving credit facility (the "Revolving Facility" and, together with the Term Facility, the "Credit Facilities"). A portion of the Revolving Facility may be used for the issuance of letters of credit. Unless leases representing a percentage to be agreed upon of the revenues represented by the Lease Agreements have been scheduled to be terminated (a "Lease Termination"), borrowings under the Term Facility will amortize quarterly for eight years after the closing as follows:

                                                                       ANNUAL
                                                                    AMORTIZATION
YEAR                                                                   AMOUNT
----                                                                ------------
1998...............................................................  $1,000,000
1999...............................................................  $1,000,000
2000...............................................................  $1,000,000
2001...............................................................  $1,000,000
2002...............................................................  $1,000,000
2003...............................................................  $1,000,000
2004............................................................... $72,000,000
2005............................................................... $72,000,000

  Manor Care Real Estate will be required to notify Chase of an anticipated Lease Termination promptly upon learning of such anticipated occurrence; the date of the Lease Termination shall be the new Term Facility maturity date and the amortization schedule set forth above will automatically be adjusted so that outstanding loans under the Term Facility will amortize in equal quarterly installments over the last four amortization dates prior to the new maturity date.

  Manor Care expects that loans under the Revolving Facility will bear interest, at Manor Care Real Estate's option, at adjusted LIBOR or Chase's adjusted base rate ("ABR"), in each case, plus a variable margin which will be adjusted depending on Manor Care Real Estate's ratio of total debt to EBITDA. Initially, the LIBOR margin and ABR margin applicable to loans under the Term Facility will be 2% and 1%, respectively. The Company will pay a quarterly commitment fee based on the ratio of Manor Care Real Estate's debt to EBITDA.

  Manor Care expects that proceeds of loans under the Credit Facilities together with part of the proceeds from the sale of the Manor Care Real Estate Notes will be used to repay amounts outstanding under Manor Care's Existing Revolving Credit Facility, to provide funds for the cash portion of the Capital Contribution and for general corporate purposes, including but not limited to, working capital, capital expenditures, certain acquisitions, real estate development costs and to pay related transaction expenses. Proceeds of the loans under the Credit Facilities will not be used to repurchase or refinance the Real Estate Note.

  Manor Care expects that the Credit Facilities will be subject to mandatory prepayment with 50% of the net proceeds of certain equity issuances by Manor Care Realty; 100% of the net proceeds of certain debt issuances and non-ordinary course asset sales and asset sales by Manor Care Realty and its subsidiaries; and 75% of Manor Care Real Estate's excess cash flow.

  It is anticipated that the obligations of Manor Care Real Estate under the Credit Facilities will be unconditionally guaranteed by Manor Care Realty and each of Manor Care Realty's significant subsidiaries. In addition, it is anticipated that the obligations of Manor Care Real Estate under the Credit Facilities will be secured by (i) a first priority pledge of the capital stock held by Manor Care Realty or its subsidiaries in Manor Care Real Estate or in significant subsidiaries of Manor Care Realty; (ii) an assignment of Manor Care Realty's rights under certain agreements with ManorCare Health Services, including the Lease Agreements and the Development Agreement; (iii) mortgages on certain real property owned by Manor Care Real Estate and (iv) security interests in substantially all the assets of Manor Care Realty or Manor Care Real Estate and Manor Care Realty's other subsidiaries. The terms of the Credit Facilities will require the release of a Subsidiary Guarantor's Guarantee under the Indenture in the event such Subsidiary Guarantor is not an obligor under the Credit Facilities.

  It is anticipated that the Credit Facilities will contain covenants customary for transactions of this type, including, without limitation, restrictions on indebtedness, line of business, sale of receivables, mergers and consolidations, asset sales, liens and sale-leaseback transactions, loans, investments, transactions with affiliates, changes in fiscal year and accounting practices, termination or amendment of material agreements; amendment, prepayment or redemption of other indebtedness, and dividends and stock repurchases and a prohibition on the grant of negative pledges. It is anticipated that the Credit Facilities will also contain financial covenants including ratio of consolidated EBITDA to consolidated interest expense, ratio of total debt to consolidated EBITDA and limitations on capital expenditures.

  It is anticipated that events of default under the Credit Facilities will include, without limitation, and subject to certain cure periods and exceptions: (i) nonpayment of principal, interest, fees and other amounts payable when due; (ii) violation of covenants; (iii) material incorrectness of representations and warranties; (iv) change of control of Manor Care Realty;
(v) cross defaults or cross acceleration with respect to any material indebtedness; (vi) the occurrence of certain material adverse events with respect to ERISA plans; (vii) the imposition of material judgment against Manor Care Realty or the commencement of a voluntary or involuntary bankruptcy of Manor Care Realty or its subsidiaries; (viii) material default by Manor Care Realty or subsidiaries under material agreements with ManorCare Health Services and (ix) material default by lessees or other counterparties under Lease Agreements or certain other material agreements. In the event that the Commitment Letter is executed, Chase will commit to purchase a portion of such facilities and CSI will use its best efforts to arrange the balance of such facilities with other lenders.

THE MANOR CARE REAL ESTATE NOTES

  The Manor Care Real Estate Notes will be unsecured general obligations of Manor Care Real Estate ranking senior to all subordinated indebtedness of Manor Care Real Estate and pari passu in right of payment with all other indebtedness of Manor Care Real Estate, including borrowings under the Credit Facilities and the Real Estate Note. Manor Care Real Estate's obligations under the Manor Care Real Estate Notes will be fully and unconditionally and jointly and severally guaranteed on a senior unsecured basis (the "Guarantees") by Manor Care Realty (the "Parent Guarantor") and substantially all of the Parent Guarantor's present and future subsidiaries, other certain inactive restricted subsidiaries with no material assets (the "Subsidiary Guarantors" and, together with the Parent Guarantor, the "Guarantors"). The Guarantees will be general unsecured obligations of the Guarantors ranking senior to all subordinated indebtedness of the Guarantors, including the Old Senior Notes, and pari passu in right of payment with all other indebtedness of the Guarantors, including guarantees of the Credit Facilities and the Real Estate Note. The Manor Care Real Estate Notes will be issued pursuant to an
Indenture among Manor Care Real Estate, the Guarantors and     , as Trustee
(the "Indenture").

  The aggregate principal amount of the Manor Care Real Estate Notes will be
$350 million and the Manor Care Real Estate Notes will mature on     , 2008.
Interest on the Manor Care Real Estate Notes will accrue at   % per annum and
will be payable semi-annually in arrears.

  The Manor Care Real Estate Notes will be redeemable at the option of Manor
Care Real Estate, in whole or in part, at any time on or after     , 2003,
initially at   % and at decreasing prices thereafter to and including   , 2008
together with accrued and unpaid interest. In addition, at any time and from
time to time on or prior to     , 2001, Manor Care Real Estate may redeem up
to 35% of the aggregate principal amount of the Manor Care Real Estate Notes with the net cash proceeds of one or more Public Equity Offerings by the
Parent Guarantor or Manor Care Real Estate, at a redemption price equal to   %
of the principal amount to be redeemed, together with accrued and unpaid interest, provided that at least 65% aggregate principal amount of the Manor Care Real Estate Notes originally issued remains outstanding after each such redemption.

  The indenture under which the Manor Care Real Estate Notes will be issued (the "Indenture") will limit, among other things, (i) the incurrence of additional indebtedness by Manor Care Realty and its Restricted Subsidiaries,
(ii) the payment of dividends on, and redemption of, capital stock of Manor Care Realty and its Restricted Subsidiaries, (iii) investments by Manor Care Realty and its restricted subsidiaries, (iv) sales of assets by Manor Care Realty and its restricted subsidiaries and Restricted Subsidiary stock, (v) transactions with affiliates, (vi) the creation of liens by Manor Care Realty and its restricted subsidiaries and (vii) consolidations, mergers and transfers of all or substantially all of the assets of Manor Care Real Estate or Manor Care Realty. The Indenture will also contain certain restrictions on distributions from Restricted Subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. Certain of such covenants will not apply and will have no force and effect from and after such time as unsecured indebtedness of Manor Care Realty shall have been rated (i) at least BBB- (or the equivalent successor rating) by S&P and (ii) at least Baa3 (or the equivalent successor rating) by Moody's.

  This Registration Statement shall not constitute an offer to sell or the solicitation of an offer to buy the Manor Care Real Estate Notes.

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

     RELATIONSHIP BETWEEN MANOR CARE REALTY AND MANORCARE HEALTH SERVICES
                            AFTER THE DISTRIBUTION

  For purposes of governing certain of the ongoing relationships between Manor Care Realty and ManorCare Health Services after the Distribution and to provide for an orderly transition on the Effective Date to the status of two separate, independent companies, Manor Care and ManorCare Health Services are entering into various agreements described below. The discussion below is a summary of the principal provisions of the Lease Agreements, the Development Agreement, the Non-Competition Agreement, the Assisted Living Facility Management Agreement, the Employee Benefits and Other Employment Matters Allocation Agreement, the Employee Benefits Administration Agreement, the Office Lease Agreement, the Distribution Agreement, the Tax Sharing Agreement, the Tax Administration Agreement, the Corporate Services Agreement, the Trademark Agreement, the Cash Management Agreement, the Risk Management Consulting Services Agreement, and the Real Estate Note. This summary does not purport to be complete. Reference is made to the complete provisions of, and such summary is qualified in its entirety by reference to, such agreements, copies of which are filed as exhibits to the Registration Statement of which this Registration Statement forms a part. See "Risk Factors--Potential Conflicts With Manor Care Realty."

LEASE AGREEMENTS RELATING TO SKILLED NURSING FACILITIES

  Manor Care Realty and ManorCare Health Services will enter into Lease Agreements (each a "Lease Agreement," and collectively the "Lease Agreements"), pursuant to which Manor Care Realty will lease to ManorCare Health Services all the Skilled Nursing Facilities owned by Manor Care, and Manor Care Realty will grant to ManorCare Health Services, the right to operate, pursuant to the Lease Agreements, all of Manor Care Realty's current skilled nursing facilities and, by separate agreement, its future skilled nursing facilities. Under each Lease Agreement, ManorCare Health Services' use of the subject facility will be limited to operating a skilled nursing facility together with such other ancillary uses as exist on the Effective Date at such facility. Manor Care Realty and ManorCare Health Services will also enter into Lease Agreements or similar arrangements pursuant to which ManorCare Health Services will also lease and operate two skilled nursing facilities in which Manor Care Realty is a substantial equity investor by joint venture, common ownership or otherwise.

  Under the Lease Agreements, ManorCare Health Services will operate the facilities and will collect all revenues from the facilities. Under the Lease Agreement for each facility, ManorCare Health Services will be obligated to pay Manor Care Realty annual rent ("Premises Rent") equal to the greater of
(i) 77% of Net Operating Profit and (ii) a value of the subject facility agreed upon by ManorCare Health Services and Manor Care Realty (the "Priority Basis") multiplied by 10%; provided that the Premises Rent for a specific Lease Year may be reduced below these two amounts as a result of the deferral mechanism described below. Manor Care Realty and ManorCare Health Services have determined that Premises Rent for the fiscal year ended May 31, 1998 will be paid on an aggregate portfolio basis, not on a facility by facility basis. The Premises Rent on a facility is payable in installments (each "Monthly Premises Rent"), as follows: (i) on the first day of each calendar month of each Lease Year, commencing with the first day of the month following the month in which the commencement date of the Lease Agreement occurs, ManorCare Health Services shall pay to Manor Care Realty an amount equal to one-twelfth of 10% of the Priority Basis (the "Monthly Priority Sum"); and (ii) on or before the fifteenth day of each calendar month of each Lease Year, commencing with the fifteenth day of the month following the month in which the commencement date of the Lease Agreement occurs, if 77% of the Net Operating Profit for the Lease Year to the last day of the immediately preceding calendar month is greater than 10% of the Priority Basis (the "Priority Sum") multiplied by a fraction the numerator of which is the number of days that have passed in the applicable Lease Year and the denominator of which is 365, ManorCare Health Services shall pay to Manor Care Realty an amount equal to such excess and (iii) on or before the fifteenth day of each calendar month of each Lease Year, commencing with the fifteenth day of the month following the month in which the commencement date of the Lease Agreement occurs, if the Net Operating Profit for the Lease Year to the last day of the immediately preceding calendar month is less than the Priority Sum allocable to the Lease Year to date, Manor Care Realty shall repay to ManorCare Health Services an amount equal to such deficiency.

Amount paid by Manor Care Realty to ManorCare Health Services are referred to as "Deferred Premises Rent." The Priority Basis for each skilled nursing facility will be a predetermined dollar value for each facility agreed upon by ManorCare Health Services and Manor Care Realty and will not be subject to increase or decrease based upon any change in the cost of living or inflation. In determining the Priority Basis for each facility, the parties reviewed, among other things, historical and projected cash flows, costs of recent capital improvements, the location of the facility and relevant market conditions. The computation of Net Operating Profit includes as a Project Expense an amount equal to 6% of Project Revenues ("Tenant's Base Fee"), which is in effect a base fee out of Project Revenues which ManorCare Health Services is entitled to retain without reduction. Project Revenues generally include all revenues and income derived by ManorCare Health Services from the facilities. Project Expenses generally include all expenses incurred by ManorCare Health Services to comply with its obligations under the Lease Agreements including Tenant's Base Fee; provided however that Project Expenses do not include Premises Rent.

  Deferred Premises Rent may be deferred until such time as Net Operating Profit is available to pay it; provided that as of the first day of each new Lease Year all Deferred Premises Rent for the prior Lease Year which has not become due and payable shall be deemed cancelled and extinguished and shall not thereafter be due and payable. To the extent that Net Operating Profit supports less than all Monthly Premises Rent and Deferred Premises Rent then due, payments made with respect thereto shall be deemed to be made first to Deferred Premises Rent (from longest to shortest outstanding) and then to Monthly Premises Rent. The total amount of fiscal 1997 rent which could have been deferred and ultimately canceled is approximately $10.3 million relating to 23 facilities. Approximately $6.6 million of this amount relates to 12 recently acquired, renovated or developed facilities which are anticipated to pay rent at least equal to Priority Sum within the next two fiscal years.

  Each facility will be operated pursuant to an Operating Budget (as defined in the Lease Agreements). The Operating Budget for the period ending May 31, 1998 will be attached to each of the Lease Agreements as an exhibit. The Operating Budget for each facility for the period from June 1, 1998 through May 31, 1999 will be agreed upon by Manor Care Realty and ManorCare Health Services. Thereafter, each Operating Budget will not be subject to Manor Care Realty's approval unless (i) the Net Operating Profit for the Lease Year (as defined in the Lease Agreements) immediately prior to the Lease Year with respect to which the Operating Budget in question is being prepared was less than the greater of (a) the Priority Sum and (b) 90% of budgeted Net Operating Profit for such Lease Year or (ii) budgeted Net Operating Profit for the current Lease Year is less than the greater of (a) the Priority Sum for the current Lease Year and (b) 90% of budgeted Net Operating Profit for the prior Lease Year. ManorCare Health Services will have the right to use 2.75% of aggregate Project Revenues (aggregated across all facilities under all Lease Agreements) for capital expenditures at the facilities. Manor Care Realty shall reimburse ManorCare Health Services for all such maintenance capital expenditures. In addition, each year, ManorCare Health Services must prepare and submit to Manor Care Realty for approval a budget setting forth ManorCare Health Services' estimate of the cost of performing proposed revenue generating alterations, additions and improvements of the facilities. Manor Care Realty may withhold its approval in its absolute discretion. Manor Care Realty will reimburse ManorCare Health Services for all approved expenditures. If Manor Care Realty withholds its approval and ManorCare Health Services believes that the proposed revenue generating items are reasonably necessary to the maintenance of the facility as a competitive, efficient and economical operation, ManorCare Health Services may elect to terminate the subject Lease Agreement effective as of the first anniversary of the date of ManorCare Health Services' election. If Manor Care Realty disputes ManorCare Health Services' belief, the dispute shall be resolved by arbitration. In the event the arbitrator decides in favor of Manor Care Realty, ManorCare Health Services' notice of termination will be deemed void ab initio.

  The Lease Agreements provide that ManorCare Health Services, on behalf of the underlying property, will have the right to enter into service agreements with its affiliates, provided, among other conditions, that such services are competitively priced. In addition, Manor Care Realty will have the right to mortgage its interest in each facility to the extent of 90% of the fair market value thereof as of the date the Indebtedness is incurred. The Lease Agreements provide that Manor Care Realty may incur indebtedness in the amount of at least $100 million which may be secured by a blanket mortgage covering any number of facilities; provided, however, that in no event shall the aggregate indebtedness secured by mortgages covering facilities (other than facilities located in Pennsylvania) exceed an amount equal to 85% of the fair market value of the facilities covered by such mortgages as of the date the indebtedness is incurred; and provided, further, that in no event shall the aggregate indebtedness secured by such mortgages (including mortgages covering facilities located in Pennsylvania) exceed an amount equal to 90% of the fair market value of all of the facilities whether or not covered by mortgages as of the date the indebtedness is incurred. The foregoing limitations will not apply to any indebtedness to the extent secured by certain properties held directly by Manor Care Real Estate Corp. in Pennsylvania. Any such mortgage will be superior to the Lease Agreements; provided that the holder of any such mortgage will deliver to ManorCare Health Services a non-disturbance agreement. Each Lease Agreement will have an initial term of five years with up to thirty-four one year renewals at the option of ManorCare Health Services; provided that in certain states total lease terms will not exceed the maximum term permitted by statute such that such Lease Agreement will not be deemed a change of ownership for real estate transfer tax purposes.

  Manor Care Realty will have the right to terminate a Lease Agreement in the event that (i) either (a) actual Net Operating Profit is less than 90% of budgeted Net Operating Profit for two consecutive twelve month Lease Years or
(b) actual Net Operating Profit fails to exceed the Priority Sum for two consecutive twelve month Lease Years, subject to ManorCare Health Services' right to cure with respect to one year only by making a cash payment to Manor Care Realty of such deficiency plus 5% of 90% budgeted Net Operating Profit or 5% of the Priority Sum, as applicable, (ii) the facility is decertified as a skilled nursing facility, is disqualified from participation in Medicare or Medicaid or ManorCare Health Services loses its license to operate the subject facility as a skilled nursing facility or (iii) any one of certain additional defaults occurs, such as monetary default, breach of covenant and bankruptcy defaults. All termination rights will be subject to "right to cure" provisions, except that ManorCare Health Services will have no right to cure if the subject facility is disqualified from Medicare or Medicaid or decertified or if ManorCare Health Services loses its license to operate a skilled nursing facility. Finally, ManorCare Health Services will have the right to terminate a Lease Agreement in the event a facility is damaged and either (i) the insurance proceeds are insufficient to cover the restoration costs or (ii) the restoration could not reasonably be completed within 12 months following the damage. A Lease Agreement will automatically terminate upon the condemnation of so much of a facility that, in ManorCare Health Services' reasonable judgment, the conduct of its business would be substantially prevented or impaired.

  In the event that Manor Care Realty terminates a Lease Agreement based upon actual Net Operating Profit being less than 90% of budgeted Net Operating Profit for two consecutive Lease Years, Manor Care Realty will be obligated to pay to ManorCare Health Services a termination fee, which fee will be based on the performance of the subject facility, in accordance with the formula therefor set forth in the Lease Agreements. Unless ManorCare Health Services consents to the sale, Manor Care Realty will also be obligated to pay to ManorCare Health Services a termination fee upon the sale of a facility. The termination fee is formula-based and intended to approximate ManorCare Health Services' future income from the operation of that facility.

  ManorCare Health Services is prohibited from assigning a Lease Agreement or subletting any facility without Manor Care Realty's approval, which it may withhold in its sole discretion, except that Manor Care Realty's consent is not required for assignments or sublettings (i) in connection with ManorCare Health Services' sale of its business operations as a going concern or with its merger or consolidation into or with another company, (ii) to an affiliate succeeding to ManorCare Health Services' business operations, or (iii) to an affiliate succeeding to the skilled nursing facility business operations of ManorCare Health Services.

  The Lease Agreements provide that ManorCare Health Services is obligated to comply with all applicable laws and must obtain and keep in full force and effect all licenses and permits necessary to operate the facilities. Pursuant to the Lease Agreements, with respect to ManorCare Health Services' use, occupancy and operation of the Skilled Nursing Facilities, Manor Care Realty will not be liable, and ManorCare Health Services will, whether or not available insurance proceeds are sufficient therefor, indemnity, defend and hold Manor Care Realty harmless from and against any and all loss, cost, expense, liability and claims of liability for damage or injury to person or property on or about the facilities, or otherwise, arising from ManorCare Health Services' negligence or willful misconduct. Other than such indemnification obligation, ManorCare Health Services will not have any liability, personal or otherwise, in connection with any of its obligations under the Lease Agreements except to the extent of (i) Project Revenues, (ii) proceeds of insurance and awards for condemnation applicable to the skilled nursing facilities and actually received by ManorCare Health Services and (iii) ManorCare Health Services' interest, if any, in the improvements on the skilled nursing facilities and leasehold estate created under the Lease Agreements.

  The payments from ManorCare Health Services to Manor Care Realty under the Lease Agreements will not have any effect on the revenues of ManorCare Health Services. The lease payments will be reflected as operating expenses of ManorCare Health Services and revenues of Manor Care Realty.

DEVELOPMENT AGREEMENT RELATING TO ASSISTED LIVING FACILITIES

  Manor Care Realty and ManorCare Health Services will enter into a Master Development Agreement (the "Development Agreement") pursuant to which Manor Care Realty will develop assisted living facilities for ManorCare Health Services. Neither Manor Care Realty nor ManorCare Health Services is obligated to proceed under development of a facility unless and until ManorCare Health Services has approved the project budget. Each facility will be built by Manor Care Realty based upon ManorCare Health Services' then existing prototype designs. Under the Development Agreement, if stabilized occupancy of 75% or more is achieved for a period of five days within two years of commencing operations, ManorCare Health Services will be obligated to purchase the facility. The purchase price for each facility will be equal to (i) the actual project costs (but in no event in excess of an amount equal to the amount of the project budget approved by ManorCare Health Services plus 5%) plus (ii) such actual project costs multiplied by the applicable premium percentage plus
(iii) Manor Care Realty's portion of shared cost savings, if any, plus (iv) an agreed amount for inventory items. Manor Care Realty's portion of shared cost savings is an amount equal to 50% of the excess of the amount of the approved project budget over the amount of the actual project costs. Total approved development costs include expenses incurred in connection with the development and construction of the facilities, but do not include operating losses incurred during the two-year stabilization period. The premium to total approved development costs is intended to compensate Manor Care Realty for the increasing value of its investment over time as well as for the risks it takes in connection with developing assisted living facilities, including the risks inherent in operating the facilities during the two-year stabilization period. The premium percentage in respect of each Arden Courts facility is the percentage set forth below opposite the month during which notice of the purchase of the facility occurs is given by ManorCare Health Services to Manor Care Realty:

MONTH                                                                    PREMIUM
-----                                                                    -------
Opening Date Month and first full calendar month through the sixth full calendar month thereafter.............................................  14.50%
Seventh calendar month.................................................  15.50%
Eighth calendar month..................................................  15.95%
Ninth calendar month...................................................  17.80%
Tenth calendar month...................................................  19.55%
Eleventh calendar month................................................  21.15%
Twelfth calendar month.................................................  22.87%
Thirteenth calendar month..............................................  24.10%
Fourteenth calendar month..............................................  25.30%
Fifteenth calendar month...............................................  26.85%
Sixteenth calendar month...............................................  27.95%
Seventeenth calendar month.............................................  28.99%
Eighteenth calendar month..............................................  30.30%
Nineteenth calendar month..............................................  31.50%
Twentieth calendar month...............................................  32.50%
Twenty-first calendar month............................................  33.54%
Twenty-second calendar month...........................................  34.75%
Twenty-third calendar month............................................  35.90%
Twenty-fourth calendar month...........................................  37.00%

  The premium in respect of each Springhouse facility shall be the percentage opposite the month set forth below during which the notice of purchase of the subject facility is given by ManorCare Health Services to Manor Care Realty:

MONTH                                                                    PREMIUM
-----                                                                    -------
Opening Date Month and first full calendar month through the sixth full
 calendar month thereafter.............................................   12.00%
Seventh calendar month.................................................   13.00%
Eighth calendar month..................................................   14.00%
Ninth calendar month...................................................   15.00%
Tenth calendar month...................................................   15.00%
Eleventh calendar month................................................   16.20%
Twelfth calendar month.................................................   17.40%
Thirteenth calendar month..............................................   18.40%
Fourteenth calendar month..............................................   19.40%
Fifteenth calendar month...............................................   20.33%
Sixteenth calendar month...............................................   21.30%
Seventeenth calendar month.............................................   22.30%
Eighteenth calendar month..............................................   23.00%
Nineteenth calendar month..............................................   23.90%
Twentieth calendar month...............................................   24.80%
Twenty-first calendar month............................................   25.65%
Twenty-second calendar month...........................................   26.49%
Twenty-third calendar month............................................   27.40%
Twenty-fourth calendar month...........................................   28.20%

  The purchase price for each facility is formula-based and may or may not approximate the fair market value of a particular facility. Given that pursuant to the Development Agreement, Manor Care Realty's primary activity will be developing assisted living facilities for ManorCare Health Services, which facilities ManorCare Health Services will be obligated to buy if certain conditions are met, Manor Care believes that over time the aggregate purchase prices for the facilities should approximate the aggregate purchase prices that would be available from a similarly situated unaffiliated third party.

  The Development Agreement provides that prior to presentation to any other party and prior to proceeding by itself for its own account, ManorCare Health Services shall present to Manor Care Realty for evaluation any assisted living facility development opportunity that ManorCare Health Services desires to have pursued. Within thirty (30) days after Manor Care Realty has received such reports and studies as Manor Care Realty deems necessary in order to evaluate such opportunity, Manor Care Realty shall elect whether or not to proceed with the opportunity. In the event that Manor Care Realty elects (or is deemed to have elected) not to proceed with the opportunity, ManorCare Health Services shall be free, subject to any applicable restrictions set forth in the Non-Competition Agreement, to pursue such assisted living facility development opportunity with others.

  Pursuant to the Assisted Living Facility Management Agreement, during the two-year stabilization period, ManorCare Health Services will manage the facility for Manor Care Realty for a fixed monthly fee. See "--Assisted Living Facility Management Agreement." If ManorCare Health Services does not acquire a facility developed by Manor Care Realty during the two-year stabilization period, Manor Care Realty will have the right to sell the facility to a third party. ManorCare Health Services will, however, retain the rights to the Arden Courts or Springhouse brand name in the event of a third-party sale. The Development Agreement will have a term of seven years and may be terminated for cause by either Manor Care Realty or ManorCare Health Services under certain circumstances.

ASSISTED LIVING FACILITY MANAGEMENT AGREEMENT

  Prior to the commencement of the development of an assisted living facility, Manor Care Realty and ManorCare Health Services will execute and deliver an Assisted Living Facility Management Agreement (the

"Assisted Living Facility Management Agreement") pursuant to which ManorCare Health Services will manage the assisted living facility for the period from the first day of the calendar month in which the subject facility is opened to the earlier of (a) the date of the sale of the subject facility by Manor Care Realty to ManorCare Health Services or (b) the second anniversary of the date on which the subject facility opened for business. ManorCare Health Services will manage each facility for Manor Care Realty for a fixed monthly fee. The monthly management fee for each Arden Court facility will be $5,000 and the monthly management fee for each Springhouse facility will be $8,500. The fixed monthly fee payable to ManorCare Health Services represents an approximation of ManorCare Health Services' general and administrative costs for managing the facilities. All operating costs relating to the managed facilities will be borne by Manor Care Realty as the owner of the facilities.

  If stabilized occupancy of 75% or more is not achieved within two years of commencing operations, upon request by Manor Care Realty made no later than thirty (30) days prior to the second anniversary of the commencement of operations, ManorCare Health Services will continue to manage the facility for a period ending no later than the third anniversary of the commencement of operations. During any such extended term, Manor Care Realty will be obligated to pay to ManorCare Health Services a management fee equal to 6% of gross revenues on a monthly basis and Manor Care Realty will have the right to terminate the Assisted Living Facility Management Agreements as of the last calendar day of any month upon not less than thirty (30) days prior written notice.

NON-COMPETITION AGREEMENT

  Manor Care Realty and ManorCare Health Services will enter into a Non-Competition Agreement (the "Non-Competition Agreement"), which will impose certain non-competition restrictions on each of Manor Care Realty and ManorCare Health Services. The Non-Competition Agreement will terminate on the date the Development Agreement expires or is terminated; provided that if Manor Care Realty is actively developing assisted living facilities pursuant to the Development Agreement, the restrictions set forth below relating to Manor Care Realty's ability to acquire assisted living facilities and ManorCare Health Services' ability to develop or manage assisted living facilities will continue with respect to the assisted living facilities being developed until the earlier of (i) the second anniversary of the expiration of the term of the Development Agreement or (ii) the date on which ManorCare Health Services acquires the last of such facilities.

  Agreements with Respect to the Skilled Nursing Business. The Non-Competition Agreement provides that Manor Care Realty will be a health care real estate company focused on the ownership, construction, development and acquisition of health care properties. The Non-Competition Agreement provides that in the event that ManorCare Health Services identifies a skilled nursing facility development opportunity or a skilled nursing facility acquisition opportunity, ManorCare Health Services will notify Manor Care Realty of such opportunity and if Manor Care Realty does not respond within a specified time or rejects the opportunity to acquire or develop such facility, ManorCare Health Services will have the right to present such development or skilled nursing facility acquisition opportunity to a non-affiliated third-party; provided that ManorCare Health Services will not, without the prior consent of Manor Care Realty (which consent may be given or withheld in the sole discretion of Manor Care Realty), present such development or skilled nursing facility acquisition opportunity to such non-affiliated third party if such development or acquisition would result in the acquisition or development of a skilled nursing facility that is within a five mile radius of a Manor Care Realty owned skilled nursing facility.

  In the event that Manor Care Realty determines to proceed with the development of a skilled nursing facility or a skilled nursing facility acquisition, Manor Care Realty will notify ManorCare Health Services of such determination indicating the material terms on which Manor Care Realty is prepared to permit ManorCare Health Services to manage and lease such skilled nursing facility (or facilities) and ManorCare Health Services will have a specified time after the receipt of such notice to notify Manor Care Realty of its interest in entering into a management and lease agreement with Manor Care Realty with respect to such skilled nursing facility (or facilities). In the event that ManorCare Health Services so notifies Manor Care Realty, ManorCare Health

Services and Manor Care Realty will negotiate in good faith for a specified time period to enter into a management agreement and lease with respect to such skilled nursing facility (or facilities), but if (i) ManorCare Health Services does not respond to such notice within such specified time period or rejects the opportunity to negotiate with Manor Care Realty with respect to such skilled nursing facility (or facilities) or (ii) ManorCare Health Services negotiates with Manor Care Realty but the parties are unable to reach an agreement during such specified time period, Manor Care Realty will have the right to enter into a management agreement and/or a lease agreement relating to such skilled nursing facility (or facilities) with a non-affiliated third party on terms no more favorable in the aggregate to such third party than those offered to ManorCare Health Services or manage such facility itself for a period not to exceed 18 months following commencement of operations of a Manor Care Realty developed skilled nursing facility or consummation of the skilled nursing facility acquisition, as the case may be. In the event Manor Care Realty elects to manage such skilled nursing facility (or facilities), Manor Care Realty will enter into a management agreement and/or lease agreement with respect to such skilled nursing facility (or facilities) with an non-affiliated third party following the expiration of such 18 month period. The terms of such management agreement and/or a lease agreement will be no more favorable in the aggregate to such third party than those offered to ManorCare Health Services. In the event that ManorCare Health Services desires to acquire a business which also includes one or more skilled nursing facilities, the ownership or possession of which by ManorCare Health Services would otherwise be prohibited by the Non-Competition Agreement, ManorCare Health Services must offer Manor Care Realty the right to purchase such skilled nursing facilities at a price to be agreed upon by the parties; provided, however that if the parties are unable to agree on such purchase price, the parties shall submit the issue to binding arbitration. In the event Manor Care Realty elects not to purchase such skilled nursing facilities at such purchase price or the parties have been unable to agree on the purchase price and have submitted the dispute to arbitration, ManorCare Health Services nonetheless may complete such acquisition but will use its commercially reasonable efforts to divest itself of such skilled nursing facilities within one year of the closing of such acquisition. In the event that ManorCare Health Services determines to sell the skilled nursing facilities for a price less than the purchase price agreed to by the parties or by the arbitrator, as the case may be, ManorCare Health Services will notify Manor Care Realty and Manor Care Realty will have the irrevocable and exclusive option, to buy on the terms set forth in such notice and the Non-Competition Agreement, such skilled nursing facilities. If Manor Care Realty does not notify ManorCare Health Services within a specified time period of its intention to purchase such facilities, Manor Care Realty will be deemed to have declined to purchase such skilled nursing facilities and ManorCare Health Services will be free to sell such skilled nursing facilities at a price equal to 97.5% of, or exceeding, the price and on terms similar to those specified in such notice.

  In addition, the Non-Competition Agreement provides that ManorCare Health Services will not, without the prior consent of Manor Care Realty (which consent will not be unreasonably withheld), engage in the lease, operation or management of any skilled nursing facility owned by a third party that is within a five-mile radius of a Manor Care Realty owned skilled nursing facility that is leased or managed by ManorCare Health Services and, subject to certain exceptions, ManorCare Health Services will not own a skilled nursing facility.

  The Non-Competition Agreement also provides that Manor Care Realty will not engage, either directly or indirectly, in the management of skilled nursing facilities, except as set forth above and except as may be permitted with respect to a particular skilled nursing facility by the Lease Agreement or other agreement between Manor Care Realty and ManorCare Health Services pursuant to which ManorCare Health Services manages such skilled nursing facility.

  Agreements with Respect to the Assisted Living Business. Except as provided below and except pursuant to the terms of the Development Agreement, the Non-Competition Agreement provides that Manor Care Realty will not acquire any assisted living facility; provided, that Manor Care Realty will not be deemed to have acquired an assisted living facility by reason of the acquisition of a mixed use facility in which not more than the greater of 20% of the units in the facility or 30 units are designated for assisted living.

  In the event that Manor Care Realty identifies an assisted living facility acquisition opportunity, Manor Care Realty will notify ManorCare Health Services of such opportunity and ManorCare Health Services will have a

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specified time to notify Manor Care Realty of its interest in pursuing such opportunity. In the event that ManorCare Health Services does not respond within such time period or rejects the opportunity to acquire such facility, Manor Care Realty will have the right to make such assisted living facility acquisition; provided, however, that if any such assisted living facility is within a five mile radius of any Manor Care Realty developed assisted living facility that is owned or managed by ManorCare Health Services, Manor Care Realty will not be permitted to proceed with such acquisition without the prior written consent of ManorCare Health Services (which consent will not to be unreasonably withheld or delayed).

  The Non-Competition Agreement provides that in the event that Manor Care Realty desires to acquire a business which also includes one or more assisted living facilities, the ownership or possession of which by Manor Care Realty would otherwise be prohibited by the Non-Competition Agreement, Manor Care Realty must offer ManorCare Health Services the right to purchase such assisted living facilities at a price to be agreed to by the parties; provided that if the parties are unable to agree on such purchase price, the parties will submit the dispute to binding arbitration. In the event ManorCare Health Services elects not to purchase such assisted living facilities at such purchase price or the parties have been unable to agree on the purchase price and have submitted the dispute to arbitration, Manor Care Realty nonetheless may complete such acquisition but will use its commercially reasonable efforts to divest itself of such assisted living facilities within one year of the closing such acquisition.

  In the event that Manor Care Realty determines to sell the assisted living facilities for a price less than the purchase price offered to ManorCare Health Services or determined by the arbitrator, as the case may be, Manor Care Realty will notify ManorCare Health Services and ManorCare Health Services will have the irrevocable and exclusive option, to buy such assisted living facilities on the terms set forth in such notice. If ManorCare Health Services does not notify Manor Care Realty within a specified time period, ManorCare Health Services will be deemed to have declined to purchase such assisted living facilities and Manor Care Realty shall be free to sell such assisted living facilities at a price equal to 97.5% of or exceeding, the price and on terms similar to those specified in such notice. In the event Manor Care Realty acquires an assisted living facility (or facilities) in such a transaction, Manor Care Realty will offer ManorCare Health Services the opportunity to manage and lease such assisted living facility (or facilities) and ManorCare Health Services and Manor Care Realty will negotiate in good faith to enter into a management agreement with respect to such assisted living facility (or facilities). In the event that ManorCare Health Services does not respond to such offer within a specified time period or rejects the opportunity to negotiate with Manor Care Realty with respect to such assisted living facility (or facilities) or ManorCare Health Services negotiates with Manor Care Realty but the parties are unable to reach an agreement after such time period, Manor Care Realty will have the right to enter into a management agreement relating to such assisted living facility (or facilities) with a non-affiliated third party on terms no more favorable in the aggregate to such third party than those offered to ManorCare Health Services or manage such facility itself for a period not to exceed 18 months following consummation of the acquisition of such assisted living facility (or facilities). In the event Manor Care Realty elects to manage such assisted living facility (or facilities), Manor Care Realty will enter into a management agreement with a non-affiliated third party following the expiration of such 18 month period. The terms of such management agreement shall be no more favorable in the aggregate to such third party than those offered to ManorCare Health Services.

  The Non-Competition Agreement also provides that except as provided therein, Manor Care Realty will not engage, either directly or indirectly, in the management of assisted living facilities.

  The Non-Competition Agreement also provides that ManorCare Health Services will not be permitted to enter into a management agreement with a non-affiliated third party in connection with an Assisted Living Facility that is located within a five-mile radius of an assisted living facility (i) developed by Manor Care Realty pursuant to the terms of the Development Agreement and still owned by Manor Care Realty or (ii) under development by Manor Care Realty pursuant to the Development Agreement or (iii) still covered by the terms of the Development Agreement, unless Manor Care Realty specifically consents thereto (which consent will not be unreasonably withheld). The Non-Competition Agreement also provides that ManorCare Health Services will not develop assisted living facilities except as may be permitted pursuant to the terms of the Development Agreement.

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  Agreements with Respect to the Other Businesses. The Non-Competition
Agreement provides that Manor Care Realty will not, either directly or indirectly, (i) own, manage, operate, finance or participate in the ownership, management, operation or financing of any entity engaged in the institutional pharmacy business, the home health care business or otherwise in the continuum of care (other than the hospital management business) (the "Manor Care Realty Restricted Business") or (ii) engage in any other manner or make any investment in any entity engaged in the Manor Care Realty Restricted Business; provided, however, that Manor Care Realty will be entitled to acquire a business that includes a Manor Care Realty Restricted Business so long as Manor Care Realty provides ManorCare Health Services with same notices and rights concerning the Manor Care Realty Restricted Business as contemplated by the Non-Competition Agreement with respect to the acquisition by Manor Care Realty of a business that includes certain assisted living facilities. The Non-Competition Agreement provides that the provisions of the agreement relating to the institutional pharmacy business will terminate when ManorCare Health Services no longer owns, directly or indirectly, 20% or more of the fully diluted equity of Vitalink Pharmacy Services, Inc. (including any successor thereto by merger, consolidation, stock purchase or sale of all or substantially all of the assets) and the provisions of the agreement relating to the home health business will terminate when ManorCare Health Services no longer owns, directly or indirectly, 20% or more of the fully diluted equity of In Home Health, Inc. (including any successor thereto by merger, consolidation, stock purchase or sale of all or substantially all of the assets).

  The Non-Competition Agreement also provides that ManorCare Health Services will not, either directly or indirectly, (i) own, manage, operate, finance or participate in the ownership, management, operation or financing of any entity engaged in the hospital management business (the "ManorCare Health Services Restricted Business") or (ii) engage in any other manner or make any investment in any entity engaged in the hospital management business; provided, however that such restrictions will not apply to Skilled Nursing Facilities or assisted living facilities or units thereof that are located within or are adjacent to hospitals; provided, further, however, that ManorCare Health Services will be entitled to acquire a business that includes a ManorCare Health Services Restricted Business so long as ManorCare Health Services provides Manor Care Realty with the same notices and rights concerning the ManorCare Health Services Restricted Business as contemplated by the Non-Competition Agreement with respect to the acquisition by ManorCare Health Services of a business that includes certain skilled nursing facilities. The Non-Competition Agreement provides that the provisions of the agreement relating to the hospital management business will terminate when Manor Care Realty no longer owns, directly or indirectly, 20% or more of the fully diluted equity of Community Hospital of Mesquite, Inc. (including any successor thereto by merger, consolidation, stock purchase or sale of all or substantially all of the assets). In addition, the Non-Competition Agreement provides that if ManorCare Health Services enters into a new line of business involving the ownership of real estate, which real estate constitutes 40% or more of the fair market value of such business, ManorCare Health Services must offer for sale such real estate to Manor Care Realty with the same notices and rights concerning such real estate as contemplated by this Non-Competition Agreement with respect to the acquisition by ManorCare Health Services of a business that includes certain skilled nursing facilities.

EMPLOYEE BENEFITS AND OTHER EMPLOYMENT MATTERS ALLOCATION AGREEMENT

  ManorCare Health Services and Manor Care Realty will enter into an Employee Benefits and Other Employment Matters Allocation Agreement (the "Employee Benefits Allocation Agreement"), pursuant to which the employee benefits with respect to employees who remain employed by Manor Care Realty or its subsidiaries immediately after the Distribution ("Manor Care Realty Employees") and the employee benefits of employees who are employed by ManorCare Health Services immediately after the Distribution ("ManorCare Health Services Employees") will be allocated.

  The Employee Benefits Allocation Agreement provides that all of the vested and non-vested Incentive Stock Options ("ISOs") of employees of Manor Care who will be employed by ManorCare Health Services will be converted into ISOs of ManorCare Health Services. The ISOs of employees who remain employed by Manor Care Realty will be converted into ISOs of Manor Care Realty. In addition, both employees who will be employed by ManorCare Health Services and employees who remain employed by Manor Care Realty will have the right to elect to convert their vested Manor Care Non-Qualified Stock Options ("NQSOs") into any

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percentage combination of Manor Care Realty NQSOs and ManorCare Health
Services NQSOs. The Employee Benefits Allocation Agreement also provides that one-half of the non-vested NQSOs of any employee who will be employed by ManorCare Health Services will be converted into NQSOs of ManorCare Health Services, and one-half of the non-vested NQSOs of any employee who remains employed by Manor Care Realty will be converted into NQSOs of Manor Care Realty. The remaining non-vested NQSOs will be converted into any percentage combination of ManorCare Health Services NQSOs and Manor Care Realty NQSOs at the election of the employee. Notwithstanding the foregoing, the NQSOs of one executive officer will be converted on a pro rata basis to ManorCare Health Services NQSOs and Manor Care Realty NQSOs based on their relative stock values. Another executive officer will have the option to convert NQSOs to ManorCare Health Services NQSOs and Manor Care Realty NQSOs such that such officer's overall option holdings are converted on a pro rata basis to ManorCare Health Services options and Manor Care Realty options based on their relative stock values.

  The Employee Benefits Allocation Agreement also provides that employees of Choice Hotels International, Inc. ("Choice Hotels") and Sunburst Hospitality Corporation ("Sunburst") can elect to convert their Manor Care NQSOs into any percentage combination of ManorCare Health Services NQSOs and Manor Care Realty NQSOs.

  The Employee Benefits Allocation Agreement also addresses the treatment of Manor Care NQSOs owned by non-employee directors of Manor Care. The NQSOs of non-employee directors who become directors of both Manor Care Realty and ManorCare Health Services will be converted on a pro rata basis to ManorCare Health Services NQSOs and Manor Care Realty NQSOs based on their relative stock values. The Employee Benefits Allocation Agreement also provides that all NQSOs of non-employee directors who remain with Manor Care Realty or who become directors of ManorCare Health Services will be converted to NQSOs of Manor Care Realty or ManorCare Health Services, respectively.

  The Employee Benefits Allocation Agreement will provide that the adjustment in stock options will be based upon a predetermined formula related to (i) stock prices on the first day the shares in the companies are independently traded and (ii) the election of the optionees. In all cases, however, the exercise price and the number of the options will be adjusted to maintain the same financial value to the option holder before and after the Distribution. The ratio of the exercise price per option to the market value per share will not be reduced, and the vesting provisions and option period of the original grant will remain the same.

EMPLOYEE BENEFITS ADMINISTRATION AGREEMENT

  ManorCare Health Services and Manor Care Realty will enter into a Employee Benefits Administration Agreement (the "Employee Benefits Administration Agreement"), pursuant to which ManorCare Health Services will administer the employee benefits plans and programs of Manor Care Realty following the Distribution. ManorCare Health Services shall provide such services for a fee which shall include any or a combination of the following: (i) activity-based charges; (ii) fixed-fee based charges; (iii) usage-based charges; and (iv) time and materials charges, as specified in the Corporate Services Agreement. The Employee Benefits Administration Agreement will remain in effect for one year from the Effective Date, after which it will renew automatically for one-year periods unless terminated pursuant to the terms of the Employee Benefits Administration Agreement.

OFFICE SUBLEASE AGREEMENT

  Manor Care leases from Gaithersburg Realty Trust the building complex in Gaithersburg, Maryland (the "Complex") at which the principal executive offices of ManorCare Health Services and Manor Care Realty are located. Manor Care will assign its interest in the lease to ManorCare Health Services, subject to the consent of Gaithersburg Realty Trust, and ManorCare Health Services, as sublandlord, and Manor Care Realty, as subtenant, will enter into a sublease agreement with respect to the Complex (the "Office Sublease Agreement"). The Complex consists of an office building (the "Office Building") containing approximately 377,126 gross square feet of space, a warehouse and distribution building (the "Warehouse Building") containing approximately 200,000 gross square feet of space, and approximately 98.7974 acres of land.

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  ManorCare Health Services will sublease to Manor Care Realty approximately
58,714 rentable square feet in the Office Building, for a base term expiring on August 30, 2002, with options to renew for four (4) successive periods of three (3) years each. As Basic Rent for each Lease Year of the base term, Manor Care Realty will pay Tenant's Pro Rata Share of all Operating Expenses for such Lease Year. "Tenant's Pro Rata Share" means the ratio of (i) the number of rentable square feet in the Office Building occupied by Manor Care Realty as of the commencement of such Lease Year, to (ii) the total number of rentable square feet in the Office Building occupied by Manor Care Realty and ManorCare Health Services as of the commencement of such Lease Year. "Operating Expenses" means all expenses incurred by ManorCare Health Services (net of rental income paid by third parties) in connection with the operation and maintenance of the Complex (including vacant space and common areas), including real estate taxes, insurance, utilities, repairs, property management, and rent payments to Gaithersburg Realty Trust. ManorCare Health Services will be responsible for "Landlord's Pro Rata Share" of Operating Expenses for each Lease Year of the base term, meaning the ratio of (i) the number of square feet in the Office Building occupied by ManorCare Health Services as of the commencement of such Lease Year, to (ii) the total number of rentable square feet in the Office Building occupied by Manor Care Realty and ManorCare Health Services as of the commencement of such Lease Year. It is expected that ManorCare Health Services will occupy approximately 202,458 rentable square feet in the Office Building as of the commencement of the Office Sublease Agreement. Accordingly, based on a total of 261,172 rentable square feet in the Office Building occupied by Manor Care Realty and ManorCare Health Services, ManorCare Health Services' Pro Rata Share would be 78% and Manor Care Realty's Pro Rata Share would be 22%.

  It is the intention of the parties to share any appreciation in the value of the Complex subsequent to the acquisition and leasing of the Complex by the Gaithersburg Realty Trust in August, 1995. Accordingly, at any time during the base term of the Office Sublease Agreement or any renewal term, Manor Care Realty shall have the right to exercise its shared appreciation rights by requiring ManorCare Health Services to pay to Manor Care Realty approximately twenty-two percent (22%) of the Complex's Appreciation. "Appreciation" is defined as the difference between (i) the Complex's fair market value at the time Manor Care Realty exercises its shared appreciation rights, and (ii) the cost of acquiring the Complex, plus the cost of any capital improvements to the Complex. Fair market value shall be established by an appraisal, that assumes that Manor Care Realty and ManorCare Health Services each pay fair market rental for their respective promises. Until such time as Manor Care Realty exercises its shared appreciation rights, the Basic Rent payable by Manor Care Realty for each Lease year during the base term and any subsequent renewal term shall be Tenant's Pro Rata Share of Operating Expenses as herinabove provided. Upon Manor Care Realty's exercise of its shared appreciation rights, the Basic Rent payable by Manor Care Realty shall convert to fair market rental as determined by the appraisal process as of the commencement of the next renewal term. In each subsequent renewal term the Basic Rent shall be increased based upon any increase in the CPI Index since the prior renewal term (but not to exceed 9%).

  Manor Care Realty's right to exercise its renewal options is conditional upon ManorCare Health Services' continuing control over the Complex through an extension of the existing lease with Gaithersburg Realty Trust beyond its current expiration date of August 30, 2002, or otherwise. Any income derived from the Complex will be shared by ManorCare Health Services and Manor Care Realty in proportion to their Pro Rata Shares.

  The Office Sublease Agreement will also cover approximately 5000 square feet to be occupied by ManorCare Health Services in the Warehouse Building. Space occupied by ManorCare Health Services in the Warehouse Building will not be included in the calculation of Landlord's Pro Rata Share. ManorCare Health Services will pay a market rent for warehouse space and such rental payments will be treated as third party rental income for purposes of calculating Operating Expenses.

DISTRIBUTION AGREEMENT

  Manor Care and ManorCare Health Services will enter into a Distribution Agreement (the "Distribution Agreement") which will provide for, among other things, the principal corporate transactions required to effect the Distribution, including the Assumption of Liabilities, the Contribution of Assets and the Capital Contribution.

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

The Distribution Agreement also provides for the allocation between ManorCare Health Services and Manor Care of certain other liabilities and the execution and delivery of the agreements to be entered into between Manor Care Realty and ManorCare Health Services in connection with the Distribution. See "Description of the Transactions--The Distribution."

TAX SHARING AGREEMENT

  Manor Care Realty and ManorCare Health Services will enter into a Tax Sharing Agreement (the "Tax Sharing Agreement") which will provide for, among other things, the allocation of federal, state and local income tax liabilities between Manor Care Realty and its subsidiaries, on the one hand, and ManorCare Health Services and its subsidiaries, on the other hand. In general, under the Tax Sharing Agreement, Manor Care Realty will be responsible for paying all income taxes shown to be due on any Manor Care Realty consolidated federal income tax return (including the consolidated federal income tax return for the fiscal year ended May 31, 1998), and any other tax return filed with respect to Manor Care Realty or any of its subsidiaries for any taxable period. ManorCare Health Services will be responsible for paying all income taxes shown to be due on any tax return filed with respect to ManorCare Health Services or any of its subsidiaries for any taxable period beginning on or after the Effective Date.

  ManorCare Health Services will indemnify Manor Care Realty from and against any additional income tax liability of Manor Care or any of its subsidiaries, resulting from any tax audit or any judicial or administrative proceeding or otherwise for any taxable period (including any taxable period ending on or before the Effective Date), relating to the businesses that will be conducted by ManorCare Health Services following the Distribution. Conversely, Manor Care Realty will indemnify ManorCare Health Services from and against any additional income tax liability of ManorCare Health Services or any of its subsidiaries, resulting from any tax audit or any judicial or administrative proceeding or otherwise for any taxable period (including any taxable period ending on or before the Effective Date), relating to the businesses that will be conducted by Manor Care Realty following the Distribution. In addition, Manor Care Realty, on the one hand, and ManorCare Health Services, on the other hand, will each be entitled to any income tax refund received from any taxing authority to the extent that such refund relates to the businesses conducted by that party following the Distribution.

  The Tax Sharing Agreement also provides that if the Distribution (including certain related transactions) fails to qualify as a tax-free transaction under Sections 355 and 368 of the Code as a result of either party taking or failing to take certain specified actions, then that party will be liable for and will indemnify the other party from and against all taxes and other damages resulting from such failure to qualify. If the failure to qualify as a tax-free transaction results from both parties taking or failing to taking certain specified actions, then the first party taking or failing to take any of such actions shall be liable for and will indemnify the other party from and against all taxes and other damages resulting from such failure to qualify. In the event that it is impossible to determine which party was the first to take or fail to take any of such actions, all taxes and other damages resulting from such failure to qualify shall be allocated between the parties based upon each party's relative market capitalization on the first day that Manor Care Realty and ManorCare Health Services trade as two separate companies on the NYSE.

TAX ADMINISTRATION AGREEMENT

  Manor Care Realty and ManorCare Health Services will enter into a Tax Administration Agreement (the "Tax Administration Agreement"). The Tax Administration Agreement sets forth the terms and conditions pursuant to which ManorCare Health Services will provide certain tax-related administrative services to Manor Care Realty following the Distribution. Such services will include audit and compliance work related to income, real estate, personal property and sales and use taxes. The Tax Administration Agreement will remain in effect for one year from the Effective Date, after which it will renew automatically for one-year periods unless terminated pursuant to the terms of the Tax Administration Agreement.

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

CORPORATE SERVICES AGREEMENT

  Manor Care Realty and ManorCare Health Services will enter into a Corporate Services Agreement (the "Corporate Services Agreement") pursuant to which, following the Distribution, ManorCare Health Services will provide certain corporate services to Manor Care Realty including administrative, payroll and accounting systems. ManorCare Health Services shall provide such services for a fee which shall include any or a combination of the following: (i) activity-based charges; (ii) fixed-fee based charges; (iii) usage-based charges; and
(iv) time and materials charges, as specified in the Corporate Services Agreement. The Corporate Services Agreement will remain in effect for one year from the Effective Date, after which it will renew automatically for one-year periods unless terminated pursuant to the terms of the Corporate Services Agreement.

TRADEMARK AGREEMENT

  Manor Care Realty and ManorCare Health Services will enter into a Trademark Agreement (the "Trademark Agreement") pursuant to which Manor Care Realty will assign to ManorCare Health Services approximately 40 U.S. trademarks and service marks registered and pending (and all federal, state and foreign registrations and all other rights and privileges related thereto) these registrations and applications represent all of the trademarks necessary for the operations of the business of ManorCare Health Services. Pursuant to the Trademark Agreement, ManorCare Health Services will assume all obligations related to such trademarks and trademark applications.

LICENSE AGREEMENT

  ManorCare Health Services and Manor Care Realty will enter into a License Agreement (the "License Agreement") pursuant to which ManorCare Health Services will license to Manor Care Realty the right to use approximately 20 U.S. trademarks and service marks; and certain other marks, trade names, copyrights, designs and trade dress in connection with the operation of Manor Care Realty's business. The license granted under the License Agreement relating to Manor Care Realty's skilled nursing facilities will terminate within 45 days of the termination of all the Lease Agreements. The license granted under the License Agreement relating to Manor Care Realty's assisted living facilities will terminate within a reasonable time after the termination of the Development Agreement and all the Assisted Living Facility Management Agreements. ManorCare Realty's right to use such marks with respect to a single skilled nursing or assisted living facility will terminate within a reasonable time after ManorCare Health Services ceases to lease or manage such single nursing or assisted living facility.

DESIGN SERVICES AGREEMENT

  Manor Care and ManorCare Health Services will enter into a Design Services Agreement (the "Design Services Agreement") pursuant to which Manor Care Realty will provide certain interior design and architectural services in connection with capitalized renovation projects. The fee for these services will be $48,000 per month until May 31, 1998, after which the fee will be paid annually and will be based on the percentage of Manor Care Realty's design department budget required to provide services to ManorCare Health Services. Fees under the Design Services Agreement will be credited against the 2.75% of aggregate annual Project Revenues from all the skilled nursing facilities leased under Lease Agreements applied toward reasonable repairs, replacements and renewals to be made in the ordinary course of operations as set forth in the Lease Agreements. The Design Services Agreement will remain in effect until May 31, 1999, after which it will renew automatically for one-year periods unless terminated pursuant to the terms of the Design Services Agreement.

CASH MANAGEMENT AGREEMENT

  ManorCare Health Services and Manor Care Realty will enter into a Cash Management Agreement (the "Cash Management Agreement"), pursuant to which after the Distribution ManorCare Health Services will perform cash management services for Manor Care Realty, including but not limited to bank relationship management, bank account administration, daily cash flow position management and settlement, bank account analysis review, electronic fund transfers, and deposits of cash and checks. For these services, Manor Care Realty will pay ManorCare Health Services a quarterly fee determined by multiplying ManorCare Health Services' cash

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management department expenses by a percentage estimate of time spent providing services to Manor Care Realty as well as reimbursement for direct expenses incurred. The Cash Management Agreement will remain in effect for one year from the Effective Date, after which it will renew automatically for one-year periods unless terminated pursuant to the terms of the Cash Management Agreement.

RISK MANAGEMENT CONSULTING SERVICES AGREEMENT

  Manor Care Realty and ManorCare Health Services will enter into a Risk Management Consulting Services Agreement (the "Risk Management Consulting Services Agreement"), pursuant to which ManorCare Health Services will provide to Manor Care Realty risk management consulting services, including but not limited to insurance renewals, insurance, indemnity and bond contract review, surety bond procurement, regulatory compliance services, environmental management, and risk management services. Manor Care Realty will pay ManorCare Health Services a fixed annual fee for such services as well as reimbursement for insurance and self-insurance plans. The Risk Management Consulting Services Agreement will remain in effect for one year from the Effective Date, after which it will renew automatically for one-year periods unless terminated pursuant to the terms of the Risk Management Consulting Services Agreement.

REAL ESTATE NOTE

  In connection with the Distribution and in order to fund ManorCare Health Services' capital expenditures in connection with the expansion of the Assisted Living Business, on or prior to the Effective Date, Manor Care will make or cause to be made the Capital Contribution. As part of the Capital Contribution, Manor Care will contribute or cause to be contributed to ManorCare Health Services the Real Estate Note. See "Description of the Transactions--The Real Estate Note."

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

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Company, is of the opinion that, except as set forth below, the following are the material federal income tax consequences to a holder of Old Senior Notes of
(i) the exchange of Old Senior Notes for New MCHS Senior Notes pursuant to the Exchange Offer, (ii) the ownership of the New MCHS Senior Notes received pursuant to the Exchange Offer, and (iii) the retention of Old Senior Notes, and the adoption of the Proposed Amendments. Counsel's opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations promulgated thereunder, judicial authorities and current Internal Revenue Service ("IRS") rulings and practice, all of which are subject to change, possibly on a retroactive basis. Counsel's opinion does not address all aspects of federal income taxation that may be relevant to particular holders in light of their personal circumstances or to certain types of holders (including insurance companies, tax-exempt organizations, financial institutions, broker dealers, nonresident aliens, foreign corporations, foreign partnerships or foreign estates or trusts as to the United States) subject to special treatment under the federal income tax laws. Counsel's opinion is directed only to holders who are United States persons and assumes that the Old Senior Notes are held as capital assets. Moreover, counsel's opinion does not address any foreign, state or local tax laws or estate and gift tax considerations. No assurance can be given that the federal income tax consequences described herein of the Proposed Amendments or the Exchange Offer will be accepted by the IRS or, if challenged, by a court. EACH HOLDER OF OLD SENIOR NOTES SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE STATE, LOCAL, FOREIGN AND ANY OTHER TAX CONSEQUENCES OF EXCHANGING THE OLD SENIOR NOTES FOR NEW MCHS SENIOR NOTES PURSUANT TO THE EXCHANGE OFFER OR RETAINING THE OLD SENIOR NOTES, AS WELL AS THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THE HOLDER'S PARTICULAR CIRCUMSTANCES.

EXCHANGE OF OLD SENIOR NOTES PURSUANT TO THE EXCHANGE OFFER

  In general, a holder who exchanges Old Senior Notes for New MCHS Senior Notes pursuant to the Exchange Offer should recognize gain or loss for federal income tax purposes equal to the difference between (i) the fair market value of the New MCHS Senior Notes received in the Exchange Offer and (ii) such holder's adjusted tax basis in such Old Senior Notes. A holder's adjusted tax basis for an Old Senior Note generally will be the price such holder paid for the note, increased by market discount to the extent such market discount was previously included in income by the holder, and reduced (but not below zero) by amortized premium and any payments received by the holder other than interest payments.

  Any gain or loss recognized upon the exchange of an Old Senior Note pursuant to the Exchange Offer should be capital gain or loss and will be long term capital gain or loss if the holder has held the Old Senior Note for more than one year at the time of the exchange. A holder who has acquired an Old Senior Note with market discount generally will be required to treat a portion of any gain recognized upon the exchange of the Old Senior Note as ordinary income to the extent of the market discount accrued to the date of the exchange, less any accrued market discount previously reported as ordinary income.

  Alternatively, it is possible that a holder who exchanges Old Senior Notes for New MCHS Senior Notes pursuant to the Exchange Offer will recognize no gain or loss for federal income tax purposes and, in such case, such holder's adjusted tax basis and holding period in the Old Senior Notes would carry over to the New MCHS Senior Notes.

HOLDERS OF NEW MCHS SENIOR NOTES

  In general, the stated interest on a New MCHS Senior Note will be taxable to a holder of New MCHS Senior Notes as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for federal income tax purposes.

  To the extent that a New MCHS Senior Note's "stated redemption price at maturity" exceeds the New MCHS Senior Note's "issue price" by more than a de minimis amount (i.e., .25% of the New MCHS Senior

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Note's stated redemption price at maturity, multiplied the number of complete years to maturity), the New MCHS Senior Note will be treated as issued with original issue discount ("OID"). The issue price of a New MCHS Senior Note will generally be its fair market value on the date of exchange and the stated redemption price at maturity of a New MCHS Senior Note will be its $1,000 principal amount. In the event a New MCHS Senior Note is treated as issued with OID, a holder will include OID in income based on the constant yield method, prior to the receipt of cash relating to such income and generally will have to include in income increasingly greater amounts of OID over the term of the New MCHS Senior Note; however, such inclusions of OID would be reduced to the extent that a holder's adjusted tax basis in the New MCHS Senior Note exceeds the issue price of such note. Such income will generally be ordinary interest income. In the case of such a holder whose adjusted tax basis in a New MCHS Senior Note is less than the issue price of such note by more than a de minimis amount (i.e., .25% of the New MCHS Senior Note's issue price, multiplied by the number of complete years to maturity), such difference may be treated as market discount, subject to the rules discussed below under "Retention of Notes; Adoption of Proposed Amendments."

  In any case, if a holder's adjusted tax basis in a New MCHS Senior Note is greater than its $1,000 principal amount, the holder may elect to treat such excess as "amortizable bond premium." In such event, the amount a holder will be required to include in income each year with respect to stated interest on the New MCHS Senior Note will be reduced by the amount of amortizable bond premium allocable (based on the New MCHS Senior Note's yield to maturity over the remaining term of such note) to such taxable year. The amount of amortizable bond premium will, however, be determined by reference to the amount payable on an earlier redemption date and over the shorter period to such redemption date in the event that a smaller amount of amortizable bond premium, attributable to the period to the earlier redemption date, would result. If this alternative method applies, the note would be treated as maturing on the earlier redemption date for the amount then payable and, if not redeemed on such date, the note would be treated as reissued on such date for the amount so payable. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest of which is excludible from gross income) held by the holder at the beginning of the first taxable year to which the election applies and thereafter acquired by the holder, and is irrevocable without the consent of the IRS.

  In the case of a New MCHS Senior Note not treated as issued with OID, if the holder's adjusted tax basis in such note is less than the $1,000 principal amount of such note by more than a de minimis amount (i.e., .25% of the New MCHS Senior Note's stated redemption price at maturity, multiplied by the number of complete years to maturity), such difference may be treated as market discount, subject to the rules discussed below under "Retention of Notes; Adoption of Proposed Amendments."

RETENTION OF NOTES; ADOPTION OF PROPOSED AMENDMENTS.

  In the case of a holder of Old Senior Notes who does not exchange its Old Senior Notes for New MCHS Senior Notes pursuant to the Exchange Offer, the adoption of the Proposed Amendments should not cause a constructive exchange of the Old Senior Notes for federal income tax purposes because the Proposed Amendments should not constitute a significant modification (within the meaning of applicable Treasury regulations promulgated under Section 1001 of the Code) to the terms of the Old Senior Notes for federal income tax purposes. Alternatively, if the Proposed Amendments were to cause a constructive exchange of the Old Senior Notes for federal income tax purposes, a holder who does not exchange Old Senior Notes for New MCHS Senior Notes pursuant to the Exchange Offer would be treated as if it constructively exchanged Old Senior Notes for "new" Old Senior Notes (subject to the Proposed Amendments). In such event, a Holder would not recognize gain or loss or have a change in the adjusted tax basis or holding period of its Old Senior Notes because such constructive exchange would qualify as a tax-free recapitalization.

  If constructive exchange treatment applies and the fair market value of the "new" Old Senior Notes is equal to or greater than the $1,000 principal amount of the notes, the "new" Old Senior Notes would be treated as issued without OID. In such case, for a holder whose adjusted tax basis in the "new" Old Senior Notes is less than the $1,000 principal amount of the notes by more than a de minimis amount (i.e., .25% of the "new" Old Senior Notes stated redemption price at maturity, multiplied by the number of complete years to maturity), such difference would generally be treated as market discount. Such a holder would recognize as ordinary interest income the amount of accrued market discount upon a sale or other disposition of such "new" Old Senior Notes and could be required to defer the deduction of a portion of interest on any debt incurred to purchase or carry the "new" Old Senior Notes, unless the holder elects to accrue market discount in income currently. For a holder whose adjusted tax basis in the "new" Old Senior Notes is greater than the $1,000 principal amount of the notes, such holder may be entitled to elect to treat such excess as amortizable bond premium, subject to the rules discussed above under "Holders of New MCHS Senior Notes."

  If constructive exchange treatment applies and the fair market value of the "new" Old Senior Notes is less than the $1,000 principal amount of the notes by more a de minimis amount (as described above under "Holders of New MCHS Senior Notes"), the "new" Old Senior Notes will be treated as issued with OID, subject to the rules discussed above under "Holders of New MCHS Senior Notes." Such OID would be includible in the income of a holder based on the constant yield method over the remaining life of the "new" Old Senior Notes; however, such inclusions of OID would be reduced to the extent that a holder's adjusted tax basis in the "new" Old Senior Notes exceeds the fair market value of the notes on the date of the constructive exchange. The market discount and amortizable bond premium rules described above might also apply in this case, except that the amount of market discount, if any, on the "new" Old Senior Notes would equal the excess of the fair market value of such "new" Old Senior Notes on the date of the constructive exchange over the holder's adjusted tax basis in the "new" Old Senior Notes (rather than the excess of the $1,000 principal amount of such "new" Old Senior Notes over such adjusted tax basis, as described in the preceding paragraph.)

                                 LEGAL MATTERS

  Certain legal matters regarding the New MCHS Senior Notes will be passed upon for ManorCare Health Services by James H. Rempe, Senior Vice President, General Counsel and Secretary of Manor Care and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain federal income tax consequences will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedules of Manor Care, Inc. and subsidiaries incorporated by reference in this Prospectus and Consent Solicitation and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of New ManorCare Health Services, Inc. and subsidiaries included in this Prospectus and Consent Solicitation and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                             MANOR CARE, INC.

Report of Independent Public Accountants..................................  F-2
Consolidated Balance Sheets as of May 31, 1997 and 1996 and November 30,
 1997 (unaudited).........................................................  F-3
Consolidated Statements of Income for the fiscal years ended May 31, 1997,
 1996 and 1995 and the six months ended November 30, 1997 and 1996 (unau-
 dited)...................................................................  F-4
Consolidated Statements of Cash Flows for the fiscal years ended May 31,
 1997, 1996 and 1995 and the six months ended November 30, 1997 and 1996
 (unaudited)..............................................................  F-5
Consolidated Statements of Shareholders' Equity as of May 31, 1997, 1996,
 1995 and 1994 and November 30, 1997 (unaudited)..........................  F-6
Notes to Combined Financial Statements....................................  F-7

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS OF MANOR CARE, INC.:

  We have audited the accompanying consolidated balance sheets of Manor Care, Inc. (a Delaware Corporation) and subsidiaries as of May 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended May 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Manor Care, Inc. and subsidiaries as of May 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1997 in conformity with generally accepted accounting principles.

  Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in the index in Item 21(b),
Exhibit 99.1 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. The schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

Washington, D.C.

June 27, 1997

              (except for the Distribution as discussed in the footnotes entitled "Principles of Consolidation" and "Transactions between Manor Care Realty and ManorCare Health Services" which is dated September 14, 1997)

                        CONSOLIDATED BALANCE SHEETS

                                                                   NOVEMBER 30,
                                         MAY 31, 1997 MAY 31, 1996     1997
                                         ------------ ------------ ------------
                                                                   (UNAUDITED)
                 ASSETS
CURRENT ASSETS
  Cash and cash equivalents.............  $   32,882   $   62,533   $   53,032
  Receivables (net of allowances for
   doubtful accounts of $41,493, $24,311
   and $40,970).........................     215,191      107,267      256,162
  Inventories...........................      37,724       18,734       39,257
  Income taxes..........................      41,856       40,420       54,812
  Other.................................       9,817        6,107       28,688
                                          ----------   ----------   ----------
    Total current assets................     337,470      235,061      431,951
                                          ----------   ----------   ----------
Property and equipment, at cost, net of
 accumulated depreciation...............   1,027,571      918,207    1,076,521
                                          ----------   ----------   ----------
Goodwill................................     356,460       54,646      371,317
                                          ----------   ----------   ----------
Advances to discontinued lodging
 segment................................     115,723      225,723          --
                                          ----------   ----------   ----------
Net investment in discontinued lodging
 segment................................         --       159,537          --
                                          ----------   ----------   ----------
Other assets............................     142,480       88,666      115,475
                                          ----------   ----------   ----------
    Total assets........................  $1,979,704   $1,681,840   $1,995,264
                                          ==========   ==========   ==========
  LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt.....  $   14,845   $   23,984   $    8,728
  Accounts payable......................      82,457       85,804       79,314
  Accrued expenses......................     130,519      113,426      125,882
  Income taxes payable..................         --         8,614       13,712
                                          ----------   ----------   ----------
    Total current liabilities...........     227,821      231,828      227,636
                                          ----------   ----------   ----------
Mortgages and other long-term debt......     596,473      490,575      559,063
                                          ----------   ----------   ----------
Deferred income taxes ($202,937,
 $151,410 and $213,752) and other.......     279,014      218,256      295,243
                                          ----------   ----------   ----------
Minority interest.......................     185,965       33,412      184,299
                                          ----------   ----------   ----------
SHAREHOLDERS' EQUITY
  Common stock $.10 par, 160.0 million
   shares authorized; 66.8 million, 65.8
   million and 67.0 million shares
   issued ..............................       6,682        6,581        6,710
  Contributed capital...................     194,640      174,364      198,605
  Retained earnings.....................     538,630      571,925      575,020
  Cumulative translation adjustment.....         --        (1,362)         --
  Treasury stock, 3.2 million, 3.0
   million and 3.2 million shares, at
   cost.................................     (49,521)     (43,739)     (51,312)
                                          ----------   ----------   ----------
    Total shareholders' equity..........     690,431      707,769      729,023
                                          ----------   ----------   ----------
                                          $1,979,704   $1,681,840   $1,995,264
                                          ==========   ==========   ==========

   The accompanying notes are an integral part of these consolidated balance sheets.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                SIX MONTHS ENDED
                                 YEARS ENDED MAY 31             NOVEMBER 30, 1997
                          ------------------------------------  ------------------
                             1997          1996        1995       1997      1996
                          ----------    ----------  ----------  --------  --------
                                      (IN THOUSANDS OF DOLLARS)
                                                                   (UNAUDITED)
Revenues................  $1,527,247    $1,248,197  $1,019,458  $885,623  $688,064
                          ----------    ----------  ----------  --------  --------
Expenses:
  Operating expenses....   1,202,836       963,081     769,998   723,244   541,482
  Depreciation and
   amortization.........      80,378        68,086      54,374    47,818    36,877
  General corporate and
   other................      68,563        72,322      63,197    28,208    31,873
  Provisions for asset
   impairment and
   restructuring........         --         26,300         --        --        --
                          ----------    ----------  ----------  --------  --------
  Total expenses........   1,351,777     1,129,789     887,569   799,270   610,232
                          ----------    ----------  ----------  --------  --------
Income from continuing
 operations before other
 income and (expenses)
 and income taxes.......     175,470       118,408     131,889    86,353    77,832
                          ----------    ----------  ----------  --------  --------
Other income and
 (expenses):
  Interest income from
   advances to
   discontinued lodging
   segment..............      21,221        19,673      15,492     4,994    10,157
  Gain on issuance of
   Vitalink stock.......      50,271           --          --        --        --
  Interest income and
   other................       8,683         5,416       7,348     4,690     4,633
  Minority interest
   expense..............      (4,001)       (1,688)     (2,129)    7,294       246
  Interest expense......     (41,831)      (30,338)    (22,769)  (22,073)  (19,168)
                          ----------    ----------  ----------  --------  --------
  Total other income and
   (expenses), net......      34,343        (6,937)     (2,058)   (5,095)   (4,132)
                          ----------    ----------  ----------  --------  --------
Income from continuing
 operations before
 income taxes...........     209,813       111,471     129,831    81,258    73,700
Income taxes............      84,700        46,000      52,156    35,692    29,400
                          ----------    ----------  ----------  --------  --------
Income from continuing
 operations.............     125,113        65,471      77,675    45,566    44,300
Discontinued lodging
 operations
  Income from
   discontinued lodging
   operations (net of
   income taxes of
   $8,734, $14,966,
   $13,144, $0, and
   $8,734
   respectively)........      11,829        20,436      16,811       --     11,829
Extraordinary item, net
 of taxes...............         --            --          --     (3,216)      --
Cumulative change in
 accounting principle,
 net of taxes ..........         --            --          --     (3,173)      --
                          ----------    ----------  ----------  --------  --------
Net income..............  $  136,942    $   85,907  $   94,486  $ 39,177  $ 56,129
                          ==========    ==========  ==========  ========  ========
Weighted average share
 of common stock........      63,257        62,628      62,480    63,748    63,040
                          ----------    ----------  ----------  --------  --------
Income per share of
 common stock
  Income from continuing
   operations...........  $     1.98    $     1.04  $     1.24  $   0.72  $   0.70
  Income from
   discontinued lodging
   operations...........        0.19          0.33        0.27       --       0.19
  Extraordinary item....         --            --          --      (0.05)      --
  Cumulative change in
   accounting
   principle............         --            --          --      (0.05)      --
                          ----------    ----------  ----------  --------  --------
Net income per share of
 common stock...........  $     2.16(a) $     1.37  $     1.51  $   0.62  $   0.89
                          ==========    ==========  ==========  ========  ========

--------

(a) Fiscal year 1997 does not add due to rounding.

 The accompanying notes are an integral part of these consolidated statements.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            SIX MONTHS ENDED
                                YEARS ENDED MAY 31,           NOVEMBER 30,
                           -------------------------------  ------------------
                             1997       1996       1995       1997      1996
                           ---------  ---------  ---------  --------  --------
                                      (IN THOUSANDS OF DOLLARS)
                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income..............  $ 136,942  $  85,907  $  94,486  $ 39,177  $ 56,129
 Reconciliation of net
  income to net cash pro-
  vided by operating ac-
  tivities:
 Gain on issuance of
  Vitalink stock.........    (50,271)       --         --        --        --
 Income from discontinued
  lodging operations.....    (11,829)   (20,436)   (16,811)      --    (11,829)
 Depreciation and amorti-
  zation.................     80,378     68,086     54,374    47,818    36,877
 Cumulative change in ac-
  counting principle.....        --         --         --      5,288       --
 Adjustments to In Home
  Health Medicare re-
  serves.................        --         --         --     15,451       --
 Provisions for asset im-
  pairment and restruc-
  turing.................        --      26,300        --        --        --
 Amortization of debt
  discount...............        513        455        499       115       397
 Provisions for bad
  debts..................     20,341     16,190     12,587    19,311     7,987
 Increase (decrease) in
  deferred taxes.........     48,200     (4,314)     1,579     3,794     5,014
 Gain on sale of
  healthcare facilities..     (7,322)       --         --     (2,057)   (7,321)
 Minority interest.......      4,001      1,668      2,129    (7,104)      246
 Changes in assets and
  liabilities (excluding
  sold facilities and ac-
  quisitions):
 Change in receivables...    (87,205)   (39,551)   (20,128)  (53,694)  (26,109)
 Change in inventories
  and other current as-
  sets...................     (6,528)    (1,569)    (9,115)  (19,579)  (20,918)
 Change in current lia-
  bilities...............    (27,812)    48,366     15,839    (8,993)   (8,995)
 Change in income taxes
  payable................     (6,169)    12,879    (12,681)    7,988     8,863
 Change in other liabili-
  ties...................    (13,088)     5,306     (1,998)    3,852   (11,456)
                           ---------  ---------  ---------  --------  --------
Net cash provided by con-
 tinuing operations......     80,151    199,307    120,760    51,367    28,925
Net cash provided by dis-
 continued lodging opera-
 tions...................     40,599     52,682     48,604       --     40,599
                           ---------  ---------  ---------  --------  --------
Net cash provided by op-
 erating activities......    120,750    251,989    169,364    51,367    69,524
                           ---------  ---------  ---------  --------  --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Investment in property
  and equipment..........   (167,716)  (121,896)   (83,500)  (91,815)  (78,165)
 Acquisition of assisted
  living facilities......        --     (19,050)       --        --        --
 Investment in systems
  development............    (15,753)   (14,436)    (8,400)  (18,905)   (5,548)
 Acquisition of pharmacy
  business...............    (97,400)       --         --        --        --
 Acquisition of
  healthcare facilities..    (17,793)   (32,369)   (56,745)      --     (4,440)
 Acquisition of pharma-
  cies...................     (5,291)    (6,270)    (2,451)   (5,672)   (5,291)
 GranCare settlement.....        --         --         --     18,500       --
 Acquisition of Vitalink
  stock..................    (30,000)       --         --        --        --
 Purchase of home health
  business...............        --     (22,950)       --        --        --
 Sale of healthcare busi-
  ness...................        --         --      13,334       --        --
 Sale of healthcare fa-
  cilities...............     17,283        --         --        --     17,283
 Receipts from (advances
  to) discontinued lodg-
  ing segment............    113,267    (27,201)   (51,461)  115,723       --
 Other items, net........     (5,832)   (14,946)    (2,490)   (5,105)  (13,899)
                           ---------  ---------  ---------  --------  --------
Net cash (utilized) pro-
 vided by investing ac-
 tivities of continuing
 operations..............   (209,235)  (259,118)  (191,713)   12,726   (90,060)
Net cash utilized by in-
 vesting activities of
 discontinued lodging op-
 erations................    (29,424)  (169,641)   (92,422)      --    (29,424)
                           ---------  ---------  ---------  --------  --------
Net cash (utilized) pro-
 vided by investing ac-
 tivities................   (238,659)  (428,759)  (284,135)   12,726  (119,484)
                           ---------  ---------  ---------  --------  --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Borrowings of long-term
  debt...................    277,381    149,000    207,254   109,543   149,400
 Principal payments of
  long-term debt.........   (180,241)   (23,030)  (122,496)   (6,770) (108,547)
 Proceeds from exercise
  of stock options.......     12,254      3,307        841     3,989    10,149
 Treasury stock ac-
  quired.................     (5,782)    (1,131)       (73)   (1,807)      --
 Retirement of deben-
  tures..................     (9,900)       --         --   (146,100)   (9,900)
 Dividends paid..........     (6,108)    (5,502)    (5,489)   (2,798)   (2,765)
                           ---------  ---------  ---------  --------  --------
Net cash provided (uti-
 lized) by financing ac-
 tivities of continuing
 operations..............     87,604    122,644     80,037   (43,943)   38,337
Net cash provided by
 financing activities of
 discontinued lodging
 operations..............        654     43,687     50,008       --        654
                           ---------  ---------  ---------  --------  --------
Net cash provided (uti-
 lized) by financing ac-
 tivities................     88,258    166,331    130,045   (43,943)   38,991
                           ---------  ---------  ---------  --------  --------
Net change in cash and
 cash equivalents........    (29,651)   (10,439)    15,274    20,150   (10,969)
                           ---------  ---------  ---------  --------  --------
Cash and cash equiva-
 lents, at beginning of
 year....................     62,533     72,972     57,698    32,882    62,533
                           ---------  ---------  ---------  --------  --------
Cash and cash equiva-
 lents, at end of year...  $  32,822  $  62,533  $  72,972  $ 53,032  $ 51,564
                           =========  =========  =========  ========  ========
NON-CASH ACTIVITIES:
 Liabilities assumed in
  connection with acqui-
  sition of properties...  $ 172,778  $  68,250  $     --   $    --   $    --
                           =========  =========  =========  ========  ========

 The accompanying notes are an integral part of these consolidated statements.

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                              COMMON STOCK
                            ----------------- CONTRIBUTED RETAINED   TRANSLATION
                              SHARES   AMOUNT   CAPITAL   EARNINGS   ADJUSTMENT
                            ---------- ------ ----------- ---------  -----------
                              (IN THOUSANDS OF DOLLARS, EXCEPT COMMON SHARES)
Balance, May 31, 1994.....  65,436,734 $6,545  $167,316   $ 402,520    $   (31)
  Net income..............         --     --        --       94,486        --
  Exercise of stock op-
   tions..................      77,000      8       833         --         --
  Cash dividends..........         --     --        --       (5,489)       --
  Other...................         --     --        550           3        740
                            ---------- ------  --------   ---------    -------
Balance, May 31, 1995.....  65,513,734  6,553   168,699     491,520        709
  Net income..............         --     --        --       85,907        --
  Exercise of stock op-
   tions..................     269,156     28     3,279         --         --
  Cash dividends..........         --     --        --       (5,502)       --
  Other...................         --     --      2,386         --      (2,071)
                            ---------- ------  --------   ---------    -------
Balance, May 31, 1996.....  65,782,890  6,581   174,364     571,925     (1,362)
  Net income..............         --     --        --      136,942        --
  Exercise of stock op-
   tions..................   1,011,951    101    12,153         --         --
  Cash dividends..........         --     --        --       (6,108)       --
  Dividend of discontinued
   lodging segment........         --     --        --     (164,225)     1,362
  Tax benefit of common
   stock transactions
   related to employee
   benefit plans..........         --     --      6,818         --         --
  Other...................         --     --      1,305          96        --
                            ---------- ------  --------   ---------    -------
Balance, May 31, 1997.....  66,794,841  6,682   194,640     538,630        --
  Net income..............         --     --        --       39,177        --
  Exercise of stock op-
   tions..................     212,524     28     3,961         --         --
  Cash dividends..........         --     --        --       (2,798)       --
  Other...................         --     --          4          11        --
                            ---------- ------  --------   ---------    -------
Balance, November 30, 1997
 (unaudited)..............  67,007,365 $6,710  $198,605   $ 575,020    $   --
                            ========== ======  ========   =========    =======

 The accompanying notes are an integral part of these consolidated statements.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of Manor Care, Inc. and its subsidiaries (the "Company"). As a result of the Company's spin-off of its lodging operations, the accompanying financial statements reflect the lodging segment as a discontinued operation. All significant intercompany transactions have been eliminated, except for advances to the discontinued lodging segment and the related interest income.

  On September 15, 1997, the Company announced its intention to proceed with a separation of its skilled nursing facility management, assisted living, pharmacy and home health businesses (collectively, the "Health Services Business") from its skilled nursing facility management, real estate and healthcare facility development business via a spin-off of the Health Services Business (the "Distribution"). The spin-off of the Health Services Business will be effected by a distribution to the Company's shareholders of all the common stock of New ManorCare Health Services, Inc., a wholly owned subsidiary of the Company, which as of the date of the spin-off, will own and operate all the Company's assisted living operations as well as manage and lease the skilled nursing assets owned by the Company. Following the Distribution, New ManorCare Health Services, Inc. will change its name to ManorCare Health Services, Inc. and the Company will change its name to Manor Care Realty, Inc. The Board of Directors voted to approve in principle the transaction subject to receipt of other approvals and consents and satisfactory implementation of the arrangements for the Distribution. The Company anticipates that the transaction will be completed by the end of fiscal year 1998. The Distribution is conditional upon certain matters, including receipt of a satisfactory solvency opinion, and the declaration of the special dividend by the Company's Board of Directors.

  Following the Distribution, Manor Care Realty's principal sources of revenue will be payments pursuant to the leasing of the skilled nursing facilities to ManorCare Health Services, the operations of the developed assisted living facilities prior to sale, the proceeds of the sale of assisted living facilities, and revenues of Mesquite Hospital. Manor Care Realty's principal operating expenses will be related to the operation of the assisted living facilities prior to sale, the operating expenses of Mesquite Hospital and general overhead expenses. ManorCare Health Services' principal sources of revenue will be from the management of skilled nursing facilities owned by Manor Care Realty, the operations of assisted living facilities, pharmacy operations, home health operations and management fees from the developed assisted living facilities owned by Manor Care Realty. ManorCare Health Services' principal operating expenses will be expenses related to the operation of skilled nursing and assisted living facilities, lease payments to Manor Care Realty, and the operations of pharmacy and home health segments.

  Due to the fact that the majority of the current Manor Care, Inc. operations will be transferred to ManorCare Health Services, Inc. as a result of the Distribution, this transaction will be reported as a reverse Distribution. Accordingly, consolidated results for Manor Care, Inc. will be shown up to the date of the Distribution. After the Distribution, ManorCare Health Services, Inc. will present consolidated Manor Care, Inc. results for periods prior to the Distribution and Manor Care Realty, Inc. will not report any periods prior to the Distribution.

UNAUDITED INTERIM FINANCIAL STATEMENTS

  The consolidated balance sheet as of November 30, 1997, the consolidated statements of income and the consolidated statements of cash flows for the six months ended November 30, 1997 and 1996, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows at November 30, 1997 and for all periods presented have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The results of operations and cash flows for the six month periods ended November 30, 1997 and 1996 are not necessarily indicative of the operating results or cash flows for the full year.

CASH

  The Company considers all highly liquid securities purchased with a maturity of three months or less to be cash equivalents.



PROPERTY AND EQUIPMENT

  The components of property and equipment at May 31, were:

                                                        1997          1996
                                                    ------------  ------------
                                                    (IN THOUSANDS OF DOLLARS)
   Land............................................ $     97,569  $     92,884
   Building and improvements.......................      971,850       887,184
   Capitalized leases..............................       12,747        12,747
   Furniture, fixtures and equipment...............      242,143       209,035
   Facilities in progress..........................       58,200        49,067
                                                    ------------  ------------
                                                       1,382,509     1,250,917
   Less: Accumulated depreciation and amortiza-
    tion...........................................     (354,938)     (332,710)
                                                    ------------  ------------
                                                    $  1,027,571  $    918,207
                                                    ============  ============

  Depreciation has been computed for financial reporting purposes using the straight-line method. A summary of the ranges of estimated useful lives upon which depreciation rates have been based follows.

   Building and improvements........................................ 10-40 years
   Furniture, fixtures and equipment................................  3-20 years

  Accumulated depreciation includes $9.4 million and $9.7 million at May 31, 1997 and 1996, respectively, relating to capitalized leases. Capitalized leases are amortized on a straight-line basis over the lesser of the lease term or the remaining useful life of the leased property.

CAPITALIZATION POLICIES

  Major renovations and replacements are capitalized to appropriate property and equipment accounts. Upon sale or retirement of property, the cost and related accumulated depreciation are eliminated from the accounts and the related gain or loss is taken into income. Maintenance, repairs, and minor replacements are charged to expense.

  Construction overhead and costs incurred to ready a project for its intended use are capitalized for major development projects and are amortized over the lives of the related assets.

  The Company capitalizes interest on borrowings applicable to facilities in progress. Interest has been capitalized as follows: 1997, $4.6 million; 1996, $3.1 million; 1995, $1.8 million.

ACCOUNTING FOR CAPITALIZED SYSTEMS DEVELOPMENT COSTS

  Costs incurred for systems development include direct payroll and consulting costs. These costs are capitalized and are amortized over the estimated useful lives of the related systems of not more than five years.

ACCOUNTING FOR INVESTMENTS IN JOINT VENTURES

  The Company uses the equity method to account for investments in entities in which it has less than a majority interest but can exercise significant influence. These investments are classified on the accompanying balance sheets as other long-term assets. Under the equity method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of the net earnings or losses of the affiliates as they occur. Losses are limited to the extent of the Company's investments in, advances to and guarantees for the investee. These investments will be transferred in connection with the Distribution.

GOODWILL

  Goodwill primarily represents an allocation of the excess purchase price of certain acquisitions over the recorded fair value of the net assets. Goodwill is amortized over 40 years. Amortization expense amounted to $4.5 million, $1.0 million and $0.7 million in each of the years ended May 31, 1997, 1996 and 1995, respectively.

PHARMACY CONTRACTS

  Pharmacy contracts, principally representing the estimated value of acquired contracts to service customers, are amortized over their estimated useful lives, not to exceed 20 years. The recoverability of these assets is evaluated annually. Amortization expense charged to operations for pharmacy contracts was $1.5 million in 1997, $0.9 million in 1996 and $0.9 million in 1995.

MINORITY INTEREST

  The Company has controlling investments in certain entities which are not wholly owned. Amounts reflected as minority interest represent the minority owners' share of income in these entities. Minority interest liability represents the cumulative minority owners' share of income in these entities.


SELF-INSURANCE PROGRAMS

  The Company self-insures for certain levels of general and professional liability, automobile liability, and workers' compensation coverage. The estimated costs of these programs are accrued at present values at a discount rate of 7% based on actuarial projections for known and incurred but not reported claims.

PRO FORMA INFORMATION (UNAUDITED)

  After giving effect to the Distribution and related transactions, pro forma revenues, net income and net equity for the six months ended November, 1997 would have been $860.3 million, $16.6 million, and $695.3 million, respectively.

  Pro forma income per share for six months ended November 30, 1997, after giving effect to the transaction described in the pro forma consolidated financial statements, would have been $0.26. Pro forma income per common share is computed by dividing pro forma net income by the weighted average number of outstanding common shares, aggregating 63.7 million shares as of November 30, 1997.

ACCOUNTING FOR STOCK-BASED COMPENSATION

  The Company has elected the disclosure-only alternative permitted under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has disclosed herein pro forma net income and pro forma earnings per share in the footnotes using the fair value based method beginning in fiscal year 1997 with comparable disclosures for fiscal year 1996.

NET INCOME PER COMMON SHARE

  Net income per common share has been computed based on the weighted average number of shares of common stock outstanding. Stock options are included in the calculation when dilutive.

REVENUE RECOGNITION

  Revenues are recognized at the time the service is provided to the patient. The Company records revenue for services to Medicare beneficiaries at the time the services are rendered and based on the Medicare cost reimbursement principles. Under those principles, Medicare reimburses the Company for the reasonable costs (as defined) incurred in providing care to Medicare beneficiaries. The Company reports as reimbursable costs in the Medicare cost reports only those costs it believes to be reimbursable under the applicable Medicare cost reimbursement principles. In determining the amount of revenue to be recorded, those costs are reduced for costs that are in excess of reimbursable cost limits, and for costs for which reimbursement may be questionable based on the Company's understanding of reimbursement principles in effect at that time. Accordingly, this process results in recording revenue only for the costs that the Company believes are reasonable assured of recovery. Refer to "Commitments and Contingencies" footnote for additional information.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported or disclosed in its financial statements and the notes related thereto. Actual results could differ from those estimates.

RECLASSIFICATIONS

  Certain amounts previously presented have been reclassified to conform to the 1997 presentation.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" ("SFAS 128"), which is effective for fiscal years ending after December 15, 1997, including interim periods. Earlier adoption is not permitted. However, an entity is permitted to disclose pro forma earnings per share amounts computed under SFAS 128 in the notes to the financial statements in periods prior to adoption. The statement requires restatement of all prior-period earnings per share data presented after the effective date. SFAS 128 specifies the computation, presentation, and disclosure requirements for earnings per share and is substantially similar to the standard recently issued by the International Accounting Standards Committee entitled "International Accounting Standards, Earnings Per Share." The Company plans to adopt SFAS 128 in fiscal year 1998 and has not determined the impact of adoption.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which is effective for fiscal years beginning after December 15, 1997. The statement establishes standards for reporting and display of comprehensive income and its components. The Company plans to adopt SFAS 130 in fiscal year 1999 and has not determined the impact of adoption.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which is effective for fiscal years beginning after December 15, 1997. The Company plans to adopt SFAS 131 in fiscal year 1999 and has not determined the impact of adoption.

                          LONG-TERM RECEIVABLES

  Long-term receivables of $22 million and $19.1 million at May 31, 1997 and 1996, respectively, represent accounts receivable for Medicare at In Home Health, Inc. ("IHHI"), relating primarily to the reimbursement of disputed costs from prior years.

  Approximately 55% of IHHI's revenue is derived from services provided to Medicare beneficiaries through cost reimbursement programs. Virtually all of the payments for these services are based on the Medicare program's reimbursable costs incurred in rendering the services. Cost reports are filed annually and are subject to audit and retroactive adjustment. IHHI reports revenue for those costs that it believes are probable of recovery under applicable Medicare statutes and regulations.

  Over the years Medicare auditors have claimed that certain costs were not reimbursable under the Medicare program. These positions are based on interpretations promulgated after the period covered by the cost reports that are contrary to IHHI's interpretation or on what IHHI believes is the misapplication of specific reimbursement principles.

  As of May 31, 1997, IHHI has received reports challenging $18.9 million of these costs. An additional $18.8 million of costs similar to the costs which have been challenged have been incurred through May 31, 1997 related to open cost reporting years. Of this $37.7 million, approximately $22.5 million related to the treatment of certain community liaison personnel costs, which Medicare alleges are unreimbursable sales costs. Other significant disputed costs related to physical therapists employed by IHHI and certain other branch and corporate expenses.

  As of May 31, 1997 total IHHI accounts receivable due from Medicare were approximately $40.5 million including the disputed costs of $37.7 million. On a consolidated basis, the Company had established reserves against these disputed costs of $9.8 million. The Company does not believe that the resolutions of these disputed costs will be accomplished in the next year. Therefore, they have been classified as a non-current asset. Additionally, as of May 31, 1997, IHHI had received approximately $12.5 million in payment from Medicare for disputed costs. Because Medicare may seek repayment of these amounts, the potential liability is recorded in Accrued Liabilities. In August 1997, IHHI received three court decisions relating to certain of these amounts.

IHHI has, on a preliminary basis, evaluated these decisions on its recorded accounts receivable and, accordingly, recorded a reserve of $15.5 million in the six months ended November 30, 1997. The net impact to the Company after taxes and minority interest was approximately $3.8 million.

                             ACCRUED EXPENSES

  Accrued expenses at May 31, 1997 and 1996 were as follows.

                                                          1997         1996
                                                      ------------ ------------
                                                      (IN THOUSANDS OF DOLLARS)
   Payroll........................................... $     63,783 $     53,986
   Taxes, other than income..........................       14,507       12,302
   Insurance.........................................       18,271       22,310
   Interest..........................................        8,100        1,875
   Other.............................................       25,858       22,953
                                                      ------------ ------------
                                                      $    130,519 $    113,426
                                                      ============ ============

                              LONG-TERM DEBT

  Maturities of long-term debt at May 31, 1997 were as follows.

   FISCAL YEAR
   -----------
                                                       (IN THOUSANDS OF DOLLARS)
   1998...............................................         $ 14,845
   1999...............................................            8,605
   2000...............................................            7,891
   2001...............................................            6,536
   2002...............................................            6,279
   2003 to 2024.......................................          567,162
                                                               --------
                                                               $611,318
                                                               ========

  Long-term debt, consisting of mortgages, capital leases, Senior Notes, and Senior Subordinated Notes, was net of discount of $1.2 million and $1.0 million at May 31, 1997 and 1996, respectively. Amortization of discount was $0.5 million in 1997, 1996, and 1995, including the write-off associated with debt redemptions. At May 31, 1997, the Company had mortgages and capital leases of $80.2 million, of which $45.6 million is related to mortgages on assisted living facilities. Mortgages on assisted living facilities are held by the Company and will be transferred to New ManorCare Health Services on the Distribution Date.

  Interest paid was $35.6 million in 1997, $29.9 million in 1996 and $22.5 million in 1995. During fiscal year 1997, interest rates on subordinated debt ranged from 4.8% to 9.5%. Interest rates on mortgages and other long-term debt ranged from 2.6% to 12.0%. The weighted average interest rate in fiscal year 1997 was 7.2%.

  In June 1996, the Company issued $150.0 million of 7 1/2% Senior Notes due 2006. These notes are redeemable at the option of the Company at any time at a price equal to the greater of (a) the principal amount or (b) the sum of the present values of the remaining scheduled payments of principal and interest, discounted with an applicable treasury rate plus 15 basis points, plus accrued interest to the date of redemption. The proceeds of this offering were used to repay borrowings under the Company's $250.0 million competitive advance and multi-currency revolving credit facility (the "Facility").

  In November 1992, the Company issued $150.0 million of 9 1/2% Senior Subordinated Notes due November 2002. In July 1996, the Company repurchased $9.9 million of the 9 1/2% Senior Subordinated Notes for $10.5 million.

  In September 1996, the Company amended the Facility provided by a group of sixteen banks. The Facility provides that up to $75.0 million is available for borrowings in foreign currencies. Borrowings under the Facility are, at the option of the Company, at one of several rates including LIBOR plus 20 basis points. In addition, the Company has the option to request participating banks to bid on loan participation at lower rates than those contractually provided by the Facility. The Facility presently requires the Company to pay fees of 1/10 of 1% on the entire loan commitment. The Facility will terminate on September 6, 2001. At May 31, 1997, outstanding revolver borrowings amounted to $85.0 million.

  Various debt agreements impose, among other restrictions, restrictions regarding financial ratios and payment of dividends. Pursuant to such restrictions, owned property with a net book value of $145.8 million was pledged or mortgaged and approximately $167.4 million of retained earnings was not available for cash dividends.

  During fiscal year 1997, Vitalink Pharmacy Services, Inc. ("Vitalink") entered into a committed $200 million revolving credit facility (the "Vitalink Credit Facility"), which expires February 12, 2002, with Chase Manhattan Bank. The Vitalink Credit Facility allows for variable borrowing levels, and given its five year term, Vitalink's compliance with its terms, and Vitalink's expectation that the Credit Facility can be refinanced upon maturity, all borrowings under this Credit Facility are classified as long term.

  Amounts totaling $97.4 million were drawn under the Vitalink Credit Facility to redeem $98.2 million of GranCare's $100.0 million Senior Subordinated Notes. Borrowings under the Vitalink Credit Facility are at an interest rate of LIBOR plus 25 basis points. Vitalink is subject to a 0.15% facility fee for the total amount of the Vitalink Credit Facility payable on a quarterly basis. The terms of the Vitalink Credit Facility contain, among other provisions, requirements for maintaining defined levels of net worth, annual capital expenditures, and interest coverage and consolidated leverage ratios. Vitalink was in compliance with the terms of the Vitalink Credit Facility for the fiscal year ended May 31, 1997. In conjunction with Vitalink's merger with TeamCare, Vitalink assumed $1.8 million of GranCare's 9 3/8% Senior Subordinated Notes due September 15, 2005. The notes require semi-annual interest payments. A $0.6 million premium has been recorded on the Senior Subordinated Notes to reflect the fair market value as of the merger date of February 12, 1997. The debt related to the Vitalink Credit Facility is classified as long-term debt on the consolidated balance sheet.

                                  LEASES

  The Company operates certain property and equipment under leases, some with purchase options that expire at various dates through 2035. Future minimum lease payments are as follows.

                                                    OPERATING      CAPITALIZED
                                                     LEASES          LEASES
                                                   -------------  -------------
                                                   (IN THOUSANDS OF DOLLARS)
   1998..........................................   $      13,458   $      1,825
   1999..........................................          11,678          1,045
   2000..........................................          10,028            719
   2001..........................................           8,715            292
   2002..........................................           7,101            292
   Thereafter....................................          45,862          1,904
                                                    -------------   ------------
   Total minimum lease payments..................   $      96,842   $      6,077
                                                    -------------   ------------
   Less: Amount representing interest............                          1,606
                                                                    ------------
   Present value of lease payments...............                          4,471
                                                                    ------------
   Less: Current portion.........................                          1,445
                                                                    ------------
   Lease obligations included in long-term debt..                   $      3,026
                                                                    ============

  Rental expense under noncancelable operating leases was $11.9 million in 1997, $8.0 million in 1996 and $4.9 million in 1995.

                          INTEREST RATE HEDGING

  The Company has entered into multiple interest rate swap agreements to hedge its exposure to fluctuations in interest rates on its long-term debt and operating leases. At May 31, 1997, the Company had three interest rate swap agreements outstanding, with a total notional principal amount of $30.3 million. These agreements effectively convert the Company's interest rate exposure on a floating rate operating lease to a fixed interest rate of 5.60% and mature simultaneously with the relevant operating lease in 2002. The weighted average interest rate under the lease was 6.21% for the year ended May 31, 1997. While the Company is exposed to credit loss in the event of nonperformance by other parties to outstanding interest rate swap agreements, the Company does not anticipate any such credit losses.

  In conjunction with the June 1996 issuance of $150.0 million of 7 1/2% Senior Notes, the Company also entered into a series of interest rate swap and treasury lock agreements having a total notional principal amount of $150.0 million. Agreements with a total notional principal amount of $100.0 million were terminated concurrent with the pricing of the notes offering on May 30, 1996 with a $2.7 million cash gain. The remaining agreement, with a total notional principal amount of $50.0 million was terminated on October 23, 1996 with a $1.4 million cash gain. The gains on the termination of the agreements have been deferred and are being amortized against interest expense over the life of the 7 1/2% Senior Notes effectively reducing the interest rate on the Notes to 7.1%. The agreements had no effect on interest expense during the period that the swaps were outstanding.

                               INCOME TAXES

  Because of the relative ownership percentages, the Company files separate income tax returns for the Company's 51% owned pharmacy subsidiary, Vitalink Pharmacy Services, Inc. ("Vitalink") (effective February 1, 1997) and In Home Health, Inc. ("IHHI"). The consolidated tax provision, therefore, is based upon the separate tax provisions of each of the companies.

  Income tax provisions were as follows for the year ended May 31.

                                                       1997     1996      1995
                                                     -------- --------  --------
                                                     (IN THOUSANDS OF DOLLARS)
   Current tax expense:
     Federal........................................ $ 30,001 $ 41,427  $ 41,432
     State..........................................    6,499    8,887     9,145
   Deferred tax expense:
     Federal........................................   39,341   (3,450)    1,296
     State..........................................    8,859     (864)      283
                                                     -------- --------  --------
                                                      $84,700 $ 46,000  $ 52,156

  Deferred tax assets (liabilities) are comprised of the following at May 31.

                                                 1997       1996       1995
                                               ---------  ---------  ---------
                                                 (IN THOUSANDS OF DOLLARS)
   Depreciation and amortization.............. $(117,213) $ (83,237) $ (80,554)
   Purchased tax benefits.....................   (44,110)   (45,527)   (46,212)
   Gain on stock issuance.....................   (37,187)   (11,896)   (11,896)
   Other......................................   (23,368)   (19,514)   (17,956)
                                               ---------  ---------  ---------
   Gross deferred tax liabilities.............  (221,878)  (160,174)  (156,618)
                                               ---------  ---------  ---------
   Tax deposit................................     5,754      5,754     12,000
   Reimbursement reserve......................     9,550     16,882      5,064
   Reserve for doubtful accounts..............    20,267     10,206      8,309
   Deferred compensation......................    13,982      9,526      9,476
   Acquisition costs..........................     3,833        --         --
   Other......................................     7,263      6,816      8,030
                                               ---------  ---------  ---------
   Gross deferred tax assets..................    60,649     49,184     42,879
                                               ---------  ---------  ---------
   Net deferred tax........................... $(161,229) $(110,990) $(113,739)
                                               =========  =========  =========

  A reconciliation of income tax expense at the statutory rate to income tax expense included in the consolidated statements of income follows.

                                                    1997      1996      1995
                                                  --------  --------  --------
                                                  (IN THOUSANDS OF DOLLARS)
   Federal income tax rate.......................       35%       35%       35%
                                                  ========  ========  ========
   Federal taxes at statutory rate............... $ 73,435  $ 39,015  $ 45,441
   State income taxes, net of Federal tax
    benefit......................................    9,983     5,215     6,128
   Minority interest.............................    2,289       499     1,521
   Tax credits...................................     (143)      (19)     (910)
   Other.........................................     (864)    1,290       (24)
                                                  --------  --------  --------
   Income tax expense............................ $ 84,700  $ 46,000  $ 52,156
                                                  ========  ========  ========

  Income taxes paid on a consolidated basis for the years ended May 31, 1997, 1996, and 1995 were $54.0 million, $54.3 million, and $69.7 million, respectively.

                              CAPITAL STOCK

  There are 5.0 million shares of authorized but unissued preferred stock with a par value of $1.00 per share. The rights of the preferred shares will be determined by the Board of Directors when the shares are issued.

  During fiscal years 1997 and 1996, the Company acquired 134,118 and 30,208 shares of its common stock for a total cost of $5.8 million and $1.1 million, respectively. A total of 8.9 million shares of common stock have been authorized, under various stock option plans, to be granted to key executive officers and key employees. At May 31, 1997 and 1996, options for the purchase of an aggregate of 3,041,807 and 3,667,527 shares were outstanding at prices equal to the market value of the stock at date of grant. Options totaling 822,717 are presently exercisable and 2,219,090 will become exercisable from fiscal year 1998 to 2002 and will expire at various dates to February 2007. In addition, 49,957 options have been granted to non-employee directors. Options totaling 7,630 are presently exercisable and 42,327 options will become exercisable from fiscal year 1998 to 2001 and will expire at various dates to September 2001.

  Option activity under the above plans was as shown in the table below.

          OPTIONS                                    1997      1996      1995
          -------                                  --------- --------- ---------
   Granted: No. of shares........................    956,400   582,168   110,000
     Avg. Option Price...........................  $   38.82 $   30.89 $   27.50
   Adjustment as a result of the spin-off: No. of
    shares.......................................  1,454,915       --        --
   Exercised: No. of shares......................  1,011,951   269,156    77,000
     Avg. Option Price...........................  $    8.45 $   12.34 $   10.92
   Canceled: No. of shares.......................  2,010,127   148,735       --
     Avg. Option Price...........................  $   22.42 $   20.57       --
   Outstanding at May 31:
     No. of shares...............................  3,091,764 3,702,527 3,538,250
     Avg. Option Price...........................  $   14.87 $   16.87 $   14.36
   Available for grant at May 31: No. of shares..  1,680,826 1,089,899 1,603,500

  In connection with the spin-off of the Company's lodging segment, the outstanding options held by current and former employees of the Company as of November 1, 1996 were redenominated in both Company and lodging company stock and the number and exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies to retain the intrinsic value of the options. The total number of options outstanding increased by 1,454,915 as a result of this adjustment.

  The Company applies Accounting Principles Board Opinion 25 and related Interpretations in accounting for its various stock option plans and employee stock purchase plan and, accordingly, no compensation expense has been recognized for options granted and shares purchased under the provisions of these plans. Had compensation expense for options granted and shares purchased under the stock-based compensation plans been determined based on the fair value at the grant dates, net income and earnings per share would have been as follows for the years ended May 31.

                                                          1997          1996
                                                      ------------- ------------
                                                      (IN THOUSANDS OF DOLLARS,
                                                        EXCEPT PER SHARE DATA)
   Net income:
     As reported..................................... $     136,942 $     85,907
     Pro forma....................................... $     128,141 $     81,697
   Earnings per share:
     As reported..................................... $        2.16 $       1.37
     Pro forma....................................... $        2.03 $       1.30

  The effects of applying SFAS 123 in this pro forma disclosure are not likely to be representative of the effects on reported net income for future years. SFAS 123 does not apply to awards granted prior to fiscal year 1996 and additional awards are anticipated in future years.

  The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. In computing these pro forma amounts, the Company has assumed a risk-free interest rate equal to approximately 6.36% and 6.37% for fiscal years 1997 and1996, respectively, expected volatility of 12.8%, dividend yields based on historical dividends of $.088 per share annually and expected option lives of eight years. The average fair values of the options granted during 1997 and 1996, as measured on the dates of the grants, are estimated to be $15.12 and $11.96, respectively.

                      ACQUISITIONS AND DIVESTITURES

  On February 12, 1997, Vitalink completed a merger with TeamCare, the pharmacy subsidiary of GranCare, Inc. Vitalink issued 11.4 million shares in exchange for all of the outstanding shares of GranCare. In addition,

Vitalink funded the redemption of $98.2 million of GranCare's 9 3/8% Senior Subordinated Notes and assumed approximately $10.0 million of additional GranCare indebtedness. As a result of the excess of fair value of Vitalink shares over the book value of TeamCare, Vitalink recorded approximately $292.5 million of goodwill. As a result of the merger, the Company's ownership interest in Vitalink decreased to 45%. On May 21, 1997, the Company successfully completed its tender offer to purchase 1.5 million shares of Vitalink common stock. As a result of the tender offer, the Company's interest in Vitalink was increased to approximately 51%. The Company's net pretax gain resulting from these transactions was $50.3 million.

  During fiscal year 1997, Vitalink purchased a pharmacy in California which services 5,100 institutional beds for a total of $5.3 million. In addition, the Company acquired a nursing center in California for $4.4 million and a nursing center in Michigan for $13.4 million. Through new construction, the Company opened four skilled nursing centers and six assisted living facilities. The Company sold four nursing centers in Indiana, Iowa, Illinois, and Texas for $17.3 million and transferred an assisted living facility with an approximate net book value of $4.9 million to the discontinued lodging segment.

  During fiscal year 1996, the Company acquired four nursing centers and an operating lease for approximately $45.4 million, of which $32.4 million was cash and the remainder was assumed liabilities. Additionally, six assisted living facilities, with five attached skilled nursing units, were purchased for $74.3 million, of which $19.0 million was cash and the remainder was assumed liabilities. Vitalink purchased a pharmacy servicing 2,200 institutional beds and an infusion therapy business for a total of $6.3 million. In October 1995, the Company purchased for $22.9 million approximately 41% of the common stock of IHHI, a provider of home health services. The Company paid an additional $20.0 million to IHHI for 100% of its outstanding voting convertible preferred stock and for warrants to purchase an additional 6.0 million shares of common stock. As a result of this transaction, the Company currently has effective control of approximately 63% of the voting stock of IHHI. IHHI is consolidated in the Company's financial statements.

  During fiscal year 1995, the Company purchased nine nursing centers and assisted living facilities for approximately $56.7 million. Vitalink purchased a pharmacy servicing 1,300 institutional beds for $2.5 million. In March 1995, the Company sold its investment in a physicians' practice management business for $13.3 million. The physicians' practice management investment was made in fiscal year 1994 in the amount of $10.0 million.

  Unless otherwise noted, acquisitions are accounted for as purchases. Acquisition costs in excess of fair market value of the assets acquired are allocated to goodwill.

  The following unaudited pro forma statement of operations information gives effect to the TeamCare merger transactions described above as though they had occurred on June 1, 1995, after giving effect to certain adjustments, including amortization of goodwill, additional depreciation and amortization expense, increased interest expense on debt related to the merger, and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the merger occurred at the beginning of the respective years.

  PRO FORMA STATEMENT OF OPERATIONS INFORMATION

                                                         YEARS ENDED MAY 31,
                                                      -------------------------
                                                          1997         1996
                                                      ------------ ------------
                                                      (IN THOUSANDS OF DOLLARS,
                                                       EXCEPT PER SHARE DATA)
   Total net revenues................................ $  1,719,611 $  1,480,559
   Income from continuing operations before income
    taxes............................................ $    211,791 $    114,408
   Income from discontinued operations............... $     11,829 $     20,436
   Net income........................................ $    134,745 $     81,380
   Net income per share.............................. $       2.13 $       1.30

            PROVISIONS FOR ASSET IMPAIRMENT AND RESTRUCTURING

  The Company periodically reviews the net realizable value of its long-term assets based on certain circumstances which indicate the carrying amount of an asset may not be recoverable. If the carrying amount exceeds the net realizable value, an impairment loss is recorded in the period the impairment is determined.

  The Company recorded provisions of $26.3 million in fiscal year 1996 related to the impairment of certain long-lived assets and costs associated with the Company's restructuring. The most significant components of the provisions were non-cash impairment charges of $21.2 million relating to writedowns of property, equipment and capitalized systems development costs and $5.1 million related to the spinoff of the lodging segment in fiscal year 1996.

  In fiscal year 1996, the Company determined that it incurred costs in excess of the original amount expected to complete a systems development project for billing and receivables which began in fiscal year 1995. Intensive testing during a six month pilot identified over 100 major system problems. At this time, it was determined that the newly developed system was not functional and that a major system re-write was needed. Therefore, the Company compared the estimated net realizable value of the systems, based on the fair value of similar assets, to the carrying amount of these costs. The carrying amount was determined to be in excess of the fair value and accordingly, the related assets were written down by $13 million to the net realizable value.

                         DISCONTINUED OPERATIONS

  On November 1, 1996, the Company completed the spin-off of its lodging segment. The Company's shareholders of record on October 10, 1996 received one share of Choice Hotels International, Inc. common stock for each outstanding share of Manor Care common stock. Accordingly, lodging results are reported as discontinued operations for all periods presented.

  The revenues, income from discontinued operations before income taxes, and net income from discontinued operations for the years ended May 31, 1997, 1996, and 1995 were as follows.

                                                       1997     1996     1995
                                                      ------- -------- --------
                                                      (IN THOUSANDS OF DOLLARS)
   Revenues.......................................... $89,849 $374,873 $302,535
   Income from discontinued operations before income
    taxes............................................ $20,563 $ 35,402 $ 29,955
   Net income from discontinued operations........... $11,829 $ 20,436 $ 16,811

  Net income from discontinued operations for the year ended May 31, 1996 includes the results of operations of the lodging segment through March 7, 1996, the measurement date. During the period from the measurement date through May 31, 1996, the lodging segment incurred a net loss of $12.0 million. The net loss was primarily the result of provisions for asset impairment and costs and expenses directly associated with the spin-off totaling $33.3 million. The non-cash provision for asset impairment in the discontinued lodging segment reflects primarily the writedown of European hotel assets based on expected future cash flows. This non-cash provision was recorded in accordance with SFAS 121. No loss on the disposal of the discontinued lodging operations was recognized as the discontinued lodging segment generated income between the measurement date and the date of the spin-off.

  Included in discontinued lodging operations is interest expense charged by the continuing healthcare segment to the discontinued lodging segment relating to cash advances provided to the discontinued lodging segment for the acquisition and renovation of lodging assets. For the years ended May 31, 1997, 1996, and 1995, interest so allocated amounted to $3.4 million, $19.7 million, and $15.5 million, respectively. The indebtedness related to lodging acquisitions and renovations is reflected as advances to discontinued lodging segment in the consolidated balance sheets. Such advances amounted to $115.7 million and $225.7 million at May 31, 1997 and

1996, respectively. The indebtedness is to be repaid over a three year period from the date of the spin-off. Interest is charged at an annual rate of 9% on the indebtedness. The Company received a prepayment of $110.0 million on the advances to the discontinued lodging segment. This payment was subject to a prepayment penalty of $1.9 million.

  General corporate expenses of $5.5 million, $7.4 million, and $6.3 million, respectively, were charged to discontinued lodging operations for the years ended May 31, 1997, 1996, and 1995. Allocation of general corporate charges was principally determined based on time allocations.

  For purposes of providing an orderly transition after the spin-off, the Company has entered into various agreements with the discontinued lodging segment, including, among others, a Tax Sharing Agreement, Corporate Services Agreement, Employee Benefits Allocation Agreement and Support Services Agreement. These agreements provide, among other things, that the Company (i) will provide certain corporate and support services, such as accounting, tax, and computer systems support and (ii) will provide certain risk management services and other miscellaneous administrative services. These agreements will extend for a period of 30 months from the spin-off date or until such time as the discontinued lodging segment has arranged to provide such services in-house or through another unrelated provider of such services.

   TRANSACTIONS BETWEEN MANOR CARE REALTY AND MANORCARE HEALTH SERVICES

  For purposes of providing an orderly transition after the Distribution, Manor Care Realty and ManorCare Health Services will enter into various agreements, including, among others, Lease Agreements, Development Agreement, Assisted Living Facility Management Agreement, Tax Sharing Agreement, Tax Administration Agreement, Corporate Services Agreement, Employee Benefits and Other Employment Matters Allocation Agreement and Employee Benefits Administration Agreement. Effective at the Distribution Date, these agreements will provide, among other things, that ManorCare Health Services (i) will perform certain corporate and support services, such as accounting, risk management and computer systems support, (ii) will establish or participate in pension, profit sharing and incentive plans similar to those in place at the Company, (iii) will receive certain miscellaneous administrative services and
(iv) will lease skilled nursing facilities from Manor Care Realty. These agreements will extend from the Distribution Date until such time as ManorCare Health Services or Manor Care Realty has arranged to provide such services in-house or through another unrelated provider of such services.

LEASE AGREEMENTS

  On the Distribution Date, Manor Care Realty and ManorCare Health Services will enter into Lease Agreements, pursuant to which Manor Care Realty will lease to ManorCare Health Services all of its skilled nursing facilities. Under each Lease Agreement, ManorCare Health Services' use of the subject facility will be limited to skilled nursing operations.

  Manor Care Realty will be responsible for paying all real property taxes and insurance costs. ManorCare Health Services will be obligated to pay to Manor Care Realty under each Lease Agreement an annual amount equal to the Owner's Priority ("Land Rent"). In addition, each Lease Agreement will provide for ManorCare Health Services to retain a base fee monthly of 6% of Project Revenues (as defined in the Lease Agreement) and an incentive fee of up to 23% of Net Operating Profit (as defined in the Lease Agreement).

  Under each Lease Agreement, Manor Care Realty will have the right to terminate if certain financial results are not achieved or if, due to ManorCare Health Services' fault, the facility is decertified as a skilled nursing facility or is disqualified from participation in Medicare or Medicaid. The Lease Agreements will also provide for termination in the event of additional defaults such as monetary default, breach of covenant and bankruptcy defaults. Manor Care Realty will be obligated to pay to Manor Care Health Services a termination fee in certain situations.

DEVELOPMENT AGREEMENT

  On the Effective Date, Manor Care Realty and ManorCare Health Services will enter into a development agreement (the "Development Agreement") pursuant to which Manor Care Realty will develop assisted living facilities for sale to ManorCare Health Services and retain ownership of such facilities until occupancy has stabilized at 75% or more for a period of 5 days. The purchase price for each facility will be at a premium to the total development costs, which will be based upon the time elapsed since the opening of the facility.

ASSISTED LIVING FACILITY MANAGEMENT AGREEMENT

  On the Effective Date, Manor Care Realty and ManorCare Health Services will enter into an assisted living facility management agreement (the "Assisted Living Facility Management Agreement") pursuant to which during the two-year stabilization period under the Development Agreement, ManorCare Health Services will manage the facility for Manor Care Realty. During the management period, ManorCare Health Services will be reimbursed for all operating costs and will receive a fixed monthly fee.

7 1/2% SENIOR NOTES

  In connection with the Exchange Offer, ManorCare Health Services will assume $150 million of 7 1/2% Senior Notes due 2006 from the Company. These notes will be redeemable at the option of ManorCare Health Services at any time at a price equal to the greater of (a) the principal amount or (b) the sum of the present values of the remaining scheduled payments of principal and interest, discounted with an applicable treasury rate plus 15 basis points, plus accrued interest to the date of redemption.

                      COMMITMENTS AND CONTINGENCIES

  The Company is a defendant in a number of lawsuits arising in the ordinary course of business. In the opinion of management and counsel to the Company, the ultimate outcome of such litigation will not have a material adverse effect on the Company's financial position or results of operations.

  Revenues recorded under Federal and state medical assistance programs are subject to adjustment upon audit by appropriate government agencies. For fiscal years 1997, 1996, and 1995 these revenues amounted to $652.1 million, $549.1 million, and $431.0 million, respectively. In the opinion of management, any difference between revenues recorded and final determination will not be significant. The increase in revenues subject to audit adjustment is due, in large part, to acquisitions made by Vitalink and, in fiscal year 1996, to the investment in IHHI. The Company does not anticipate a material effect on revenues as a result of the Balanced Budget Act of 1997. However, the regulations pertaining to this Act have neither been proposed nor implemented, and therefore, this preliminary conclusion may change as a result.

  In fiscal year 1997, the Health Care Financing Administration issued a modification to regulations governing the treatment of interest expense and investment income offsets for Medicare reimbursement purposes. As a result of this modification the Company recognized revenues of approximately $20 million in fiscal year 1997, which had been reserved in prior years.

  As of May 31, 1997, the Company had contractual commitments of $58.2 million relating to its internal construction program.

  Vitalink has a limited guarantee to Health Retirement Properties Trust ("HRPT") of up to $15.0 million for default mortgage payments of GranCare facility leases assumed in connection with the merger. In return, Vitalink is the beneficiary of a $15.0 million line of credit from GranCare in the event that any of the facilities defaults on its mortgage to HRPT.

  One or more subsidiaries or affiliates of the Company have been identified as potentially responsible parties ("PRPs") in a variety of actions (the "Actions") relating to waste disposal sites which allegedly are subject to remedial action under the Comprehensive Environmental Response Compensation Liability Act, as amended, 42 U.S.C. (S)(S)9601 et seq. ("CERCLA") and similar state laws. CERCLA imposes retroactive, strict joint and several liability on PRPs for the costs of hazardous waste clean-up. The Actions arise out of the alleged activities of Cenco, Incorporated and its subsidiary and affiliated companies ("Cenco"). Cenco was acquired in 1981 by a wholly owned subsidiary of the Company. The Actions allege that Cenco transported and/or generated hazardous substances what came to be located at the sites in question. The Company believes that the waste disposal activities at issue occurred prior to the Manor Care subsidiary's acquisition of Cenco. Environmental proceedings such as the Actions may involve owners and/or operators of the hazardous waste site, multiple waste generators and multiple waste transportation disposal companies. Such proceedings typically involve efforts by governmental entities and/or private parties to allocate or recover site investigation and clean-up costs, which costs may be substantial. The potential liability exposure for currently pending environmental claims and litigation, without regard to insurance coverage, cannot be quantified with precision because of the inherent uncertainties of litigation in the Actions and the fact that the ultimate cost of the remedial actions for some of the waste disposal sites where the Company is alleged to be a potentially responsible party has not yet been quantified. The Company believes that the potential environmental liability exposure, after consideration of insurance coverage, is approximately $3 million. Future liabilities for the pending environmental claims and litigation, without regard to insurance, currently are not expected to exceed approximately $46 million. The Company estimated future liabilities without regard to insurance based on counsel's evaluation of the range of potential liability and cost of defense in each of the Actions. The Company has accrued the liabilities based on its estimate of the likely outcome of the Actions, taking into account insurance coverage available for the liabilities.

                       BUSINESS SEGMENT INFORMATION

  The Company operates principally in four segments: skilled nursing operations, pharmacy services, assisted living operations and home health operations. Revenues for the pharmacy segment include sales to skilled nursing and assisted living facilities which are subsequently eliminated in consolidation. Income (loss) from operations consists of total revenues less operating, depreciation and amortization, and general corporate expenses.

                          SKILLED               ASSISTED       HOME
                          NURSING      PHARMACY  LIVING       HEALTH   ELIMINATIONS   TOTAL
                         ----------    -------- --------     --------  ------------ ----------
1997
----                                       (IN THOUSANDS OF DOLLARS)
Revenues................ $1,118,208    $274,038 $54,853      $124,354    $(44,206)  $1,527,247
Income (loss) from
 operations.............    144,865      33,109  (2,739)       (2,928)      3,163      175,470
Identifiable assets.....  1,223,808     516,805 178,684        60,407         --     1,979,704
Depreciation and
 amortization...........     61,068       9,527   6,723         3,060         --        80,378
Capital expenditures....    122,812       4,648  55,967            42         --       183,469
1996
----
Revenues................ $1,034,190    $141,115 $37,276      $ 74,153    $(38,537)  $1,248,197
Income (loss) from
 operations.............     99,174(a)   22,301  (6,982)(a)        67       3,848      118,408
Identifiable assets.....  1,383,072      79,013 147,157        72,598         --     1,681,840
Depreciation and
 amortization...........     56,362       4,363   5,613         1,748         --        68,086
Capital expenditures....    109,063       3,537  23,170           562         --       136,332
1995
----
Revenues................ $  938,946    $112,257 $12,368           --     $(44,113)  $1,019,458
Income (loss) from
 operations.............    110,691      18,726  (1,202)          --        3,674      131,889
Identifiable assets.....  1,153,648      63,825  72,344           --          --     1,289,817
Depreciation and
 amortization...........     48,675       3,753   1,946           --          --        54,374
Capital expenditures....     62,509       2,163  27,228           --          --        91,900

--------

(a) Includes total provisions for asset impairment and restructuring of $26.3 million, of which $25.1 million relates to skilled nursing operations and $1.2 million relates to assisted living operations.

               PENSION, PROFIT SHARING AND INCENTIVE PLANS

  The Company has various pension and profit sharing plans, including a supplemental executive retirement plan, and contributes to certain union welfare plans. The provision for these plans amounted to $11.8 million in 1997, $11.6 million in 1996, and $11.0 million in 1995. All vested benefits under retirement plans are funded or accrued.

  The Company sponsors a defined contribution profit sharing plan covering substantially all of its employees. Contributions of up to 6% of each covered employee's salary are determined based on the employee's level of contribution to the plan, years of service and Company profitability. The cost of the plan totaled $7.2 million in 1997, $5.8 million in 1996, and $4.8 million in 1995.

  Also included in the Company's retirement plans is a defined benefit pension plan covering substantially all of its employees. The benefits are based on service credits for years of participation after January 1, 1992. In addition, there is a prior benefit equal to the accrued benefit at December 31, 1991 for certain individuals who were participants in a predecessor plan. No new participants were eligible to enter this plan after August 15, 1996 and service credits for all participants were frozen as of December 31, 1996.

  Service cost benefits earned during fiscal years 1997, 1996 and 1995 approximated the plan's annual costs of $4.0 million, $2.8 million, and $2.7 million, respectively. As of February 28, 1997, 1996, and 1995, plan assets of approximately $20.3 million, $14.4 million, and $11.0 million compared to vested benefit obligations of $17.0 million, $12.4 million, and $8.7 million, respectively.

  Projected benefit obligations were not significantly different from accumulated benefit obligations of $21.0 million, $16.3 million, and $11.0 million as of the same dates. Liabilities recorded on the Company's balance sheets as of May 31, 1997, 1996, and 1995 were $2.3 million, $2.0 million, and $0.5 million, respectively. Projected benefit obligations were determined using an assumed discount rate of 7.5% for 1997, 7.0% for 1996, and 8.5% for 1995, an assumed rate of return on plan assets of 8.25%, and an assumed compensation increase of 4.5%.

  The Company also has various incentive compensation plans for certain personnel. Incentive compensation expense was $5.3 million in 1997, $4.4 million in 1996, and $4.1 million in 1995.

  As part of the Vitalink merger with TeamCare, a temporary 401(k) plan has been established for employees who were former participants in the GranCare 401(k) plan. Vitalink expects to establish a permanent plan in fiscal year 1998.

                   FAIR VALUE OF FINANCIAL INSTRUMENTS

  Fair values of long-term debt instruments were determined by discounting future cash flows using the Company's current market rates and do not vary substantially from the amounts recorded on the balance sheet.

  The balance sheet carrying amounts of cash, cash equivalents, and receivables approximate fair value due to the short-term nature of these items. Management believes that the fair value of the advances to the discontinued lodging segment approximates the carrying value.

  Total fair market value for the outstanding interest rate swap agreements at May 31, 1997 and 1996 was $1.4 million and $1.8 million, respectively. Fair values were determined based on quoted rates.

                       SUMMARY OF QUARTERLY RESULTS

                               (UNAUDITED)

                                            INCOME FROM
                                            CONTINUING
                                         OPERATIONS BEFORE
QUARTERS ENDED                           OTHER INCOME AND
(IN THOUSANDS OF DOLLARS,                 (EXPENSES) AND
EXCEPT PER SHARE DATA)         REVENUE     INCOME TAXES    NET INCOME PER SHARE
-------------------------     ---------- ----------------- ---------- ---------
FISCAL 1997
August....................... $  336,479     $ 36,126       $ 23,685    $ .38
November.....................    351,585       41,706         32,444      .51
February.....................    388,747       46,792         61,392      .97
May..........................    450,436       50,846         19,421      .30
                              ----------     --------       --------    -----
                              $1,527,247     $175,470       $136,942    $2.16
                              ==========     ========       ========    =====
FISCAL 1996
August....................... $  273,992     $ 30,512       $ 28,426    $ .45
November.....................    299,722       38,050         28,788      .46
February.....................    334,404       36,844         22,302      .36
May..........................    340,079       13,002          6,391      .10
                              ----------     --------       --------    -----
                              $1,248,197     $118,408       $ 85,907    $1.37
                              ==========     ========       ========    =====

      QUARTERLY MARKET PRICE RANGE OF COMMON STOCK AND DIVIDENDS PAID

                                (UNAUDITED)

                                MARKET PRICE PER SHARE    CASH DIVIDENDS PAID
                                ------------------------  ----------------------
                                                          PER SHARE
QUARTERS ENDED                     HIGH          LOW        AMOUNT     DATE
--------------                  -----------  -----------  ----------------------
FISCAL 1997
August......................... $     39.63* $     31.50*   $   .022     8/27/96
November....................... $     42.25* $     23.75    $   .022    11/27/96
February....................... $     28.00  $     24.13    $   .022     2/27/97
May............................ $     28.38  $     21.88    $   .022     5/27/97
FISCAL 1996
August......................... $     34.25* $     27.78*   $   .022     8/25/95
November....................... $     35.58* $     30.50*   $   .022    11/27/95
February....................... $     40.25* $     32.75*   $   .022     2/27/96
May............................ $     43.50* $     36.50*   $   .022     5/24/96

--------

 * Market prices prior to November 1, 1996, are reflective of the stock value prior to the spin-off of the discontinued lodging business.

                THE DEALER MANAGERS FOR THE EXCHANGE OFFER ARE:

                             CHASE SECURITIES INC.
                                 1-800-523-9736

                          SBC WARBURG DILLON READ INC.
                                  [         ]

Any questions concerning the terms of the Exchange Offer may be directed to the
                                Dealer Managers.

                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                          THE WILMINGTON TRUST COMPANY

            Any questions concerning tender procedures, please call
                         (   )    -     (call collect)

TRUSTEE: The Wilmington Trust Company

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Pursuant to authority conferred by Delaware General Corporation Law Section 102, the Registrant's Certificate of Incorporation (the "Charter") provides that no director of the Registrant will be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for breach of the director's duty of loyalty to the Registrant or the stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payment of dividends, unlawful stock redemptions or repurchases and for any transaction from which the director derived an improper personal benefit. The Charter also provides that if Delaware law is amended to further limit the liability of directors, then the liability of a director of the Registrant will be further limited to the fullest extent permitted by Delaware law as so amended.

  Delaware General Corporation Law Section 145 contains provisions permitting and, in some situations, requiring Delaware corporations, such as the Registrant, to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation in those capacities. The Charter contains provisions requiring indemnification by the Registrant of its directors and officers to the fullest extent permitted by law. Among other things, the Charter provides indemnification for officers and directors against liabilities for judgments in and settlement of lawsuits and other proceedings and for the advance of any payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS

    The following exhibits are filed pursuant to Item 601 of Regulation S-
    K.

 EXHIBIT
   NO.                           DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  1.1    Form of Dealer Manager Agreement by and between Manor Care, the
         Registrant and Chase Securities Inc., dated as of      , 1998.*
  2.1    Form of Distribution Agreement, dated as of     , 1998, between Manor
         Care and Registrant.*
  3.1    Restated Certificate of Incorporation of Registrant.*
  3.2    Amended Bylaws of Registrant.*
  3.3    Amended Certificate of Incorporation of Manor Care, incorporated by reference to Exhibit 3.1 to Manor Care's Annual report on Form 10-K for the fiscal year ended May 31, 1997.
  3.4    Amended Bylaws of Manor Care, incorporated by reference to Exhibit 3.2 to Manor Care's Annual report on Form 10-K for the fiscal year ended
         May 31, 1997.
  4.1    Indenture, dated as of June 4, 1996, between Manor Care and Wilmington
         Trust Company, Trustee, relating to Manor Care's 7 1/2% Senior Notes due 2006, incorporated by reference to Exhibit 4.1 to Manor Care's
         Form 8-K dated June 4, 1996.
  4.2    Supplemental Indentures, dated as of June 4, 1996, between Manor Care and Wilmington Trust Company, Trustee, relating to Manor Care's 7 1/2%
         Senior Notes due 2006, incorporated by reference to Exhibit 4.2 to
         Manor Care's Form 8-K dated June 4, 1996.
  4.3    Form of Second Supplemental Indenture between Manor Care and
         Wilmington Trust Company, Trustee, relating to Manor Care's 7 1/2%
         Senior Notes due 2006.*
  4.4    Form of Indenture between Registrant and The Wilmington Trust Company, as Trustee, relating to the Registrant's 7 1/2% Senior Notes due
         2006.*

 EXHIBIT
   NO.                           DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  4.5    Form of Indenture among Manor Care Real Estate Corp., the Guarantors
         and     , as Trustee, relating to Manor Care Real Estate's  % Senior
         Notes due 2008.*
  5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom, LLP (including the consent of such counsel) regarding the legality of securities being offered.*
  8.1    Opinion of Skadden, Arps, Slate, Meagher & Flom, LLP (including the consent of such counsel) as to certain tax matters*
 10.1    Form of Tax Sharing Agreement, dated as of      , 1998, between Manor
         Care and Registrant.*
 10.2    Form of Tax Administration Agreement, dated as of      , 1998, between
         Manor Care and Registrant.*
 10.3    Form of Corporate Services Agreement, dated as of      , 1998, between
         Manor Care and Registrant.*
 10.4    Credit Agreement, dated as of     , 1998, among Manor Care Realty,
         Manor Care Real Estate, The Chase Manhattan Bank and Chase Securities
         Inc.*
 10.5    Commitment Letter, dated      , 1998, among Manor Care Real Estate,
         The Chase Manhattan Bank and Chase Securities Inc.*
 10.6    Credit Agreement, dated as of     , 1998, among ManorCare Health
         Services, Manor Care, The Chase Manhattan Bank and Chase Securities
         Inc.*
 10.7    Commitment Letter, dated    , 1998, among ManorCare Health Services,
         Manor Care, The Chase Manhattan Bank and Chase Securities Inc.*
 10.8    Form of Assisted Living Facility Management Agreement, dated as of
              , 1998, between Manor Care and Registrant.*
 10.9    Form of Master Development Agreement, dated as of      , 1998, between
         Manor Care and Registrant.*
 10.10   Form of Master Lease Agreement, dated as of       , 1998, between
         Manor Care and Registrant.*
 10.11   Form of Non-Competition Agreement, dated as of      , 1998, between
         Manor Care and Registrant.*
 10.12   Form of Employee Benefits and Other Employment Matters Allocation
         Agreement, dated as of      , 1998, between Manor Care and
         Registrant.*
 10.13   Form of Employee Benefits Administration Agreement, dated as of      ,
         1998, between Manor Care and Registrant.*
 10.14   Form of Office Sublease Agreement, dated as of     , 1998, between
         Manor Care and Registrant.*
 10.15   Form of Trademark Agreement, dated as of     , 1998, between Manor
         Care and Registrant.*
 10.16   Form of Cash Management Agreement, dated as of      , 1998, between
         Manor Care and Registrant.*
 10.17   Form of Risk Management Consulting Services Agreement, dated as of
              , 1998, between Manor Care and Registrant.*
 10.18   Form of License Agreement, dated     , 1998, between Manor Care Realty
         and the Registrant.*
 10.19   Form of  % Senior Note due 2008 of Manor Care Real Estate (Real Estate
         Note).*
 10.20   Form of Vehicle Lease Agreement, dated     , 1998, between Manor Care
         and the Registrant.*
 10.21   Form of Design Services Agreement, dated as of       , 1998, between
         Manor Care and the Registrant.*
 10.22   Form of New ManorCare Health Services, Inc. Non-Employee Director
         Stock Compensation Plan.*
 10.23   Form of New ManorCare Health Services, Inc. Long-term Incentive Plan.*
 10.24   Form of New ManorCare Health Services, Inc. Supplemental Executive
         Retirement Plan.*
 10.25   Form of New ManorCare Health Services, Inc. Non-Employee Director
         Stock Option and Deferred Compensation Stock Purchase Plan.*
 10.26   Form of Employment Agreement, dated as of      , 1998, between Stewart
         Bainum, Jr. and Manor Care.*
 10.27   Form of Employment Agreement, dated as of     , 1998, between Scott J.
         Van Hove and the Registrant.*
 12.1    Statement re Computation of Ratio of Earnings to Fixed Charges.
 21.1    Subsidiaries of Registrant.*

 23.1 Consents of Independent Public Accountants.
 23.2 Consent of Skadden, Arps, Slate, Meagher & Flom, LLP (included as part of opinion filed pursuant to Exhibit 5 hereof).*
 23.3 Consent of Skadden, Arps, Slate, Meagher & Flom, LLP (included in Exhibit
      8.1).*
 24.1 Powers of Attorney (See Signature Page).
 25.1 Statement of Eligibility and Qualification of Trustee on Form T-1 of The
      Wilmington Trust Company, as Trustee.*
 27.1 Financial Data Schedule.
 99.1 Valuation and Qualifying Accounts.
 99.2 Form of Letter of Transmittal.*

--------
 * To be filed by amendment.

  (B) FINANCIAL SCHEDULES

    Not applicable

  (C) OPINIONS OF FINANCIAL ADVISORS

    Not applicable

ITEM 22. UNDERTAKINGS

  The Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-4 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the

Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Gaithersburg, Maryland on February 18, 1998.

                                         New ManorCare Health Services, Inc.

                                                    /s/ James H. Rempe
                                         By: _________________________________
                                             NAME: JAMES H. REMPE
                                             TITLE: SECRETARY

  Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in their capacities on February 18, 1998:

             SIGNATURES                                 TITLE

                 *                       Chairman of the Board, President,
------------------------------------      and Chief Executive Officer
        STEWART BAINUM, JR.               (Principal Executive Officer)

                 *                       President
------------------------------------
         DONALD C. TOMASSO

                 *                       Vice President-Finance, Treasurer
------------------------------------      and Director (Principal Financial
           LEIGH C. COMAS                 Officer)

                 *                       Vice President and Controller
------------------------------------      (Principal Accounting Officer)
     MARGARITA A. SCHOENDORFER

                 *                       Senior Vice President, General
------------------------------------      Counsel, Secretary and Director
           JAMES H. REMPE

          /s/ James H. Rempe
*By ________________________________
         AS ATTORNEY IN FACT

                                 EXHIBIT INDEX

 EXHIBIT                                                                   PAGE
   NO.                        DESCRIPTION OF EXHIBIT                       NO.
 -------                      ----------------------                       ----
  1.1    Form of Dealer Manager Agreement by and between Manor Care, the
         Registrant and Chase Securities Inc., dated as of      , 1998.*
  2.1    Form of Distribution Agreement, dated as of     , 1998, between
         Manor Care and Registrant.*
  3.1    Restated Certificate of Incorporation of Registrant.*
  3.2    Amended Bylaws of Registrant.*
  3.3    Amended Certificate of Incorporation of Manor Care,
         incorporated by reference to Exhibit 3.1 to Manor Care's Annual report on Form 10-K for the fiscal year ended May 31, 1997.
  3.4    Amended Bylaws of Manor Care, incorporated by reference to
         Exhibit 3.2 to Manor Care's Annual report on Form 10-K for the fiscal year ended May 31, 1997.
  4.1    Indenture, dated as of June 4, 1996, between Manor Care and
         Wilmington Trust Company, Trustee, relating to Manor Care's 7
         1/2% Senior Notes due 2006, incorporated by reference to
         Exhibit 4.1 to Manor Care's Form 8-K dated June 4, 1996.
  4.2    Supplemental Indentures, dated as of June 4, 1996, between
         Manor Care and Wilmington Trust Company, Trustee, relating to
         Manor Care's 7 1/2% Senior Notes due 2006, incorporated by reference to Exhibit 4.2 to Manor Care's Form 8-K dated June 4,
         1996.
  4.3    Form of Second Supplemental Indenture between Manor Care and
         Wilmington Trust Company, Trustee, relating to Manor Care's 7
         1/2% Senior Notes due 2006.*
  4.4    Form of Indenture between Registrant and The Wilmington Trust
         Company, as Trustee, relating to the Registrant's 7 1/2% Senior
         Notes due 2006.*
  4.5    Form of Indenture among Manor Care Real Estate Corp., the
         Guarantors and     , as Trustee, relating to Manor Care Real
         Estate's  % Senior Notes due 2008.*
  5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom, LLP (including the consent of such counsel) regarding the legality of
         securities being offered.*
  8.1    Opinion of Skadden, Arps, Slate, Meagher & Flom, LLP (including the consent of such counsel) as to certain tax matters*
 10.1    Form of Tax Sharing Agreement, dated as of      , 1998, between
         Manor Care and Registrant.*
 10.2    Form of Tax Administration Agreement, dated as of      , 1998,
         between Manor Care and Registrant.*
 10.3    Form of Corporate Services Agreement, dated as of      , 1998,
         between Manor Care and Registrant.*
 10.4    Credit Agreement, dated as of     , 1998, among Manor Care
         Realty, Manor Care Real Estate, The Chase Manhattan Bank and
         Chase Securities Inc.*
 10.5    Commitment Letter, dated      , 1998, among Manor Care Real
         Estate, The Chase Manhattan Bank and Chase Securities Inc.*
 10.6    Credit Agreement, dated as of     , 1998, among ManorCare
         Health Services, Manor Care, The Chase Manhattan Bank and Chase
         Securities Inc.*
 10.7    Commitment Letter, dated    , 1998, among ManorCare Health
         Services, Manor Care, The Chase Manhattan Bank and Chase
         Securities Inc.*
 10.8    Form of Assisted Living Facility Management Agreement, dated as
         of      , 1998, between Manor Care and Registrant.*
 10.9    Form of Master Development Agreement, dated as of      , 1998,
         between Manor Care and Registrant.*
 10.10   Form of Master Lease Agreement, dated as of       , 1998,
         between Manor Care and Registrant.*
 10.11   Form of Non-Competition Agreement, dated as of      , 1998,
         between Manor Care and Registrant.*

 EXHIBIT                                                                   PAGE
   NO.                        DESCRIPTION OF EXHIBIT                       NO.
 -------                      ----------------------                       ----
 10.12   Form of Employee Benefits and Other Employment Matters
         Allocation Agreement, dated as of      , 1998, between Manor
         Care and Registrant.*
 10.13   Form of Employee Benefits Administration Agreement, dated as of
              , 1998, between Manor Care and Registrant.*
 10.14   Form of Office Sublease Agreement, dated as of     , 1998,
         between Manor Care and Registrant.*
 10.15   Form of Trademark Agreement, dated as of     , 1998, between
         Manor Care and Registrant.*
 10.16   Form of Cash Management Agreement, dated as of      , 1998,
         between Manor Care and Registrant.*
 10.17   Form of Risk Management Consulting Services Agreement, dated as
         of      , 1998, between Manor Care and Registrant.*
 10.18   Form of License Agreement, dated     , 1998, between Manor Care
         Realty and the Registrant.*
 10.19   Form of  % Senior Note due 2008 of Manor Care Real Estate (Real
         Estate Note).*
 10.20   Form of Vehicle Lease Agreement, dated     , 1998, between
         Manor Care and the Registrant.*
 10.21   Form of Design Services Agreement, dated as of       , 1998,
         between Manor Care and the Registrant.*
 10.22   Form of New ManorCare Health Services, Inc. Non-Employee
         Director Stock Compensation Plan.*
 10.23   Form of New ManorCare Health Services, Inc. Long-term Incentive
         Plan.*
 10.24   Form of New ManorCare Health Services, Inc. Supplemental
         Executive Retirement Plan.*
 10.25   Form of New ManorCare Health Services, Inc. Non-Employee
         Director Stock Option and Deferred Compensation Stock Purchase
         Plan.*
 10.26   Form of Employment Agreement, dated as of      , 1998, between
         Stewart Bainum, Jr. and Manor Care.*
 10.27   Form of Employment Agreement, dated as of     , 1998, between
         Scott J. Van Hove and the Registrant.*
 21.1    Subsidiaries of Registrant.*
 23.1    Consents of Independent Public Accountants.
 23.2    Consent of Skadden, Arps, Slate, Meagher & Flom, LLP (included as part of opinion filed pursuant to Exhibit 5 hereof).*
 23.3    Consent of Skadden, Arps, Slate, Meagher & Flom, LLP (included in Exhibit 8.1).*
 24.1    Powers of Attorney (See Signature Page).
 25.1    Statement of Eligibility and Qualification of Trustee on Form
         T-1 of The Wilmington Trust Company, as Trustee.*
 27.1    Financial Data Schedule.
 99.1    Valuation and Qualifying Accounts.
 99.2    Form of Letter of Transmittal.*

--------
 * To be filed by amendment.